    As filed with the Securities and Exchange Commission on August 14, 1998

                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                        COMMERCE SECURITY BANCORP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                         ------------------------------

           DELAWARE                           6021                          33-0720548
 (State or other jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
      of incorporation or          Classification Code Number)          Identification No.)
         organization)

                            24012 CALLE DE LA PLATA
                             LAGUNA HILLS, CA 92653
                                 (949) 699-4344

              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                         ------------------------------
                                ROBERT P. KELLER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                        COMMERCE SECURITY BANCORP, INC.
                            24012 CALLE DE LA PLATA
                             LAGUNA HILLS, CA 92653
                                 (949) 699-4344

           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------
                          COPIES OF COMMUNICATIONS TO:

           MICHAEL K. KREBS, ESQUIRE                       VINCENT J. PISANO, ESQUIRE
         NUTTER MCCLENNEN & FISH, LLP               SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
            ONE INTERNATIONAL PLACE                             919 THIRD AVENUE
               BOSTON, MA 02110                                NEW YORK, NY 10022
           TELEPHONE: (617) 439-2000                        TELEPHONE: (212) 735-3000
           FACSIMILE: (617) 973-9748                        FACSIMILE: (212) 735-2000

                           --------------------------
          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If the Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                                     PROPOSED MAXIMUM
                     TITLE OF EACH CLASS OF SECURITIES TO BE                        AGGREGATE OFFERING      AMOUNT OF
                                    REGISTERED                                          PRICE (1)        REGISTRATION FEE
Common Stock (par value $.01 per share)...........................................     $46,000,000           $13,570

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
                  SUBJECT TO COMPLETION, DATED AUGUST 14, 1998

                                          SHARES

                        COMMERCE SECURITY BANCORP, INC.

                                  COMMON STOCK
                                     [LOGO]

    Of the         shares of Common Stock, par value $.01 per share (the "Common
Stock"), offered hereby,       shares are being sold by Commerce Security
Bancorp, Inc., a Delaware corporation (the "Company"), and       shares are
being offered by certain shareholders of the Company (the "Selling Shareholders"). See "Principal and Selling Shareholders."

    Prior to this offering (the "Offering"), there has been no established public trading market for the Common Stock. It is currently estimated that the
initial public offering price of the Common Stock will be between $         and
$         per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. Application will be made for quotation of the Common Stock on The Nasdaq Stock Market's National Market ("Nasdaq National Market") under the symbol "ELBI."

    SEE "RISK FACTORS" BEGINNING ON PAGE 8 HEREOF FOR A DISCUSSION OF CERTAIN MATERIAL RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                             ---------------------

THESE SECURITIES ARE NOT DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT
           INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR
                         ANY OTHER GOVERNMENTAL AGENCY.
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                                              PROCEEDS TO
                                            PRICE TO       UNDERWRITING      PROCEEDS TO        SELLING
                                             PUBLIC         DISCOUNT(1)      COMPANY(2)     SHAREHOLDERS(2)
Per Share..............................         $                $                $                $
Total (3)..............................         $                $                $                $

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."

(2) Before deducting expenses payable by the Company, estimated at $         .
    In accordance with the terms of pre-existing commitments, the Company will bear all or substantially all of the Selling Shareholders' expenses in connection with the Offering.

(3) The Company and the Selling Shareholders have granted to the Underwriters a
    30-day option to purchase up to       additional shares of Common Stock
    solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to the Public, Underwriting Discount, Proceeds to the Company and Proceeds to Selling Shareholders will be
    $      , $      , $      and $      , respectively. See "Underwriting."

    The shares of Common Stock to be distributed to the public are offered by the several Underwriters named herein, subject to prior sale, when, as and if received and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the certificates representing the shares of Common Stock will be made against payment therefor at the offices of Keefe, Bruyette & Woods, Inc., on or about
            , 1998.

                            ------------------------

KEEFE, BRUYETTE & WOODS, INC.                                    LEHMAN BROTHERS
                                ----------------

               The date of this Prospectus is             , 1998

                           [INSERT MAP OF CALIFORNIA]

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
    This Prospectus contains certain forward-looking statements regarding the Company's future plans, operations and prospects, which involve risks and uncertainties. Those forward-looking statements are inherently uncertain, and actual results may differ significantly from the Company's expectations. Risk factors that could affect current and future performance include but are not limited to those described elsewhere in this Prospectus (see "Risk Factors"), as well as the following factors: (i) adverse changes in asset quality and the resulting credit risk-related losses and expenses; (ii) adverse changes in the economy of the Southern California region, the Company's primary market, which could further accentuate credit- related losses and expenses; (iii) adverse changes in the local real estate market that can also negatively affect credit risk, as most of the Company's commercial loans are made to borrowers concentrated in Southern California and a substantial portion of those loans have real estate as primary or secondary collateral; (iv) the consequences of continued bank acquisitions and mergers in the Company's market resulting in fewer but much larger and financially stronger competitors which could increase competition for financial services to the Company's detriment; (v) fluctuations in market rates and prices, which can negatively affect the Company's net interest margin, asset valuations and expense expectations; and (vi) changes in regulatory requirements of federal and state agencies applicable to bank holding companies and banks such as the Company and its bank subsidiary.

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING THE MARKET PRICE OF THE COMMON STOCK, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING IS A SUMMARY, WHICH NECESSARILY IS INCOMPLETE, OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. EACH PROSPECTIVE PURCHASER IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. UNLESS OTHERWISE INDICATED, ALL SHARE, PER SHARE AND FINANCIAL INFORMATION IN THIS PROSPECTUS: (I) ASSUMES AN INITIAL
PUBLIC OFFERING PRICE OF $         PER SHARE, (II) GIVES EFFECT TO A 1-FOR-2
REVERSE STOCK SPLIT (THE "REVERSE STOCK SPLIT") OF SHARES OF THE COMMON STOCK THAT WILL BE EFFECTED BY THE COMPANY PRIOR TO THE CONSUMMATION OF THE OFFERING, AND (III) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. AS USED IN THIS PROSPECTUS, THE TERM "COMPANY" REFERS TO THE COMPANY AND ITS SUBSIDIARY, ELDORADO BANK, ON A CONSOLIDATED BASIS UNLESS THE CONTEXT OTHERWISE REQUIRES.

                                  THE COMPANY

    Commerce Security Bancorp, Inc. (the "Company") is a bank holding company. Through its sole operating subsidiary, Eldorado Bank (the "Bank"), the Company offers a broad range of commercial banking products and services to business and retail customers from 17 full service branches located primarily in the Orange County, San Diego County and Sacramento areas of California. The Bank also operates eight loan production offices, four of which are located in Northern California and four of which are located in contiguous states. In addition, the Company augments its traditional banking products and services with specialized products including residential mortgage loans originated for resale into the secondary market, and equipment leases to small and medium-sized businesses.

    The Bank is incorporated under the laws of the State of California and is licensed by the California State Department of Financial Institutions ("DFI"). It also is a member of the Federal Reserve System. The Bank's deposits are insured up to applicable limits by the FDIC.

    The Company markets its products and services through three divisions:

    - COMMUNITY BANKING DIVISION -- focusing primarily on small and medium-sized businesses located in the Company's California markets. Products include commercial, consumer and real estate loans, with a particular emphasis on the origination and servicing of Small Business Administration ("SBA") loans, and a broad range of deposit products and other non-deposit banking services.

    - MORTGAGE BANKING DIVISION -- originating residential mortgage loans in California, Arizona, Nevada and Oregon through eight loan production offices and a network of wholesale brokers for sale in the secondary market.

    - EQUIPMENT LEASING DIVISION -- generating equipment leases primarily through wholesale sources located throughout the United States, servicing those leases and from time to time selling blocks of leases to other institutions.

    The key elements of the Company's strategic plan have been and continue to be the establishment and enhancement of an attractive commercial banking franchise through the acquisition of community banks primarily, but not exclusively, in and around its Southern California base, improving core profitability and maintaining a strong balance sheet. Since 1995, the Company has acquired three community banks with total assets of $779 million. See "Business -- Prior Acquisitions."

        BUILDING AND ENHANCING AN ATTRACTIVE COMMUNITY BANK FRANCHISE. The Company is continually engaged in the identification and evaluation of potential acquisitions of community banks in California. The Company focuses primarily on community banks that have underperformed relative to their peer group but have strong lending franchises, niche business lines or low cost deposits that would complement the Company's existing operations and branch network and also provide opportunities for cost savings through branch overlap and back-office consolidation. In particular, the Company seeks to acquire and develop both traditional and non-traditional community banking businesses that provide opportunities for multiple relationships with small and medium-sized business customers, which the Company considers to be businesses with annual revenue of up to $50 million. As an integral part of this strategy, the Company emphasizes building a solid management team through a combination of senior officers retained from acquired banks and experienced specialists hired to enhance the Company's competency in various areas, such as mortgage banking and equipment leasing.

        IMPROVING CORE PROFITABILITY. The Company's strategy to increase profitability is premised primarily on (i) increasing the sources and volume of fee income, including fees derived from originating and servicing SBA loans, selling and servicing equipment leases, and originating and selling residential mortgage loans, (ii) maintaining and diversifying its base of relatively low cost funds, (iii) utilizing its asset generation capability to increase the volume of commercial loans and leases that it retains in its portfolio, particularly SBA loans, equipment leases and commercial loans to its small business customers, and (iv) actively seeking to improve operating efficiencies.

        STRENGTHENING THE BALANCE SHEET. The Company seeks to maintain a strong balance sheet by managing the risk of credit-related losses and by striving to maintain a capital base sufficient to support its strategic plan. The Company seeks to improve the asset quality of the banks it acquires by implementing underwriting standards in such banks' loan and lease origination programs that place greater emphasis on cash flow than collateral coverage as the primary source of repayment on its loans. To maintain a capital base sufficient to support the Company's existing businesses and to permit it to continue to expand through acquisitions, the Company's plan is to continue to meet the "well capitalized" regulatory standards. At June 30, 1998, the Company was well capitalized for regulatory purposes, with Tier 1 and Total Risk-Weighted Ratios (as defined herein) of 8.9% and 10.0% and a Tier 1 Leverage Ratio (as defined herein) of 6.6%. See "Supervision and Regulation -- Capital Adequacy Requirements." Giving effect
    to the Offering, such regulatory capital ratios would have been    %,    %
    and    %, respectively, at June 30, 1998.

    Prior to September 1995, the Company's predecessor, SDN Bancorp, Inc. ("SDN"), owned a single bank with approximately $56 million in assets which was categorized as "critically undercapitalized" by federal regulators. In September 1995, SDN was recapitalized by Dartmouth Capital Group, L.P. ("DCG"), a bank holding company organized by Robert P. Keller, the Company's President and Chief Executive Officer. Following that recapitalization, Mr. Keller assumed control of SDN, installed new management and began implementing policies to improve asset quality and operating performance. DCG is controlled by Mr. Keller and certain of the Company's directors. See "Management" and "Principal and Selling Shareholders." Upon the closing of the Offering, DCG will continue to be the
Company's largest shareholder owning    % of the Common Stock, and DCG and its
affiliates will own, in the aggregate,    % of the Common Stock. See "Risk
Factors -- Control by Directors, Executive Officers and Principal Shareholders."

    Since DCG acquired control, the size and scope of the Company's business and operations have changed substantially as a consequence of its acquisitions, including its most recent acquisition of Eldorado Bancorp and its subsidiary Eldorado Bank (the "Eldorado Acquisition"). Completed in June 1997, the Eldorado Acquisition nearly doubled the Company's assets. Following the Eldorado Acquisition, the Company consolidated into Eldorado Bank the respective operations of its other subsidiaries (as consolidated, the "Bank"). In addition, each of the Company's acquisitions was accounted for as a purchase, and accordingly, the operating results of each acquired company are included in the Company's financial statements only from the date of acquisition. As a result of such acquisitions and the accounting treatment therefor, the Company's historical operating results prior to June 30, 1997 are of limited relevance in evaluating the Company's historical financial performance and predicting its future operating results.

    The Company's three acquisitions were primarily funded with cash. The principal reason for the Offering is to create an active trading market for the Common Stock. The Company believes that the existence of such a market will increase the Company's ability to complete acquisitions on a stock-for-stock basis. Although the Company expects to continue to consider cash acquisitions, the Company believes that the boards of directors and shareholders of many prospective acquisition candidates prefer stock acquisitions, because the shareholders who receive stock are allowed to retain an equity interest in the combined company and to defer recognition of federal income tax. There can be no assurance, however, that an active trading market for the Common Stock will develop after the Offering or, even if such a market does develop, that the Company will be able or determine that it is in its best interests to acquire businesses in stock-for-stock transactions.

    The Company's principal place of business is 24012 Calle de la Plata, Suite 150, Laguna Hills, CA 92653; its telephone number at that address is (949) 699-4344.

                                  THE OFFERING

Common Stock Offered by the
  Company.......................  shares(1)

Common Stock Offered by the
  Selling Shareholders..........  shares(1)

Common Stock to be Outstanding
  after the Offering............  shares(2)

Use of Proceeds.................  Net proceeds to the Company from the Offering are
                                  currently estimated to be approximately $[   ] million.
                                  The Company will (i) use $12.0 million to redeem all of
                                  the Company's outstanding shares of Series B Preferred
                                  Stock at a price equal to 103% of liquidation value plus
                                  accrued dividends, (ii) use $473,000 to repay indebtedness to DCG, and (iii) use the balance for general corporate
                                  purposes including an investment in the Bank, which will
                                  enable the Bank to increase its interest-earning assets.
                                  See "Use of Proceeds," "Risk Factors -- Leveraging
                                  Strategy" and "Certain Transactions."

Nasdaq National Market Symbol...  "ELBI"

------------------------

(1) The Company and the Selling Shareholders have granted the Underwriters a
    30-day option to purchase up to an additional       shares of Common Stock
    solely to cover over-allotments, if any. See "Underwriting."

(2) Does not include (i) an aggregate of       shares of Common Stock issuable
    upon conversion of outstanding Common Stock warrants and (ii)       shares
    of Common Stock reserved for issuance under the Company's 1997 Stock Option
    Plan, of which options to purchase approximately       shares will be
    outstanding at the closing of the Offering with an average exercise price of
    approximately $     per share. See "Capitalization," "Management" and
    "Shares Eligible for Future Sale."

                             SUMMARY FINANCIAL DATA

    The following summary financial data of the Company is derived from the Selected Financial Data appearing elsewhere in this Prospectus, and should be read in conjunction with the Financial Statements of the Company and the Notes thereto and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations." As described elsewhere in this Prospectus, because of the three acquisitions that the Company completed between September 1995 and June 30, 1997, the Company's historical operating results prior to June 30, 1997 are of limited relevance in evaluating the Company's historical financial performance and predicting the Company's future operating results.

                                               AS OF AND FOR
                                              THE SIX MONTHS         AS OF AND FOR THE YEARS ENDED
                                              ENDED JUNE 30,                 DECEMBER 31,
                                          -----------------------  ---------------------------------
                                             1998         1997        1997        1996        1995
                                          -----------  ----------  ----------  -----------  --------

                                              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
SUMMARY OF CONSOLIDATED OPERATIONS
Net interest income before provision for
  possible loan and lease losses........  $    22,204  $   12,285  $   32,881  $    11,708  $  2,817
Provision for possible loan and lease
  loss..................................        1,922         715       1,495          515       295
                                          -----------  ----------  ----------  -----------  --------
Net interest income after provision for
  possible loan and lease losses........       20,282      11,570      31,386       11,193     2,522
                                          -----------  ----------  ----------  -----------  --------
Noninterest income......................       11,361       5,989      14,904        4,899       696
Noninterest expenses
  Amortization of goodwill and
    intangibles.........................        1,739         705       2,514          268        --
  Carrying costs and losses on OREO.....           --          --         382          288       531
  Provision for recourse obligations....           --         905       2,021           --        --
  Other noninterest expense.............       22,738      14,482      34,771       14,714     3,760
                                          -----------  ----------  ----------  -----------  --------
    Total noninterest expense...........       24,477      16,092      39,688       15,270     4,291
                                          -----------  ----------  ----------  -----------  --------
Income (loss) before income taxes and
  extraordinary item....................        7,166       1,467       6,602          822    (1,073)
Income tax provision (benefit)..........        3,743         912       3,612       (1,503)     (443)
                                          -----------  ----------  ----------  -----------  --------
Income (loss) before extraordinary
  item..................................        3,423         555       2,990        2,325      (630)
Extraordinary item(1)...................           --          --          --           --       625
                                          -----------  ----------  ----------  -----------  --------
Net income (loss).......................        3,423         555       2,990        2,325        (5)
Preferred dividends.....................          636          85         731           --        --
                                          -----------  ----------  ----------  -----------  --------
Net income (loss) available to common...  $     2,787  $      470  $    2,259  $     2,325  $     (5)
                                          -----------  ----------  ----------  -----------  --------
                                          -----------  ----------  ----------  -----------  --------
Per share data(2):
Weighted average shares outstanding
  Basic.................................    9,173,698   5,449,466   7,406,062    2,650,386   134,099
  Diluted...............................   10,294,675   5,449,466   8,634,651    2,650,386   134,099

Basic:
Income (loss) before extraordinary
  item..................................  $       .30  $      .09  $      .31  $       .88  $  (4.70)
Extraordinary item......................           --          --          --           --      4.66
                                          -----------  ----------  ----------  -----------  --------
Net income (loss) per share.............  $       .30  $      .09  $      .31  $       .88  $   (.04)

Net income (loss) per share,
  excluding goodwill amortization(3)....  $       .49  $      .22  $      .64  $       .98  $   (.04)

Diluted:
Income (loss) before extraordinary
  item..................................  $       .27  $      .09  $      .26  $       .88  $  (4.70)
Extraordinary item......................           --          --          --           --      4.66
                                          -----------  ----------  ----------  -----------  --------
Net income (loss) per share.............  $       .27  $      .09  $      .26  $       .88  $   (.04)

Net income (loss) per share, excluding
  goodwill amortization(3)..............  $       .44  $      .22  $      .55  $       .98  $   (.04)

------------------------

(1) Forgiveness of indebtedness net of $443,000 income tax benefit.

(2) Share and per share amounts have been retroactively restated to reflect (i) a 1-for-2 reverse split of the Common Stock that will be effected by the Company prior to the consummation of the Offering and (ii) changes in the presentation of earnings per share as set forth in the notes to the Company's consolidated financial statements.

(3) Excludes the amortization of goodwill and other intangibles. Although such presentation is not defined by Generally Accepted Accounting Principals ("GAAP"), management believes it to be beneficial to gaining an understanding of the Company's financial performance in comparison to its peer group.

                                              (FOOTNOTES CONTINUED ON NEXT PAGE)

                                               AS OF AND FOR
                                              THE SIX MONTHS         AS OF AND FOR THE YEARS ENDED
                                              ENDED JUNE 30,                 DECEMBER 31,
                                          -----------------------  ---------------------------------
                                             1998         1997        1997        1996        1995
                                          -----------  ----------  ----------  -----------  --------

                                              (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
CONSOLIDATED FINANCIAL POSITION
Total assets............................  $ 1,023,310  $  909,760  $  902,355  $   437,060  $ 55,905
Loans and leases, net...................      688,477     495,739     605,883      320,958    38,338
Intangibles.............................       65,078      67,802      66,769       10,736        --
Deposits................................      876,602     758,400     765,203      383,031    51,431
Long-term debt..........................       27,657      28,194      27,657          537       537
Common shareholders' equity.............       86,035      84,560      83,077       40,772     3,541
Shareholders' equity (deficit)..........       97,694      96,219      94,736       40,772     3,541

Average assets..........................      942,663     499,180     706,327      241,866    56,995
Average earning assets..................      761,201     430,454     571,091      198,720    50,329
Average common equity...................       84,008      46,852      65,539       20,698       (81)

Per share data(2):
Common shares outstanding...............    9,173,698   9,173,698   9,173,698    4,848,715   447,734
Diluted common shares outstanding.......   10,294,674   9,173,698   9,652,238    4,848,715   447,734
Book value per share....................  $      9.38  $     9.22  $     9.06  $      8.41  $   7.91
Diluted book value per share............         8.36        9.22        8.61         8.41      7.91
Tangible book value per share...........         2.28        1.83        1.78         6.19      7.91
Diluted tangible book value per share...         2.04        1.83        1.69         6.19      7.91

SELECTED PERFORMANCE RATIOS(4)
Return on average assets................          .73%        .22%        .42%         .96%     (.01)%
Return on average assets, excluding
  goodwill amortization(3)..............         1.10        0.51        0.78         1.07      (.01)
Return on average common equity.........         6.69        2.02        3.45        11.23        nm(5)
Return on average common equity,
  excluding goodwill amortization(3)....        10.86        5.06        7.28        12.53        nm(5)
Net yield on interest earning assets....         5.88        5.76        5.76         5.89      5.60
Noninterest income to average assets....         4.75        4.96        4.66         4.84      4.94
Efficiency ratio(6).....................        67.74       79.25       72.77        88.60    107.03

SELECTED ASSET QUALITY RATIOS(7)
Nonperforming assets to total portfolio
  loans and leases and OREO.............         1.88%       3.73%       3.36%        3.83%     7.50%
Nonperforming assets to total assets....         1.28        2.32        2.30         2.89      5.42
Allowance for loan and lease losses to
  portfolio loans and leases............         1.53        1.85        1.80         1.88      1.64
Allowance for loan and lease losses to
  nonperforming loans and leases........        60.24       74.88       52.18        57.31     39.44
Net charge-offs to average portfolio
  loans and leases......................          .84        1.87         .29          .26      1.13

SELECTED CAPITAL RATIOS
Tier 1 Leverage Ratio...................         6.61%       6.66%       6.59%        6.98%     6.25%
Tier 1 Risk-Weighted Ratio..............         8.88        9.53        8.91         9.22      8.67
Total Risk-Weighted Ratio...............        10.03       10.87       10.18        10.64     11.24
Average common equity to average
  assets................................         8.91        9.39        9.28         8.56        nm(5)

------------------------

(4) The average ratios are annualized for the six months ended June 30, 1998 and June 30, 1997, respectively.

(5) Return on average common equity is not meaningful as the average common equity for 1995 was negative.

(6) As used in this Prospectus, the term efficiency ratio means the Company's noninterest expense -- excluding amortization of goodwill and other intangibles, losses and carrying costs of OREO and provision for recourse obligations -- as a percentage of total revenue. The Company's definition of its efficiency ratio may not be comparable to that used by its peer group.

(7) Selected Asset Quality Ratios and Selected Capital Ratios are end of period ratios, except for net charge-offs to average portfolio loans and leases, average equity to average assets and the leverage ratio. The average ratios are based on daily averages for the indicated periods and are annualized where appropriate. The leverage ratio is based on the average daily balances for the three-month period ended as of the indicated date. Portfolio loans and leases are exclusive of residential mortgage loans held for sale. For definitions and information relating to the Company's regulatory capital requirements, see "Supervision and Regulation."

                                  RISK FACTORS

    POTENTIAL INVESTORS SHOULD CONSIDER CAREFULLY THE INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. CAPITALIZED TERMS USED AND NOT OTHERWISE DEFINED IN THIS PROSPECTUS SHALL HAVE THE RESPECTIVE MEANINGS SET FORTH IN THE SUMMARY.

EFFECT OF RECENT ACQUISITIONS

    Since Dartmouth Capital Group, L.P. ("DCG") acquired control of the Company's predecessor in September 1995, the business and operations of the Company have changed substantially. Between September 1995 and June 1997, the Company acquired three banks with a total of approximately $779 million in assets. Such acquisitions resulted in a fourteenfold increase in the Company's assets between September 30, 1995 and June 30, 1997, including the Eldorado Acquisition that by itself nearly doubled the Company's assets in June 1997. Each of the Company's acquisitions was accounted for as a purchase, and accordingly, the operating results of each acquired company are included in the Company's financial statements only from the date of acquisition. As a result of such acquisitions and the accounting treatment therefor, the Company's historical operating results prior to June 30, 1997 are of limited relevance in evaluating the Company's historical financial performance and predicting its future operating results.

GEOGRAPHIC CONCENTRATION

    Substantially all of the Company's business is located in California, and the Company has a particular concentration in Southern California. As a result, the Company's financial condition and operating results are subject to changes in economic conditions in that region. In the early to mid-1990s, California experienced a significant and prolonged downturn in its economy, which adversely affected financial institutions, including the Company and its predecessors. Although the general economy in California has recovered from that prolonged recession, the Company's business, financial condition and operating results are subject to changes in economic conditions in that region. There can be no assurance that conditions will not deteriorate in the future and that such deterioration will not have a material adverse effect on the Company's business, financial condition or results of operations.

    In 1997, California's Gross State Product ("GSP") exceeded $1.0 trillion, with exports to foreign countries totaling $110 billion or 10.7% of the State's GSP. California, with its greater dependence on Asian trade and investment, is more at risk from Asia's economic problems than the rest of the United States. Exports to Asian countries represented 47% of California's total exports, compared to 29% for the U.S. as a whole. There can be no assurance that the State's economy will not be adversely affected by prolonged weakness in one or more of the Asian economies. Weaker Asian demand for products and services could potentially result in job losses, primarily in the high-tech manufacturing, engineering, travel and entertainment industries. The Los Angeles area is among the particularly vulnerable regions in California with its relatively heavy concentration of high-tech, engineering and entertainment firms. There can be no assurance that a deterioration of economic conditions in California as a result of Asia's economic problems will not have a material adverse effect on the Company's business, financial condition or result of operations.

    In addition, a substantial portion of the Company's assets consist of loans secured by real estate in California. See "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Historically, California has experienced, on occasion, significant natural disasters, including earthquakes, brushfires and, during early 1998, flooding attributed to the weather phenomenon known as "El Nino." Accordingly, the availability of insurance for losses from such catastrophes is limited. The occurrence of one or more such catastrophes could impair the value of the collateral for the Company's real estate secured loans and have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT CONCENTRATION

    The Company makes a significant percentage of its loans and derives a significant percentage of its revenue under the loan programs of the U.S. Small Business Administration (the "SBA"). The Company's revenue from SBA loan programs constituted 15.9% of its total revenue for the six months ended June 30, 1998. In recent years, Congress has considered proposals to reduce substantially the scope of various SBA programs, the level of funding for the SBA and the attractiveness of the programs that the SBA may offer. Statutory or regulatory changes in those loan programs that reduce the availability of such loans, make them less attractive to borrowers, make them less profitable for SBA lenders, or increase competition among SBA lenders could have a material adverse effect on the Company's volume of SBA loan originations and its revenue derived from such originating and servicing SBA loans. See "Business -- Products and Services" and "Supervision and Regulation -- Effect of Governmental Policies and Legislation -- Reliance on SBA Programs."

COMPETITION

    There is intense competition in California and elsewhere in the United States in attracting and retaining deposit accounts and in making loans to small businesses and other borrowers. The Company experiences competition for deposit accounts primarily from other commercial banks, savings institutions, credit unions, insurance companies and money market and other mutual funds. With respect to the origination of loans and leases, the Company's primary competitors include other commercial banks, mortgage companies, commercial finance companies and savings institutions. The recent entrance by out-of-state financial institutions into the California market, both by merger and otherwise, seeking opportunities for asset generation has also enhanced competition. Many of the Company's competitors have greater financial strength, marketing capability and name recognition than the Company, and operate on a statewide or nationwide basis that may give them opportunities to realize greater efficiencies and economies of scale than the Company. In addition, recent developments in technology and mass marketing have permitted larger institutions to market loans more aggressively to small business borrowers. Also, recent federal legislation has eased membership limits on credit unions, which previously have been permitted to serve only members that share a single, common bond. The Company expects that such legislation will increase the ability of credit unions to compete with community banks, such as the Bank, for both deposits and loans. There can be no assurance that the Company will be able to compete effectively against such competition. See "Business -- Competition."

POTENTIAL IMPACT OF CHANGES IN INTEREST RATES

    The Company's profitability is significantly dependent on its net interest income, which is the difference between its interest income on interest-earning assets, such as loans and leases, and its interest expense on interest-bearing liabilities, such as deposits. The Company's net interest income is subject to changes in general market interest rates, whether as a result of changes in the monetary policies of the Federal Reserve or otherwise. Assets and liabilities may react differently to changes in overall market rates or conditions, and changes in interest rates may affect the Company's net interest income positively or negatively. Moreover, changes in the difference between short and long-term interest rates (the "yield curve") may also affect the Company's business positively or negatively. For example, the Company uses short-term deposits and borrowings to fund mortgages held by the Company during the period between the origination of such mortgages and their sale (the "mortgage warehouse period"). Such mortgages, however, generally yield long-term rates. Therefore, a narrowing or elimination of the spread between short-term and long-term interest rates may adversely affect the Company's interest income during the mortgage warehouse period.

    In periods of rising interest rates (as occurred in 1994), mortgage loan originations typically decline, depending on the performance of the overall economy. To the extent that mortgage originations decline, the Company's mortgage banking income may decline. In periods of declining interest rates (as occurred during 1998), mortgage loan originations typically increase, particularly those due to refinancings of existing mortgages. Also, gains or losses on sales of mortgage loans may result from changes in interest rates from the time the interest rate on a customer's mortgage loan application is established to the time the Company sells the loan. In addition, interest rate changes may also affect the ability to sell or the profitability of a sale of servicing rights to a third party. Thus, in periods of declining interest rates, sales of servicing rights related to higher interest rate loans may be less profitable because of the risk of prepayment noted above than sales of servicing rights related to lower interest rate loans.

    At June 30, 1998, the Company had approximately $134.3 million of unclosed mortgage loans with locked interest rate commitments (the "mortgage pipeline"). The Company retains some interest rate risk on originations pending their sale, because its purchase and sale commitments are based on estimates of loan closings (which are sensitive to interest rate changes). In addition, because the hedge instruments may not respond to changes in interest rates to the same degree as the mortgage pipeline being hedged, some interest rate risks remain even in a fully hedged portfolio.

    The Company is also exposed to interest rate risk as a result of mismatches between repricing or maturity characteristics of assets and liabilities. Although the Company has structured its assets and liabilities in an effort to mitigate the impact of changes in interest rates on its income and portfolio value, there can be no assurance that the Company will not experience a material adverse effect on its net interest income or the net value of its assets in a changing rate environment. Fluctuations in interest rates are not predictable or controllable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quantitative and Qualitative Disclosures about Market Risk."

DEPENDENCE ON KEY PERSONNEL

    The Company's future success depends, in large part, upon the continuing contributions of its key management personnel, two of whom have been with the Company for less than a year. The loss of the services of one or more key employees within a short period of time could have a material adverse effect upon the business, financial condition and results of operations of the Company. The Company's future success is also dependent upon its continuing ability to attract and retain other highly qualified personnel. Competition for such personnel among financial institutions in California is intense, and the Company's inability to attract and retain additional key employees could have a material adverse effect on the Company. There can be no assurance that such key personnel will continue to be employed by the Company or that the Company will be able to attract and retain qualified personnel in the future. See "Management."

    Mr. Keller, the Company's President and Chief Executive Officer, is subject to an employment agreement with a term expiring September 30, 1999, which term automatically will extend for another year unless Mr. Keller or the Company gives notice at least one year prior to the expiration date of the agreement. In addition, the Company is the beneficiary of a key-man life insurance policy on Mr. Keller with a benefit of approximately $1.3 million. Certain members of the Company's senior management also have change in control contracts with the Company. See "-- Employment Contracts, Change in Control Provisions and Employee Severance Compensation," "Management" and "Executive Compensation."

RISKS RELATED TO GROWTH STRATEGY

    Since September 1995, the Company has experienced rapid growth through acquisitions, and an important element of the Company's business strategy continues to involve active and substantial efforts to acquire or enter into business combinations with other financial institutions that would complement the Company's existing businesses. See "Business -- Strategic Plan." There can be no assurance, however, that the Company will be able to identify any suitable acquisition targets or enter into an agreement for any such acquisition.

    The Company's ability to manage future growth through acquisitions, should it occur, will depend primarily upon its ability to monitor operations, control costs, maintain positive customer relations, maintain regulatory compliance and attract, assimilate and retain additional qualified personnel. See "-- Dependence on Key Personnel." Any failure to achieve those objectives in an efficient and timely manner may cause interruptions and dislocations which may adversely affect the Company's existing operations, as well as its ability to retain the customers of the acquired businesses, operate any such businesses profitably or otherwise implement its growth strategy. In addition to affecting immediate financial performance, any such interruption or dislocation may cause the Company's federal and state banking regulators to require the Company to delay or forgo subsequent acquisitions until such issues have been addressed to the satisfaction of those regulators. Moreover, a material adverse change in the assets acquired or liabilities assumed in connection with any acquisition, including the presence of any liabilities unknown to the Company as of the acquisition, may have a material adverse effect on the Company. The Company's failure to manage its acquisition strategy effectively would have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO GOODWILL

    As of June 30, 1998, the Company had total assets of approximately $1.0 billion, of which $65.0 million, or 6.4% of total assets and 66.6% of shareholders' equity, was goodwill. After giving effect to the Offering and the redemption of the Series B Preferred Stock, the Company's ratios of tangible common equity to assets and tangible total equity to assets at June 30, 1998
were    % and    %, respectively, which were substantially below the average ratios for commercial banks in the Company's peer group. See "Capitalization." There can be no assurance that the value of such goodwill will ever be realized by the Company. The Company is amortizing the goodwill incurred in connection with each of its acquisitions on a straight-line basis over a 20-year period. The Company evaluates from time to time whether events and circumstances have occurred that indicate all or a portion of the carrying amount of goodwill may no longer be recoverable, in which case an additional charge to earnings would become necessary. Although, as of the date of this Prospectus, the net unamortized balance of goodwill on the Company's balance sheet was not considered to be impaired, there can be no assurance that it will remain so, and any such future determination requiring the write-off of a significant portion of unamortized goodwill could have a material adverse effect on the Company's results of operations.

LEVERAGING STRATEGY

    The Company intends to invest in the Bank substantially all of the proceeds expected to be available following the Offering and the redemption of the Series B Preferred Stock and may leverage such proceeds primarily through the purchase of U.S. Government agency mortgage-backed securities and the retention of the guaranteed portion of SBA loans, which would be funded primarily through increases in deposits, short to intermediate-term reverse repurchase agreements and, to a much more limited extent, advances from the Federal Home Loan Bank of San Francisco ("FHLB"). See "Use of Proceeds." Management's leverage strategy would be premised on the assumption that it could earn a positive spread on the yield generated from the purchase of loans and securities over the rate paid on the incremental borrowings. Management's leverage strategy would be consistent with the Company's asset and liability management strategy, and in connection therewith, the Company expects that it would remain classified as a "well capitalized" institution for regulatory capital purposes. There can be no assurance, however, that market rates would continue to provide the Company with a positive spread as a result of its leverage strategy, and any such fluctuation in rates could have a material adverse effect on the Company's net income.

PRIOR LOSSES AT SUBSIDIARY BANKS

    Prior to June 30, 1997, the Company had four separate bank subsidiaries:
Commerce Security Bank ("CSB"), Eldorado Bank, Liberty National Bank ("Liberty") and San Dieguito National Bank ("San

Dieguito"). Within the relatively recent past, CSB, Liberty and San Dieguito were adversely affected by a variety of factors, including high levels of nonperforming assets, reliance on high-cost brokered deposits and excessive overhead costs. The high levels of nonperforming assets and related overhead costs were partly attributable to adverse economic conditions, including declining real estate values, that California experienced during the early- to mid-1990s. Liberty incurred net losses of $1.3 million and $1.5 million in 1994 and 1993, respectively; San Dieguito incurred net losses of $1.1 million, $1.0 million and $2.0 million in 1995, 1994 and 1993, respectively; and CSB, which the Company acquired on September 1, 1996, incurred net losses of $431,000 and $371,000 for the three months ended December 31, 1996 and March 31, 1997, respectively. As a result of management's efforts, together with a favorable economic climate in California, the Company believes that substantial progress has been made toward improving its operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance, however, that the operating problems experienced by the Company's prior subsidiaries or other factors will not adversely affect the Company's future financial condition or results of operations.

SUPERVISION AND REGULATION

    The Company and the Bank operate in a highly regulated environment and are subject to supervision and examination by various federal and state regulatory agencies. The Company, as a bank holding company, is subject to regulation and supervision primarily by the Federal Reserve. The Bank, as a California-chartered commercial bank and a member of the Federal Reserve System, is subject to supervision and regulation primarily by the California Department of Financial Institutions (the "DFI") and secondarily by the Federal Reserve. The Company and the Bank can also be affected by FDIC regulations pertaining to insured depositary institutions. Federal and California laws and regulations govern numerous matters including maintenance of adequate capital and financial condition, permissible types, amounts and terms of extensions of credit and investments, permissible non-banking activities, the level of reserves against deposits, and restrictions on dividend payments. The federal and state regulatory agencies possess extensive discretion and powers to prevent or remedy unsafe or unsound practices or violations of law by banks and bank holding companies. The Company and the Bank also undergo periodic examinations by one or more regulatory agencies, which may subject them to changes in asset valuations, in amounts of required loss allowances and in operating restrictions resulting from the regulators' judgments based on information available to them at the time of their examination. The Bank's operations are also subject to a wide variety of state and federal consumer protection and similar statues and regulations. Those and other restrictions limit the manner in which the Company and the Bank may conduct business and obtain financing. The laws and regulations to which the Company and the Bank are subject can and do change significantly from time to time, and any such change could materially affect the Company's business, financial condition and operating results. See "Supervision and Regulation."

    As a consequence of the poor financial performance of CSB, Liberty and San Dieguito during the early and mid-1990s and their resulting weakened financial condition, each bank was required to enter into a memorandum of understanding with their respective supervising regulators. Each of those memoranda was terminated prior to or contemporaneously with the acquisition of control of the bank by DCG, and as of the date of this Prospectus, neither the Company nor the Bank is subject to any memorandum of understanding or other extraordinary supervisory agreement with any regulatory authority. The Company did make certain commitments to the Federal Reserve in connection with the Eldorado Acquisition, however. Among other things, those commitments provide that the Company will not redeem, retire or repurchase any of its preferred stock, incur any debt or pay any dividend on the Common Stock without the prior approval of the Federal Reserve. See "Supervision and Regulation."

NO PRESENT INTENTION TO PAY DIVIDENDS; PROHIBITION ON DIVIDENDS; PROHIBITION ON
  DIVIDENDS BY THE BANK TO THE COMPANY WITHOUT PRIOR REGULATORY APPROVAL

    The Company has never paid a dividend on the Common Stock and does not anticipate paying a dividend in the foreseeable future. The Company's ability to declare a dividend on the Common Stock will depend upon, among other things, future earnings, its operating and financial condition, its capital requirements and general business conditions, and receipt of regulatory approvals, if then required. See "Price Range of Common Stock and Dividend Policy."

    The Company is a legal entity separate and distinct from the Bank. Substantially all of the Company's revenue and cash flow, including funds available for the payments of dividends and other operating expenses, will be paid by dividends to the Company from the Bank. Dividends payable by the Bank are restricted under California law to (i) the lesser of the Bank's retained earnings or the Bank's net income for the latest three fiscal years, less dividends previously declared during that period or (ii) with the approval of the DFI, to the greater of the retained earnings of the Bank, the net income of the Bank for its last fiscal year or the net income of the Bank for its current fiscal year. In connection with the Eldorado Acquisition, Eldorado Bank paid a dividend of $14.0 million, which exceeded the Bank's net income for the latest three fiscal years. As a result, the Bank currently may not pay a dividend without the prior approval of the DFI. The DFI may, in its discretion, approve the payment of a dividend as long as the amount does not exceed the greater of the Bank's retained earnings (approximately $7.7 million as of June 30, 1998), the net income of the Bank for its last fiscal year (approximately $5.9 million for the year ended December 31, 1997), and the net income of the Bank for its current fiscal year ($6.1 million for the six months ended June 30, 1998). In addition to California law, under Federal Reserve regulations, the Bank may not pay a dividend without prior Federal Reserve approval if (i) it would exceed the Bank's undivided profits as reported in its most recent Report of Condition and Income (approximately $7.7 million as of June 30, 1998) or (ii) the total of all dividends declared in one year exceeds the total of the Bank's net income for that year plus the retained net income for the preceding two calendar years. Under the second of those tests, the Bank is currently prohibited from paying a dividend without the prior approval of the Federal Reserve. There can be no assurance that the DFI and the Federal Reserve will approve the payment of any dividend by the Bank to the Company, regardless of the amount of the Bank's earnings. See "Supervision and Regulation."

CERTAIN RISKS ASSOCIATED WITH SENIOR SECURITIES

    In connection with the Eldorado Acquisition, CSBI Capital Trust I, a subsidiary of the Company (the "Trust"), issued an aggregate principal amount of $27.7 million in 11 3/4% Subordinated Capital Income Securities, Series A (the "Capital Securities"), which represent undivided beneficial ownership interests in the assets of the Trust. The sole asset of the Trust is $28.5 million of 11 3/4% Junior Subordinated Debentures (the "Subordinated Debentures") due June 6, 2027 issued by the Company to the Trust. In the event of a liquidation, dissolution or winding up of the Company, the holders of the Capital Securities are entitled to receive payment prior to the holders of the Common Stock. In addition, although the Company has the right to defer payment of interest on the Subordinated Debentures for a period not to exceed 20 consecutive quarterly periods, during any such deferral period, the Company may not declare or pay a dividend or distribution on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, including, without limitation, the Common Stock.

    The Capital Securities will be redeemed upon the redemption of the Subordinated Debentures. The Subordinated Debentures are not redeemable at the Company's election until June 2007, and the terms of such securities may make it relatively costly for the Company to redeem them significantly before June 2017. The Subordinated Debentures are redeemable at the option of the Company after June 2007 at a redemption premium initially equal to 105.875% of the liquidation amount of the securities (the principal amount plus accrued and unpaid interest) and declining over 10 years ratably to 100% thereof. In addition, although the Subordinated Debentures may be redeemed before or after June 2007 upon the occurrence of a Regulatory Capital Event (a regulatory shift affecting the Company's ability to treat the Capital Securities as Tier 1 Capital), a Tax Event (a regulatory shift affecting the Company's ability, among other things, to deduct interest payable on the Subordinated Debentures) or an Investment Company Event (a regulatory shift whereby the Trust would be required to be treated as an investment company under the Investment Company Act), the redemption price would be the greater of the principal amount of the Subordinated Debentures or the present value of their principal amount plus scheduled interest payments for their remaining life and the premium payable pursuant to the optional redemption thereof. See "Description of Capital Securities -- Effect of Capital Securities on Common Stock."

NO ASSURANCES AS TO ADEQUACY OF ALLOWANCE FOR LOAN AND LEASE LOSSES

    The Company's allowance for loan and lease losses is maintained at a level considered adequate by management to absorb inherent losses in its loan portfolio. The amount of inherent loan and lease losses that could be ultimately realized by the Company is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that are generally beyond the Company's control. As a result, such losses could exceed current estimates. There can be no assurance that the allowance will prove sufficient to cover actual loan losses should such losses be realized. In addition, the Federal Reserve and the DFI, as an integral part of their respective supervisory functions, periodically review the Company's allowance for loan and lease losses. Such regulatory agencies may require the Company to increase its provision for loan and lease losses or to recognize further loan or lease charge-offs, based upon judgments different from those of management. Any such insufficiency could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELIANCE ON CERTAIN FUNDING SOURCES

    To fund the Company's origination of loans and leases, the Company primarily relies on liquidity provided by deposit gathering and various lines of credit. For the six months ended June 30, 1998, 15.0% of the Company's average deposits consisted of deposits provided by title or escrow companies (collectively, "Title and Escrow Deposits"). Moreover, one company controlled Title and Escrow Deposits that represented 11.7% of the Company's total average deposits for the six months ended June 30, 1998. Management considers such deposits to be volatile because of the fluctuation in deposit amounts and the concentration of control over such deposits with a limited number of customers. Such deposits tend to increase significantly at the end of a month, when real estate closings tend to occur, and are subject to seasonal fluctuations, tending to decrease during those seasons when the volume of residential real estate transactions is lower. As a consequence of that potential volatility, the Company utilizes Title and Escrow Deposits solely to fund short-term assets, primarily consisting of residential mortgages held for sale, which are generally sold within 30 days after such mortgage loans are funded. See "Business." Management believes that the Company has adequate alternative sources of liquidity, such as lines of credit and, to a much lesser extent, FHLB borrowings, to offset fluctuations in or the elimination of Title and Escrow Deposits. There can be no assurance, however, that such alternative sources of liquidity will be available at a reasonable cost if and when needed. The failure to obtain replacement funding on reasonable terms could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- For the Six Months Ended June 30, 1998 and 1997 -- Deposits" and "-- Liquidity."

YEAR 2000 PREPAREDNESS

    The Year 2000 issue is a computer programming concern that may adversely affect the Company's information technology systems, such as its item and data processing applications, as well as so-called embedded technology, such as microprocessors that control some of the Company's security systems and telecommunication equipment. As described in more detail elsewhere in this Prospectus, the Company has developed a plan to identify and remedy the material Year 2000 issues that directly affect the Company's systems and to evaluate the preparedness of the Company's key vendors and significant customers in addressing the Year 2000 issue. Although management believes that it has taken reasonable steps to inquire about the actions that its vendors and customers have taken to identify and address the Year 2000 issue, there can be no assurance that the impact of the Year 2000 problem on vendors and customers of the Company will not have a material adverse effect on the Company, particularly if the Year 2000 issue has a material adverse effect on local or national telecommunications systems, for which it will be difficult for the Company to implement viable contingency plans. Furthermore, Year 2000 problems may turn out to exist in portions of computer programs not now suspected, and there can be no assurance that the Company will not be adversely affected by this problem. See "Management's Discussion and Analysis of Operations and Financial Condition -- Year 2000 Preparedness."

    Furthermore, bank regulatory agencies, as part of their supervisory function, have recently issued guidance under which they are assessing and will assess Year 2000 readiness. The failure of a financial institution, such as the Company, to take appropriate steps to address deficiencies in its Year 2000 project management process may result in one or more regulatory enforcement actions which could have a material adverse effect on such institution. Such actions may include the imposition of civil money penalties, or result in the delay or denial of regulatory applications which would have a material adverse effect on the Company's strategic plan to grow by acquisition. See "-- Risks Related to Growth Strategy."

CONTROL BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

    Upon completion of the Offering, the Company's directors, executive officers and principal shareholders, together with their affiliates, will beneficially
own   % of the shares of Common Stock then outstanding. DCG will beneficially
own   % of the shares of voting Common Stock outstanding upon completion of the
Offering. In addition, directors or principal shareholders of the Company or their affiliates who are investors in DCG will beneficially own, directly and
not through DCG, an aggregate of   % of the shares of voting Common Stock
outstanding upon completion of the Offering. Consequently, the outcome of corporate actions requiring shareholder approval, including the election of directors and the approval of significant corporate transactions, such as a merger or sale of all or substantially all of the Company's assets, could be determined by such shareholders if they were to take a common position, regardless of how other shareholders of the Company may vote. See "Management" and "Principal and Selling Shareholders."

EMPLOYMENT CONTRACTS, CHANGE IN CONTROL PROVISIONS AND EMPLOYEE SEVERANCE
  COMPENSATION

    The Company has entered into employment agreements with Mr. Keller and change in control agreements with certain executive officers of the Company and the Bank, which agreements will provide for severance payments if their respective employment is terminated in connection with a change in control of the Company or the Bank. Those provisions may have the effect of increasing the cost of acquiring the Company, thereby discouraging future attempts to take over the Company or the Bank. In addition, Mr. Keller's agreement provides for certain severance payments in the event of his termination for any reason other than resignation, cause, death or permanent disability. See "Executive Compensation."

POSSIBLE FUTURE SALES OF SHARES

    Sales of substantial amounts of Common Stock in the public market after the Offering under Rule 144 of the Securities Act of 1933, as amended (the "Securities Act"), or otherwise, or the perception that such sales could occur, may adversely affect prevailing market prices of the Common Stock and could impair the future ability of the Company to raise capital through an offering of its equity securities or to effect acquisitions using shares of Common Stock. As
of the date of this Prospectus,   % of the shares of Common Stock are
"restricted securities" within the meaning of Rule 144, although substantially all of those securities have been held for more than one year since the date they were acquired and therefore may be sold in the open market in compliance with the applicable volume, notice and other requirements of Rule 144. As of October 23, 1998, all of the shares of Common Stock that are restricted securities under Rule 144 will have been held for more than one year. In addition, the Company's principal shareholders and other holders of Common Stock are entitled to cause the Company to register their resale of Common Stock under certain circumstances. See "Shares Eligible for Future Sale" and "Description of Capital Stock -- Registration Rights."

    The Company, its directors and executive officers, and the principal shareholders have agreed with the Representatives of the Underwriters not to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the date of this Prospectus without the written consent of the Representatives, except for (i) in the case of the Company, the grant of options or restricted stock under management compensation arrangements or the issuance of Common Stock in connection with acquisitions and (ii) in the case of all other such restricted parties, the exercise of Common Stock warrants and management stock options pursuant to the 1997 Stock Option Plan and shares of Common Stock disposed of as bona fide gifts, subject, in each case, to any remaining portion of the 180-day period applying to any shares so issued or transferred. See "Shares Eligible for Future Sale" and "Underwriting."

LIMITED PRIOR MARKET FOR COMMON STOCK AND POSSIBLE VOLATILITY OF STOCK PRICE

    Trading in the Common Stock has been extremely limited prior to the Offering and cannot be characterized as amounting to an established public trading market. There can be no assurance that an active public market for the Common Stock will develop or, if such a market develops, continue after the Offering. The initial public offering price of the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting" for a description of the factors to be considered in determining the initial public offering price. After the Offering, the market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company or its competitors or the failure of the Company or its competitors to meet such estimates, conditions in the economy in general or the banking industry in particular, or unfavorable publicity affecting the Company or the industry. In addition, the equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies' securities and have been unrelated to the operating performance of those companies. Any such fluctuations following completion of the Offering may adversely affect the prevailing market price of the Common Stock.

    The Underwriters have advised the Company that they intend to make a market in the Common Stock as long as the volume of trading activity in the Common Stock and certain other market making conditions justify doing so. Nonetheless, there can be no assurance that an active public market will develop or be sustained after the Offering or that if such a market develops, investors in the Common Stock will be able to resell their shares at or above the initial public offering price. Making a market involves maintaining bid and asked quotations for the Common Stock and being available as principal to effect transactions in reasonable quantities at those quoted prices, subject to various securities laws and other regulatory requirements. A public trading market having the desired characteristics of depth, liquidity and orderliness depends upon the presence in the marketplace of willing buyers and sellers of the Common Stock at any given time, which presence is dependent upon the individual decisions of investors over which neither the Company nor any market maker has any control.

DILUTION

    The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their investment in shares of Common Stock in the
amount of $         per share ($      per share if the Underwriters'
over-allotment option is exercised in full). Additionally, as of the completion of the Offering, there will be outstanding stock options and warrants for the
purchase of an aggregate of         shares of Common Stock at a weighted average
exercise price of $         per share. Such stock options or warrants will, if
exercised, result in further dilution to the purchasers of shares in the Offering. See "Shares Eligible for Future Sale" and "Principal and Selling Shareholders." Moreover, in the event that the Company issues additional shares of Common Stock in the future, including shares that may be issued in connection with future acquisitions, then-existing shareholders of the Company may experience further dilution in the tangible book value and/or earnings per share of Common Stock. See "-- Risks Related to Growth Strategy."

REGULATION OF CHANGES IN CONTROL OF THE COMPANY

    Individuals, alone or acting in concert with others, seeking to acquire 10% or more of Common Stock must comply with the Change in Bank Control Act, which requires prior notice to the Federal Reserve for any such acquisition. Entities seeking to acquire 5% or more of Common Stock, or otherwise to control, the Company may need to obtain the prior approval of the Federal Reserve under the BHC Act. Accordingly, prospective investors need to be aware of and to comply with those requirements, if applicable, in connection with any purchase of shares of Common Stock offered hereby.

                                  THE COMPANY

    The Company is a Delaware corporation and registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Through its sole operating subsidiary, Eldorado Bank (the "Bank"), the Company offers commercial banking products and services to small and medium-sized businesses and retail customers from 17 full service branches located primarily in the Orange County, San Diego County and Sacramento areas of California. The Company's products include commercial, consumer and real estate loans, a broad range of deposit products and other non-deposit banking services, as well as small equipment leases and single-family residential mortgages. As of June 30, 1998, the Company, on a consolidated basis, had total assets of $1.0 billion, deposits of $876.6 million and shareholders' equity of $97.7 million.

    The Company's principal place of business is 24012 Calle de la Plata, Suite 150, Laguna Hills, CA 92653; its telephone number at that address is (949) 699-4344.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the          shares of the
Common Stock being offered hereby (after deducting the estimated underwriting discounts and commissions and offering expenses) are estimated to be
approximately $         . The Company intends to (i) use $12.0 million to redeem
all of the Company's outstanding Series B Preferred Stock held by two of the Company's principal shareholders at a redemption price of 103% of liquidation value thereof plus accrued dividends, (ii) use $473,000 to repay indebtedness to DCG, and (iii) use the balance for general corporate purposes including investment in the Bank, which will enable the Bank to increase its interest-earning assets. See "Risk Factors -- Leveraging Strategy" and "Certain Transactions." The Series B Preferred Stock is redeemable, subject to the prior approval of the Federal Reserve, at the Company's election on the terms disclosed above. The Company expects to obtain the approval of the Federal Reserve for such redemption prior to the completion of the Offering. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Shareholders. See "Capitalization" and "Certain Transactions."

                                 CAPITALIZATION

    Set forth below is a table showing the Company's capitalization and regulatory capital ratios as of June 30, 1998 (i) as adjusted to give effect to certain changes to the Common Stock that will occur upon completion of the Offering (see footnote (1) below) and (ii) pro forma as adjusted for the
Offering to give effect to (a) the sale by the Company of          shares of
Common Stock offered hereby (assuming an initial public offering price of
$         per share), less underwriting discounts and other estimated offering expenses, and (b) the Company's redemption of all of the outstanding shares of Series B Preferred Stock.

                                                                                              JUNE 30, 1998
                                                                                       ---------------------------
                                                                                                        PRO FORMA
                                                                                       AS ADJUSTED(1)  AS ADJUSTED
                                                                                       --------------  -----------

                                                                                         (DOLLARS IN THOUSANDS)
Subordinated Debentures(2)...........................................................   $     27,657    $  27,657
Shareholders' equity:
  Preferred Stock, Series B; 116,600 shares authorized, 116,593 shares issued and outstanding, as adjusted, and none issued and outstanding, pro forma as
    adjusted.........................................................................         11,659           --
  Preferred Stock, undesignated series; 1,343,400 shares authorized, none issued and
    outstanding......................................................................             --           --
  Common Stock, par value $.01; 35,000,000 shares authorized, 8,962,273 shares issued
    and outstanding, as adjusted, and       shares issued and outstanding, pro forma
    as adjusted......................................................................             90
  Non-voting Common Stock, par value $.01; 15,000,000 shares authorized, 211,425
    shares issued and outstanding, as adjusted and       shares issued and
    outstanding, pro forma as adjusted...............................................              2
  Additional paid-in capital.........................................................         83,946
  Retained earnings..................................................................          3,314
  Unearned compensation..............................................................         (1,258)
  Unrealized gain on securities available for sale...................................            (59)
                                                                                       --------------
    Total shareholders' equity.......................................................         97,694
                                                                                       --------------
      Total capitalization...........................................................   $    125,351
                                                                                       --------------
                                                                                       --------------
Capital ratios:
  Tier 1 Leverage Ratio..............................................................           6.61%            %
  Tier 1 Risk-Weighted Ratio.........................................................           8.88
  Total Risk-Weighted Ratio..........................................................          10.03

------------------------

(1) As reflected in the Company's consolidated financial statements, as of June 30, 1998 the common stock was divided into several classes consisting of (i) Special Common Stock, having a liquidation preference of $9.62 per share,
    (ii) voting Common Stock (designated as "Class B Common Stock"), and (iii) non-voting Common Stock (designated as "Class C Common Stock"). The holders of the Special Common Stock and the Company have agreed that immediately prior to the completion of the Offering, the Special Common Stock will be converted into Class B Common Stock and the Common Stock will then be consolidated into two classes, consisting of the voting Common Stock offered hereby and non-voting Common Stock. The non-voting Common Stock is held by two of the Company's principal shareholders, which for regulatory reasons under the BHC Act do not wish to own more than 9.9% of the voting Common Stock. Subject to compliance with applicable BHC Act provisions, the non-voting Common Stock may be converted into voting Common Stock at the election of the holder. With the exception of voting rights, voting Common Stock and non-voting Common Stock are identical in all respects. See "Principal and Selling Shareholders" and "Certain Transactions."

(2) See "Description of Capital Securities -- Effect of Capital Securities on Common Stock -- Accounting and Regulatory Treatment."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

    Trading in the Common Stock has been extremely limited prior to the Offering and cannot be characterized as amounting to an established public trading market. Prior to completion of the Offering, the Common Stock was registered with the National Association of Securities Dealers ("NASD") and was traded only over-the-counter (NASD/CBNK), but was not listed on any exchange, and was not quoted on the National Association of Securities Dealers' Automated Quotation System ("Nasdaq"). The last known trade of Common Stock was for $12.00 per share on October 23, 1997. No more recent trades in Common Stock have been reported by securities dealers. See "Risk Factors -- Limited Prior Market for Common Stock and Possible Volatility of Stock Price." Application will be made for quotation of the Common Stock on the Nasdaq National Market under the symbol of "ELBI". As of July 31, 1998, the Company had approximately 460 shareholders of record.

    The Company has not declared or paid a cash dividend on the Common Stock and does not currently plan to declare or pay a cash dividend on the Common Stock in the foreseeable future. Dividends may be paid only out of legally available funds as permitted by statute, subject to the discretion of the Company's Board of Directors. See "Risk Factors -- No Present Intention to Pay Dividends; Prohibition on Dividends; Prohibition on Dividends by the Bank to the Company Without Prior Regulatory Approval" and "Supervision and Regulation -- Regulatory Restrictions on Distribution to Shareholders."

    The Company is a legal entity separate and distinct from the Bank. Substantially all of the Company's revenues and cash flow, including funds available for the payments of dividends and other operating expenses, will be paid by dividends to the Company from the Bank. There are statutory and regulatory limitations on the amount of dividends which may be paid to the Company by the Bank. See "Risk Factors -- No Present Intention to Pay Dividends; Prohibition on Dividends by the Bank to the Company Without Prior Regulatory Approval" and "Supervision and Regulation -- Regulatory Restrictions on Distribution to Shareholders" for a discussion of the regulatory restrictions on the payment of dividends by the Bank to the Company.

                                    BUSINESS

GENERAL

    Through its sole operating subsidiary, Eldorado Bank (the "Bank"), the Company offers a broad range of commercial banking products and services to small and medium-sized businesses and retail customers from 17 full service branches located primarily in the Orange County, San Diego County and Sacramento areas of California. The Bank also operates eight loan production offices, four of which are located in Northern California and four of which are located in contiguous states. See "-- Market." The Company's products include commercial, consumer and real estate loans, a broad range of deposit products and other non-deposit banking services. In addition, the Company augments its traditional banking products and services with specialized products including Small Business Administration ("SBA") loans, residential mortgage loans originated through eight loan production offices and a regional network of wholesale brokers for resale into the secondary market, and equipment leases to small and medium-sized businesses that are originated through a national network. The Company's only significant asset is the stock of the Bank.

    The Bank is incorporated under the laws of the State of California and is licensed by the California State Department of Financial Institutions ("DFI"). It also is a member of the Federal Reserve System. The Bank's deposits are insured up to applicable limits by the FDIC. See "Supervision and Regulation."

STRATEGIC PLAN

    The key elements of the Company's strategic plan have been and continue to be the establishment and enhancement of an attractive commercial banking franchise through the acquisition of community banks primarily, but not exclusively, in and around its Southern California base, improving core profitability and maintaining a strong balance sheet. Since 1995, the Company has acquired three community banks with total assets of $779 million. See "-- Prior Acquisitions."

        BUILDING AND ENHANCING AN ATTRACTIVE COMMUNITY BANK FRANCHISE. The Company is continually engaged in the identification and evaluation of potential acquisitions of community banks in California. The Company focuses primarily on community banks that have underperformed relative to their peer group but have strong lending franchises, niche business lines or low cost deposits that would complement the Company's existing operations and branch network and also provide opportunities for cost savings through branch overlap and back-office consolidation. In particular, the Company seeks to acquire and develop both traditional and non-traditional community banking businesses that provide opportunities for multiple relationships with small and medium-sized business customers. As an integral part of this strategy, the Company emphasizes building a solid management team through a combination of senior officers retained from acquired banks and experienced specialists hired to enhance the Company's competency in various areas, such as mortgage banking and equipment leasing.

        IMPROVING CORE PROFITABILITY. The Company's strategy to increase profitability is premised primarily on (i) increasing the sources and volume of fee income, including fees derived from originating and servicing SBA loans, selling and servicing equipment leases, and originating and selling residential mortgage loans, (ii) maintaining and diversifying its base of relatively low cost funds, (iii) utilizing its asset generation capability to increase the volume of commercial loans and leases that it retains in its portfolio, particularly SBA loans, equipment leases and commercial loans to its small business customers, and (iv) actively seeking to improve operating efficiencies.

        STRENGTHENING THE BALANCE SHEET. The Company seeks to maintain a strong balance sheet by managing the risk of credit-related losses and by striving to maintain a capital base sufficient to support its strategic plan. The Company seeks to improve the asset quality of the banks it acquires by implementing underwriting standards in such banks' loan and lease origination programs that place greater emphasis on cash flow than collateral coverage as the primary source of repayment on its loans. See "-- Underwriting and Credit Administration," below. To maintain a capital base sufficient to support the Company's existing businesses and to permit it to continue to expand through acquisitions, the Company's plan is to continue to meet the "well capitalized" regulatory standards. At June 30, 1998, the Company was well capitalized for regulatory purposes, with Tier 1 and Total Risk-Weighted Ratios (as defined herein) of 8.9% and 10.0% and a Tier 1 Leverage Ratio (as defined herein) of 6.6%. See "Supervision and Regulation -- Capital Adequacy Requirements." Giving effect to the Offering, such regulatory capital ratios
    would have been    %,    % and    %, respectively, at June 30, 1998.

    The Company routinely reviews suitable strategic acquisition opportunities, one or more of which, if consummated, may constitute a material acquisition for the Company. Although discussions at various stages with respect to such transactions are ongoing, the Company believes that, as of the date of this Prospectus, it is not probable that the Company will enter into an agreement with respect to any such transaction.

    The Company's three acquisitions were primarily funded with cash. The principal reason for the Offering is to create an active trading market for the Common Stock. The Company believes that the existence of such a market will increase the Company's ability to complete acquisitions on a stock-for-stock basis. Although the Company expects to continue to consider cash acquisitions, the Company believes that the boards of directors and shareholders of many prospective acquisition candidates prefer stock acquisitions, because the shareholders who receive stock are allowed to retain an equity interest in the combined company and to defer recognition of federal income tax. There can be no assurance, however, that an active trading market for the Common Stock will develop after the Offering or, even if such a market does develop, that the Company will be able or determine that it is in its best interests to acquire businesses in stock-for-stock transactions.

PRIOR ACQUISITIONS

    Prior to September 1995, the Company's predecessor, SDN Bancorp, Inc. ("SDN"), owned a single bank -- San Dieguito National Bank ("San Dieguito") -- with approximately $56 million in assets. San Dieguito was then categorized as "critically undercapitalized" by federal regulators. In September 1995, SDN and San Dieguito were recapitalized by Dartmouth Capital Group, L.P. ("DCG"), a bank holding company organized by Mr. Keller. Following that recapitalization, Mr. Keller assumed control of the Company, installed new management and began implementing policies to improve asset quality and operating performance.

    Since September 1995, the Company has completed three acquisitions in California with combined assets of approximately $779 million. The following table summarizes certain data regarding those acquisitions, including the asset size of the acquired bank as of the end of the quarter immediately preceding the acquisition:

                                                                  DATE OF         PRINCIPAL COUNTY      ASSETS OF
ACQUIRED BANK                                                   ACQUISITION       OF ACQUIRED BANK    ACQUIRED BANK
---------------------------------------------------------  ---------------------  ----------------  -----------------
                                                                                                      (IN MILLIONS)
Liberty National Bank....................................  March 31, 1996                  Orange       $     146
Commerce Security Bank...................................  September 1, 1996           Sacramento             229
Eldorado Bank............................................  June 6, 1997                    Orange             404

    Each acquisition was accounted for using the purchase method of accounting for business combinations, and therefore, the operating results of those banks are reflected in the Company's financial statements only from the date of acquisition. Consequently, the Company's historical operating results prior to June 1997 are of limited relevance in evaluating the Company's historical financial performance or predicting its future operating results.

    Within the relatively recent past, Commerce Security Bank ("CSB"), Liberty National Bank ("Liberty") and San Dieguito were adversely affected by a variety of factors, including high levels of nonperforming assets, reliance on high-cost brokered deposits and excessive overhead costs. The high levels of nonperforming assets and related overhead costs were partly attributable to adverse economic conditions, including declining real estate values, that California experienced during the early to mid-1990s. Liberty incurred net losses of $1.3 million and $1.5 million in 1994 and 1993, respectively; San Dieguito incurred net losses of $1.1 million, $1.0 million and $2.0 million in 1995, 1994 and 1993, respectively; and CSB incurred net losses of $431,000 and $371,000 for the three months ended December 31, 1996 and March 31, 1997, respectively. As a consequence of their poor financial performance, each of Liberty, San Dieguito and CSB was required to enter into a memorandum of understanding with its supervising regulators. Those memoranda of understanding were subsequently terminated contemporaneously with or, in Liberty's case, prior to Mr. Keller's assumption of managerial control.

    Following each acquisition, the Company implemented various elements of its strategic plan described above. See "-- Strategic Plan." As a result of those efforts, together with a favorable economic climate in California, the Company's ratio of nonperforming assets to total assets decreased from 2.0% at December 31, 1996 (on a pro forma basis giving effect to the Eldorado Acquisition) to 1.3% at June 30, 1998, and its efficiency ratio decreased from 90.3% for the three months ended December 31, 1996 to 68.1% for the three months ended June 30, 1998. Additionally, the Company was able to reduce its reliance on high-cost brokered deposits by utilizing excess liquidity at Eldorado Bank to fund loans and leases generated by its other subsidiary banks. Partly as a consequence of that strategy, the average cost of the Company's deposit liabilities decreased from 3.4% for the three months ended March 31, 1997 to 3.3% for the three months ended September 30, 1997.

    Effective June 30, 1997, the Company consolidated into Eldorado Bank the respective operations of CSB, Liberty and San Dieguito (as so consolidated, the "Bank"), although the Bank continues to operate under the name "Commerce Security Bank" in the Sacramento area because of another bank's competing claim to the tradename "Eldorado Bank." See "-- Market."

MARKET

    The Company operates primarily in Orange County in Southern California and the Sacramento area in Northern California. The Company's executive office is located in Laguna Hills, a residential community in southern Orange County, approximately 50 miles south of Los Angeles. The Company currently operates a total of 16 full-service banking offices in Southern California, covering a geographic market ranging from the north coastal area of San Diego County in the south, to Long Beach in Los Angeles County in the north, and to San Bernardino and Riverside Counties in the east. The counties of Orange, Los Angeles, San Bernardino and Riverside are located in the Los Angeles-Riverside-Orange County Metropolitan Statistical Area ("MSA"), which is the second most populous MSA in the United States, with a population of 15.5 million in 1996, according to an estimate published by the U.S. Bureau of the Census.

    In Northern California, the Company operates one full-service banking office, located in Sacramento, and four mortgage loan production offices located in Fairfield, Sacramento, Stockton and Walnut Creek. Sacramento, the capital of California, is located in the Sacramento MSA, which had a population of 1.5 million in 1996, according to an estimate published by the U.S. Bureau of the Census. The Bank also operates one SBA loan production office in Orinda, California, which is located east of San Francisco.

    The Bank currently has residential mortgage loan production offices in Bellevue, Washington; Las Vegas, Nevada; Phoenix, Arizona and Portland, Oregon and expects to open offices in San Diego, California and Denver, Colorado during the quarter ending September 30, 1998.

PRODUCTS AND SERVICES

    The Company markets its products and services through three divisions:

    - COMMUNITY BANKING DIVISION -- focusing primarily on small and medium-sized businesses located in the Company's California markets. Products include commercial, consumer and real estate loans, with a particular emphasis on the origination and servicing of SBA loans, and a broad range of deposit products and other non-deposit banking services.

    - MORTGAGE BANKING DIVISION -- originating residential mortgage loans in California, Arizona, Nevada and Oregon through eight loan production offices and a network of wholesale brokers for sale in the secondary market.

    - EQUIPMENT LEASING DIVISION -- generating equipment leases primarily through wholesale sources located throughout the United States, servicing those leases and from time to time selling blocks of leases to other institutions.

The Company's marketing strategy is to maximize cross-selling opportunities by emphasizing the complementary nature of its products and services, particularly for the small to medium-sized business, which the Company defines as a business with annual revenue up to $50 million. The Company is also seeking to exploit synergies among its divisions by establishing lease and mortgage loan offices in several of the locations now used exclusively as branches or loan production offices. In addition, the Company plans to house SBA loan production officers in several of its established mortgage origination offices. Each of the Company's divisions is described in more detail below.

    COMMUNITY BANKING DIVISION. The Community Banking Division provides a broad range of banking products and services to small and medium-sized businesses and retail customers, including commercial, real estate and consumer loans, checking and savings products and non-depository services.

    At June 30, 1998, approximately 80% of the Company's loans and leases held for investment were loans to businesses. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- For the Six Months Ended June 30, 1998 and 1997 -- Financial Condition." For regulatory and financial reporting purposes, the Company categorizes commercial loans that are secured in whole or part by real estate as commercial real estate loans. Consequently, at June 30, 1998, commercial real estate loans constituted 37.9% of the Company's loans and leases held for investment. The Company believes such categorization overstates the Company's emphasis on real estate lending, because, for example, all SBA loans are secured by real estate and thus categorized as commercial real estate loans. The following table sets forth the distribution as of June 30, 1998 of the Company's SBA loans, other commercial real estate loans and commercial loans not secured by real estate based upon the Standard Industry Classification or SIC codes provided by the Company's borrowers:

                                                                JUNE 30, 1998
                          -----------------------------------------------------------------------------------------
                                    COMMERCIAL REAL ESTATE
                          -------------------------------------------

                                 NON-SBA                 SBA                COMMERCIAL                TOTAL
                          ---------------------  --------------------  ---------------------  ---------------------
                            AMOUNT     PERCENT    AMOUNT     PERCENT     AMOUNT     PERCENT     AMOUNT     PERCENT
                          ----------  ---------  ---------  ---------  ----------  ---------  ----------  ---------
                                                           (DOLLARS IN THOUSANDS)
Finance, insurance and
  real estate...........  $   48,794       39.0% $   3,684        3.8% $   14,420       13.9% $   66,898       20.6%
Services................      37,656       30.1     33,782       35.1      38,833       37.4     110,271       33.9
Wholesale and retail
  trade.................      15,889       12.7     25,740       26.7      17,508       16.8      59,137       18.2
Manufacturing...........      10,950        8.8     20,120       20.9      19,149       18.4      50,219       15.4
Mining and
  construction..........       6,771        5.4      6,551        6.8       5,594        5.4      18,916        5.8
Other...................       5,054        4.0      6,460        6.7       8,396        8.1      19,910        6.1
                          ----------  ---------  ---------  ---------  ----------  ---------  ----------  ---------
                          $  125,114      100.0% $  96,337      100.0% $  103,900      100.0% $  325,351      100.0%
                          ----------  ---------  ---------  ---------  ----------  ---------  ----------  ---------
                          ----------  ---------  ---------  ---------  ----------  ---------  ----------  ---------

    The origination and servicing of SBA loans are important elements of the Community Banking Division's business. For the six months ended June 30, 1998, the Company originated $23.4 million of SBA loans. Revenue attributable to the Company's SBA lending activities was $7.6 million for the six months ended June 30, 1998, constituting 15.9% of its total revenue for that period.

    The Company originates two types of loans under SBA programs. The majority of SBA loans that the Company originates are guaranteed by the United States Government to the extent of 75% to 90% of the principal and interest due on such loans ("SBA 7(a)" loans). The other type consists of loans in which the Company takes a first trust deed (a senior security position which is generally sold by the Company) and another unrelated entity assumes a second trust deed (a subordinated security position) that is guaranteed by the SBA (the "SBA 504" loans). Generally, the Company sells the government guaranteed portion of the SBA 7(a) loans to participants in the secondary market and retains servicing responsibilities and the unguaranteed portion of the loans. The government guaranteed portion of the SBA 7(a) loans are sold at a premium, a portion of which is immediately recognized as income. The balance of the premium, representing estimated servicing fees is treated as a yield adjustment on the portion of the SBA 7(a) loan retained by the Company, and is capitalized and recognized as income over the estimated life of the loan. The Company had a total of $96.3 million of SBA loans in its portfolio at June 30, 1998, comprised of $74.7 million of the unguaranteed portions of the SBA 7(a) loans being serviced by the Company and $21.6 million of SBA 504 loans. The total SBA 7(a) loan portfolio serviced by the Company at June 30, 1998 was $267.5 million, all of which had been originated by the Company.

    Both Eldorado and Liberty had substantial experience originating SBA loans prior to the Company's acquisition of those banks. Since 1994, the Bank has qualified as a "Preferred Lender" under the SBA's programs, allowing it to originate SBA loans based on its own underwriting decisions and without prior approval of the SBA. The Company believes that its status as a Preferred Lender gives it a competitive advantage relative to other non-Preferred SBA originators by allowing the Company to process such loans on an expedited basis. For the six months ended March 31, 1998, the Company originated $6.6 million, or approximately half of its SBA loans, within the SBA district consisting of the counties of Orange, Riverside and San Bernardino. For that period, the Company produced the 9th greatest dollar volume of SBA loans in that district by all SBA lenders and the 6th largest dollar volume of SBA loans produced in that district by SBA originating banks. By comparison, the leading nonbank and bank SBA lenders headquartered in that district originated $23.3 million and $16.3 million of SBA loans, respectively, which the Company believes reflects the fragmented and highly competitive market for SBA loans in Southern California. The

Company believes that all of the leading SBA originators in the Company's principal market are Preferred Lenders.

    Historically, the Company has made SBA loans primarily to businesses located in California through origination from its Southern California branches as well as from the Company's SBA loan production office located in Orinda, California. Subject to receipt of SBA approval, which the Company expects will be received, the Company intends to expand its SBA market area during the next 12 months by hiring SBA loan originators based in or near Phoenix, Arizona; Portland, Oregon; and Bellevue, Washington. The Company intends to place those originators in the Company's existing loan production facilities for the Mortgage Banking Division located in those areas.

    With respects to deposit products and related services, the Company believes the Community Banking Division has a competitive advantage as a result of certain deposit accounting services that were developed at CSB specifically for title and escrow companies. As a result of those services, which include specialized sub-accounting, reconciliation and reporting features, a significant percentage of the Company's deposit liabilities are obtained from title and escrow companies (collectively, "Title and Escrow Deposits"). For the six months ended June 30, 1998, Title and Escrow Deposits averaged $117.1 million, representing 15.0% of the Company's total average deposits for that period. Actual balances of Title and Escrow Deposits tend to vary widely during a month, with the highest balances usually occurring at the end of the month when residential real estate closings are generally scheduled to occur. Title and Escrow Deposits are also subject to seasonal fluctuations, tending to decrease during those seasons when the volume of residential real estate transactions is lower. Title and Escrow Deposits at June 30, 1998 totaled $164.1 million, constituting 18.7% of the Company's total deposits at that date. One company controlled Title and Escrow Deposits that represented 11.7% of the Company's total average deposits for the six months ended June 30, 1998 and 14.5% of the Company's total deposits at June 30, 1998.

    The Company considers Title and Escrow Deposits to be volatile because of the fluctuation in deposit amounts and the concentration of control over those deposits with a limited number of customers. The Company believes, however, that its relationships with its principal Title and Escrow Deposit customers and its specialized deposit services partially mitigate the risk that such customers may terminate or significantly reduce their deposits with the Company. See "Risk Factors -- Reliance on Certain Funding Sources." As a consequence of that potential volatility, the Company utilizes Title and Escrow Deposits solely to fund short-term assets, primarily consisting of residential mortgages held for sale, which are generally sold within 30 days after such mortgage loans are funded. See "-- Products and Services -- Mortgage Banking Division." If a substantial portion of the Title and Escrow Deposits were withdrawn suddenly, the Company believes that it has sufficient alternative sources of liquidity to fund its mortgage pipeline during a transition period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity."

    The Company's expertise in servicing Title and Escrow Deposits has also enabled it to attract deposits from homeowners' associations, property managers and similar customers. The services provided to those customers include (i) lockbox deposit arrangements, (ii) sub-account reconciliation and reporting,
(iii) electronic payment and remittance processing through the Automated Clearing House or ACH Network, and (iv) electronic balance reporting. Those specialized payment handling systems also complement the Company's other traditional cash management products.

    Historically, the relationships with Title and Escrow Deposit customers, as well as the relationships with other deposit customers utilizing the Company's sub-accounting systems, have been managed by the Company's Sacramento branch. The Company is actively seeking, however, to cross-sell those services to customers of its Southern California branches.

    MORTGAGE BANKING DIVISION. The Company entered the mortgage banking business upon the acquisition of CSB in September 1996. CSB had been engaged in the mortgage business since 1988. The Company originates and sells first and second lien mortgage loans secured by single family residences. As a matter of normal practice, the Company sells to the secondary market all of the loans that it originates. The Mortgage Banking Division's operating results can be and have been affected materially by changes in interest rates, new home construction and existing home sales. See "Risk Factors -- Potential Impact of Changes in Interest Rates."

    The Company originates loans through two primary sources: (i) the wholesale market, which represents loans generated through a network of mortgage brokers approved by the Company, and (ii) the retail market, which represents loans generated by eight loan production offices staffed with commission-based loan officers who solicit loans directly from real estate brokers, home builders and on personal referral. All loans originated from those two sources are underwritten and closed by the Company. For the six months ended June 30, 1998, approximately 88% of the Company's residential mortgage loans were originated on a wholesale basis, and during that period, the top ten brokers generated 38.4% of such loans.

    The Company originates primarily fixed-rate mortgage loan products under a variety of programs including (i) conventional fixed-rate mortgage loans under programs offered by the Federal Home Loan Mortgage Corporation ("Freddie Mac") or the Federal National Mortgage Association ("Fannie Mae"), (ii) so-called "nonconforming" mortgage loans that do not meet Freddie Mac or Fannie Mae criteria, including "jumbo loans" that exceed the maximum principal amount under those programs, which the Company underwrites to satisfy the individual guidelines of the private investors to which those loans are sold in the ordinary course, and (iii) mortgage loans insured by the Federal Housing Administration ("FHA loans") and mortgage loans guaranteed by the Veterans Administration ("VA loans"). FHA loans and VA loans are underwritten to enable them to be pooled as loans offered by the Government National Mortgage Association ("Ginnie Mae loans").

    The following table sets forth the volume of mortgages funded by the Company during the last five consecutive fiscal quarters ended June 30, 1998.

                                                                   FOR THE THREE MONTHS ENDED
                                                 ---------------------------------------------------------------
                                                  JUNE 30,   MARCH 31,   DECEMBER 31,  SEPTEMBER 30,   JUNE 30,
                                                    1998        1998         1997          1997          1997
                                                 ----------  ----------  ------------  -------------  ----------

                                                                         (IN THOUSANDS)
Purchase financing:
  Conforming...................................  $   46,677  $   34,753   $   29,460    $    41,393   $   35,806
  Jumbo........................................      51,518      32,413       27,621         28,416       23,231
  FHA..........................................      93,402      61,992       69,379         84,614       69,528
  VA...........................................      30,635      18,525       21,135         29,097       18,072
                                                 ----------  ----------  ------------  -------------  ----------
    Total......................................     222,232     147,683      147,595        183,520      146,637
Refinancing:
  Conforming...................................     100,742     120,269       39,450         33,710       17,534
  Jumbo........................................      87,543      73,593       46,765         38,511       28,924
  FHA..........................................      22,366      28,575       11,823          8,206        5,068
  VA...........................................      16,565      26,182       15,549          7,929        2,030
                                                 ----------  ----------  ------------  -------------  ----------
    Total......................................     227,216     248,619      113,587         88,356       53,556
                                                 ----------  ----------  ------------  -------------  ----------
      Total originations.......................  $  449,448  $  396,302   $  261,182    $   271,876   $  200,193
                                                 ----------  ----------  ------------  -------------  ----------
                                                 ----------  ----------  ------------  -------------  ----------

    The Company has historically sold conforming Freddie Mac and Fannie Mae loans under private sale agreements to conduits such as Countrywide Home Loans. FHA and VA mortgage loans that the Company originates either are sold individually to private conduits or are bundled and sold as Ginnie Mae pools to private investors. In addition, since July 1998, the Company has had approval to sell Ginnie Mae-eligible loans directly to Freddie Mac and Fannie Mae, which the Company expects will enable it to increase the profitability of its mortgage banking operations.

    The Company also sells the right to service such mortgage loans, which includes the collection and remittance of principal and interest payments. Such servicing rights either are sold to the purchaser of the loan or, in the case of Ginnie Mae loans, are aggregated and sold in bulk at least quarterly, which the Company believes increases the value of those servicing rights. The purchasers of mortgage loans or servicing rights do not have recourse against the Company for the payment defaults of the borrowers, except for (i) customary recourse if the borrower fails to make the first payment due under the loan and (ii) recourse obligations that were incurred in connection with CSB's bulk sales of servicing for VA loans that was effected prior to the Company's acquisition of CSB. Such recourse exposure for VA loans will expire in November 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The Company relies on various short-term funding services -- including Title and Escrow Deposits and lines of credit with various financial institutions -- to provide liquidity to its Mortgage Banking Division between the time when the Division originates a mortgage loan and that loan is sold in the secondary market. See "-- Products and Services -- Community Banking Division" and "Risk Factors -- Reliance on Certain Funding Sources."

    "Forward commitments" and "put options" on mortgage-backed securities are used to reduce interest rate risk (i.e., hedging) on a portion of loans held for sale and on certain loans anticipated to fund. Forward commitments to sell and put options on mortgage-backed securities that hedge anticipated loan funding are off-balance sheet items and not reflected in the Company's Consolidated Statement of Financial Condition. The aggregate outstanding "forward commitments" and "put options" were $68.5 million and $55.0 million at June 30, 1998, respectively. See "Risk Factors -- Potential Impact of Changes in Interest Rates."

    Although the Mortgage Banking Division historically provided a substantial amount of CSB's earnings, the Division generated losses during each month of 1996 and during nine out of 12 months of 1997. Since the Company acquired CSB in September 1996, the Company has undertaken a variety of measures to improve the Division's operating results, including the renegotiation of the terms under which the Company sells loans to the secondary market, the packaging of Ginnie Mae pools, the elimination of certain recourse liability in connection with the sale of VA loan servicing rights, and the achievement of various operational efficiencies. In addition, the Company has made several managerial changes at the Mortgage Banking Division, the most significant of which was the February 1998 hiring of William D. Rast to serve as its Executive Vice President and head of the Division. Mr. Rast has approximately 21 years of experience in mortgage banking, including four years as President and Chief Operating Officer of Hamilton Financial Services Corp., a financial services company that focused primarily on mortgage lending, and 10 years with First California Mortgage, where his last position was Senior Vice President responsible for retail and wholesale production. See "Management." Since joining the Company, Mr. Rast and his management team have overseen the implementation of several initiatives designed to improve the Mortgage Banking Division's operations. Among other things, the Company has (i) enhanced the Mortgage Banking Division's network of brokers by adding additional brokers with whom Mr. Rast previously had developed relationships and terminating those brokers who were not reliable sources of originations, and (ii) reduced the period between the Company's funding of a mortgage loan and the sale of that loan into the secondary market.

    The Company believes that those initiatives have substantially improved the Mortgage Banking Division's performance. For the six months ended June 30, 1998, the Mortgage Banking Division originated $845.7 million of mortgage loans as compared to $356.1 million for the comparable period of 1997. The Division's pre-tax profitability -- measured by the Company as revenue less direct expenses and the cost of funds provided by the Community Banking Division and other sources -- also increased by $5.8 million to $3.7 million for the six months ended June 30, 1998 from a loss of $2.1 million for the comparable period of 1997.

    During the next 12 months, the Mortgage Banking Division intends to continue to increase its origination volume by, among other things, (i) further refining its network of wholesale brokers, (ii) more actively cross-selling its products to the Company's retail customers, and (iii) extending its range of products to include loans to relatively high quality subprime borrowers (which loans are sometimes referred to as "B" grade credits). The Company expects that the Mortgage Banking Division's cross-selling efforts will focus primarily on developing relationships with internal and external referral sources in the Company's Southern California market. Among other things, the Mortgage Banking Division intends to place mortgage loan officers in the Company's branches located in Carlsbad (San Diego County), Huntington Beach (Orange County) and San Bernardino (San Bernardino County).

    EQUIPMENT LEASING DIVISION. The Company entered the leasing business upon the acquisition of CSB in September 1996. CSB had been engaged in leasing since 1990, focusing primarily on acquiring leases of equipment to small businesses with an average lease size of less than $50,000. Currently, the production of new leases is derived primarily from the wholesale sector through a network of brokers located throughout the United States, although a majority of the Division's leases are made to borrowers located in the mid-western and western states. The Company makes no consumer leases and leases automobiles and other vehicles only to businesses. The Company seeks to limit the residual risk with respect to the collateral it leases by purchasing leases that permit the lessee to acquire the equipment for a nominal purchase price at the end of the lease term or by stipulating that the originating broker will retain the residual risk. The Bank's largest concentration of leases to a single borrower (and related interests) at June 30, 1998 amounted to $386,000. Historically, the Company has generally retained for investment the majority of leases that it purchases, although in 1997, the Company sold $24.8 million of leases to other banks while retaining the right to service those leases.

    At June 30, 1998, the Company held $58.3 million of leases for investment. The following table sets forth the collateral concentrations of the Company's leases at August 7, 1998 (as data for June 30, 1998 is not readily available).

                                                                                 AUGUST 7, 1998
                                                                                 ---------------
Electronic data processing.....................................................          28.4%
Transportation.................................................................          12.4
Machine tools..................................................................           9.4
Agriculture....................................................................           7.2
Materials handling.............................................................           6.6
Garment cleaning...............................................................           5.9
Printing.......................................................................           4.9
Manufacturing..................................................................           4.7
Other(1).......................................................................          20.5
                                                                                        -----
      Total....................................................................         100.0%
                                                                                        -----
                                                                                        -----

------------------------

    (1) No category of collateral concentration included in Other is in excess of 3.4%.

    Following the 1997 departure of the former CSB employee who was then responsible for the Equipment Leasing Division, the Company made a strategic decision to increase the resources devoted to the Division. The Bank hired Lawrence A. Johnes in August 1997 to serve as its Executive Vice President responsible for the Equipment Leasing Division. Mr. Johnes has approximately 25 years of experience in equipment leasing, including most recently as the Senior Vice President in charge of Sales and Marketing for Mitsui Vendor Leasing, which provided manufacturer and distributor lease financing. Since joining the Company, Mr. Johnes has overseen the implementation of several initiatives designed to improve the Equipment Leasing Division's operations. Among other things, Mr. Johnes has centralized the underwriting decisions for leases, thereby eliminating the salesperson's involvement in the underwriting decision.

Mr. Johnes has also increased the aggregate volume and average size of the Company's leases and diversified the type and location of the underlying lease collateral, partly as a result of hiring full-time sales representatives located in Boston, Massachusetts; Dallas, Texas and Laguna Hills, California.

    The Company believes that those initiatives have substantially improved the Equipment Leasing Division's performance. For the six months ended June 30, 1998, the Company originated $26.5 million of leases with an average lease size of $35,200, as compared to $16.8 million of leases with an average lease size of $22,800 for the comparable period of 1997. The Division's pre-tax profitability -- measured by the Company as revenue (excluding gain on sale of leases) less direct expenses and the cost of funds provided by the Community Banking Division and other sources -- also increased by $380,000 to $408,000 for the six months ended June 30, 1998 from $28,000 for the comparable period of 1997.

    During the next 12 months, the Equipment Leasing Division intends to continue to increase its origination volume by focusing on improving the overall quality of the Company's network of wholesale brokers and by expanding the number of full-time representatives. In particular, the Company intends to hire by early 1999 a full-time representative to be based in Atlanta, Georgia. To avoid an excess concentration of leases as a percentage of interest-earning assets, the Company intends to sell all or substantially all of the incremental lease volume to nonbank financial institutions while retaining the right to service those leases.

UNDERWRITING AND CREDIT ADMINISTRATION

    UNDERWRITING. Although the Bank accepts applications for various types of commercial and consumer loans at all of its branches, all loans are subject to centralized underwriting and processing, with the exception of commercial loans less than $50,000 and residential mortgage loans which may also be approved at one of two loan production offices in Northern California.

    The Company generally does not make individual loans larger than $8.0 million, although the applicable legal lending limit is substantially higher (for secured loans, 25% of the Bank's equity plus its allowance for loan and lease losses, or $21.2 million at June 30, 1998). Senior loan officers at the Community Banking Division may approve loans up to $250,000 for non-SBA loans and up to $1.0 million for SBA loans, and the Bank's senior credit officer has the authority to approve loans up to $1.0 million. Loans in excess of $1.0 million but less than $2.0 million must be approved by the Bank's senior credit officer and the Bank's President, and loans in excess of $2.0 million but less than $4.0 million must also be approved by an Officer Loan Committee, of which the senior credit officer and the Bank's President are members. Loans in excess of $4.0 million but less than $8.0 million must also be approved by the Loan Committee of the Bank's Board of Directors, and loans in excess of $8.0 million must also be approved by the Board of Directors of the Bank. As of June 30, 1998, 20 borrowers had total obligations (including loans to related interests) to the Bank in excess of $2.0 million, representing $53.3 million or 10.2% of the Bank's total loans and leases at that date. At June 30, 1998, the Company's largest concentration of loans to a single borrower (and related interests) totaled $4.3 million. As of the date of this Prospectus, all outstanding loans in excess of $2.0 million are performing and are secured primarily by real estate located in Southern California.

    The Company's commercial loans are generally underwritten in the Company's primary market area on the basis of the borrower's ability to service such debt from income. As a general practice, the Company takes as collateral a lien on any available real estate, equipment or other assets and obtains a personal guaranty. Working capital loans are primarily collateralized by short-term assets and term loans are primarily collateralized by long-term assets.

    In addition to commercial loans secured by real estate, the Company makes commercial mortgage loans to finance the purchase of owner-occupied real property, which generally consists of real estate on which structures have already been completed. The Company's commercial mortgage loans are secured by first liens on real estate, typically have variable interest rates and amortize over a 20-year period with balloon payments due at the end of ten years. In underwriting commercial mortgage loans, consideration is given to the property's operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the financial condition of the borrower.

    The Company makes loans to finance the construction of residential properties, the majority of which are owner-occupied and, to a limited extent, owner-occupied nonresidential properties. Construction loans generally are secured by first liens on real estate. The Company conducts periodic inspections, either directly or through an agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above are also used in the Company's construction lending activities.

    Consumer loans made by the Company include home improvement loans, automobile loans, recreational vehicle loans, boat loans, personal loans (collateralized and uncollateralized) and deposit account collateralized loans. The terms of these loans typically range from 12 to 84 months and vary based upon the nature of collateral and size of loan.

    Two of the Company's equipment lease underwriters have individual authority to approve leases up to $75,000 and authority to approve jointly leases up to $150,000. Leases in excess of $150,000 must also be approved by the Company's senior credit officer. The Company generally does not make leases in excess of $150,000. Since the Company's acquisition of CSB, the Company has not made a lease in excess of $500,000.

    The head of the Mortgage Banking Division has authority to approve residential loans of up to $1.0 million. Residential loans in excess of $1.0 million are subject to the same approval criteria required with respect to commercial loans.

    CREDIT ADMINISTRATION AND NONPERFORMING ASSETS. The Company has several procedures in place to assist it in maintaining the overall quality of its loan and lease portfolio, as described below. There can be no assurance, however, that the Company's loan and lease portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

    With the exception of the Equipment Leasing Division, which administers and collects the leases that it services, the Company has a centralized Credit Administration Department. The Department is responsible for supervising the Company's loan review function and its Special Asset Group, which focuses exclusively on the collection or other resolution of nonaccrual loans and OREO. The Company's loan review function evaluates additional loans which are potential problem loans as to risk exposure in determining the adequacy of the allowance for loan losses. The Company obtains updated appraisals from time to time on loans secured by real estate, particularly those categorized as nonperforming loans and potential problem loans. In instances where updated appraisals reflect reduced collateral values, an evaluation of the borrower's overall financial condition is made to determine the need, if any, for possible writedowns or appropriate additions to the allowance for loan losses.

    The Company generally places a loan on nonaccrual status and ceases accruing interest when loan payment performance is deemed unsatisfactory. All loans past due 90 days, however, are placed on nonaccrual status, unless the loan is both well-secured and in the process of collection or renewal. Cash payments received while a loan is classified as nonaccrual are recorded as a reduction of principal as long as doubt exists as to collection.

    The Company is sometimes required to revise a loan's interest rate or repayment terms in a troubled debt restructuring. A loan is considered a restructured loan if, as a result of the borrower's financial condition, the Company has elected to modify it by accepting below market terms either by granting an interest rate concession or deferring principal or interest payments or both. In order for a restructured loan to be eligible to be reclassified as a fully performing loan, the following must be satisfied: (i) the borrower must generally have been current in meeting the restructured terms for at least six consecutive months, and (ii) the restructured loan must have an interest rate and other features that are at least equivalent to market terms. Inevitably, not all restructured loans will be viable as restructured, and it may be necessary for the Company to make further concessions or to transfer the loan to nonaccrual status or OREO. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company records OREO at fair value at the time of acquisition, less estimated costs of sale.

COMPETITION

    There is intense competition in California and elsewhere in the United States in attracting and retaining deposit accounts, and in making loans to small businesses and other borrowers. The primary factors in the competition for deposits are interest rates, personalized services, the quality and range of financial services, convenience of office locations and office hours. The Company competes for deposits primarily with other commercial banks, savings institutions, credit unions, money market funds and other investment alternatives. The primary factors in the competition for loans are interest rates, loan origination fees, the quality and range of lending services and personalized services. The Company competes for loans, primarily with other commercial banks, savings institutions, mortgage banking firms, credit unions and other financial intermediaries. The Company faces competition for deposits and loans throughout its market areas not only from local institutions but also from out-of-state financial intermediaries that have opened loan production offices or that solicit deposits in its market areas. Many of the financial intermediaries operating in the Company's market areas offer certain services, such as trust and investment services, which the Company does not offer directly. Additionally, as a consequence of recent bank acquisitions and mergers in the Company's market -- including the pending acquisitions of BankAmerica Corporation and Wells Fargo & Company by NationsBank Corporation and Norwest Corporation, respectively -- many of the Company's competitors have greater financial and marketing resources and name recognition than the Company, and operate on a statewide or nationwide basis that may give them opportunities to realize greater efficiencies and economies of scale than the Company. Moreover, recent developments in technology and mass marketing have permitted larger institutions to market loans more aggressively to small business borrowers.

    Recent federal legislation has eased membership limits on credit unions, which previously have been permitted to serve only members that share a single, common bond. Specifically, the legislation provides that occupation-based credit unions may serve unrelated companies as long as such companies have fewer than 3,000 employees. The Company expects that such legislation will increase the ability of credit unions to compete with community banks, such as the Bank, for both deposits and loans.

    The Company competes principally on the basis of personalized attention and special services that it provides its customers, principally individuals and small to medium-sized businesses. Its marketing activity focuses primarily on promotional activities by and referrals from the Bank's officers, directors and employees. Most of the Bank's offices offer extended weekday banking hours and some branches offer Saturday banking hours. The Bank also operates drive-up banking facilities at seven of its branches and provides a variety of personalized services. In addition, the Bank operates 24-hour automatic teller machines ("ATM") at 16 of its locations, and is a member of Instant Teller network and Plus System network, which link bank ATMs nationwide.

EMPLOYEES

    The Company had approximately 430 full-time equivalent employees as of June 30, 1998, of whom, 60 were officers, who held titles of Vice President or above. The Company believes that its employee relations are satisfactory. See, however, "Risk Factors -- Dependence on Key Personnel." None of the Company's employees is represented by a union or covered under a collective bargaining agreement.

PROPERTIES

    The Company's executive office is located in Laguna Hills, California, where it is physically contiguous to one of the Bank's branches. The Bank is headquartered on a site owned by it in Tustin, California.

    In addition to the Bank's headquarters and the Laguna Hills location, the Company owns six of its branch offices, one of which is subject to a ground lease, and leases the remaining 10 offices. The Company also leases several locations for various administrative offices associated with the Mortgage Banking Division and the Equipment Leasing Division. The Company's aggregate rental expense under such leases was $1.1 million for the six months ended June 30, 1998. For additional information regarding the Company's lease obligations, see note 16 to the Company's consolidated financial statements. At June 30, 1998, the net book value of the property and leasehold improvements of the offices of the Company amounted to $6.3 million. The Company's properties that are not leased are owned free and clear of any mortgages. The Company believes that all of its properties are appropriately maintained and are suitable for their respective present needs and operations.

LEGAL PROCEEDINGS

    As of the date of this Prospectus, no litigation is pending against the Company itself. The Bank is the defendant in an action filed in 1994 by a former officer of CSB's Stockton, California loan production office, alleging wrongful termination, breach of contract, defamation and various other causes of action. A central element of the employee's claim is that CSB terminated him in retaliation for the employee's reporting of alleged violations of consumer lending laws committed by another employee of CSB's Stockton office. The Company's position is that the former officer's claims are without merit and that CSB terminated him because it reasonably believed he had sexually harassed a subordinate. In October 1997, a jury awarded the former officer $3.8 million of damages, including $2.0 million of punitive damages. The trial court subsequently reduced the award to $2.0 million, including $1.0 million punitive damages, and the Bank recorded a purchase accounting adjustment for the CSB acquisition in an amount equal to the reduced judgment. The case is now on appeal. In addition, in July 1998, the same former officer filed another action against the Bank seeking damages for various claims, including malicious prosecution and defamation, arising out of a lawsuit that CSB brought against the employee at the time it terminated his employment. The Company believes that the Bank has meritorious defenses and intends to vigorously contest such claims. There can be no assurance, however, that the Company will not incur additional expense in connection with such matters or that an adverse outcome in the appeal or the July 1998 claim will not have a material adverse effect on the Company's results of operations.

    In addition, the Bank is a defendant in a proceeding related to the proceedings on appeal described in the preceding paragraph. The action was initiated in 1994 by several employees who allege, among other things, that CSB wrongfully terminated their employment in connection with CSB's 1994 closure of the its Stockton office. Similar to the matter described in the preceding paragraph, their complaint alleges, among other things, that plaintiffs were terminated as a result of their having reported alleged violations of consumer lending laws committed by another employee of the Stockton office and seeks compensatory and punitive damages. Although the Company believes the Bank has meritorious defenses and intends to vigorously contest such claims, there can be no assurance that an adverse outcome in that case will not have a material adverse effect on the Company.

    The Company is from time to time subject to various legal actions (in addition to those described above) that are considered to be part of its normal course of business. Management, after consultation with legal counsel, does not believe that the ultimate liability, if any, arising from those other actions will have a materially adverse effect on the financial position or results of operations of the Company.

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with the Financial Statements of the Company and the Notes thereto, appearing elsewhere in this Prospectus, and the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations." As described elsewhere in this Prospectus, because of the three acquisitions that the Company completed between September 1995 and June 30, 1997, the Company's historical operating results prior to June 30, 1997 are of limited relevance in evaluating the Company's historical financial performance and predicting the Company's future operating results. The selected historical financial data as of and for the five years ended December 31, 1997 are derived from the Company's Financial Statements which have been audited by independent public accountants. The selected historical financial data as of and for the six months ended June 30, 1998 and June 30, 1997 have not been audited but, in the opinion of management, contain all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Company as of such dates and for such periods. The results of operations for the six months ended June 30, 1998 are not necessarily indicative of the results of operations that may be expected for the year ended December 31, 1998, or for any future period.

                                         AS OF AND FOR
                                       SIX MONTHS ENDED
                                        ENDED JUNE 30,        AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                     ---------------------  -----------------------------------------------
                                        1998       1997       1997       1996      1995     1994     1993
                                     ----------  ---------  ---------  ---------  -------  -------  -------

                                          (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND RATIOS)
SUMMARY OF CONSOLIDATED OPERATIONS
Net interest income before
  provision for possible loan and
  lease loss.......................  $   22,204  $  12,285  $  32,881  $  11,708  $ 2,817  $ 2,861  $ 2,994
Provision for possible loan and
  lease loss.......................       1,922        715      1,495        515      295      583    1,085
                                     ----------  ---------  ---------  ---------  -------  -------  -------
Net interest income after provision
  for possible loan and lease
  loss.............................      20,282     11,570     31,386     11,193    2,522    2,278    1,909
                                     ----------  ---------  ---------  ---------  -------  -------  -------
Noninterest income.................      11,361      5,989     14,904      4,899      696      666      655
Noninterest expenses
  Amortization of goodwill and
    intangibles....................       1,739        705      2,514        268       --
  Carrying costs and losses on
    OREO...........................          --         --        382        288      531      222      182
  Provision for recourse
    obligations....................          --        905      2,021         --       --
  Other noninterest expense........      22,738     14,482     34,771     14,714    3,760    3,711    4,358
                                     ----------  ---------  ---------  ---------  -------  -------  -------
    Total noninterest expense......      24,477     16,092     39,688     15,270    4,291    3,933    4,540
                                     ----------  ---------  ---------  ---------  -------  -------  -------
Income (loss) before income taxes
  and extraordinary item...........       7,166      1,467      6,602        822   (1,073)    (989)  (1,976)
Income tax provision (benefit).....       3,743        912      3,612     (1,503)    (443)      --       --
                                     ----------  ---------  ---------  ---------  -------  -------  -------
Income (loss) before extraordinary
  item.............................       3,423        555      2,990      2,325     (630)    (989)  (1,976)
Extraordinary item(1)..............          --         --         --         --      625       --       --
                                     ----------  ---------  ---------  ---------  -------  -------  -------
Net income (loss)..................       3,423        555      2,990      2,325       (5)    (989)  (1,976)
Preferred dividends................         636         85        731         --       --       --       --
                                     ----------  ---------  ---------  ---------  -------  -------  -------
Net income (loss) available to
  common...........................  $    2,787  $     470  $   2,259  $   2,325  $    (5) $  (989) $(1,976)
                                     ----------  ---------  ---------  ---------  -------  -------  -------
                                     ----------  ---------  ---------  ---------  -------  -------  -------
Per share data(2):
Weighted average shares outstanding
  Basic............................   9,173,698  5,449,466  7,406,062  2,650,386  134,099   26,864   26,864
  Diluted..........................  10,294,675  5,449,466  8,634,651  2,650,386  134,099   26,864   26,864
Basic:
Income (loss) before extraordinary
  item.............................  $      .30  $     .09  $     .31  $     .88  $ (4.70) $(36.82) $(73.56)
Extraordinary item.................          --         --         --         --     4.66       --       --
                                     ----------  ---------  ---------  ---------  -------  -------  -------
Net income (loss) per share........  $      .30  $     .09  $     .31  $     .88  $  (.04) $(36.82) $(73.56)
Net income (loss) per
  share,excluding goodwill
  amortization(3)..................  $      .49  $     .22  $     .64  $     .98  $  (.04) $(36.82) $(73.56)
Diluted:
Income (loss) before extraordinary
  item.............................  $      .27  $     .09  $     .26  $     .88  $ (4.70) $(36.82) $(73.56)
Extraordinary item.................          --         --         --         --     4.66       --       --
                                     ----------  ---------  ---------  ---------  -------  -------  -------
Net income (loss) per share........  $      .27  $     .09  $     .26  $     .88  $  (.04) $(36.82) $(73.56)
Net income (loss) per share,
  excluding goodwill
  amortization(3)..................  $      .44  $     .22  $     .55  $     .98  $  (.04) $(36.82) $(73.56)

------------------------

(1) Forgiveness of indebtedness net of $443,000 income tax benefit.

(2) Share and per share amounts have been retroactively restated to reflect (i) a 1-for-2 reverse split of the Common Stock that will be effected by the Company prior to the consummation of the Offering and (ii) changes in the presentation of earnings per share as set forth in the notes to the Company's consolidated financial statements.

(3) Excludes the amortization of goodwill and other intangibles. Although such presentation is not defined by Generally Accepted Accounting Principals ("GAAP"), management believes it to be beneficial to gaining an understanding of the Company's financial performance in comparison to its peer group.

                                         AS OF AND FOR
                                       SIX MONTHS ENDED
                                        ENDED JUNE 30,        AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                     ---------------------  -----------------------------------------------
                                        1998       1997       1997       1996      1995     1994     1993
                                     ----------  ---------  ---------  ---------  -------  -------  -------

                                          (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA AND RATIOS)
CONSOLIDATED FINANCIAL POSITION
Total assets.......................  $1,023,310  $ 909,760  $ 902,355  $ 437,060  $55,905  $57,686  $61,916
Loans and leases, net..............     688,477    495,739    605,883    320,958   38,338   45,492   48,179
Intangibles........................      65,078     67,802     66,769     10,736       --       --       --
Deposits...........................     876,602    758,400    765,203    383,031   51,431   55,876   59,651
Long-term debt.....................      27,657     28,194     27,657        537      537    1,894    1,894
Common shareholders' equity........      86,035     84,560     83,077     40,772    3,541     (948)      41
Shareholders' equity (deficit).....      97,694     96,219     94,736     40,772    3,541     (948)      41

Average assets.....................     942,663    499,180    706,327    241,866   56,995   61,312   66,515
Average earning assets.............     761,201    430,454    571,091    198,720   50,329   53,873   58,632
Average common equity..............      84,008     46,852     65,539     20,698      (81)    (572)     981

Per share data(2):
Common shares outstanding..........   9,173,698  9,173,698  9,173,698  4,848,715  447,734   26,864   26,864
Diluted common shares
  outstanding......................  10,294,674  9,173,698  9,652,238  4,848,715  447,734   26,864   26,864
Book value per share...............  $     9.38  $    9.22  $    9.06  $    8.41  $  7.91  $(35.39) $  1.53
Diluted book value per share.......        8.36       9.22       8.61       8.41     7.91   (35.39)    1.53
Tangible book value per share......        2.28       1.83       1.78       6.19     7.91   (35.39)    1.53
Diluted tangible book value per
  share............................        2.04       1.83       1.69       6.19     7.91   (35.39)    1.53

SELECTED PERFORMANCE RATIOS(4)
Return on average assets...........         .73%       .22%       .42%       .96%    (.01)%   (1.61)%   (2.97)%
Return on average assets, excluding
  goodwill amortization(3).........        1.10        .51        .78       1.07     (.01)   (1.61)   (2.97)
Return on average common equity....        6.69       2.02       3.45      11.23       nm(5)      nm(6) (201.43)
Return on average common equity,
  excluding goodwill
  amortization(3)..................       10.86       5.06       7.28      12.53       nm(5)      nm(6) (201.43)
Net yield on interest earning
  assets...........................        5.88       5.76       5.76       5.89     5.60     5.31     5.10
Noninterest income to average
  assets...........................        4.75       4.96       4.66       4.84     4.94     4.67     4.50
Efficiency ratio(6)................       67.74      79.25      72.77      88.60   107.03   105.22   119.43

SELECTED ASSET QUALITY RATIOS(7)
Nonperforming assets to total
  portfolio loans and leases and
  OREO.............................        1.88%      3.73%      3.36%      3.83%    7.50%    7.94%    7.61%
Nonperforming assets to total
  assets...........................        1.28       2.32       2.30       2.89     5.42     6.55     6.20
Allowance for loan and lease losses
  to portfolio loans and leases....        1.53       1.85       1.80       1.88     1.64     1.77     1.68
Allowance for loan and lease losses
  to nonperforming loans and
  leases...........................       60.24      74.88      52.18      57.31    39.44    32.95    34.41
Net charge-offs to average
  portfolio loans and leases.......         .84       1.87        .29        .26     1.13     1.25     1.27

SELECTED CAPITAL RATIOS
Tier 1 Leverage Ratio..............        6.61%      6.66%      6.59%      6.98%    6.25%      nm%(5)    0.07%
Tier 1 Risk-Weighted Ratio.........        8.88       9.53       8.91       9.22     8.67       nm(5)    0.08
Total Risk-Weighted Ratio..........       10.03      10.87      10.18      10.64    11.24       nm(5)    0.20
Average common equity to average
  assets...........................        8.91       9.39       9.28       8.56       nm(5)      nm(5)    1.47

------------------------

(4) The average ratios are annualized for the six months ended June 30, 1998 and June 30, 1997, respectively.

(5) Not meaningful as the average common equity for 1995 and 1994 and shareholders' equity for 1994 were negative.

(6) As used in this Prospectus, the term efficiency ratio means the Company's noninterest expense -- excluding goodwill amortization of goodwill and other intangibles, losses and carrying costs of OREO and provision for recourse obligations -- as a percentage of total revenue. The Company's definition of its efficiency ratio may not be comparable to that used by its peer group.

(7) Selected Asset Quality Ratios and Selected Capital Ratios are end of period ratios, except for net charge-offs to average portfolio loans and leases, average equity to average assets and the leverage ratio. The average ratios are based on daily averages for the indicated periods and are annualized where appropriate. The leverage ratio is based on the average daily balances for the three-month period ended as of the indicated date. Portfolio loans and leases are exclusive of residential mortgage loans held for sale. For definitions and information relating to the Company's regulatory capital requirements, see "Supervision and Regulation."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

    This information should be read in conjunction with the audited consolidated financial statements and the notes thereto of the Company included in this Prospectus. Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not specifically limited to, changes in regulatory climate, shifts in the interest rate environment, changes in economic conditions of various markets the Company serves, as well as the other risks detailed in this section and in "Risk Factors" above.

    Prior to September 1995, the predecessor to the Company, SDN Bancorp, Inc., owned a single bank, San Dieguito National Bank ("San Dieguito"), with approximately $56 million in assets that was categorized as "critically undercapitalized" by federal regulators. In September 1995, the Company was recapitalized by DCG, a limited partnership controlled by Mr. Keller and a majority of the other directors of the Company. Between September 1995 and June 30, 1998, the Company acquired three banks -- Liberty National Bank ("Liberty"), Commerce Security Bank ("CSB") and Eldorado Bank -- increasing the Company's tangible assets by $779 million. The Company completed its most recent acquisition -- Eldorado Bancorp and its subsidiary bank Eldorado Bank (the "Eldorado Acquisition") -- in June 1997, which increased the Company's assets by approximately $404 million. The Liberty acquisition was completed as of March 31, 1996, and the CSB acquisition was completed as of September 1, 1996. See "Business -- Prior Acquisitions." Each of those acquisitions was accounted for using the purchase method of accounting for business combinations, and therefore the operating results of those banks are reflected in the Company's financial statements only from the date of acquisition. Consequently, the period-to-period comparisons in this section are significantly affected by the timing of those acquisitions.

    Within the recent past, CSB, Eldorado Bank, Liberty and San Dieguito were adversely affected by a variety of factors, including high levels of nonperforming assets, reliance on high-cost brokered deposits and excessive overhead costs. The high levels of nonperforming assets and related overhead costs were partly attributable to adverse economic conditions, including declining real estate values, that California experienced during the early to mid-1990s. See "Business -- Prior Acquisitions."

    Effective June 30, 1997, the Company merged San Dieguito, Liberty, CSB and Eldorado Bank into a single bank (the "Bank"), which is known as Eldorado Bank. The Company owns 100% of the Bank, which now is the Company's only banking subsidiary and its principal asset.

    Contained within this document are various measures of financial performance that have been calculated excluding the amortization of intangibles. These measures are identified as "excluding goodwill amortization" and have been provided to assist the reader in evaluating the core performance of the Company. This presentation is not defined by Generally Accepted Accounting Principles ("GAAP"), but management believes it to be beneficial to gaining an understanding of the Company's financial performance in comparison to its peer group.

                FOR THE SIX MONTHS ENDED JUNE 30, 1998 AND 1997

OVERVIEW

    To the extent that the following discussion relates to the operating results of the Company during the six months ended June 30, 1997, it includes the results of only one month of operations of Eldorado Bank. In most of the Company's income and expense categories and with respect to the Company's net income, the increases in the amounts reported for six months ended June 30, 1998 compared to the same period of 1997 resulted from the Eldorado Acquisition. Other significant factors affecting the Company's results of operations and financial condition are described in the applicable sections below.

    The Company had net income of $3.4 million for the six months ended June 30, 1998 compared to net income of $555,000 for six months ended June 30, 1997. Basic net income per share for the six months ended June 30, 1998 was $.30 compared to $.08 for the six months ended June 30, 1997, while diluted net income per share for the six months ended June 30, 1998 was $.27 compared to $.08 for the six months ended June 30, 1997. Excluding the amortization of goodwill and other intangibles, basic and diluted earnings per share for the six months ended June 30, 1998 were $.49 and $.44, respectively, as compared to $.22 and $.22 for the same period of 1997. The Company's return on average assets was
 .73% and its return on average common equity was 6.69% for the six months ended June 30, 1998, as compared to .22% and 2.02%, respectively, for the six months ended June 30, 1997. Excluding the amortization of goodwill and other intangibles, return on average assets was 1.10% and return on average common equity was 10.86% for the six months ended June 30, 1998, as compared to .51% and 5.06%, respectively, for the six months ended June 30, 1997.

RESULTS OF OPERATIONS

    The Company's results of operations depend primarily on the Bank's net interest income, which is the difference between interest and dividend income on interest-earning assets and interest expense on interest-bearing liabilities. The Bank's interest-earning assets consist primarily of loans, mortgage-backed securities and investment securities, while its interest-bearing liabilities are deposits and borrowings. The Company's results of operations are also affected by the Bank's provisions for loan and lease losses, resulting from management's assessment of the adequacy of the Bank's allowance for loan and lease losses, the level of its other income, including fee income from the origination of mortgage loans, the level of its other expenses, such as compensation and employee benefits, occupancy costs, expenses associated with the administration of problem assets, and income taxes.

    Compared to the prior year results, the improvement in the Company's net income for the six months ended June 30, 1998 stems primarily from a combination of increased net interest income of approximately $9.9 million and noninterest income of approximately $5.4 million, partially offset by an increased loan and lease loss provision of $1.2 million, noninterest expense of approximately $8.4 million and provision for taxes of $2.8 million. The improvement in 1998 earnings is primarily attributable to the earnings of Eldorado Bank in 1998 that were not included in earnings for 1997 and partly attributable to an improvement in earnings related to the Bank's mortgage banking operations. See "Business -- Products and Services -- Mortgage Banking Division."

NET INTEREST INCOME AND NET INTEREST MARGIN

    Net interest income was approximately $22.2 million for the six months ended June 30, 1998, an increase of $9.9 million over the $12.3 million for the same period in 1997. An increase in interest income to $36.1 million for the six months ended June 30, 1998 from $20.0 million for the same period in 1997, partially offset by increased interest expense of $13.9 million for the six months ended June 30, 1998 from $7.7 million for the same period in 1997 contributed to this earnings improvement. The increase in net interest income in 1998 is primarily attributable to the Eldorado Acquisition.

    Loans and leases, the largest component of earning assets, increased to an average balance of $688.9 million for the six months ended June 30, 1998 from $349.9 million for the six months ended June 30, 1997, with an average yield of 9.9% and 10.2%, respectively. The increase in the volume of loans and leases was primarily attributable to the Eldorado Acquisition. Investments in securities and Federal funds sold declined to an average of $72.2 million for the six months ended June 30, 1998 from an average of $80.5 million for the six months ended June 30, 1997, with an average yield of 6.3% and 5.9%, respectively. The yield on earning assets was 9.6% for the six months ended June 30, 1998 compared to 9.4% for the same period in 1997, primarily as a result of the increase in loans and leases as a proportion of total interest-earning assets to 90.5% for the six months ended June 30, 1998 as compared to 81.3% for the same period in 1997, which more than offset the decline in the average yield on loans and leases.

    Average interest-bearing liabilities increased 83.7% to $594.5 million for the six months ended June 30, 1998 from $323.7 million for the same period in 1997 primarily as a result of the Eldorado Acquisition. The cost of these funds decreased to 4.7% for the six months ended June 30, 1998 compared to 4.8% for the same period in 1997. Average interest-bearing deposits increased to $544.0 million for the six months ended June 30, 1998 from $315.8 million for the same period in 1997. The average rate paid on these deposits decreased to 4.3% during the six months ended June 30, 1998 compared to 4.7% during the same period in 1997. The decrease in the cost of deposits is attributable to a decrease in rates paid on certificates of deposit that decreased to 5.1% for the six months ended June 30, 1998 compared to 5.7% for the same period in 1997, and a decrease in rates paid on interest bearing transaction accounts and savings accounts that in the aggregate was 3.8% for the six months ended June 30, 1998 compared to 3.9% for the same period in 1997. The decrease in the cost of deposits also reflects a change in the mix of deposit liabilities as a result of the Eldorado Acquisition, with increases in average interest bearing demand deposits and money market deposits of 156.1% and 147.3%, respectively, compared to the same period of 1997.

    The average balance for all borrowings increased to $50.4 million for the six months ended June 30, 1998 from $7.9 million for the same period in 1997. The average cost of these borrowings was 9.3% for the six months ended June 30, 1998 compared to 8.7% for the same period in 1997. The increase in the average balance and cost of borrowings is attributable to Federal funds purchased and the subordinated debentures issued to fund a portion of the Eldorado Acquisition. Federal funds purchased averaged $22.2 million with an average rate of 5.9% for the six months ended June 30, 1998 compared to $3.7 million with an average rate of 5.9% for the same period in 1997. Other debt, including the subordinated debentures, averaged $28.2 million at an average rate of 12.0% for six months ended June 30, 1998 compared to $4.2 million at 11.2% for the same period in 1997.

    As a result of the foregoing factors, the average net yield on earning assets increased to 5.9% for the six months ended June 30, 1998 compared to 5.8% for the same period in 1997.

    The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-bearing assets and the resultant yields, and the dollar amounts of interest expense and resultant cost expressed in both dollars and rates. Nonaccrual loans are included in the calculation of the average loans while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                              SIX MONTHS ENDED JUNE 30,
                                                      --------------------------------------------------------------------------
                                                                      1998                                  1997
                                                      ------------------------------------  ------------------------------------

                                                                   INTEREST      AVERAGE                 INTEREST      AVERAGE
                                                       AVERAGE     INCOME OR    YIELD OR     AVERAGE     INCOME OR    YIELD OR
                                                       BALANCE      EXPENSE       COST       BALANCE      EXPENSE       COST
                                                      ----------  -----------  -----------  ----------  -----------  -----------
                                                                                (DOLLARS IN THOUSANDS)
ASSETS
Interest-earning assets:
  Loans and leases (1)..............................  $  688,998   $  33,835         9.90%  $  349,927   $  17,631        10.16%
  Investment Securities (2).........................      60,065       1,919         6.44       55,592       1,693         6.14
  Federal funds sold................................      12,138         320         5.32       24,935         673         5.44
  Other earning assets..............................          --          --           --           --          --           --
                                                      ----------  -----------               ----------  -----------
      Total interest-earning assets:................     761,201      36,074         9.56%     430,454      19,352         9.37%
  Non-earning assets:
    Cash and demand deposits with banks.............      80,063                                40,357
    Other assets....................................     101,399                                28,369
                                                      ----------                            ----------
      Total assets..................................     942,663                               499,180
                                                      ----------                            ----------
                                                      ----------                            ----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
  Deposits
    Interest-bearing demand.........................  $   98,871         833         1.70%  $   39,973         539         2.72%
    Money market....................................      94,132       1,740         3.73       36,755         507         2.78
    Savings.........................................     142,251       3,732         5.29       90,132       2,138         4.78
    Time............................................     208,782       5,245         5.07      148,930       4,188         5.67
                                                      ----------  -----------               ----------  -----------
      Total interest-bearing deposits...............     544,036      11,550         4.28      315,790       7,372         4.71
  Short-term borrowing..............................      22,233         647         5.87        3,658         107         5.90
  Long-term debt....................................      28,196       1,673        11.97        4,204         233        11.18
                                                      ----------  -----------               ----------  -----------
      Total interest-bearing liabilities............     594,465      13,870         4.71%     323,652       7,712         4.81%
Noninterest-bearing liabilities:
  Demand deposits...................................     238,086                               117,835
  Other liabilities.................................      14,445                                 9,295
                                                      ----------                            ----------
      Total liabilities.............................     846,996                               450,782

Shareholders' equity................................      95,667                                48,398
                                                      ----------                            ----------
Total liabilities and shareholders' equity..........  $  942,663                            $  499,180
                                                      ----------  -----------               ----------  -----------
                                                      ----------                            ----------
Net interest income.................................               $  22,204                             $  12,285
                                                                  -----------                           -----------
                                                                  -----------                           -----------
Net yield on interest-earning assets................                                 5.88%                                 5.76%

------------------------

(1) Includes the deduction of the average balance in the allowance for loan and lease losses of $8.5 million and $5.8 million in 1998 and 1997, respectively. Loan fees of $2.3 million and $1.4 million are included in the computations for 1998 and 1997, respectively.

(2) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

    The following table sets forth changes in interest income and interest expense attributable to changes in rates and changes in volume of the various components. Changes due to a combination of rate and volume are presented under the column titled "Mix." Nonaccrual loans are included in total loans outstanding while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                                  SIX MONTHS ENDED JUNE 30,
                                                                                    1998 COMPARED TO 1997
                                                                          ------------------------------------------
                                                                             NET
                                                                           CHANGE      RATE      VOLUME       MIX
                                                                          ---------  ---------  ---------  ---------

                                                                                    (DOLLARS IN THOUSANDS)
Interest income:
  Loans and leases......................................................  $  16,204      $(447) $  17,083  $    (432)
  Investment securities.................................................        226         83        136          7
  Federal funds sold....................................................       (353)       (16)      (345)         8
  Other earning assets..................................................         --         --         --         --
                                                                          ---------  ---------  ---------  ---------
      Total interest income.............................................     16,077       (380)    16,874       (417)
Interest expense:
  Interest-bearing demand...............................................        294       (202)       794       (298)
  Money market..........................................................      1,233        172        791        270
  Savings...............................................................      1,594        227      1,236        131
  Time..................................................................      1,057       (447)     1,683       (179)
  Short-term borrowing..................................................        569         (1)       543         27
  Long-term debt........................................................      1,411         17      1,300         94
                                                                          ---------  ---------  ---------  ---------
      Total interest expense............................................      6,158       (234)     6,347         45
                                                                          ---------  ---------  ---------  ---------
Net interest income.....................................................  $   9,919  $    (146) $  10,527  $    (462)
                                                                          ---------  ---------  ---------  ---------
                                                                          ---------  ---------  ---------  ---------

PROVISION FOR LOAN AND LEASE LOSSES

    During the six months ended June 30, 1998, a total of $1.9 million was charged against operations and added to the allowance for loan and lease losses, as compared to $715,000 for the same period in 1997. The increased provision is primarily attributable to the increase in the loan portfolio due to the Eldorado Acquisition and to partially offset the loans charged off against the allowance discussed below. See "-- Financial Condition."

NONINTEREST INCOME

    Noninterest income for the six months ended June 30, 1998 was $11.4 million compared to $6.0 million for the same period in 1997. Noninterest income related to operations acquired in the Eldorado Acquisition that was not included in income for the same period in 1997 and increased earnings from the Bank's mortgage operations are primarily responsible for this improvement in noninterest income. Income from service charges on deposit accounts increased to $1.8 million for the six months ended June 30, 1998 compared to $652,000 for the same period in 1997 and other noninterest income increased to $2.9 million for the six months ended June 30, 1998 compared to $1.9 million for the same period in 1997, both of which changes are primarily attributable to the Eldorado Acquisition. Gains on sales of mortgage loans increased to $6.7 million for the six months ended June 30, 1998, as compared to $3.5 million for the same period in 1997. Income from the servicing of SBA loans increased to $1.3 million for the six months ended June 30, 1998 as compared to $959,000 for the same period in 1997. Such increase is primarily attributable to an increase in the SBA servicing portfolio due to the Eldorado Acquisition.

    The following table presents for the periods indicated the major categories of noninterest income:

                                                                             SIX MONTHS ENDED
                                                                                 JUNE 30,
                                                                           --------------------
                                                                             1998       1997
                                                                           ---------  ---------

                                                                              (IN THOUSANDS)
Service charges on deposit accounts......................................  $   1,780  $     652
Gains on sale of mortgage loans..........................................      6,710      3,452
SBA loan servicing.......................................................      1,265        959
Other income.............................................................      1,606        926
                                                                           ---------  ---------
  Total noninterest income...............................................  $  11,361  $   5,989
                                                                           ---------  ---------
                                                                           ---------  ---------

NONINTEREST EXPENSES

    Noninterest expenses are the costs, other than interest expense, associated with providing banking and financial services to customers and conducting the affairs of the Bank. Also included are the costs of carrying and administering the OREO portfolio (as defined below) as well as the costs associated with problem assets, which include nonperforming and restructured loans. "OREO," or "other real estate owned," consists of real estate acquired through foreclosure or by acceptance of a deed in lieu of foreclosure.

    Noninterest expense for the six months ended June 30, 1998 was $24.5 million, an increase of $8.4 million for the same period in 1997. Salaries and employee benefits increased to $10.5 million for the six months ended June 30, 1998 from $6.7 million for the same period in 1997, which increase is attributable to the added personnel from the Eldorado Acquisition and an increase in mortgage-related commissions as a result of an increase in the volume of mortgage loan originations. See "Business -- Products and Services -- Mortgage Banking Division." Occupancy and equipment expense increased to $3.5 million for the six months ended June 30, 1998 from $2.5 million for the six months ended June 30, 1997 and represents the additional cost for facilities, equipment for branches and related operational expenses attributable to the Eldorado Acquisition. Other noninterest expenses increased to $8.8 million for the six months ended June 30, 1998 from $6.2 million for six months ended June 30, 1997, primarily attributable to the Eldorado Acquisition. The increase in other noninterest expense was partially offset by a decrease in the provision for mortgage recourse obligations for which none was made during the six months ended June 30, 1998 compared to $905,000 for the six months ended June 30, 1997. See "Business -- Products and Services -- Mortgage Banking Division." Also included in noninterest expense for the six months ended June 30, 1998 is amortization of goodwill and other intangibles of $1.7 million compared to $705,000 for the same period last year. The increase is primarily attributable to the Eldorado Acquisition. The Company's efficiency ratio was 66.53% for the six months ended June 30, 1998 as compared to 81.87% for the same period of 1997. For purposes of this Prospectus, the efficiency ratio is defined as noninterest expense -- excluding amortization of goodwill and other intangibles, losses and carrying costs of OREO and nonrecurring provisions for recourse obligations -- as a percentage of total revenue.

    The following table presents for the periods indicated the major categories of noninterest expense:

                                                                            SIX MONTHS ENDED
                                                                                JUNE 30,
                                                                          --------------------
                                                                            1998       1997
                                                                          ---------  ---------

                                                                             (IN THOUSANDS)
Salaries and employee benefits..........................................  $  10,457  $   6,650
Non-staff expenses
  Occupancy and equipment...............................................      3,504      2,491
  Professional, regulatory and other services...........................        749        335
  Legal.................................................................        603        527
  Insurance.............................................................        266        287
  Losses and carrying costs of OREO.....................................        408        249
  Provision for recourse obligation.....................................         --        905
  Amortization of goodwill and other intangibles........................      1,739        705
  Data and item processing costs........................................      1,805        688
  Customer service expenses.............................................      1,011        488
  Other.................................................................      3,935      2,767
    Total non-staff expense.............................................     14,020      9,442
                                                                          ---------  ---------
      Total noninterest expense.........................................  $  24,477  $  16,092
                                                                          ---------  ---------
                                                                          ---------  ---------

PROVISION FOR INCOME TAXES

    As a result of increased earnings for the six months ended June 30, 1998, a provision for income taxes of $3.7 million was made compared to a $912,000 provision made for the same period in 1997. The Company's effective tax rate (52.2%) is higher than the applicable statutory rate (42.0%), primarily because the goodwill amortization is a charge to earnings for financial statement purposes and is not deductible for federal income tax purposes.

FINANCIAL CONDITION

    Total assets of the Company at June 30, 1998 were $1.0 billion compared to total assets of $902.4 million at December 31, 1997. The increase in total assets since December 31, 1997 is primarily attributable to the increase in mortgage loans held for sale that increased $91.4 million, or 95.0%, to $187.6 million at June 30, 1998 from $96.2 million at December 31, 1997. Total interest-earning assets of the Company at June 30, 1998 were $761.0 million compared to total earning assets of $725.6 million at December 31, 1997. Earning assets increased primarily due to the increase in mortgage loans held for sale, partially offset by a decrease in portfolio loans and investments.

LOANS AND LEASES

    Total gross loans and leases at June 30, 1998 were $700.0 million, including $187.6 million of mortgage loans held for sale, compared to $618.3 million and $96.2 million, respectively, at December 31, 1997. Excluding those loans held for sale, at June 30, 1998, the four largest lending categories were: (i) commercial real estate loans, (ii) commercial loans, (iii) loans to individuals and (iv) residential mortgage loans, including land and construction loans. Those categories accounted for $221.5 million, $103.9 million, $65.5 million and $63.2 million, or approximately 43.2%, 20.3%, 12.8% and 12.3%, respectively, of total gross loans and leases at June 30, 1998. Leases made to finance equipment for small and medium-sized businesses accounted for $58.3 million, or approximately 11.4% of total gross loans and leases held for investment, at June 30, 1998.

    The following table sets forth the amount of loans and leases outstanding for the Company as of the dates indicated, according to type of loan, inclusive of mortgage loans held for sale. The Company has no foreign loans or energy-related loans.

                                                                                          DECEMBER 31,
                                                                     JUNE 30,   ---------------------------------
                                                                       1998        1997        1996       1995
                                                                    ----------  ----------  ----------  ---------
                                                                                     (DOLLARS IN THOUSANDS)
Commercial........................................................  $  103,900  $  115,919  $   47,772  $  16,188
Real estate-commercial............................................     221,451     235,244      86,397         --
Real estate-construction..........................................      27,154      35,617      18,812        599
Real estate-mortgage..............................................      36,077      32,132      41,650     15,710
Installment loans to individuals..................................      65,456      62,323      22,512      6,525
Lease financing...................................................      58,312      40,819      46,498         --
                                                                    ----------  ----------  ----------  ---------
  Subtotal (portfolio loans)......................................     512,350     522,054     263,641     39,022
                                                                    ----------  ----------  ----------  ---------
Loans and leases held for sale....................................     187,603      96,230      64,917         --
                                                                    ----------  ----------  ----------  ---------
    Total.........................................................     699,953     618,284     328,558     39,022
Less: allowance for loan and lease losses.........................      (7,820)     (9,395)     (5,156)      (639)
Deferred loan and lease fees......................................      (3,656)     (3,006)     (2,444)       (45)
                                                                    ----------  ----------  ----------  ---------
Net loans and leases..............................................  $  688,477  $  605,883  $  320,958  $  38,338
                                                                    ----------  ----------  ----------  ---------
                                                                    ----------  ----------  ----------  ---------

    For regulatory and financial reporting purposes, the Company categorizes commercial loans that are secured in whole or part by real estate as commercial real estate loans. The Company believes such categorization overstates the Company's emphasis on real estate lending, because, for example, all SBA loans are secured by real estate and thus categorized as commercial real estate loans. See "Business" for a table setting forth the distribution of the Company's commercial loans according to the borrowers' industry classifications.

    The following table shows the amounts of certain categories of loans outstanding as of June 30, 1998, which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less. Residential mortgage loans held for sale are reported as due after five years.

                                                                           JUNE 30, 1998
                                                                      ------------------------
                                                                      COMMERCIAL   REAL ESTATE
                                                                      -----------  -----------

                                                                       (DOLLARS IN THOUSANDS)
Aggregate maturities of loans and leases which are due:
  Within one year...................................................   $  41,654    $  49,587
After one year but within five years:
  Interest rates are floating or adjustable.........................      37,851       55,781
  Interest rates are fixed or predetermined.........................       5,989       28,222
After 5 years:
  Interest rates are floating or adjustable.........................      12,953      298,126
  Interest rates are fixed or predetermined.........................       5,453       40,569
                                                                      -----------  -----------
    Total...........................................................   $ 103,900    $ 472,285
                                                                      -----------  -----------
                                                                      -----------  -----------

NONPERFORMING ASSETS

    The following table summarizes nonperforming assets as of the end of the five most recent fiscal quarters ended June 30, 1998.

                                         JUNE 30,       MARCH 31,    DECEMBER 31,   SEPTEMBER 30,    JUNE 30,
                                           1998           1998           1997           1997           1997
                                       -------------  -------------  -------------  -------------  -------------
                                                                (DOLLARS IN THOUSANDS)
Nonaccrual loans and leases, not
  restructured.......................    $   7,712      $   5,774      $  10,589      $   9,126      $  11,600
Accruing loans and leases past due 90
  days or more.......................        1,136            884          4,638          2,318            262
Restructured loans and leases........        4,133          3,881          2,779          5,652          6,079
                                       -------------  -------------  -------------  -------------  -------------
    Total nonperforming loans and
      leases ("NPLs")................       12,981         10,539         18,006         17,096         17,941
Other real estate owned ("OREO").....        1,530          1,569          2,740          3,522          3,195
                                       -------------  -------------  -------------  -------------  -------------
    Total nonperforming assets
      ("NPAs").......................    $  13,123      $  12,108      $  20,746      $  20,618      $  21,136
                                       -------------  -------------  -------------  -------------  -------------
                                       -------------  -------------  -------------  -------------  -------------
Selected ratios:
  NPLs to total portfolio loans and
    leases(1)........................          2.5%           2.0%           3.5%           3.4%           3.6%
  NPAs to total portfolio loans and
    leases and OREO(1)...............          2.6            2.3            4.0            4.0            4.2
  NPAs to total assets...............          1.3            1.2            2.3            2.2            2.3

------------------------

(1) Excludes residential mortgages held for sale.

    The Company's current policy is to stop accruing interest on loans which are past due as to principal or interest 90 days or more, except in circumstances where the loan is well-secured and in the process of collection. When a loan is placed on nonaccrual, previously accrued and unpaid interest is generally reversed out of income.

    The Company would have recorded additional interest income of approximately $402,000 for the six months ended June 30, 1998 on nonperforming loans if such loans had been current in accordance with their original terms. Interest income recorded on nonperforming loans for the six months ended June 30, 1998 was approximately $120,000.

    Loans aggregating $11.8 million at June 30, 1998 have been designated as impaired in accordance with SFAS 114 as amended by SFAS 118. The Company's impaired loans are all collateral dependent, and as such the method used to measure the amount of impairment on these loans is to compare the loan amount to the fair value of collateral. In calculating the allowance for loan and lease losses that was required under the Company's internal guidelines, management determined that a minimum of $2.1 million should be included in the allowance at June 30, 1998 because of the risk to the loan and lease portfolio represented by such impaired loans.

    Management is not aware of any loan that had not been placed on nonaccrual status as of June 30, 1998 as to which there was serious doubt as to the ability of the borrower to comply with present loan repayment terms.

    At June 30, 1998, the Company had OREO properties with an aggregate carrying value of $1.5 million. During the six months ended June 30, 1998, properties with a total carrying value of $634,000 were added to OREO, and properties with a total carrying value of $1.9 million were sold and properties were written down by approximately $284,000. Management believes that all of the Company's OREO properties are recorded at amounts that are equal to or less than the market value based on current independent appraisals reduced by estimated selling costs.

ALLOWANCE FOR LOAN AND LEASE LOSSES

    The allowance for loan and lease losses represents the amounts which have been set aside for the specific purpose of absorbing losses which may occur in the Bank's loan and lease portfolio. The provision for loan and lease losses is an expense charged against operating income and added to the allowance for loan and lease losses.

    In determining the adequacy of the allowance for loan and lease losses, management considers such factors as historical loan loss experience, known problem loans, evaluations made by regulatory agencies and the Company's outside loan reviewer, growth and composition of the loan portfolio, the estimated value of collateral, assessment of economic conditions and other appropriate data to identify the risks in the portfolio. In determining the amount of the allowance, a specific allowance amount is assigned to those loans with identified special risks, and the remaining loan portfolio is reviewed by category and assigned an allowance percentage for inherent losses. The allocation process does not necessarily measure anticipated future credit losses; rather, it reflects management's assessment at a certain date of perceived credit risk exposure and the impact of current and anticipated economic conditions, which may or may not result in future credit losses. While management believes the allowance to be adequate, it should be noted that it is based on estimates, and ultimate losses may vary from such estimates if future conditions differ materially from the assumptions used in making the evaluation.

    The Federal Reserve and the DFI, as an integral part of their respective supervisory functions, periodically review the Company's allowance for loan and lease losses. Such regulatory agencies may require the Company to increase its provision for loan and lease losses or to recognize further loan charge-offs, based upon judgments different from those of management.

    In December 1993, the federal banking agencies issued an inter-agency policy statement on the allowance for loan and lease losses which, among other things, establishes certain benchmark ratios of loan loss reserves to classified assets. The benchmark set forth by such policy statement is the sum of (i) assets classified loss; (ii) 50% of assets classified doubtful; (iii) 15% of assets classified substandard; and (iv) estimated credit losses on other assets over the upcoming 12 months. At June 30, 1998, the Company's allowance constituted over 218% of the benchmark amount suggested by the federal banking agencies' policy statement as compared with 250% at December 31, 1997.

    The Company's lending is concentrated in Southern California, which has in the recent past experienced adverse economic conditions, including declining real estate values. Those factors have adversely affected borrowers' ability to repay loans. Although management believes the level of the allowance as of June 30, 1998 is adequate to absorb losses inherent in the loan portfolio, a decline in the local economy may result in increased losses that cannot reasonably be predicted at this date. The possibility of increased costs of collection, nonaccrual of interest on those which are or may be placed on nonaccrual, and further charge-offs could also have an adverse impact on the Company's financial condition in the future. See "Risk Factors -- Geographic Concentration."

    The Company's allowance for loan and lease losses was $7.8 million, or 1.5% of net portfolio loans (i.e., excluding residential mortgages held for sale) at June 30, 1998 compared to $9.4 million, or 1.8% of net portfolio loans at December 31, 1997. During the six months ended June 30, 1998, the provision for loan and lease losses was $1.9 million, or .75% (annualized) of average portfolio loans for the six months ended June 30, 1998, as compared to $715,000, or .48% (annualized) of average portfolio loans for the comparable period in 1997. Loan and lease charge-offs were $4.2 million and recoveries were $708,000 for the six months ended June 30, 1998 as compared to loan and lease charge-offs of $816,000 and recoveries of $111,000 for the comparable period in 1997. Annualized net charge-offs as a percentage of average portfolio loans were 1.36% for the six months ended June 30, 1998 as compared to
 .48% for the comparable period in 1997. The increase in annualized net charge-offs is primarily attributable to the charge-off during the three months ended March 31, 1998 of two loans with an aggregate principal balance of $2.1 million. The Company acquired those loans in the CSB acquisition, and although the loans were performing in accordance with their terms as of June 30, 1998, the Company became aware in early 1998 of a deterioration in the borrowers' financial condition. Consistent with regulatory guidelines, the Company's internal credit administration standards dictated that the loans should be charged off as a result of the decline in the borrowers' creditworthiness.

    The table below summarizes average portfolio loans and leases outstanding, gross portfolio loans and leases, nonperforming loans and leases and changes in the allowance for possible loan and lease losses arising from loan and lease losses and additions to the allowance from provisions charged to operating expense as of and for the five most recent fiscal quarters ended June 30, 1998:

                                                             AS OF AND FOR THE FISCAL QUARTER ENDED,
                                                 ---------------------------------------------------------------
                                                  JUNE 30,   MARCH 31,   DECEMBER 31,  SEPTEMBER 30,   JUNE 30,
                                                    1998        1998         1997          1997          1997
                                                 ----------  ----------  ------------  -------------  ----------

                                                                     (DOLLARS IN THOUSANDS)
Average portfolio loans and leases(1)..........  $  510,650  $  518,670   $  512,969    $   505,602   $  327,266
Gross portfolio loans and leases(1)............     512,350     520,884      522,054        506,625      500,670
Nonperforming loans and leases.................      12,981      10,539       18,006         17,096       17,941
Allowance for loan and lease losses:
  Balance at beginning of period...............       7,892       9,395        9,249          9,242        5,249
  Balance acquired during the period...........          --          --           --             --        4,076
  Loans charged off during period
    Commercial.................................         520       2,296          142             11          185
    Leases.....................................         166         167          646            140          192
    Real estate................................         710          64          258            188           83
    Installment................................         184          98          132            156           44
                                                 ----------  ----------  ------------  -------------  ----------
      Total....................................       1,580       2,625        1,178            495          504
  Recoveries during period
    Commercial.................................         461          20          223            100           85
    Leases.....................................          22          16            4             27           --
    Real estate................................          11         143          514              1           --
    Installment................................          14          21          175             16           28
                                                 ----------  ----------  ------------  -------------  ----------
      Total....................................         508         200          916            144          113
  Net loans and leases charged off during
    period.....................................       1,072       2,425          262            351          391
  Provisions for loan and lease losses.........       1,000         922          408            358          308
                                                 ----------  ----------  ------------  -------------  ----------
    Balance at end of period...................  $    7,820  $    7,892   $    9,395    $     9,249   $    9,242
                                                 ----------  ----------  ------------  -------------  ----------
                                                 ----------  ----------  ------------  -------------  ----------
Selected ratios:
  Net charge-offs to average portfolio loans
    and leases (annualized)....................         .84%       1.87%         .20%           .28%         .48%
  Provision for loan and lease losses to
    average portfolio loans and leases
    (annualized)...............................         .78         .71          .32            .28          .38
  Allowance at end of period to gross portfolio
    loans and leases...........................        1.53        1.52         1.80           1.83         1.85
  Allowance as a percentage of nonperforming
    loans and leases...........................       60.24       74.88        52.18          54.10        51.51

------------------------

(1) Excludes residential mortgages held for sale.

    The following table indicates management's allocation of the allowance as of the dates indicated:

                                                                                           JUNE 30,
                                                                        ----------------------------------------------
                                                                                 1998                    1997
                                                                        ----------------------  ----------------------

                                                                         AMOUNT      PERCENT     AMOUNT      PERCENT
                                                                        ---------  -----------  ---------  -----------
                                                                                    (DOLLARS IN THOUSANDS)
Allocated amount:
  Commercial, financial and agricultural..............................  $     827        10.6%  $     709         7.7%
  Real estate and construction........................................      1,329        17.0       1,482        16.0
  Consumer............................................................        633         8.1         421         4.6
  Unallocated.........................................................      5,030        64.3       6,630        71.7
                                                                        ---------       -----   ---------       -----
      Total...........................................................  $   7,820       100.0%  $   9,242       100.0%
                                                                        ---------       -----   ---------       -----
                                                                        ---------       -----   ---------       -----

    In allocating the Company's allowance for possible loan and leases losses, management has considered the credit risk in the various loan categories in its portfolio. As such, the allocation of the allowance for possible loan and lease losses is based primarily upon the average aggregate historical net loan losses experienced in each of the acquired subsidiary banks. While the Company has made a reasonable effort to allocate the allowance to specific categories of loans, management believes that any allocation of the allowance for possible loan and lease losses into loan categories lends an appearance of exactness which does not exist, in that the allowance for possible loan and lease losses is utilized as a single unallocated allowance available for losses on all types of loans and leases, and actual losses in loan categories may vary from the amounts allocated to such categories.

INVESTMENT SECURITIES

    The Bank maintains a portion of its assets in investment securities to balance risk and to ensure liquidity. See "-- Liquidity."

    Total investments at June 30, 1998 were $61.1 million compared to $107.3 million at December 31, 1997. Investments decreased primarily to provide liquidity to fund increased mortgage origination activity. At June 30, 1998, the investment portfolio primarily consisted of U.S. treasury and agency securities and mortgage-backed securities. Both of those categories of investment securities are classified as available-for-sale and totaled $21.1 million and $40.0 million, respectively, or 32.7% and 67.3% of total investments, respectively.

    The following table presents the amortized cost of securities and their approximate fair values at June 30, 1998:

                                                                                       JUNE 30, 1998
                                                                    ----------------------------------------------------
                                                                                     GROSS         GROSS      ESTIMATED
                                                                     AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                                       COST          GAIN          LOSS         VALUE
                                                                    -----------  -------------  -----------  -----------

                                                                                   (DOLLARS IN THOUSANDS)
Available-for-sale:
  U.S. Treasury...................................................   $  15,998     $       7     $      --    $  16,005
  U.S. Government Agencies........................................       5,000            --            (3)       4,997
  Mortgage-backed securities......................................      40,115            33          (134)      40,014
  Corporate bonds and equities....................................          38            --            --           38
                                                                    -----------          ---         -----   -----------
      Total.......................................................   $  61,151     $      40     $    (137)   $  61,054
                                                                    -----------          ---         -----   -----------
                                                                    -----------          ---         -----   -----------

    The following table show the maturities of investment securities at June 30, 1998 and the weighted average yields of such securities:

                                                                            AFTER ONE YEAR BUT       AFTER FIVE YEAR BUT
                                                   WITHIN ONE YEAR          WITHIN FIVE YEARS          WITHIN TEN YEARS
                                               ------------------------  ------------------------  ------------------------
                                                 AMOUNT        YIELD       AMOUNT        YIELD       AMOUNT        YIELD
                                               -----------     -----     -----------     -----     -----------     -----

                                                                          (DOLLARS IN THOUSANDS)
Securities available-for-sale:
  U.S. Treasuries............................   $   6,005         5.86%   $  10,000         5.50%          --           --%
  U.S. Government agencies...................          --           --        4,997         6.31           --           --
  Mortgage backed securities.................          --           --        3,948         6.88       10,580         6.71
  Equity securities..........................          38           --           --           --           --           --
                                               -----------               -----------               -----------
    Total investment portfolio...............   $   6,043         5.86%   $  18,945         6.00%   $  10,580         6.71%
                                               -----------               -----------               -----------
                                               -----------               -----------               -----------


                                                   AFTER TEN YEARS
                                               ------------------------
                                                 AMOUNT        YIELD
                                               -----------     -----

Securities available-for-sale:
  U.S. Treasuries............................          --           --%
  U.S. Government agencies...................          --           --
  Mortgage backed securities.................      25,486         6.92
  Equity securities..........................          --           --
                                               -----------
    Total investment portfolio...............   $  25,486         6.92%
                                               -----------
                                               -----------

    There are certain inherent risks associated with mortgage-backed securities ("MBS") including volatility, credit risk, interest rate risk and average life extension risk. The Company's MBS portfolio has limited credit risk as the MBS portfolio contains only U.S. Government agency obligations that carry the highest ratings by nationally recognized statistical rating organizations. MBS price volatility is similar to U.S. Government or corporate bond obligations, in that as interest rates increase the value of the MBS decreases and, conversely, as interest rates decrease the value of the MBS increases. In addition, the interest rate risk associated with MBS can be exacerbated by extension or prepayment risk, particularly with respect to fixed-rate instruments. With fixed-rate MBS, as interest rates move upward, the probability of the average life extending increases as a result of prepayments generally slowing on the underlying collateral of the MBS. With the extension of average life in a rising rate environment, the Bank would own a security that has a below market yield for a longer period of time than was previously anticipated which also affects the market price negatively. If interest rates were to decline, the weighted average life of the fixed-rate MBS portfolio would shorten, prepayments would rise and the market value would increase. At June 30, 1998, the weighted average life of the Bank's fixed-rate MBS portfolio was 3.3 years.

    Additional information concerning investment securities is provided in the notes to the accompanying consolidated financial statements.

DEPOSITS

    Total deposits were $876.6 million at June 30, 1998 compared to $765.2 million at December 31, 1997. An increase in regular savings deposits, certificates of deposits and interest bearing transaction accounts, partially offset by decreases in noninterest bearing demand deposits and money market accounts, contributed to the increase in total deposits. The increase in deposits reflects the Company's attempt to increase funding sources required to fund the increase in mortgage lending activity. In April 1998, the Company placed $18.3 million of wholesale certificates of deposits through financial intermediaries. Total noninterest bearing demand deposits were $256.2 million, or approximately 29.2% of total deposits, at June 30, 1998 compared to $289.3 million, or approximately 37.8% of total deposits, at December 31, 1997. Interest-bearing deposits were $620.4 million, or approximately 70.8% of total deposits, at June 30, 1998 compared to $475.9 million, or approximately 62.2% of total deposits, at December 31, 1997.

    A significant amount of the Company's interest-bearing deposits are generated from title and escrow companies ("Title and Escrow Deposits"). For the six months ended June 30, 1998, Title and Escrow Deposits averaged $116.9 million, representing 15.0% of the Company's average total deposits for that period. For the six months ended June 30, 1998, average Title and Escrow Deposits were 19.9% of average noninterest demand deposits and 48.9% of average savings deposits. Actual balances of Title and Escrow Deposits tend to vary widely during a month, with the highest balances usually occurring at the end of the month when residential real estate closings are generally scheduled to occur. One company controlled

11.7% of the Company's average Title and Escrow Deposits for the six months ended June 30, 1998 and 14.5% of the Company's total deposits at June 30, 1998. See "Risk Factors -- Reliance on Certain Funding Sources" and "Business -- Products and Services -- Community Banking Division."

    The Company considers Title and Escrow Deposits to be volatile because of the fluctuation in deposit amounts and the concentration of control over those deposits with a limited number of customers, even though the Company believes that its relationships with its principal Title and Escrow Deposit customers and its specialized deposit services partially mitigate the risk that such customers may terminate or significantly reduce their deposits with the Company. See "Risk Factors -- Reliance on Certain Funding Sources." As a consequence of that potential volatility, the Company utilizes Title and Escrow Deposits solely to fund short-term assets, primarily consisting of residential mortgages held for sale, which are generally sold within 30 days after such mortgage loans are funded. See "Business -- Products and Services -- Mortgage Banking Division." If a substantial portion of the Title and Escrow Deposit were withdrawn suddenly, the Company believes that it has sufficient alternative sources of liquidity to fund its mortgage pipeline during a transition period. See "-- Liquidity."

    The following table presents the daily average balances and weighted average rates paid on interest-bearing deposits for the six months ended June 30, 1998 and 1997, respectively below.

                                                                                   SIX MONTHS ENDED JUNE 30,
                                                                        ------------------------------------------------
                                                                                 1998                     1997
                                                                        -----------------------  -----------------------

                                                                         AVERAGE      AVERAGE     AVERAGE      AVERAGE
                                                                         BALANCE       RATE       BALANCE       RATE
                                                                        ----------  -----------  ----------  -----------
                                                                                     (DOLLARS IN THOUSANDS)
Noninterest-bearing demand............................................  $  238,086        0.00%  $  117,835        0.00%
Interest-bearing demand...............................................      98,871        1.70       39,973        2.72
Money market..........................................................      94,132        3.73       36,755        2.78
Savings...............................................................     142,251        5.29       90,132        4.78
Time..................................................................     208,782        5.07      148,930        5.67
                                                                        ----------               ----------
    Total.............................................................  $  782,122        2.98%  $  433,625        3.43%
                                                                        ----------               ----------
                                                                        ----------               ----------

    The following table shows the maturities of time certificates of deposits of $100,000 or more at June 30, 1998:

                                                                                                    JUNE 30, 1998
                                                                                                   ---------------
                                                                                                   (IN THOUSANDS)
Due in three months or less......................................................................    $    39,968
Due in over three months through six months......................................................         21,712
Due in over six months through twelve months.....................................................         35,151
Due in over twelve months........................................................................          4,440
                                                                                                   ---------------
    Total........................................................................................    $   101,271
                                                                                                   ---------------
                                                                                                   ---------------

BORROWINGS

    Borrowings of the Company increased to $31.5 million at June 30, 1998 from $30.2 million at December 31, 1997. This increase in borrowings was primarily due to an increase in Federal funds purchased, which increased to $3.4 million at June 30, 1998 from $2.1 million at December 31, 1997. Those additional borrowings were undertaken primarily to fund increased mortgage origination volume.

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

OVERVIEW

    The Liberty, CSB and Eldorado acquisitions were accounted for using the purchase method of accounting for business combinations. Accordingly, the following discussion relates to the operating results of San Dieguito, Liberty and CSB for the year ended December 31, 1997 and the operating results of Eldorado Bank for the seven months ended December 31, 1997. By comparison, the Company's operating results for the year ended December 31, 1996 reflect the operating results of San Dieguito for the year ended December 31, 1996, the operating results of Liberty for the nine months ended December 31, 1996 and the operating results of CSB for the four months ended December 31, 1996. The Company's operating results for the year ended December 31, 1995 reflect only the operating results of San Dieguito and were affected by a recapitalization (the "SDN Recapitalization") in connection with DCG's acquisition of control of SDN.

    The Company had net income of $3.0 million for the year ended December 31, 1997 compared to net income of $2.3 million for the year ended December 31, 1996. The increase in net income is due to an increase in net interest income and noninterest income of $21.2 million and $10.0 million, respectively, partially offset by increased provision for loan and lease losses, noninterest expense and income taxes of $980,000, $24.4 million and $5.1 million, respectively. Basic net income per share in 1997 was $.31 compared to $.88 in 1996, while diluted net income per share in 1997 was $.26 per share compared to $.88 in 1996. Excluding the amortization of goodwill and other intangibles, basic and diluted earnings per share for the year ended December 31, 1997 were $.64 and $.55, respectively, as compared to $.98 and $.98 for the year ended December 31, 1996. The Company's return on average assets was .42% and its return on average common equity was 3.45% for the year ended December 31, 1997, as compared to .96% and 11.23%, respectively, for the year ended December 31, 1996. Excluding the amortization of goodwill and other intangibles, return on average assets was .78% and return on average common equity was 7.28% for the year ended December 31, 1997, as compared to 1.07% and 12.53%, respectively, for the year ended December 31, 1996.

    The Company had net income of $2.3 million for the year ended December 31, 1996 compared to a net loss of $5,000 for the year ended December 31, 1995. Included in the 1995 net loss is a $625,000 extraordinary gain from extinguishment of debt, net of tax benefit of $443,000, in connection with the SDN Recapitalization. The Company's loss before extraordinary item for the year ended December 31, 1995 was $630,000. The increase in net income before extraordinary items is due to an increase in net interest income, noninterest income and tax benefit of $8.9 million, $4.2 million and $1.5 million, respectively, partially offset by increased provision for loan and lease losses and noninterest expense of $227,000 and $11.0 million, respectively. Basic net income per share in 1996 was $.88 per share compared to a net loss per share of $.04 (after adjustment for extraordinary item) in 1995, while diluted net income per share in 1996 was $.88 compared to net loss per share of $.04 (after adjustment for extraordinary item) in 1995. Excluding the amortization of goodwill and other intangibles, basic and diluted earnings per share for the year ended December 31, 1996 were $.98 and $.98, respectively. There was no goodwill amortization for the year ended December 31, 1995. The Company's return on average assets was .96% and its return on average common equity was 11.23% for the year ended December 31, 1996. For the year ended December 31, 1995, the Company's return on average assets was (.01)% and its return on average common equity was not meaningful, since average common equity was negative for the year ended December 31, 1995. Excluding the amortization of goodwill and other intangibles, return on average assets was 1.07% and return on average common equity was 12.53% for the year ended December 31, 1996.

RESULTS OF OPERATIONS

NET INTEREST INCOME AND NET INTEREST MARGIN

    The Company's net interest income increased $21.2 million in 1997 due to an increase of $34.1 million in interest income partially offset by increased interest expense of $13.0 million. Interest income and interest expense increased primarily due to an increase in interest earning assets and liabilities acquired in the Eldorado Acquisition. Decreased yields on earning assets partially offset interest income due to the higher volume of earning assets while the cost of interest-bearing liabilities remained constant. The yield on interest-earning assets declined to 9.4% in 1997 from 9.7% in 1996 and the cost of average interest-bearing liabilities remained stable at 4.6% in 1997 and 1996. As a result of those factors, the net yield on earning assets declined to 5.8% in 1997 from 5.9% in 1996.

    The Company's net interest income increased $8.9 million in 1996 due to an increase of $14.8 million in interest income partially offset by increased interest expense of $5.9 million. Interest income and interest expense increased primarily due to an increase in interest-earning assets and liabilities acquired in the Liberty and CSB acquisitions. Increased yields on interest-earning assets and increased cost of interest-bearing liabilities also contributed to the increases in interest income and interest expense. The yield on interest-earning assets rose to 9.7% from 9.1% in 1995 and the cost of interest-bearing liabilities rose to 4.6% from 3.9% in 1995. As a result of those factors, the net yield on earning assets rose to 5.9% in 1996 from 5.6% in 1995.

    Loan fee income increased $1.7 million to $2.9 million in 1997 from $1.2 million in 1996. This increase is primarily attributable to the fees earned on the sale of SBA loans into the secondary market. See "Business -- Products and Services -- Community Banking Division." Loan fee income increased $1.1 to $1.2 million in 1996 from $104,000 in 1995.

    The following table presents, for the periods indicated, the distribution of average assets, liabilities and shareholders' equity, as well as the total dollar amounts of interest income from average interest-bearing assets and the resultant yields, and the dollar amounts of interest expense and resultant cost expressed in both dollars and rates. Nonaccrual loans are included in the calculation of the average loans while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                                         YEAR ENDED,
                                                               ---------------------------------------------------------------
                                                                     DECEMBER 31, 1997                DECEMBER 31, 1996
                                                               ------------------------------   ------------------------------
                                                                         INTEREST    AVERAGE              INTEREST    AVERAGE
                                                               AVERAGE   INCOME OR   YIELD OR   AVERAGE   INCOME OR   YIELD OR
                                                               BALANCE    EXPENSE      COST     BALANCE    EXPENSE      COST
                                                               --------  ---------   --------   --------  ---------   --------

                                                                                   (DOLLARS IN THOUSANDS)
 ASSETS
 Interest-earning assets:
   Loans and leases (1)......................................  $464,788   $47,230      10.16%   $146,743   $16,383      11.16%
   Investment Securities (2).................................    82,450     4,979       6.04      32,886     1,968       5.98
   Federal funds sold........................................    23,853     1,286       5.39      17,837       934       5.24
   Other earning assets......................................        --        --         --       1,254        67       5.34
                                                               --------  ---------              --------  ---------
     Total interest-earning assets:..........................   571,091    53,495       9.37%    198,720    19,352       9.74%

 Non-earning assets:
   Cash and demand deposits with banks.......................    64,934                           14,611
   Other assets..............................................    70,302                           28,535
                                                               --------                         --------
     Total assets............................................   706,327                          241,866
                                                               --------                         --------
                                                               --------                         --------

 LIABILITIES AND SHAREHOLDERS' EQUITY
 Interest-bearing liabilities:
   Deposits
     Interest-bearing demand.................................  $ 68,824     1,325       1.93%   $ 24,464       686       2.80%
     Money market............................................    68,943     2,336       3.39      18,135       493       2.72
     Savings.................................................   106,956     5,117       4.78      28,917     1,150       3.98
     Time....................................................   170,809     9,365       5.48      91,987     5,241       5.70
                                                               --------  ---------              --------  ---------
       Total interest-bearing deposits.......................   415,532    18,143       4.37     163,503     7,570       4.63

   Short-term borrowing......................................    12,478       563       4.51         418        13       3.11
   Long-term debt............................................    15,982     1,908      11.94         537        61      11.36
                                                               --------  ---------              --------  ---------
       Total interest-bearing liabilities....................   443,992    20,614       4.64%    164,458     7,644       4.65%

 Noninterest-bearing liabilities:
   Demand deposits...........................................   181,481                           52,273
   Other liabilities.........................................     8,735                            4,437
                                                               --------                         --------
       Total liabilities.....................................   634,208                          221,168

 Shareholders' equity........................................    72,119                           20,698
                                                               --------                         --------
 Total liabilities and shareholders' equity..................  $706,327                         $241,866
                                                               --------  ---------              --------  ---------
                                                               --------                         --------
 Net interest income.........................................             $32,881                          $11,708
                                                                         ---------                        ---------
                                                                         ---------                        ---------
 Net yield on interest-earning assets........................                           5.76%                            5.89%


                                                                     DECEMBER 31, 1995
                                                               -----------------------------
                                                                        INTEREST    AVERAGE
                                                               AVERAGE  INCOME OR   YIELD OR
                                                               BALANCE   EXPENSE      COST
                                                               -------  ---------   --------

 ASSETS
 Interest-earning assets:
   Loans and leases (1)......................................  $42,272    $4,086       9.67%
   Investment Securities (2).................................   5,061        311       6.15
   Federal funds sold........................................   2,128        117       5.50
   Other earning assets......................................     868         54       6.22
                                                               -------  ---------
     Total interest-earning assets:..........................  50,329      4,568       9.08%
 Non-earning assets:
   Cash and demand deposits with banks.......................   3,757
   Other assets..............................................   2,909
                                                               -------
     Total assets............................................  56,995
                                                               -------
                                                               -------
 LIABILITIES AND SHAREHOLDERS' EQUITY
 Interest-bearing liabilities:
   Deposits
     Interest-bearing demand.................................  $10,492       149       1.42%
     Money market............................................   9,176        231       2.52
     Savings.................................................   5,235        115       2.20
     Time....................................................  18,394      1,075       5.84
                                                               -------  ---------
       Total interest-bearing deposits.......................  43,297      1,570       3.63
   Short-term borrowing......................................      --         --         --
   Long-term debt............................................   1,776        181      10.19
                                                               -------  ---------
       Total interest-bearing liabilities....................  45,073      1,751       3.88%
 Noninterest-bearing liabilities:
   Demand deposits...........................................  11,197
   Other liabilities.........................................     806
                                                               -------
       Total liabilities.....................................  57,076
 Shareholders' equity........................................     (81 )
                                                               -------
 Total liabilities and shareholders' equity..................  $56,995
                                                               -------  ---------
                                                               -------
 Net interest income.........................................             $2,817
                                                                        ---------
                                                                        ---------
 Net yield on interest-earning assets........................                          5.60%

------------------------

(1) Includes the deduction of the average balance in the allowance for loan and lease losses of $7.6 million, $5.1 million and $639,000 in 1997, 1996 and 1995, respectively. Loan fees of $2.9 million, $1.2 million and $104,000 are included in the computations for 1997, 1996 and 1995, respectively.

(2) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

    The following table sets forth changes in interest income and interest expense on the basis of allocation to changes in rates and changes in volume of the various components. Changes due to a combination of rate and volume are presented under the column titled "Mix." Nonaccrual loans are included in total loans outstanding while nonaccrued interest thereon is excluded from the computation of rates earned.

                                                                    FOR THE YEAR ENDED DECEMBER 31,
                                                   ------------------------------------------------------------------
                                                         1997 COMPARED TO 1996             1996 COMPARED TO 1995
                                                   ----------------------------------  ------------------------------

                                                     NET                                 NET
                                                   CHANGE    RATE    VOLUME     MIX    CHANGE   RATE  VOLUME    MIX
                                                   -------  -------  -------  -------  -------  ----  -------  ------
                                                                             (IN THOUSANDS)
 Interest Income:
   Loans and leases................................ $30,847 $(1,472) $35,507  $(3,188) $12,297  $633  $10,099  $1,565
   Investment securities...........................  3,011       18    2,966       27   1,657     (8)   1,710     (45)
   Federal funds sold..............................    352       28      315        9     817     (6)     864     (41)
   Other earning assets............................    (67 )      --     (67)      --      13     (8)      24      (3)
                                                   -------  -------  -------  -------  -------  ----  -------  ------
     Total interest income......................... 34,143   (1,426)  38,721   (3,152) 14,784    611   12,697   1,476

 Interest Expense:
   Interest-bearing demand.........................    639     (215)   1,244     (390)    537    145      199     193
   Money market....................................  1,843      121    1,381      341     262     18      226      18
   Savings.........................................  3,967      233    3,104      630   1,035     93      520     422
   Time............................................  4,124     (198)   4,491     (169)  4,166    (27)   4,301    (108)
   Short-term borrowing............................    550      (12)     703     (141)     13     --       --      13
   Long-term debt..................................  1,847        3    1,754       90    (120 )   21     (127)    (14)
                                                   -------  -------  -------  -------  -------  ----  -------  ------
     Total interest expense........................ 12,970      (68)  12,677      361   5,893    250    5,119     524
                                                   -------  -------  -------  -------  -------  ----  -------  ------
 Net interest income............................... $21,173 $(1,358) $26,044  $(3,513) $8,891   $361  $ 7,578  $  952
                                                   -------  -------  -------  -------  -------  ----  -------  ------
                                                   -------  -------  -------  -------  -------  ----  -------  ------

NONINTEREST INCOME

    Noninterest income increased by $10.0 million to $14.9 million in 1997 from $4.9 million in 1996. The increase was primarily due to income derived from the Mortgage Banking Division for twelve months in 1997 compared to only four months in 1996. In addition, the increase was in part the result of (i) the Eldorado Acquisition, completed in June 1997, and (ii) the inclusion of a full year of operations for Liberty and CSB in 1997 as compared to the inclusion of only partial year in 1996. See "Business."

    Noninterest income increased by $4.2 million to $4.9 million in 1996 from $696,000 in 1995. The increase was primarily due to the high level of noninterest income earned at Liberty and CSB. The sources of this fee income is primarily derived from the servicing and sale of SBA loans, the origination and sale residential mortgages and the sale of small equipment leases.

    The following table presents for the periods indicated the major categories of noninterest income:

                                                                      YEARS ENDED DECEMBER 31,
                                                                   -------------------------------
                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------

                                                                           (IN THOUSANDS)
Service charges on deposit accounts..............................  $   2,675  $     760  $     464
Gains on sale of mortgage loans..................................      6,887      1,727         --
SBA loan servicing...............................................      2,353      1,519         --
Other income.....................................................      2,989        893        232
                                                                   ---------  ---------  ---------
    Total noninterest income.....................................  $  14,904  $   4,899  $     696
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

NONINTEREST EXPENSES

    Noninterest expense increased by $24.4 million to $39.7 million in 1997 from $15.3 million in 1996. The increase in expense is largely attributable to the expenses associated with the acquired operations in the Liberty and CSB acquisitions for the full year in 1997 compared to only the partial year in 1996 and from the Eldorado Acquisition in June 1997. Also included in this increase is the amortization of goodwill, which for 1997 was $2.2 million compared to $268,000 in 1996. The Company's efficiency ratio was 72.77% for the year ended December 31, 1997, a decrease of 15.83%, from 88.60% for 1996. For purposes of this Prospectus, the efficiency ratio is defined as noninterest expense -- excluding the amortization of goodwill and other intangibles, losses and carrying costs of OREO and nonrecurring provisions for recourse obligations -- as a percentage of total revenue.

    Noninterest expense increased by $11.0 million to $15.3 million in 1996 from $4.3 million in 1995. The increase in expense is largely attributable to the expenses of Liberty and CSB. Expenses increased in the categories of salaries and employee benefits by $5.0 million, occupancy and equipment by $1.9 million and $4.1 million in other noninterest expenses. Included in this increase is the amortization of goodwill, which for 1996 was $268,000 and none in 1995. The Company's efficiency ratio was 88.60% for the year ended December 31, 1996, as compared to 107.03% for 1995.

    The following table presents for the periods indicated the major categories of noninterest expense:

                                                                   YEARS ENDED DECEMBER 31,
                                                                -------------------------------
                                                                  1997       1996       1995
                                                                ---------  ---------  ---------

                                                                        (IN THOUSANDS)
Salaries and employee benefits................................  $  16,172  $   6,816  $   1,811

Non-staff expenses
  Occupancy and equipment.....................................      5,959      2,726        861
  Professional, regulatory and other services.................      1,230        733        346
  Legal.......................................................      1,437        453        113
  Insurance...................................................        637        262        114
  Losses and carrying costs of OREO...........................        382        288        531
  Provision for recourse obligation...........................      2,021         --         --
  Amortization of goodwill and other intangibles..............      2,514        268         --
  Other.......................................................      9,336      3,724        515
                                                                ---------  ---------  ---------
    Total non-staff expense...................................     23,516      8,454      2,480
                                                                ---------  ---------  ---------
      Total noninterest expense...............................  $  39,688  $  15,270  $   4,291
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

PROVISION FOR INCOME TAXES

    The Company recorded a tax provision of $3.6 million in 1997 compared to a net benefit of $1.5 million in 1996. This increase in taxes resulted from higher pre-tax earnings in 1997 of $6.6 million compared to $822,000 in 1996 combined with the tax benefit derived in 1996 as described below. The Company's effective tax rate for 1997 (54.7%) is higher than the applicable statutory rate (42.0%) because the goodwill amortization is a charge to earnings for financial statement purposes and is not deductible for federal income tax purposes.

    The Company recorded a net benefit for taxes on continuing operations totaling $1.5 million in 1996 compared to a net benefit of $443,000 in 1995. The increased benefit in 1996 resulted from the release of the valuation allowance which had previously been provided against the Company's federal and state deferred tax assets. That valuation allowance had been provided against the Company's net operating loss carry forwards and other tax attributes. However, the Company's operating results adequately supported the realizability of the deferred tax assets at December 31, 1997 and 1996 and therefore the valuation allowance was no longer required. Of the $2.0 million total allowance which was released in 1996, approximately $413,000 was utilized to offset tax expense related to 1996 operating income, with the additional $1.5 million representing the aforementioned net benefit. The benefit in 1995 was recognized as an offset to the tax expense, of $443,000 relating to the extraordinary gain from the extinguishment of debt in 1995. On a net basis, the Company recorded no tax expense or benefit in 1995.

FINANCIAL CONDITION

    Total assets of the Company at December 31, 1997 were $902.4 million compared to total assets of $437.1 million at December 31, 1996. The increase in total assets since December 31, 1996 is primarily due to the Eldorado Acquisition. Total earning assets of the Company at December 31, 1997 were $725.6 million compared to total earning assets of $377.8 million at December 31, 1996. Earning assets increased primarily due to the Eldorado Acquisition and growth in residential mortgage loan originations.

LOANS AND LEASES

    Total loans and leases of the Company at December 31, 1997 were $618.3 million, including $96.2 million of mortgage loans held for sale, compared to $328.6 and $64.9 million, respectively, at December 31, 1996. The increase in mortgage loans held for sale and the acquisition of loans in the Eldorado Acquisition account for the increase in total loans and leases.

    The following table sets forth the amount of loans and leases outstanding for the Company at the end of each of the years indicated, according to type of loan, inclusive of mortgage loans held for sale. The Company has no foreign loans or energy-related loans as of the dates indicated.

                                                                               DECEMBER 31,
                                                          -------------------------------------------------------
                                                             1997        1996       1995       1994       1993
                                                          ----------  ----------  ---------  ---------  ---------

                                                                              (IN THOUSANDS)
Commercial..............................................  $  115,919  $   47,772  $  16,188  $  18,936  $  19,883
Real estate-commercial..................................     235,244      86,397         --         --         --
Real estate-construction................................      35,617      18,812        599      1,170      2,137
Real estate-mortgage....................................      32,132      41,650     15,710     18,060     18,034
Installment loans to individuals........................      62,323      22,512      6,525      8,201      9,030
Lease financing.........................................      40,819      46,498         --         --         --
                                                          ----------  ----------  ---------  ---------  ---------
Subtotal (portfolio loans and leases)...................     522,054     263,641     39,022     46,367     49,084
                                                          ----------  ----------  ---------  ---------  ---------
Loans and leases held for sale..........................      96,230      64,917         --         --         --
                                                          ----------  ----------  ---------  ---------  ---------
Total...................................................     618,284     328,558     39,022     46,367     49,084
Less: allowance for loan and lease losses...............      (9,395)     (5,156)      (639)      (821)      (823)
Deferred loan fees......................................      (3,006)     (2,444)       (45)       (54)       (82)
                                                          ----------  ----------  ---------  ---------  ---------
Net loans and leases....................................  $  605,883  $  320,958  $  38,338  $  45,492  $  48,179
                                                          ----------  ----------  ---------  ---------  ---------
                                                          ----------  ----------  ---------  ---------  ---------

    The following table shows the amounts of certain categories of loans outstanding as of December 31, 1997, which, based on remaining scheduled repayments of principal, were due in one year or less, more than one year through five years, and more than five years. Demand or other loans having no stated maturity and no stated schedule of repayments are reported as due in one year or less. Residential mortgage loans held for sale are recorded as due after five years.

                                                                         DECEMBER 31, 1997
                                                                      ------------------------
                                                                      COMMERCIAL   REAL ESTATE
                                                                      -----------  -----------

                                                                           (IN THOUSANDS)
Aggregate maturities of loans and leases which are due:
  Within one year...................................................   $  72,154    $  64,608
After one year but within five years:
  Interest rates are floating or adjustable.........................      23,764       54,406
  Interest rates are fixed or predetermined.........................       6,192       28,376
After 5 years:
  Interest rates are floating or adjustable.........................       7,969      111,350
  Interest rates are fixed or predetermined.........................       5,840      140,483
                                                                      -----------  -----------
    Total...........................................................   $ 115,919    $ 399,223
                                                                      -----------  -----------
                                                                      -----------  -----------

NONPERFORMING ASSETS

    The following table shows the total aggregate principal amount of nonaccrual and other nonperforming loans (accruing loans on which interest or principal is past due 90 days or more) as of the end of each of the past two years. The Company's impaired loans pursuant to SFAS 118 are loans that are nonaccrual and those that have been restructured. For the twelve months ended December 31, 1997, additional gross interest income of $980,000 would have been recorded on impaired loans, and for calendar year 1996 additional gross interest income of $474,000 would have been recorded on impaired loans, in each case had the loans been current. No accrued but unpaid interest income on such loans was in fact included in the Company's net income as of December 31, 1997 and 1996.

    The following table summarizes the loans and leases for which the accrual of interest has been discontinued and loans and leases more than 90 days past due and still accruing interest, including those loans and leases that have been restructured:

                                                                                     DECEMBER 31,
                                                                 -----------------------------------------------------
                                                                   1997       1996       1995       1994       1993
                                                                 ---------  ---------  ---------  ---------  ---------

                                                                                (DOLLARS IN THOUSANDS)
Nonaccrual loans and leases, not restructured..................  $  10,589  $   5,483  $   1,492  $     616  $     637
Accruing loans and leases past due 90 days or more.............      4,638      1,314         46        826        150
Restructured loans and leases..................................      2,779      2,200         82      1,050      1,605
                                                                 ---------  ---------  ---------  ---------  ---------
    Total nonperforming loans and leases ("NPLs")..............     18,006      8,997      1,620      2,492      2,392
                                                                 ---------  ---------  ---------  ---------  ---------
Other real estate owned ("OREO")...............................      2,740      3,635      1,411      1,288      1,446
                                                                 ---------  ---------  ---------  ---------  ---------
    Total nonperforming assets ("NPAs")........................  $  20,746  $  12,632  $   3,031  $   3,780  $   3,838
                                                                 ---------  ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------  ---------
Selected ratios:
  NPLs to total portfolio loans and leases(1)..................        3.5%       3.4%       4.2%       5.4%       4.9%
  NPAs to total portfolio loans and leases and OREO(1).........        4.0        4.7        7.5        7.9        7.6
  NPAs to total assets.........................................        2.3        2.9        5.4        6.6        6.2

------------------------

(1) Excludes residential mortgages held for sale.

    Loans aggregating $13.4 million at December 31, 1997 were designated as impaired in accordance with SFAS 114 as amended by SFAS 118. The Company's impaired loans are all collateral dependent, and as such the method used to measure the amount of impairment on these loans is to compare the loan amount to the fair value of collateral. In calculating the allowance for loan and lease losses that was required under the Company's internal guidelines, management determined that a minimun of $1.6 million should be included in the allowance at December 31, 1997 because of the risk to the loan and lease portfolio represented by impaired loans. At December 31, 1996, loans aggregating $7.7 million were designated as impaired and management determined that a minimum of $695,000 should be included in the allowance because of the risk to the loan and lease portfolio represented by such impaired loans.

    At December 31, 1997, the Company had OREO properties with an aggregate carrying value of $2.7 million. During 1997, properties with a total carrying value of $4.1 million were added to OREO, of which $481,000 was acquired in the Eldorado Acquisition and $3.6 million was acquired as a result of foreclosures. During 1997, OREO properties with a total carrying value of $3.9 million were sold and OREO properties were written down by approximately $1.1 million. At December 31, 1996, the Company had OREO properties with an aggregate carrying value of $3.6 million. During 1996, properties with a total carrying value of $5.5 million were added to OREO, of which $3.2 million was acquired in total in the Liberty and CSB acquisitions and $2.3 million was acquired as a result of foreclosures. OREO properties with a total carrying value of $4.1 million were sold and properties were written down by approximately $72,000 during 1996.

ALLOWANCE FOR LOAN AND LEASE LOSSES

    The allowance for loan and lease losses was $9.4 million, or 1.8% of gross portfolio loans and leases at December 31, 1997, compared to $5.2 million or 1.9% of gross portfolio loans and leases, at December 31, 1996, and $639,000, or 1.6%, of gross portfolio loans and leases at December 31, 1995. The provision for loan and leases losses for the year ended December 31, 1997 was $1.5 million compared to $515,000, for the same period in 1996, and $295,000 for the same period in 1995.

    The table below summarizes average loans outstanding, gross portfolio loans, nonperforming loans and changes in the allowance for possible loan and lease losses arising from loan and lease losses and additions to the allowance from provisions charged to operating expense:

                                                                               DECEMBER 31,
                                                          -------------------------------------------------------
                                                             1997        1996       1995       1994       1993
                                                          ----------  ----------  ---------  ---------  ---------

                                                                          (DOLLARS IN THOUSANDS)
Average loans and leases outstanding (1)................  $  464,788  $  146,743  $  42,272  $  46,979  $  49,243
Gross portfolio loans and leases (1)....................     522,054     263,641     39,022     46,367     49,084
Nonperforming loans and leases..........................      18,006       8,997      1,620      2,492      2,392

Allowance for loan and lease losses:
  Balance at beginning of period........................  $    5,156  $      639  $     821  $     823  $     771
  Balance acquired during period........................       4,076       4,382         --         --         --
  Loans charged off during period
    Commercial..........................................         467         430        258        532        687
    Leases..............................................       1,092          --         --         --         --
    Real estate.........................................         610         144        115         25         37
    Installment.........................................         334          76        329        114        371
                                                          ----------  ----------  ---------  ---------  ---------
      Total.............................................       2,503         650        702        671      1,095
  Recoveries during period
    Commercial..........................................         397         103        121         33         30
    Leases..............................................          33          --         --         --         --
    Real estate.........................................         517          61          2         --         25
    Installment.........................................         224         106        102         53          7
                                                          ----------  ----------  ---------  ---------  ---------
      Total.............................................       1,171         270        225         86         62
                                                          ----------  ----------  ---------  ---------  ---------
    Net loans charged off during period.................       1,332         380        477        585      1,033
    Provision for loan and lease losses.................       1,495         515        295        583      1,085
                                                          ----------  ----------  ---------  ---------  ---------
      Balance at end of period..........................  $    9,395  $    5,156  $     639  $     821  $     823
                                                          ----------  ----------  ---------  ---------  ---------
                                                          ----------  ----------  ---------  ---------  ---------
Selected ratios:
  Net charge-offs to average loans and leases
    (annualized)........................................         .29%        .26%      1.13%      1.25%      2.10%
  Provision for loan and lease losses to average
    loans...............................................         .32         .35        .70       1.24       2.22
  Allowance at end of period to gross portfolio loans
    and leases outstanding at end of period.............        1.80        1.96       1.64       1.77       1.68
  Allowance as percentage of nonperforming loans and
    leases..............................................       52.18       57.31      39.44      32.95      34.41

------------------------

(1) Excludes residential mortgages held for sale.

    The following table indicates management's allocation of the allowance for each of the following years:

                                                                                   DECEMBER 31,
                                                      ----------------------------------------------------------------------
                                                               1997                    1996                    1995
                                                      ----------------------  ----------------------  ----------------------

                                                                              (DOLLARS IN THOUSANDS)
Allocated amount:
  Commercial, financial and agricultural............  $     799         8.5%  $     980        19.0%  $      32         5.0%
  Real estate and construction......................      1,864        19.8       1,680        32.6         242        37.9
  Consumer..........................................        602         6.4         461         8.9          51         8.0
  Unallocated.......................................      6,130        65.3       2,035        39.5         314        49.1
                                                      ---------       -----   ---------       -----   ---------       -----
    Total...........................................  $   9,395       100.0%  $   5,156       100.0%  $     639       100.0%
                                                      ---------       -----   ---------       -----   ---------       -----
                                                      ---------       -----   ---------       -----   ---------       -----

    In allocating the Company's allowance for possible loan and lease losses, management has considered the credit risk in the various loan categories in its portfolio. As such, the allocations of the allowance for possible loan and lease losses are based upon the average aggregate historical net loan losses experienced in each of the acquired subsidiary banks. While the Company has made a reasonable effort to allocate the allowance to specific categories of loans, management believes that any allocation of the allowance for possible loan and lease losses into loan categories lends an appearance of exactness which does not exist, in that the allowance for possible loan and lease losses is utilized as a single unallocated allowance available for losses on all types of loans and leases, and actual losses in loan categories may vary from the amounts allocated to such categories.

INVESTMENT SECURITIES

    Total investments of the Company at December 31, 1997 were $107.3 million compared to $49.2 million at December 31, 1996. Investment securities increased largely due to the Eldorado Acquisition. The investment portfolio primarily consists of U.S. Treasury and U.S. government agencies, state and municipal securities and mortgage-backed securities that are categorized as available-for-sale and totaled $67.3 million, or 62.7% of the total portfolio, at December 31, 1997. The investments of the Company also include Federal funds sold that were $40.0 million, or 37.3% of the total portfolio at December 31, 1997.

    At December 31, 1997, all of the Company's investment securities were classified as available-for-sale. The amortized cost and estimated market value of the Company's investments at December 31, 1997 were as follows:

                                                                                     DECEMBER 31, 1997
                                                                    ----------------------------------------------------
                                                                                     GROSS         GROSS      ESTIMATED
                                                                     AMORTIZED    UNREALIZED    UNREALIZED     MARKET
                                                                       COST          GAIN          LOSS         VALUE
                                                                    -----------  -------------  -----------  -----------

                                                                                       (IN THOUSANDS)
Available-for-sale:
  U.S. Treasury...................................................   $  21,415     $      51     $      --    $  21,466
  U.S. Government Agencies........................................      13,460            --            --       13,460
  State and municipal securities..................................         615            --            --          615
  Mortgage-backed securities......................................      30,725            --            (9)      30,716
  Corporate bonds and equities....................................       1,038            --            --        1,038
                                                                    -----------          ---    -----------  -----------
    Total.........................................................   $  67,253     $      51     $      (9)   $  67,295
                                                                    -----------          ---    -----------  -----------
                                                                    -----------          ---    -----------  -----------

    The following tables show the maturities of investment securities at December 31, 1997, and the weighted average yields of such securities:

                                                                       AFTER ONE YEAR BUT     AFTER FIVE YEARS BUT
                                                WITHIN ONE YEAR        WITHIN FIVE YEARS        WITHIN TEN YEARS     AFTER TEN
                                                                                                                       YEARS
                                             ----------------------  ----------------------  ----------------------  ---------
                                              AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT       YIELD      AMOUNT
                                             ---------     -----     ---------     -----     ---------     -----     ---------

                                                                          (DOLLARS IN THOUSANDS)
Securities available-for-sale:
  U.S. Treasuries..........................  $  21,466        6.03%  $      --          --%  $      --          --%  $      --
  U.S. Government agencies.................      1,500        5.52       8,458        6.13       3,503        7.30          --
  State and municipal bonds................         --          --          --          --         615        7.80          --
  Mortgage-backed securities...............        371        7.33          24        8.74      21,743        6.81       8,577
  Corporate debt and other.................        538        9.88         500        8.14          --          --          --
                                             ---------               ---------               ---------               ---------
    Total investment portfolio.............  $  23,875        6.10%  $   8,982        6.25%  $  25,861        6.90%  $   8,577
                                             ---------               ---------               ---------               ---------
                                             ---------               ---------               ---------               ---------

                                                YIELD
                                                -----
Securities available-for-sale:
  U.S. Treasuries..........................          --%
  U.S. Government agencies.................          --
  State and municipal bonds................          --
  Mortgage-backed securities...............        7.44
  Corporate debt and other.................          --
    Total investment portfolio.............        7.44%

    Additional information concerning investment securities is provided in the notes to the accompanying financial statements.

DEPOSITS

    Total deposits were $765.2 million at December 31, 1997 compared to $383.0 million at December 31, 1996. The increase in total deposits since December 31, 1996 is attributed to the deposits acquired in the Eldorado Acquisition. Noninterest-bearing demand accounts were $289.3 million, or 37.8% of total deposits, at December 31, 1997. Interest-bearing deposits are comprised of interest-bearing demand accounts, regular savings accounts, money market accounts, time deposits of under $100,000 and time deposits of $100,000 or more which were $97.4 million, $98.5 million, $98.2 million, $99.7 million and $82.1 million, respectively, or 12.7%, 12.9%, 12.8%, 13.1% and 10.7% of total deposits, respectively, at December 31, 1997. See "Business -- Products and Services."

    The following table shows the average balance and average rate paid on the categories of deposits for each of years indicated:

                                                    1997                     1996                     1995
                                           -----------------------  -----------------------  ----------------------
                                            AVERAGE      AVERAGE     AVERAGE      AVERAGE     AVERAGE     AVERAGE
                                            BALANCE       RATE       BALANCE       RATE       BALANCE      RATE
                                           ----------  -----------  ----------  -----------  ---------  -----------

                                                                    (DOLLARS IN THOUSANDS)
Noninterest-bearing demand...............  $  181,481        0.00%  $   52,273        0.00%  $  11,197        0.00%
Interest-bearing demand..................      68,824        1.93       24,464        2.80      10,492        1.42
Money market.............................      68,943        3.39       18,135        2.72       9,176        2.52
Savings..................................     106,956        4.78       28,917        3.98       5,235        2.20
Time.....................................     170,809        5.48       91,987        5.70      18,394        5.84
                                           ----------               ----------               ---------
    Total................................  $  597,013        3.04%  $  215,776        3.51%  $  54,494        2.88%
                                           ----------               ----------               ---------
                                           ----------               ----------               ---------

    A significant amount of the Company's interest-bearing deposits are generated from title and escrow companies that customarily do not deposit funds with the Bank until mortgage funding occurs, which is typically a month-end event. See "Risk Factors -- Reliance on Certain Funding Sources" and "Business -- Products and Services -- Community Banking Division."

    The following table shows the maturities of time certificates of deposits of $100,000, or more at December 31, 1997:

                                                                             DECEMBER 31, 1997
                                                                             -----------------
                                                                              (IN THOUSANDS)
Due in three months or less................................................      $  42,195
Due in over three months through six months................................         28,512
Due in over six months through twelve months...............................          8,033
Due in over twelve months..................................................          3,336
                                                                                   -------
    Total..................................................................      $  82,076
                                                                                   -------
                                                                                   -------

BORROWINGS

    Borrowings of the Company increased to $30.2 million at December 31, 1997 from $5.0 million at December 31, 1996. The increase in borrowings was primarily due to the issuance of subordinated debentures to fund a portion of the Eldorado Acquisition.

                               CAPITAL RESOURCES

    Current risk-based regulatory capital standards generally require banks and holding companies to maintain a ratio of "core" or "Tier 1" capital (consisting principally of common equity) to adjusted total assets ("Tier 1 Leverage Ratio") of at least 3%, a ratio of Tier 1 Capital to risk-weighted assets of at least 4% ("Tier 1 Risk-Weighted Ratio"), and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan and lease losses and preferred stock) to risk-weighted assets ("Total Risk-Weighted Ratio") of at least 8%. Risk-weighted assets are calculated by multiplying the balance in each category of assets according to a risk factor which ranges from zero for cash assets and certain government obligations to 100% for some types of loans and adding the products together. See "Supervision and Regulation -- Capital Adequacy Requirements."

    The Company and the Bank were well capitalized June 30, 1998 for federal regulatory purposes. As of June 30, 1998, both the Company and the Bank had Tier 1 Leverage Ratios of 6.6%, Tier 1 Risk-Weighted Ratios of 8.9% and Total Risk-Weighted Ratios of 10.0%.

                                   LIQUIDITY

    The Company relies on deposits as its principal source of funds and, therefore, must be in a position to service depositors' needs as they arise. Management attempts to maintain a loan-to-deposit ratio of not greater than 80% and a liquidity ratio (liquid assets, including cash and due from banks, Federal funds sold and investment securities, to deposits) of approximately 20%. The average loan-to-deposit ratio was 88% for the six months ended June 30, 1998, 78% in 1997, 68% in 1996 and 78% in 1995. The average liquidity ratio was 19% for the six months ended June 30, 1998, 29% in 1997, 30% in 1996 and 22% in 1995. At June 30, 1998, the Company's loan-to-deposit ratio was 69% and the liquidity ratio was 20.8%. While fluctuations in the balances of a few large depositors cause temporary increases and decreases in liquidity from time to time, the Company has not experienced difficulty in dealing with such fluctuations from existing liquidity sources. See "Risk Factors -- Reliance on Certain Funding Sources."

    Should the level of liquid assets (primary liquidity) not meet the liquidity needs of the Company, other available sources of liquid assets (secondary liquidity), including the purchase of Federal funds, sale of securities under agreements to repurchase, sale of loans, window borrowing from the Federal Reserve Bank and, to a lesser extent, borrowings from the FHLB, could be employed. The Company has relied primarily upon the purchase of Federal funds and the sale of securities under agreements to repurchase for secondary sources of liquidity. At June 30, 1998, the Company had $17.0 million of unused borrowing capacity under FHLB advances. In order to borrow from the Federal Reserve, the Company would be required to physically deliver to the Federal Reserve collateral consisting of marketable Government securities. At June 30, 1998, the Company has no such collateral at the Federal Reserve. The Company believes that it could deliver to the Federal Reserve collateral sufficient to support up to $19.0 million of window borrowings.

                             YEAR 2000 PREPAREDNESS

    The Year 2000 issue is a computer programming concern that may affect many electronic processing systems. Until relatively recently, in order to minimize the length of data fields, most computer programs eliminated the first two digits of the year. This problem could affect computers leaving them unable to distinguish dates in the twentieth and twenty-first centuries. For example, date-sensitive calculations that treat "00" as the year 1900, rather than 2000. Secondly, years that end in "00" are not leap years, except for an anomaly in the year 2000. This anomaly could result in miscalculations when processing critical date-sensitive information relating to periods after December 31, 1999.

    The Year 2000 issue may adversely affect the Company's information technology systems, such as its item and data processing applications. The Year 2000 issue also may affect so-called embedded technology, such as microprocessors that control some of the Company's security systems and telecommunication equipment.

    The Company has determined that a few of its computer software applications will need to be modified or replaced in order to maintain their functionality as the year 2000 approaches. In response, a plan has been developed that provides for the assessment of its material internal systems, programs and data processing applications as well as those provided to the Bank by third-party vendors. The Company expects that system conversions and testing will be substantially completed by December 31, 1998. Based upon the Company's evaluation of its Year 2000 preparedness, management does not expect that the Year 2000 issue as it relates to information systems and embedded technology that are within the Company's direct control will have a material adverse effect on the Company's business, financial condition or results of operations. However, Year 2000 problems may turn out to exist in portions of computer programs not now suspected, and there can be no assurance that the Company will not be adversely affected by this problem. See "Risk Factors -- Year 2000 Preparedness."

    Ultimately, the potential impact of the Year 2000 issue will depend not only on the corrective measures the Company undertakes, but also on the way in which the Year 2000 issue is addressed by governmental agencies, businesses and other entities who provide data to, or receive data from the Bank or whose financial condition or operational capability is important to the Company such as significant suppliers or customers. Communications with significant customers and vendors have been initiated to determine the extent of risk created by those third parties' failure to remediate their own Year 2000 issues; however, it is not possible, at present, to determine the financial effect if a significant customer's and/or vendor's remediation efforts are not completed in a timely manner. See "Risk Factors -- Year 2000 Preparedness." The vendor to which the Community Banking Division has outsourced its data and item processing received a "satisfactory" rating in 1998 from the Federal Financial Institutions Examination Council ("FFIEC") (the umbrella organization of federal bank regulators) with respect to the status of that vendor's preparedness for the Year 2000 issue.

    In addition, because the Company's day-to-day operations are heavily dependent on its ability to communicate information throughout its network of branches and loan production offices, the Company would be particularly susceptible to any possible effects that the Year 2000 issue has on local and national communications systems, including without limitation, telephone and data lines, because of the difficultly in implementing viable contingency plans. Any interruption or malfunction of such systems could have a material adverse effect on the Company.

    Furthermore, bank regulatory agencies, as part of their supervisory function, have recently issued guidance under which they are assessing and will assess Year 2000 readiness. The failure of a financial institution, such as the Company, to take appropriate steps to address deficiencies in its Year 2000 project management process may result in one or more regulatory enforcement actions which could have a material adverse effect on such institution. Such actions may include the imposition of civil money penalties, or result in the delay or denial of regulatory applications. In the latest joint examination of the

Bank by the Federal Reserve and the DFI, the Bank received a "satisfactory" rating with respect to its Year 2000 plan and level of preparedness.

    The Company's noninterest expense for 1997 did not include any costs associated with the Year 2000 issue, and the Company estimates its total costs during the period from January 1, 1998 through December 31, 1999 will be less than $500,000, and none of those costs are expected to materially affect the Company's results of operations in any one reporting period. In light of the complexity of the Year 2000 problem and its potential effect on both the Company and third parties that interact with the Company, however, there can be no assurance that the Company's costs associated with the Year 2000 issue will be as estimated. The Company does not intend to obtain insurance against any Year 2000 risks.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    Market risk is the risk of loss in a financial instrument arising from adverse changes in market prices and rates, foreign currency exchange rates, commodity prices and equity prices. The Company's market risk arises primarily from interest rate risk inherent in its lending and deposit taking activities. To that end, management actively monitors and manages its interest rate risk exposure. The Company does not have any market risk sensitive instruments acquired for trading purposes. The Company manages its interest rate sensitivity by matching the repricing opportunities on its earning assets to those on its funding liabilities. Management uses various asset/liability strategies to manage the repricing characteristics of its assets and liabilities to ensure that exposure to interest rate fluctuations is limited within Company guidelines of acceptable levels of risk-taking. Hedging strategies, including the terms and pricing of loans and deposits, and managing the deployment of its securities are used to reduce mismatches in interest rate repricing opportunities of portfolio assets and their funding sources.

    When appropriate, management may utilize off balance sheet instruments such as interest rate floors, caps and swaps to hedge its interest rate position. A Board of Directors approved hedging policy statement governs use of these instruments. As of June 30, 1998, the Company had not utilized any interest rate swap or other such financial derivative to alter its interest rate risk profile.

    One way to measure the impact that future changes in interest rates will have on net interest income is through a cumulative gap measure. The gap represents the net position of assets and liabilities subject to repricing in specified time periods. Generally, a liability sensitive gap position indicates that there would be a net positive impact on the net interest margin of the Company for the period measured in a declining interest rate environment since the Company's liabilities would reprice to lower market rates before its assets would. A net negative impact would result from an increasing interest rate environment. Conversely, an asset sensitive gap indicates that there would be a net positive impact on the net interest margin in a rising interest rate environment since the Company's assets would reprice to higher market interest rates before its liabilities would, while a net negative impact would result from a declining rate environment.

    The following table sets forth the distribution of repricing opportunities of the Company's interest-earning assets and interest-bearing liabilities, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest-earning assets and interest-bearing liabilities, the cumulative interest rate sensitivity gap, the ratio of cumulative interest-earning assets to cumulative interest-bearing liabilities and the cumulative gap as a percentage of total assets and total interest-earning assets as of June 30, 1998. The table also sets forth the time periods during which interest-earning assets and interest-bearing liabilities will mature or may reprice in accordance with their contractual terms. The interest rate relationships between the repriceable assets and repriceable liabilities are not necessarily constant and may be affected by many factors, including the behavior of customers in response to changes in interest rates. This table should, therefore, be used only as a guide as to the possible effect changes in interest rates might have on the net margins of the Company.

                                                                                  JUNE 30, 1998
                                                       --------------------------------------------------------------------
                                                                         AMOUNTS MATURING OR REPRICING IN
                                                       --------------------------------------------------------------------

                                                                     OVER 3
                                                                     MONTHS     OVER 1
                                                        3 MONTHS      TO 12     YEAR TO     OVER        NON-
                                                         OR LESS     MONTHS     5 YEARS    5 YEARS   SENSITIVE(1)   TOTAL
                                                       -----------  ---------  ---------  ---------  -----------  ---------
                                                                              (DOLLARS IN THOUSANDS)
  ASSETS
  Cash and due from banks............................   $      --   $      --  $      --  $      --   $ 160,245   $ 160,245
  Federal funds sold.................................          --          --         --         --          --          --
  Investment securities..............................       6,005          --     18,945     36,066          38      61,054
  Loans and leases...................................     319,130      43,356     90,113     59,751          --     512,350
  Loans held for sale................................     187,603          --         --         --          --          --
  Other assets(2)....................................          --          --         --         --     102,058     102,058
                                                       -----------  ---------  ---------  ---------  -----------  ---------
        Total assets.................................   $ 512,738   $  43,356  $ 109,058  $  95,817   $ 262,341   $1,023,310
                                                       -----------  ---------  ---------  ---------  -----------  ---------
                                                       -----------  ---------  ---------  ---------  -----------  ---------
  LIABILITIES AND SHAREHOLDERS' EQUITY
  Noninterest-bearing demand deposits................   $      --   $      --  $      --  $      --   $ 256,166   $ 256,166
  Interest-bearing demand, money market and
    savings..........................................     377,414          --         --         --          --     377,414
  Time certificates of deposit.......................      89,955     136,844     16,136         87          --     243,022
  Short-term debt....................................       3,374          --         --         --          --       3,374
  Long-term debt.....................................          --          --        473     27,657          --      28,130
  Other liabilities..................................          --          --         --         --      17,510      17,510
  Shareholders' equity...............................          --          --         --         --      97,694      97,694
                                                       -----------  ---------  ---------  ---------  -----------  ---------
        Total liabilities and shareholders' equity...   $ 470,743   $ 136,844  $  16,609  $  27,744   $ 371,370   $1,023,310
                                                       -----------  ---------  ---------  ---------  -----------  ---------
                                                       -----------  ---------  ---------  ---------  -----------  ---------
  Period Gap.........................................   $  41,228   $ (93,488) $  92,449  $  68,073   $(109,029)
  Cumulative interest-earning assets.................     512,738     556,094    665,152    760,969
  Cumulative interest-bearing liabilities............     470,743     607,587    624,196    651,940
  Cumulative Gap.....................................      41,995     (51,493)    40,956    109,029
  Cumulative interest-earning assets to cumulative
    interest-bearing liabilities.....................        1.09        0.92       1.07       1.17
  Cumulative Gap as a percent of:
        Total assets.................................        4.10%      (5.03)%      4.00%     10.65%
        Interest-earning assets......................        5.52       (6.77)      5.38      14.33

------------------------

(1) Assets or liabilities which are not interest rate sensitive.

(2) Allowance for possible loan losses of $7.8 million as of June 30, 1998 is included in other assets.

    At June 30, 1998, the Company had $556.1 million in assets and $607.6 million in liabilities repricing within one year. Therefore, $51.5 million more in interest rate sensitive liabilities than interest rate sensitive assets will change to the then current rate (changes occur due to the instruments being at a variable rate or because the maturity of the instrument requires its replacement at the then current rate). The ratio of interest earning assets to interest bearing liabilities maturing or repricing within one year at June 30, 1998 was
 .92, and management tries to maintain this ratio as close to 1.0 as possible while remaining in a range between .80 and 1.20. Interest expense is likely to be affected to a greater extent than interest income for any change in interest rates within one year from June 30, 1998. If rates were to fall during this period, interest expense would decline by a greater amount than interest income and net income would increase. Conversely, if rates were to rise, the reverse would apply, and the Company's net income would decrease.

    Since interest rate changes do not affect all categories of assets and liabilities equally or simultaneously, a cumulative gap analysis alone cannot be used to evaluate the Company's interest rate sensitivity position. To supplement traditional gap analysis, the Company performs simulation modeling to estimate the potential effects of changing interest rates. The process allows the Company to explore the complex relationships within the gap over time and various interest rate environments. Based upon the Company's interest rate shock simulations, net interest income is expected to decrease approximately 1.5% with a 200 basis point instantaneous increase to interest rates and increase approximately 1.5% with a 200 basis point instantaneous decrease in rates. Management has a target of minimizing the decline in net interest income to no more than 4.0% given a 200 basis point instantaneous decrease in rates.

    The preceding sensitivity analysis does not represent a forecast and should not be relied upon as being indicative of expected operating results. These hypothetical estimates are based upon numerous assumptions, including the nature and timing of interest rate levels including the shape of the yield curve prepayments on loans and securities, changes in deposit levels, pricing decisions on loans and deposits, reinvestment and replacement of asset and liability cashflows and others. While assumptions are developed based upon current economic and local market conditions, the Company cannot make any assurances as to the predictive nature of these assumptions including how customer preferences or competitor influences might change.

    Also, as market conditions vary from those assumed in the sensitivity analysis, actual results will also differ because of prepayment and refinancing levels likely deviating from those assumed, the varying impact of interest rate change caps or floors on adjustable rate loans, depositor withdrawals and product preference changes, and other internal and external variables. Furthermore, the sensitivity analysis does not reflect actions that management might take in responding to or anticipating changes in interest rates.

    Management has taken several steps to reduce the positive gap of the Company by lengthening the maturities in its investment portfolio and originating more fixed-rate assets that mature or reprice in balance with its interest bearing liabilities. Management will continue to maintain a balance between its interest earning assets and interest bearing liabilities in order to minimize the impact on net interest income due to changes in market rates.

    The following table sets forth the distribution of the expected maturities of the Company's interest-earning assets and interest-bearing liabilities, as well as the fair value of these instruments. Expected maturities are based on contractual payments without effect being given for the estimated effect of prepayments. Savings accounts and interest-bearing transaction accounts, which have no stated maturity, are included in the one year or less maturity category.

                                                                             DECEMBER 31, 1997
                                               -----------------------------------------------------------------------------
                                                                             EXPECTED MATURITY
                                               -----------------------------------------------------------------------------

                                                 1998       1999       2000       2001       2002     THEREAFTER     TOTAL
                                               ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                                                          (DOLLARS IN THOUSANDS)
Federal funds sold...........................  $  40,000  $      --  $      --  $      --  $      --   $      --   $  40,000
  Weighted average rate......................       5.50         --         --         --         --          --        5.50
Investment securities........................     23,837      1,985      3,980      2,517        500      34,438      67,257
  Weighted average rate......................       6.10       5.72       6.12       6.50       8.14        7.03        6.60
Fixed rate loans and leases..................     55,698     19,193     22,331     20,760     23,986      65,459     207,427
  Weighted average rate......................      10.02      10.96      10.06      10.20       9.56       10.28       10.16
Variable rate loans..........................    109,036     14,958     19,085     22,198     26,832     122,518     314,627
  Weighted average rate......................       9.50      10.10      10.04       9.91       9.39       10.08        9.81
Loans held for sale..........................     96,230         --         --         --         --          --      96,230
  Weighted average rate......................       7.25         --         --         --         --          --        7.25
                                               ---------  ---------  ---------  ---------  ---------  -----------  ---------
Total interest earning assets................  $ 324,801  $  36,136  $  45,396  $  45,475  $  51,318   $ 222,415   $ 725,541
                                               ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                               ---------  ---------  ---------  ---------  ---------  -----------  ---------
Interest bearing demand, money market and
  savings....................................  $ 294,070  $      --  $      --  $      --  $      --   $      --   $ 294,070
  Weighted average rate......................       3.59         --         --         --         --          --        3.59
Time deposits................................    174,211      7,578         --         --         --          --     181,789
  Weighted average rate......................       5.67       5.59         --         --         --          --        5.66
Subordinated debentures......................         --         --         --         --         --      27,657      27,657
  Weighted average rate......................         --         --         --         --         --       11.75       11.75
Other borrowings.............................      2,587         --         --         --         --          --       2,587
  Weighted average rate......................       6.49         --         --         --         --          --        6.49
                                               ---------  ---------  ---------  ---------  ---------  -----------  ---------
Total interest-bearing liabilities...........  $ 470,868  $   7,578  $      --  $      --  $      --   $  27,657   $ 506,103
                                               ---------  ---------  ---------  ---------  ---------  -----------  ---------
                                               ---------  ---------  ---------  ---------  ---------  -----------  ---------



                                                 FAIR
                                                 VALUE
                                               ---------

Federal funds sold...........................  $  40,000
  Weighted average rate......................
Investment securities........................     67,257
  Weighted average rate......................
Fixed rate loans and leases..................    210,294
  Weighted average rate......................
Variable rate loans..........................    317,442
  Weighted average rate......................
Loans held for sale..........................     97,192
  Weighted average rate......................
                                               ---------
Total interest earning assets................  $ 732,185
                                               ---------
                                               ---------
Interest bearing demand, money market and
  savings....................................  $ 291,129
  Weighted average rate......................
Time deposits................................    181,946
  Weighted average rate......................
Subordinated debentures......................     27,657
  Weighted average rate......................
Other borrowings.............................      2,587
  Weighted average rate......................
                                               ---------
Total interest-bearing liabilities...........  $ 503,319
                                               ---------
                                               ---------

    In management's opinion, there has not been a material change in the Company's market risk profile during the six months ended June 30, 1998.

                            ECONOMIC CONSIDERATIONS

CALIFORNIA ECONOMY

    The financial condition of the Company has been, and is expected to continue to be, affected primarily by overall general economic conditions and the real estate market in California. The commercial banking activity of the Company concentrates on serving the needs of small and medium-size businesses, professionals and individuals located primarily in the counties of Orange, Sacramento and San Diego. The residential mortgage origination activity is centered in the five western states of the United States, and originations of small equipment leases are done throughout the country with a concentration in Northern California.

    Although the general economy in Southern California has recovered substantially from the prolonged recession that had adversely affected the ability of certain borrowers to satisfy their obligations to the Company, the Company's financial condition and operating results are subject to changes in economic conditions in that region. Moreover, there can be no assurance that conditions will not deteriorate in the future and that such deterioration will not have a material adverse effect on the Company's financial condition or results of operations.

    In 1997, California's Gross State Product ("GSP") exceeded $1.0 trillion, with exports to foreign countries totaling $110 billion or 10.7% of the State's GSP. California, with its greater dependence on Asian trade and investment, is more at risk from Asia's economic problems than the rest of the United States. Exports to Asian countries represented 47% of California's total exports, compared to 29% for the U.S. as a whole. Despite a moderate (1.8%) drop in export to Asian countries, California's total exports increased by 6% in 1997 primarily as a result of an increase in growing exports to Mexico, Canada, Australia and Western Europe. There can be no assurance that the State's economy will not be adversely affected by prolonged weakness in one or more of the Asian economies. Weaker Asian demand for products and services could potentially result in job losses, primarily in the high-tech manufacturing, engineering, travel and entertainment industries. The Los Angeles area is among the most vulnerable regions in California with its relatively heavy concentration of high-tech, engineering and entertainment firms. There can be no assurance that a deterioration of economic conditions in California as a result of Asia's economic problems will not have a material adverse effect on the Company's business, financial condition or result of operations.

    In addition, a substantial portion of the Company's assets consist of loans secured by real estate in Southern California with a lesser concentration in Northern California. Historically, these areas have experienced on occasion significant natural disasters, including earthquakes, brush fires and, recently, flooding attributed to the weather phenomenon known as "El Nino." Accordingly, the availability of insurance for losses from such catastrophes is limited. The occurrence of one or more such catastrophes could impair the value of the collateral for the Company's real estate secured loans and have a material adverse effect on the Company's financial condition and results of operations.

INFLATION

    The majority of the Company's assets and liabilities are monetary items held by the Company, the dollar value of which is not affected by inflation. Only a small portion of total assets is in premises and equipment. The lower inflation rate of recent years did not have the positive impact on the Company that was felt in many other industries. The small fixed asset investment of the Company minimizes any material misstatement of asset values and depreciation expenses which may result from fluctuating market values due to inflation. A higher inflation rate, however, may increase operating expenses or have other adverse effects on borrowers of the Company, making collection more difficult for the Company. Rates of interest paid or charged generally rise if the marketplace believes inflation rates will increase. See "Risk Factors -- Potential Impact of Changes in Interest Rates."

                               ACCOUNTING CHANGES

    In June 1996 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125). This Statement provides consistent accounting and reporting standards for the transfers and servicing of financial assets and the extinguishment of liabilities. The Company adopted SFAS 125 effective January 1, 1997 and it did not have a material impact on the Company's financial statements.

    In February 1997 the FASB issued SFAS 128, "Earnings per Share." This Statement established new standards for computing and presenting earnings per share and requires all prior period earnings per share data be restated to conform with the provisions of the statement. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares outstanding during the period, as restated for shares issued in business combinations accounted for as poolings-of-interests and stock dividends. Diluted earnings per share is computed using the weighted average number of shares determined for the basic computation plus the number of shares of common stock that would be issued assuming all contingently issuable shares having a dilutive effect on earnings per share were outstanding for the period.

    In June 1997 the FASB issued SFAS 130, "Reporting Comprehensive Income." This Statement requires all enterprises to report comprehensive income as a measure of overall performance. Comprehensive income is the change to equity (net assets) of a business during a period. The Statement includes the guidelines for the calculations and required presentations. For the Company, this new standard is effective for 1998 and is not expected to have a material impact on the Company's financial statements.

    In June 1997 the FASB issued SFAS 131, "Disclosures About Segments of an Enterprise and Related Information." This statement will change the way public companies report information about segments of their business in their annual financial statements and require them to report selected segment information in their quarterly reports issued to shareholders. Companies will be required to disclose segment data based upon how management makes decisions about allocating resources to segments and measuring performance. For the Company, this new standard is effective for 1998 and the impact, if any, is yet to be determined.

    In February 1998 the FASB issued SFAS 132, "Employer's Disclosures about Pensions and other Post-Retirement Benefits." This Statement standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable. For the Company, this new standard is effective for 1998.

                           SUPERVISION AND REGULATION

OVERVIEW

    The Company is a registered bank holding company under the BHC Act, and it is subject to regulation, supervision and periodic examination by the Federal Reserve.

    As a California state-licensed bank, the Bank is subject to regulation, supervision and periodic examination by the DFI, and as a member of the Federal Reserve System, the Bank is subject to regulation, supervision and periodic examination by the Federal Reserve. The Bank's deposits are insured by the FDIC to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases. The regulations of those state and federal bank regulatory agencies govern most aspects of the Bank's business and operations, including but not limited to, the scope of its business, its investments, its reserves against deposits, the nature and amount of any collateral for loans, the timing of availability of deposited funds, the issuance of securities, the payment of dividends, bank expansion and bank activities, including real estate development and insurance activities.

    The federal and state banking agencies have broad enforcement powers over the Company and the Bank, including the power to impose substantial fines and other civil and criminal penalties, to terminate deposit insurance and to appoint a conservator or receiver for the Bank under a variety of circumstances.

LIMITATIONS ON BANK HOLDING COMPANY ACTIVITIES

    With certain limited exceptions, the BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before undertaking any of the following activities: (i) acquiring direct or indirect ownership or control of any voting shares of another bank or bank holding company if, after such acquisition, it would own or control more than 5% of any class of voting shares (unless it already owns or controls the majority of such shares); (ii) acquiring all or substantially all of the assets of another bank or bank holding company; or (iii) merging or consolidating with another bank holding company. The Federal Reserve will not approve any acquisition, merger or consolidation that would have a substantially anti-competitive result, unless the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. The Federal Reserve also considers capital adequacy and other financial and managerial factors, as well as compliance with the Community Reinvestment Act of 1977 (the "CRA"), in reviewing proposed acquisitions or mergers.

    With certain exceptions, the BHC Act also prohibits a bank holding company from acquiring or retaining direct or indirect ownership or control of more than 5% of the voting shares of any company which is not a bank or bank holding company, or from engaging directly or indirectly in activities other than those of banking, managing or controlling banks, or providing services for its subsidiaries. The principal exceptions to those prohibitions involve certain non-bank activities which, by statute or by Federal Reserve regulation or order, have been identified as activities closely related to the business of banking or of managing or controlling banks. In making that determination, the Federal Reserve considers whether the performance of such activities by a bank holding company can be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency, which can be expected to outweigh the risks of possible adverse effects such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

    Furthermore, under the BHC Act, a bank subsidiary of a bank holding company is prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property, or furnishing of services. For example, in general, the Bank may not condition the extension of credit to a customer upon the customer obtaining other services from the Company or any of its other subsidiaries, or upon the customer promising not to obtain services from a competitor.

CAPITAL ADEQUACY REQUIREMENTS

    The Company and the Bank are subject to regulations of the Federal Reserve governing capital adequacy, which incorporate both risk-based and leverage capital requirements. Those risk-based and leverage capital guidelines set total capital requirements and define capital in terms of "core capital elements," or Tier 1 capital, and "supplementary capital elements," or Tier 2 capital. The maximum amount of supplementary capital which qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill and certain other intangibles.

    Banks and bank holding companies are required to maintain a minimum ratio of qualifying total capital to risk-weighted assets of 8%, at least one-half of which must be in the form of Tier 1 capital. Risk-based capital ratios are calculated with reference to risk-weighted assets, including both on and off-balance sheet exposures, which are multiplied by certain risk weights assigned by the Federal Reserve to those assets.

    The Federal Reserve has established a minimum leverage ratio of Tier 1 capital to quarterly average assets (the "Tier 1 Leverage Ratio") of 3% for bank holding companies and member banks that have received the highest composite regulatory rating and for bank holding companies and member banks that have implemented the Federal Reserve's risk-based capital measure for market risk. All other banking holding companies and member banks are required to maintain a Tier 1 Leverage Ratio of at least 4%. Banking organizations with supervisory, financial, operational, and managerial weaknesses, as well as organizations experiencing significant growth, are expected to maintain capital ratios above the minimum levels. If the Company or the Bank fails to maintain the required capital levels, the Federal Reserve may issue a capital directive to require an increase in capital levels.

    The Federal Reserve's risk-based capital standards also require the Company and the Bank to take adequate account of concentrations of credit and the risks of non-traditional activities. Concentrations of credit refers to situations where a lender has a relatively large proportion of loans involving one borrower, industry, location, collateral or loan type. Non-traditional activities are considered those that have not customarily been part of the banking business but that start to be conducted as a result of developments in, for example, technology or financial markets. The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards. The Federal Reserve is also authorized to review an institution's management of concentrations of credit risk for adequacy and consistency with safety and soundness standards regarding internal controls, credit underwriting or other operational and managerial areas.

    The Federal Reserve's risk-based capital regulations also include standards for interest rate risk exposures. Interest rate risk is the exposure of a bank's current and future earnings and equity capital arising from adverse movements in interest rates. While interest rate risk is inherent in the Bank's role as financial intermediary, it introduces volatility to the Bank's earnings and to the economic value of the Bank. The capital standards provide that Bank's exposure to declines in the economic value of its capital, due to changes in interest rates, is a factor that the Federal Reserve will consider in evaluating an institution's capital adequacy. Bank examiners will consider the Bank's historical financial performance and its earnings exposure to interest rate movements, as well as qualitative factors such as the adequacy of the Bank's internal interest rate risk management. The Federal Reserve and the other banking agencies have elected not to pursue a standardized measure and explicit capital charge for interest rate risk.

    In certain circumstances, the Federal Reserve may determine that the capital ratios for a state member bank must be maintained at levels which are higher than the minimum levels required by the guidelines or the regulations. In particular, bank holding companies contemplating significant expansion proposals are expected to maintain capital levels significantly above the minimum levels required by the guidelines. Neither the Company nor the Bank has been advised by any bank regulatory agency that it must maintain a specific Tier 1 Leverage Ratio in excess of the minimum levels specified in the capital guidelines, although in connection with the application to the Federal Reserve for approval to complete the Eldorado Acquisition, the Company was required to have a pro forma Tier 1 Leverage Ratio of 6.0%, a Total Risk-Weighted Ratio of 10.0% and a Tier 1 Risk-Weighted Ratio of 6.0%. In addition, in connection with the Eldorado Acquisition, the Company agreed that it will not incur any debt without the prior approval of the Federal Reserve.

REGULATORY RESTRICTIONS ON DISTRIBUTIONS TO SHAREHOLDERS

    STOCK REDEMPTIONS. Bank holding companies, such as the Company, are required to give the Federal Reserve notice of any purchase or redemption of their outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of the bank holding company's consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order, directive, or any condition imposed by, or written agreement with, the Federal Reserve. A bank holding company whose capital ratios exceeds the thresholds for "well capitalized" banks on a consolidated basis is exempt from the foregoing requirement if it (i) will remain well-capitalized following the purchase or redemption, (ii) is well-managed and (iii) is not the subject of any unresolved supervisory issues. In connection with the Eldorado Acquisition, the Company agreed that it will not redeem, retire or repurchase any of its preferred stock without the prior approval of the Federal Reserve.

    DIVIDENDS. Federal Reserve policies declare that a bank holding company should not pay cash dividends on its common stock unless its net income is sufficient to fund fully each dividend, and its prospective rate of earnings retention after the payment of such dividend appears consistent with its capital needs, asset quality and overall financial condition. In connection with the Eldorado Acquisition, the Company agreed that it will not pay dividends on Common Stock without the prior approval of the Federal Reserve.

    The Company is a legal entity separate and distinct from the Bank. Substantially all of the Company's revenues and cash flow, including funds available for the payments of dividends and other operating expenses, consists of dividends paid to the Company by the Bank. There are statutory and regulatory limitations on the amount of dividends which may be paid to the Company by the Bank. Dividends payable by the Bank are restricted under California law to the lesser of the Bank's retained earnings, or the Bank's net income for the latest three fiscal years, less dividends previously declared during that period, or, with the approval of the DFI, to the greater of the retained earnings of the Bank, the net income of the Bank for its last fiscal year or the net income of the Bank for its current fiscal year. In connection with the Eldorado Acquisition, Eldorado Bank paid a dividend of $14 million, which exceeded the Bank's net income for the latest three fiscal years. As a result, the Bank will require the approval of the DFI with respect to the payment of any dividend up to the greater of the Bank's retained earnings, the net income of the Bank for its last fiscal year and the net income of the Bank for its current fiscal year. In no event could the Bank issue a dividend in excess of such amounts.

    Federal Reserve regulations also limit the payment of dividends by the Bank as a state member bank. Under Federal Reserve regulations, dividends may not be paid unless both undivided profits and earnings limitations have been met. First, no dividend may be paid if it would result in a withdrawal of capital or exceed the bank's undivided profits as reported in its most recent Report of Condition and Income, without the prior approval of the Federal Reserve and two-thirds of the shareholders of each class of stock outstanding. Second, a state member bank may not pay a dividend without the prior written approval of the Federal Reserve if the total of all dividends declared in one year exceeds the total of net income for that year, plus its retained net income for the preceding two calendar years.

    The payment of dividends on capital stock by the Company and the Bank may also be limited by other factors, including applicable regulatory capital requirements and broad enforcement powers of the federal regulatory agencies. Both the Federal Reserve and the DFI have broad authority to prohibit the Company and the Bank from engaging in practices which the banking agency considers to be unsafe or unsound. It is possible, depending upon the financial condition of the Bank or the Company and other factors, the applicable regulator may assert that the payment of dividends or other payments by the Bank or the Company is an unsafe or unsound practice and, therefore, implement corrective action to address such a practice. Among other things, Federal Reserve policies forbid the payment by bank subsidiaries to their parent companies of management fees which are unreasonable in amount or exceed the fair market value of the services rendered and tax sharing payments which do not reflect the taxes actually due and payable.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") generally prohibits a depository institution from making any capital distribution (including payment of a dividend), or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized" for regulatory purposes. Those regulations and restrictions may limit the Company's ability to obtain funds from the Bank for its cash needs, including funds for payment of interest and operating expenses and dividends.

TRANSACTIONS WITH AFFILIATES

    The Bank is subject to restrictions under federal law which limit certain transactions with the Company and its banking and non-banking affiliates, including extensions of credit, investments or asset purchases. Extensions of credit and certain other "covered" transactions by any member bank with any one affiliate are limited in amount to 10% of such member bank's capital stock and surplus and with its affiliates, in the aggregate, are limited in amount to 20% of capital stock and surplus and loans and other extensions of credit must be fully secured in accordance with applicable regulations. Federal law also provides that covered transactions with affiliates must be made on substantially the same terms and under substantially the same circumstances as, and, in the case of credit transactions, following credit underwriting procedures that are no less stringent than, those prevailing at the time for comparable transactions involving other non-affiliated companies, or, in the absence of comparable transactions, on terms and under circumstances, including credit standards, that in good faith would be offered to, or would apply to, non-affiliates. The purchase of low quality assets from affiliates is generally prohibited.

CROSS-GUARANTEE AND HOLDING COMPANY LIABILITY

    Any FDIC-insured depository institution may be liable for any loss incurred by the FDIC, or any loss which the FDIC reasonably anticipates incurring, in connection with (i) the default of any commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. Any obligation or liability owed by a subsidiary depository institution to its parent company is subordinate to the subsidiary institution's cross-guarantee liability to the FDIC. As of the date of this Prospectus, the Bank was the Company's only insured depository institution subsidiary.

    Federal Reserve policy requires bank holding companies to serve as a source of financial strength to their subsidiary banks by standing ready to use available resources to provide adequate capital funds to subsidiary banks during periods of financial stress or adversity.

    In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed, and is required to cure immediately, any deficit under any commitment by the debtor to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for a subsequent breach of such obligation will generally have priority over most other unsecured claims.

PROMPT CORRECTIVE ACTION PROVISIONS

    FDICIA amended the Federal Deposit Insurance Act ("FDIA") to establish a format for closer monitoring of insured depository institutions and to enable prompt corrective action by regulators when an institution begins to experience financial difficulty. The general thrust of those provisions is to impose greater scrutiny and more restrictions on institutions as they have decreasing levels of capitalization. FDICIA establishes five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under the regulations, a "well capitalized" institution has a ratio of total capital to total risk-weighted assets ("Total Risk-Weighted Ratio") of at least 10.0%, a ratio of Tier 1 capital to total risk-weighted assets ("Tier 1 Risk-Weighted Ratio") of at least 6.0%, a Tier 1 Leverage Ratio of at least 5.0% and is not subject to any written order, agreement, or directive; an "adequately capitalized" institution has a Total Risk-Weighted Ratio of at least 8.0%, a Tier 1 Risk-Weighted Ratio of at least 4.0% and a Tier 1 Leverage Ratio of at least 4.0% (3.0% or more if given the highest regulatory rating and not experiencing significant growth), but does not otherwise qualify as "well capitalized." An "undercapitalized" institution fails to meet one of the three minimum capital requirements for "adequately capitalized" banks. A "significantly undercapitalized" institution has a Total Risk-Weighted Ratio of less than 6.0%, a Tier 1 Risk-Weighted Ratio of less than 3.0% and/or a Tier 1 Leverage Ratio of less than 3.0%. A "critically undercapitalized" institution has a ratio of tangible equity to assets of 2.0% or less. Under certain circumstances, a "well capitalized," "adequately capitalized" or "undercapitalized" institution may be required to comply with supervisory actions as if the institution was in the next lowest capital category.

    Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve. In addition, undercapitalized depository institutions are subject to growth and activity limitations and are required to submit "acceptable" capital restoration plans. Such a plan will not be accepted unless, among other things, the depository institution's holding company, if any, guarantees the capital plan, up to an amount equal to the lesser of 5.0% of the depository institution's assets at the time it becomes undercapitalized, or the amount of the capital deficiency when the institution fails to comply with the plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized and ultimately may be placed into conservatorship or receivership.

    Significantly undercapitalized depository institutions may be subject to a number of additional requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, more stringent requirements to reduce total assets, cessation of receipt of deposits from correspondent banks, prohibitions on dividends to the holding company, and requirements that the holding company divest its bank subsidiary, in certain instances. Subject to certain exceptions, critically undercapitalized depository institutions must have a conservator or receiver appointed for them within a certain period after becoming critically undercapitalized.

SAFETY AND SOUNDNESS STANDARDS

    The Federal Reserve has issued "safety and soundness" standards for state member banks. The standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation, interest rate exposure, asset quality and earnings. The asset quality and earnings standards are qualitative rather than quantitative and require monitoring, reporting and preventative or corrective action appropriate to the size of the institution and the nature and scope of its activities. Federal Reserve examiners assign a formal supervisory rating to the adequacy of an institution's risk management processes, including its internal controls. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit an acceptable compliance plan may result in enforcement proceedings.

LIMITATIONS ON DEPOSIT TAKING

    FDICIA provides that a bank may not accept, renew or roll over brokered deposits unless (i) it is "well capitalized," or (ii) it is adequately capitalized and receives a waiver from the FDIC permitting it to accept brokered deposits. FDIC regulations define brokered deposits to include any deposit obtained, directly or indirectly, from any person engaged in the business of placing deposits with, or selling interests in deposits of, an insured depository institution, as well as any deposit obtained by a depository institution that is not "well capitalized" for regulatory purposes by offering rates significantly higher (generally more than 75 basis points) than the prevailing interest rates offered by depository institutions in such institution's normal market area. In addition, FDICIA provides that institutions which are ineligible to accept brokered deposits are ineligible for pass-through deposit insurance for employee benefit plan deposits. Certificates of deposit that the Bank issues through the wholesale deposit program that it established in 1998 constitute brokered deposits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PREMIUMS FOR DEPOSIT INSURANCE

    As previously stated, the Bank's deposits are insured by the FDIC to the maximum amount permitted by law, which is currently $100,000 per depositor in most cases. FDIC insurance premiums are assessed on a risk-based system, meaning that the amount of a depositary institution's premium depends on its risk classification. To arrive at a depository institution's risk-based assessment, the FDIC places it in one of nine risk categories using a two-step process based first on capital ratios and then on relevant supervisory information. Each institution is assigned to one of three capital categories: "well capitalized," "adequately capitalized," or "undercapitalized." A well capitalized institution is one that has a Total Risk-Weighted Ratio of at least 10.0%, a Tier 1 Risk-Weighted Ratio of at least 6.0% and a Tier 1 Leverage Ratio of at least 5.0%. An adequately capitalized institution has at least an Total Risk-Weighted Ratio of at least 8.0%, a Tier 1 Risk-Weighted Ratio of at least 4.0% and a Tier 1 Leverage Ratio of at least 4.0%. An undercapitalized institution is one that does not meet either of the above definitions. The FDIC also assigns each institution to one of three supervisory subgroups based on an evaluation of the risk posed by the institution (group "A" institutions being perceived to present the least risk and group "C" institutions being perceived to present the greatest risk). The FDIC makes this evaluation based on examinations by the institution's primary federal or state regulator, statistical analyses of financial statements, and other information relevant to gauging the risk posed by the institution. Those supervisory evaluations modify premium rates within each of the three capital groups, resulting in a matrix of nine separate assessment categories.

    In September 1996, legislation (the "SAIF legislation") was enacted to recapitalize the FDIC's Savings Association Insurance Fund ("SAIF") to provide for the payment of certain future obligations of SAIF and, ultimately, to merge SAIF and its counterpart, the Bank Insurance Fund ("BIF"), into a single insurance fund to be called the Deposit Insurance Fund. The deposits of Eldorado, Liberty and San Dieguito were insured by BIF; the deposits of CSB were insured by SAIF. Since June 30, 1997, the deposits of the Bank have been insured by SAIF and BIF generally in proportion to the pre-combination allocation of deposits among the Company's subsidiary banks.

    Under the SAIF legislation, each depository institution whose deposits are insured by SAIF (with limited exceptions) was required to pay a one-time "special assessment" into SAIF in the amount of approximately $.66 for each $100 of deposits that the institution had as of a given measurement date. For CSB, this special assessment totaled $550,000 on an after-tax basis, which was reserved by CSB prior to the closing of the CSB acquisition in September 1996 and taken as a charge to CSB's earnings for the third quarter of 1996. The special assessment was intended to cause, and has caused, SAIF's assets to reach the targeted "reserve ratio" of 1.25% of insured deposits. As a consequence, the FDIC has been able to reduce the normal, periodic deposit insurance premiums charged to SAIF-insured institutions to levels consistent with those charged to BIF-insured institutions. For well capitalized and well managed institutions, those rates can be as low as a statutory minimum of $2,000 per year.

    Under the SAIF legislation, however, the FDIC is obligated to levy ongoing special assessments on both SAIF-insured institutions and BIF-insured institutions in order to pay debt service on certain bonds issued in connection with the resolution of financially troubled savings associations prior to 1989. Through 1999, SAIF institutions will pay those special assessments at an annual rate five times that paid by BIF institutions. While the precise rate will vary from period to period, initially the rate for SAIF institutions will be $.064 per $100 of deposits and the rate for BIF institutions will be $.0128 per $100 of deposits. Beginning in January 2000, the rates paid by institutions insured by each fund will be equalized. Unlike the one-time special assessment discussed above, it is expected that those ongoing special assessments will be recorded as expenses during the period for which they are assessed.

    As a result of the passage of the SAIF legislation, effective January 1, 1997, the deposit assessment matrices for BIF-assessable and SAIF-assessable depository institutions, are as follows (in cents per $100 of deposits):

                                                BIF ASSESSMENT SCHEDULE
                                                -----------------------
                                                 SUPERVISORY SUBGROUP
                                                -----------------------

                                                A          B         C
                                                --         --        --
MEETS NUMERICAL STANDARDS FOR:
Well capitalized........................         0(a)       3        10
Adequately capitalized..................         3         10        24
Undercapitalized........................        10         24        27

                                                SAIF ASSESSMENT SCHEDULE
                                                ------------------------
                                                  SUPERVISORY SUBGROUP
                                                ------------------------

                                                A          B          C
                                                --         --         --
MEETS NUMERICAL STANDARDS FOR:
Well capitalized........................         0(a)       3         17
Adequately capitalized..................         3         10         24
Undercapitalized........................        10         24         27

    For purposes of the assessments of FDIC insurance premiums that were paid during the first half of 1998, which were based on the Bank's capital level as of March 31, 1997, the Bank was "well capitalized." FDIC regulations prohibit disclosure of the "supervisory subgroup" to which an insured institution is assigned. The Bank's insurance assessment paid during the six months ended June 30, 1998 (which were based on capital levels as of March 31, 1997) was $133,200.

RESTRICTIONS ON CHANGES OF CONTROL

    Subject to certain limited exceptions, no company (as defined in the BHC
Act) or individual can acquire control of a bank holding company, such as the Company, without the prior approval or non-disapproval, as the case may be, of the FRB. Prior approval of the FRB would be required for an acquisition of control of the Company by a "company" as defined in the BHC Act. In general, FRB regulations provide that "control" means the power to vote 25% or more of any class of voting stock, the power to control in any manner the election of a majority of the board of directors, or the power to exercise, directly or indirectly, a controlling influence over management or policies as determined by the FRB. As part of such acquisition, the company would be required to register as a bank holding company (if not already so registered) and have its business activities limited to those activities which the FRB determines to be so closely related to banking as to be a proper incident thereof. See "-- Limitations on Bank Holding Company Activities." FRB regulations also provide that there is a presumption that any company which owns less than 5% of any class of voting securities of a bank holding company does not have control over that company.

    Any individual (or group of individuals acting in concert) who intends to acquire control of a bank holding company, such as the Company, generally must give 60 days prior notice to the FRB under regulations promulgated pursuant to the Change in Bank Control Act of 1978. Control for the purpose of those regulations is presumed to exist if, among other things, an individual owns, controls or has the power to vote 25% or more of a class of voting stock of the bank or bank holding company, or an individual owns, controls or has the power to vote 10% or more of a class of voting stock of the bank or bank company and
(i) the company's shares are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or (ii) such person would be the largest shareholder of the institution. The statute and underlying regulations authorize the FRB to disapprove the proposed transaction based on the evaluation of certain specified factors, including, without limitation, competition, management and financial condition. Upon the completion of the Offering, the Common Stock will be registered under Section 12 of the Exchange Act.

CONSUMER PROTECTION LAWS AND REGULATIONS

    OVERVIEW. In recent years, the bank regulatory agencies have been focusing greater attention on compliance with consumer protection laws and their implementing regulations. Examination and enforcement have become more intense in nature, and insured institutions have been advised to monitor carefully compliance with various consumer protection laws and their implementing regulations. The Bank is subject to many federal consumer protection statutes and regulations including, but not limited to, the Community Reinvestment Act (the "CRA"), the Truth in Lending Act (the "TILA"), the Fair Housing Act (the "FH Act"), the Equal Credit Opportunity Act (the "ECOA"), the Real Estate Settlement Procedures Act ("RESPA"), and the Home Mortgage Disclosure Act (the "HMDA"). Due to heightened regulatory concern related to compliance with the CRA, TILA, FH Act, ECOA and HMDA generally, the Bank may incur additional compliance costs or be required to expend additional funds for investments in its local community. In addition, the Federal Reserve will take into account the compliance record of the Bank in evaluating the adequacy of Management in connection with applications for mergers and acquisitions. An adverse compliance rating can result in a material delay to or a denial of such an application. The Bank's next compliance examination is scheduled and commences in September 1998. As a result of the relatively high volume of residential mortgage loans and applications processed by the Bank's Mortgage Division, the Bank may have greater exposure to consumer protection compliance issues than many of its peer group banks. As part of its ongoing compliance program, the Bank has outsourced its internal audit of the Mortgage Division to a consulting firm.

    THE COMMUNITY REINVESTMENT ACT. The CRA is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution's record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations.

    Pursuant to regulations adopted in 1995, the bank regulatory agencies use the CRA assessment factors in order to provide a rating to the financial institution. The ratings range from a high of "outstanding" to a low of "substantial noncompliance". The Bank has not received a CRA rating since its consolidation with the Company's other banks on June 30, 1997. Each of the banks that now comprise the Bank were last examined for CRA compliance by their respective primary regulators within the past 24 months and each has received a "satisfactory" CRA Assessment Rating with the exception of San Dieguito which received an "outstanding" CRA Assessment Rating. As a customary part of the compliance examination of the Bank that is scheduled to begin in September 1998, the Federal Reserve will reassess the Bank's CRA Assessment Rating.

    THE EQUAL CREDIT OPPORTUNITY ACT. The ECOA prohibits discrimination against an applicant in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act. In addition to prohibiting outright discrimination on any of the impermissible bases listed above, an effects test has been applied to determine whether a violation of the ECOA has occurred. This means that if a creditor's actions have had the effect of discriminating, the creditor may be held liable--even when there is no intent to discriminate. In addition to actual damages, the ECOA permits regulatory agencies to take enforcement actions and provides for punitive damages of up to $10,000 in individual lawsuits and up to the lesser of $500,000 or 1.0% of the creditor's net worth in class action suits. Successful complainants may also be entitled to an award of court costs and attorneys' fees.

    THE FAIR HOUSING ACT. The FH Act regulates many of the Bank's lending practices, including making it unlawful for any lender to discriminate in its housing-related lending activities against any person because of race, color, religion, national origin, sex, handicap, or familial status. The FH Act is broadly written and has been broadly interpreted by the courts. A number of lending practices have been found to be, or may be considered, illegal under the FH Act, including some that are not specifically mentioned in the FH Act itself. Among those practices that have been found to be, or may be considered, illegal under the FH Act are the following: declining a loan for the purposes of racial discrimination; making excessively low appraisals of property based on racial considerations; pressuring, discouraging, or denying applications for credit on a prohibited basis; using excessively burdensome qualification standards for the purpose or with the effect of denying housing to minority applicants; imposing on minority loan applicants more onerous interest rates or other terms, conditions, or requirements; and racial steering, or deliberately guiding potential purchasers to or away from certain areas because of race.

    The FH Act allows a person who believes that he or she has been discriminated against to file a complaint with the Department of Housing and Urban Development ("HUD"). Aggrieved persons also may initiate a civil action. In addition, the FH Act permits the Attorney General of the United States to commence a civil action if the Attorney General of the United States has reasonable cause to believe that a person has been discriminated against in violation of the FH Act. Penalties for violation of the FH Act include actual damages suffered by the aggrieved person and injunctive or other equitable relief. The courts also may assess civil penalties.

    THE TRUTH IN LENDING ACT. The TILA is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total of payments and the payment schedule.

    Violations of the TILA may result in regulatory sanctions and in the imposition of both civil and, in the case of willful violations, criminal penalties. Further, under certain circumstances, the TILA and FRB Regulation Z provide a consumer with a right of rescission, which relieves the consumer of the obligation to pay amounts to the creditor or to a third party in connection with the offending transaction, including finance charges, application fee, commitment fees, title search fees and appraisal fees.

    The TILA requirements are complex and even inadvertent noncompliance could result in civil liability or other penalties. In recent years, a significant number of individual claims and purported consumer class action claims have been commenced against a number of financial institutions, their subsidiaries, and other mortgage lending companies, seeking civil statutory and actual damages and rescission under the TILA, as well as remedies for alleged violations of various state unfair trade practices acts and restitution for unjust enrichment with respect to mortgage loan transactions.

    THE HOME MORTGAGE DISCLOSURE ACT. The HMDA grew out of public concern over credit shortages in certain urban neighborhoods. One purpose of the HMDA is to provide public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. The HMDA also includes a "fair lending" aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes. The HMDA requires institutions to report data regarding applications for loans for the purchase or improvement of one-to-four family and multifamily dwellings, as well as information concerning originations and purchases of such loans. Federal bank regulators rely, in part, upon data provided under the HMDA to determine whether depository institutions engage in discriminatory lending practices.

    Compliance with the HMDA and implementing regulations is enforced by the appropriate federal banking agency, or in some cases, by HUD. Administrative sanctions, including civil money penalties, may be imposed by supervisory agencies for violations. The HMDA requires depository institutions to compile and disclose certain information with respect to mortgage loans, including the census tract, income level, racial characteristics and gender of the borrower or potential borrower. In addition, the HMDA data may have a material effect on the regulators' assessment of an institution, particularly in connection with an institution's application to enter into a merger or to acquire one or more branches.

    THE REAL ESTATE SETTLEMENT PROCEDURES ACT. RESPA requires lenders to provide borrowers with disclosures regarding the nature and cost of real estate settlements. Also, RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts. Violations of RESPA may result in imposition of penalties, including (1) civil liability equal to three times the amount of any charge paid for the settlement services or civil liability of up to $1,000 per claimant, depending on the violation; (2) awards of court costs and attorneys' fees; and (3) fines of not more than $10,000 or imprisonment for not more than one year, or both. Recently, a significant number of individual claims and purported consumer class action claims have been commenced against a number of financial institutions, their subsidiaries, and other mortgage lending companies alleging violations of RESPA's escrow account rules and seeking civil damages, court costs, and attorneys' fees.

CERTAIN OTHER ASPECTS OF FEDERAL AND STATE LAW

    The Bank is also subject to federal and state statutory and regulatory provisions covering, among other things, security procedures, currency and foreign transactions reporting, insider transactions, management interlocks, loan interest rate limitations, electronic funds transfers, funds availability, and truth-in-savings disclosures.

FEDERAL SECURITIES LAWS

    Prior to completion of the Offering, the Company has been obligated to file periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Exchange Act. Upon completion of the Offering, the Common Stock will be registered under Section 12(g) of the Exchange Act, and the Company and its affiliates will then be subject to the other informational requirements of the Exchange Act, including the obligation to file proxy statements and other information with the Commission. See "Available Information."

INTERSTATE BANKING AND BRANCHING

    The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") regulates at the federal level the interstate activities of banks and bank holding companies and establishes a framework for nationwide interstate banking and branching. In order to implement certain provisions of the Interstate Banking Act, California enacted the Caldera, Weggeland, and Killea California Interstate Banking and Branching Act of 1995 (the "Caldera Weggeland Act").

    The Interstate Banking Act permits a bank, which is located in one state and which does not already have a branch office in a second state, to establish a branch office in the second state by (i) acquisition of, or merger with, a bank located in the second state, (ii) acquisition of a branch office of a bank in the second state or (iii) establishment of a DE NOVO branch office in the second state. By means of the Caldera Weggeland Act, the State of California permits out of state banks to establish California branch offices only by acquisition of, or merger with, a California bank. The Caldera Weggeland Act expressly prohibits an out-of-state bank which does not already have a California branch office from purchasing a branch office of a California bank or (ii) establishing a California branch office on a DE NOVO basis.

    The Interstate Banking Act also permits an adequately capitalized and adequately managed bank holding company to acquire banks located in any state, provided that following the acquisition, the acquiror will not control more than 10.0% of deposits held by insured depository institutions nationwide or 30.0% of deposits held by insured depository institutions in any one state, provided that if the state bank supervisor of the state in which the acquiror will hold in excess of 30.0% of deposits approves the acquisition, the acquisition will not be prohibited. The Caldera Weggeland Act authorizes the California Commissioner of Banks (the "Commissioner") to approve an interstate acquisition in which the acquiror would control more than 30.0% of deposits held by insured financial institutions in California if the Commissioner finds that the transaction is consistent with public convenience and advantage in California.

    The Interstate Banking Act authorizes banks to establish agency relationships between subsidiaries of a bank holding company. The Caldera Weggeland Act is more expansive in that it permits California banks, with the approval of the Commissioner, to establish agency relationships with both affiliated and unaffiliated FDIC-insured banks and savings association.

    As a result of the Interstate Banking Act and the Caldera Weggeland Act, the Company and the Bank face competition from out-of-state financial institutions in addition to competition from in-state institutions. It is not possible to evaluate, however, what specific impact, if any, the Interstate Banking Act and the Caldera Weggeland Act have had or will have on the Company the competitive environment in which it operates, or the effect on it of any regulations to be proposed under the Interstate Banking Act and Caldera Weggeland Act.

EFFECT OF GOVERNMENTAL POLICIES AND LEGISLATION

    GENERAL. Banking is a business which depends on rate differentials. In general, the difference between the interest rate paid by the Banks on their deposits and their other borrowings and the interest rate received by the Banks on loans extended to their customers and securities held in their respective portfolios comprise the major portion of the Company's earnings. These rates are highly sensitive to many factors that are beyond the control of the Company. Accordingly, the earnings and growth of the Company is subject to the influence of domestic and foreign economic conditions, including inflation, recession and unemployment.

    The commercial banking business is not only affected by general economic conditions but is also influenced by the monetary and fiscal policies of the federal government and the policies of regulatory agencies, particularly the Board of Governors of the Federal Reserve System (the "FRB"). The FRB can and does implement national monetary policies (with objectives such as curbing inflation and combating recession) by its open-market operations in United States Government securities, by its control of the discount rates applicable to borrowings by depository institutions, and by adjusting the required level of reserves for financial institutions subject to its reserve requirements. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. As demonstrated in the past, the FRB's policies regarding interest rates have a significant effect on the operating results of commercial banks, and are expected to continue to do so in the future. The nature and impact of any future changes in monetary policies is not predictable.

    From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial institutions. Proposals to change the laws and regulations governing the operations and taxation of banks, bank holding companies and other financial institutions frequently are made in Congress, in the California legislature and before various bank regulatory and other professional agencies. For example, legislation was introduced in Congress which would repeal the current statutory restrictions on affiliations between commercial banks and securities firms. Under the proposed legislation, bank holding companies would be allowed to control both a commercial bank and a securities affiliate, which could engage in the full range of investment banking activities, including corporate underwriting. The likelihood of any major legislative changes and the impact such changes might have on the Company are impossible to predict.

    RELIANCE ON SBA PROGRAMS. A significant portion of the Company's business consists of originating and servicing loans under the programs of the U.S. Small Business Administration. See "Business -- Products and Services -- Community Banking Division." Significant cuts in or other adverse changes to SBA programs would likely have a material adverse impact on the Company. See "Risk Factors -- Product Concentration."

    In 1995, Congress passed the Small Business Lending Enhancement Act of 1995 (the "Act"). The Act reduced the amount of the subsidy to borrowers inherent in the SBA's guaranty of loans under its various programs, thus causing the SBA to increase the fees it charges for its guarantee. (The actual payments by the SBA on its guaranties plus the cost of program administration have historically exceeded the aggregate guarantee fees collected by the SBA.) At the same time, however, by reducing the per-loan subsidy by an amount greater than the reduction in the SBA's budget, the Act sought to increase the total number and dollar amount of loans that the SBA would guarantee. While management has not discerned a material decrease in the number or quality of borrowers seeking SBA loans as a result of the increase in the guarantee fees charged to borrowers, it is possible that such a decrease will occur over the long term. In addition, there can be no assurance that the SBA will not be discontinued in its entirety in the foreseeable future.

                                   MANAGEMENT

    The following table sets forth the directors of the Company and the executive officers of the Company and the Bank.

NAME                                     AGE                                  POSITION
------------------------------------  ---------  ------------------------------------------------------------------

Robert P. Keller....................         60  President, Chief Executive Officer and Director
John L. Gordon......................         48  Executive Vice President, Treasurer and Chief Financial Officer
Catherine C. Clampitt...............         37  Executive Vice President--SBA Lending
Gary A. Green.......................         40  Executive Vice President--Commercial Lending
Lawrence A. Johnes..................         54  Executive Vice President--Equipment Leasing Division
Richard Korsgaard...................         57  Executive Vice President--Construction Loan Division and CRA
                                                   Officer
William D. Rast.....................         51  Executive Vice President--Mortgage Banking Division
Paul F. Rodeno......................         43  Executive Vice President--Operations
Curt A. Christianssen...............         38  Senior Vice President
Ernest J. Boch......................         71  Director
James A. Conroy.....................         38  Director
Edward A. Fox.......................         62  Director
Charles E. Hugel....................         70  Director
Mitchell A. Johnson.................         56  Director
K. Thomas Kemp......................         57  Director
Jefferson W. Kirby..................         36  Director
John B. Pettway.....................         35  Director
Henry T. Wilson.....................         38  Director
Paul R. Wood........................         44  Director

    ROBERT P. KELLER has served as President and Chief Executive Officer of the Company and its predecessor since September 1995. Mr. Keller also has served as Chairman, President and Chief Executive Officer of the Bank since June 1997, when Commerce Security Bank, Liberty National Bank, San Dieguito National Bank and Eldorado Bank were consolidated via mergers into the Bank, and Mr. Keller served in those same capacities at each of those institutions during the period between their acquisition by the Company and their consolidation into the Bank. From 1994 to 1995, Mr. Keller was President and Chief Executive Officer of Independent Bancorp of Arizona, Inc., a Nasdaq-listed bank holding company with assets of $1.8 billion, which was acquired by Norwest Corporation in February 1995. From October 1991 to June 1994, Mr. Keller served as President and Chief Executive Officer of New Dartmouth Bank, a privately-owned financial institution with assets of $1.7 billion, located in Manchester, New Hampshire, which was acquired by Shawmut National Corporation in 1994. From 1989 to 1991, he served as Chief Operating Officer of Dartmouth Bancorp, Inc., also located in Manchester, New Hampshire. During 1988 and 1989, Mr. Keller served as Executive Vice President and Chief Operating Officer of American Federal Bank in Dallas, Texas, which was created through the merger of 12 independent thrifts under the Southwest Plan. Prior to 1988, he served for 13 years as an officer of Indian Head Banks Inc. of New Hampshire (acquired by the Fleet/Norstar Group Inc. in
1988), most recently as Executive Vice President and Chief Financial/Administrative Officer. Mr. Keller also serves on the boards of directors of Haverford Industries, LLC, Pennichuck Corporation and White Mountains Holdings, Inc. Mr. Keller also serves as the President, Chief Executive Officer and a director of Dartmouth Capital Group, Inc. ("DCG General Partner"), the sole general partner of DCG.

    JOHN L. GORDON has served as the Chief Financial Officer and Treasurer of the Company and the Bank since August 1, 1998. From 1993 to 1998, Mr. Gordon served as Senior Vice President and Director of Finance and Accounting for Citizens Business Bank, a $1.4 billion financial institution, and its holding company CVB Financial Corporation of Ontario, California. From 1985 to 1993, he served as Senior Vice President and Chief Financial Officer of Mid City Bank, N.A. Mr. Gordon has also served as the Treasurer of DCG General Partner since August 1998.

    CATHERINE C. CLAMPITT is the Executive Vice President of the Bank responsible for its SBA lending programs. Ms. Clampitt has been responsible for the Company's SBA lending since March 1997, when the Company's predecessor acquired Liberty National Bank ("Liberty"). For four years prior to that acquisition, Ms. Clampitt had been responsible for Liberty's SBA lending programs. Ms. Clampitt is a member of Board of Directors of the National Association of Government Guaranteed Lenders, Inc., an SBA lending trade association.

    GARY A. GREEN is the Bank's Executive Vice President responsible for the Bank's non-SBA commercial lending. Mr. Green joined Eldorado Bank in 1989 as a commercial loan officer. From 1994 to 1997, Mr. Green served as a Regional Vice President, and in 1998, was named head of the Bank's Commercial Lending.

    LAWRENCE A. JOHNES is the Executive Vice President of the Bank in charge of the Leasing Division. Mr. Johnes was hired by the Bank in August 1997. From 1995 to August 1997, Mr. Johnes was Senior Vice President in charge of Sales and Marketing for Mitsui Vendor Leasing which provided manufacturer and distributor lease financing. From 1993 to 1995, Mr. Johnes was Senior Vice President and National Sales Manager for Loan Guarantee Investment Corporation, which provided credit enhanced programs for community banks. From 1990 to 1993, Mr. Johnes was a partner in Far West Acquisitions representing buyers and sellers of service and manufacturing companies. Previously, Mr. Johnes was Executive Vice President and Chief Financial Officer, then President and Chief Operating Officer of ELLCO Leasing Corporation, a $1.5 billion company providing direct and vendor lease financing.

    RICHARD KORSGAARD is the Bank's Executive Vice President responsible for its Construction Loan Division. Mr. Korsgaard also serves as the Bank's CRA Officer. Mr. Korsgaard served as Executive Vice President/Construction Lending Division and Director of Eldorado Bank and a director of Eldorado Bancorp from October 1995 until June 1997 when Eldorado was acquired by the Company. From June 1982 to October 1995, Mr. Korsgaard served as President, Chief Executive Officer and Director of Mariners Bank, a $75 million community bank headquartered in San Clemente, California. Mariners Bank was acquired by Eldorado Bancorp in October 1995.

    WILLIAM D. RAST is the Bank's Executive Vice President responsible for its Mortgage Division. Mr. Rast was hired by the Bank in February 1998. From February 1996 to February 1998, Mr. Rast served as the Chief Executive Officer of Case Compactors, a small waste management company and was also the Managing Director of Hamilton Pacific, a firm that specializes in relocating businesses to China. From May 1992 to May 1996, Mr. Rast served as President and Chief Operating Officer of Hamilton Financial Services Corp., a financial services company primarily focused in mortgage banking. Prior to 1992, Mr. Rast was employed for 10 years by First California Mortgage, a 33 office mortgage company closing $2.5 billion in loans annually, with his last position being Senior Vice President responsible for retail and wholesale production.

    PAUL F. RODENO is the Bank's Executive Vice President in charge of its retail branch system, retail product departments and the bank's marketing programs. From October 1995 to June 1997, when San Dieguito National Bank was merged into Eldorado Bank, Mr. Rodeno served as its Executive Vice President and Chief Operating Officer. Mr. Rodeno served as Executive Vice President/Loan Administration of San Dieguito National Bank from July 1986 until September 1995, when San Dieguito was acquired by the Company's predecessor. Prior to
joining San Dieguito, Mr. Rodeno had   years of experience as a commercial loan
officer for First Interstate Bank.

    CURT A. CHRISTIANSSEN has served as an executive officer of the Company since March 1996. Mr. Christianssen is currently responsible for the Company's Corporate Development function, which includes evaluating and helping to plan acquisitions and other strategic transactions. From March 1996 to July 1998, Mr. Christiansen served as Treasurer and Chief Financial Officer of the Company and the Bank. He served as Chief Financial Officer of Liberty from October 1993 until its acquisition in March 1996 by the Company's predecessor. From October 1991 to April 1993, Mr. Christianssen served as an Executive Vice President and Chief Financial/Administrative Officer of Olympic National Bank. Previously, Mr. Christianssen was with the Resolution Trust Company as a Vice President responsible for general accounting and data processing for Gibraltar Savings and Loan Association, a $15 billion institution, and as the Chief Financial Officer for the receiver for Unity Savings and Loan Association.

    ERNEST J. BOCH has been Chairman and Chief Executive Officer of Subaru of New England, Inc. since 1970. He is also the majority owner of Boch Oldsmobile, Toyota and Mitsubishi of Norwood as well as founder of Boch Broadcasting Corporation.

    JAMES A. CONROY has been associated since 1990 with Olympus Partners, a private equity firm, and since December 1993, Mr. Conroy has been a general partner of Olympus Growth Fund II, L.P., which is a principal shareholder of the Company, Olympus Executive Fund, L.P. and other funds affiliated with Olympus Partners. Prior to 1990, Mr. Conroy was a management consultant with Bain & Company. Mr. Conroy serves on the board of directors of Frontier Vision Partners, L.P.

    EDWARD A. FOX is the Chairman of SLM Holding Corp. in Reston, Virginia, the parent of Sallie Mae. From 1990 to his retirement in 1994, Mr. Fox served as Dean of the Amos Tuck School of Business at Dartmouth College in Hanover, New Hampshire. Prior to 1990, Mr. Fox was founding President and Chief Executive Officer of Sallie Mae. Mr. Fox currently serves as a director of Delphi Financial Corp., Greenwich Capital Management Corp. and New England Life Insurance Company.

    CHARLES E. HUGEL served as Chairman and Chief Executive Officer of Combustion Engineering, Inc. in Stamford, Connecticut from 1982 to 1990. Prior to joining Combustion Engineering, Inc., he spent 30 years with AT&T, most recently as an Executive Vice President. Mr. Hugel also served as a director of Nabisco, Inc. and its corporate successor, RJR/Nabisco, Inc., from 1978 to 1986. Mr. Hugel presently serves on the board of directors of Pitney-Bowes, Inc.

    MITCHELL A. JOHNSON is the President of MAJ Capital Management, Inc., which he organized in August 1994 after retiring from the Student Loan Marketing Association (Sallie Mae) in June 1994. Mr. Johnson joined Sallie Mae in 1973 and served as its Senior Vice President, Corporate Finance from 1987 until his retirement. Mr. Johnson was the first President and a founding member of the Washington Association of Money Managers. In addition, Mr. Johnson was a trustee of the District of Columbia Retirement Board. Currently, Mr. Johnson serves as trustee of the Citizen Investment Trust, a mutual fund company, and as a director of the Federal Agricultural Mortgage Corporation (Farmer Mac) and Whitestone Capital Group, Inc.

    K. THOMAS KEMP has served as President and Chief Executive Officer of Fund American Enterprises Holdings, Inc. (formerly Fireman's Fund Corporation) since October 1997. From January 1991 to October 1997, Mr. Kemp served as Executive Vice President of Fund American. Mr. Kemp also has served as Chairman and Chief Executive Officer of White Mountains Holdings, Inc. since March 1997. From October 1994 to March 1997, Mr. Kemp served as President and Chief Executive Officer of White Mountains. Mr. Kemp serves on the boards of directors of Fund American, White Mountains, Financial Security Assurance, Ltd., Main Street America Holdings Inc., Murray Lawrence (Bermuda), Ltd. and Haverford Industries, LLC.

    JEFFERSON W. KIRBY has been with Alleghany Corporation since 1992 and was appointed Vice President in 1994. From 1987 to 1990, he was with Bankers Trust Company, and from 1990 to 1992, he was with BT Securities Corp., each an affiliate of Bankers Trust New York Corporation. Mr. Kirby also is a director of Alleghany Asset Management, Inc., Connecticut Surety Corporation, The Covenant Group, Inc. and The

F.M. Kirby Foundation, Inc., a charitable organization, and a trustee of Lafayette College and the Peck School.

    JOHN PETTWAY is the Manager of The Haverford Group, LLC, an investment company located in Park City, Utah, and is also the Chief Financial Officer for both Haverford Industries, LLC and Byrne & sons, l.p., in which capacities he has served since July 1995. From June 1993 to June 1995, Mr. Pettway served as the Chief Financial Officer of Cirque Properties, LC. Prior to June 1993, Mr. Pettway was a practicing attorney at the firm of Adams & Associates in Alexandria, Virginia. Mr. Pettway serves as director of Haverford Industries, LLC and American Direct Business Insurance Agency, Inc.

    HENRY T. WILSON is the Managing Director of Northwood Ventures LLC and Northwood Capital Partners LLC, private equity investment firms based in Syosset, New York, with whom he has been associated since 1991. From 1989 to 1991, Mr. Wilson was a Vice President in the investment banking division of Merrill Lynch & Co. He serves on the boards of directors of Alliance National, Inc. and the Lion Brewery, Inc.

    PAUL R. WOOD has served since January 1993 as Vice President of Madison Dearborn Partners, Inc., a venture capital firm which is the general partner of Madison Dearborn Capital Partners II, L.P., a principal shareholder of the Company. Prior to January 1993, Mr. Wood was with First Chicago Venture Capital from August 1993 to January 1993, and the venture capital unit of Continental Illinois Bank from November 1978 to August 1993. Mr. Wood serves on the boards of directors of Hines Horticulture, Inc., Intercontinental Art, Inc. and Woods Equipment Company.

    Each of the members of the Board of Directors is generally elected at the Company's Annual Meeting of Shareholders to serve until the next Annual Meeting or until his successor is duly qualified and elected.

COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE.  The members of the Company's Audit Committee are Jefferson
W. Kirby (Chairman), Edward A. Fox and K. Thomas Kemp. The Audit Committee functions include reviewing the financial statements of the Company and its subsidiaries and the scope of the annual audit by the Company's independent certified public accountants, and appointing the independent certified public accountant on an annual basis. The Committee also monitors the Company's internal financial and accounting controls.

    COMPENSATION COMMITTEE. The members of the Company's Compensation Committee are K. Thomas Kemp (Chairman), Edward A. Fox and Charles E. Hugel. The Compensation Committee reviews and makes recommendations to the Board of Directors on matters concerning the salaries and other employee benefits for the Company's officers. Mr. Kemp is the Chairman and Chief Executive Officer of White Mountain Holdings, Inc., of which Mr. Keller is a member of the Board of Directors.

DIRECTOR COMPENSATION

    The directors of the Company have not received any compensation for serving on the Board of Directors or any committee or attending meetings thereof. The Board of Directors may choose to institute director compensation in the future. All directors receive reimbursement of reasonable expenses incurred in attending Board and committee meetings and otherwise carrying out their duties.

                             EXECUTIVE COMPENSATION

    The following table sets forth information regarding the compensation received for the three fiscal years ended December 31, 1997 by the Chief Executive Officer and the two other most highly compensated executive officers of the Company (the "named executive officers"). All cash compensation was paid to the named executive officers by the Company.

                                                                             LONG TERM COMPENSATION
                                                             ANNUAL
                                                          COMPENSATION               AWARDS
                                                      ---------------------  -----------------------
                                                                             RESTRICTED  SECURITIES
                      NAME AND                          BASE                   STOCK     UNDERLYING     ALL OTHER
                 PRINCIPAL POSITION                     YEAR       SALARY    AWARDS($)     OPTIONS    COMPENSATION
----------------------------------------------------  ---------  ----------  ----------  -----------  -------------
Robert P. Keller....................................       1997  $  275,000   1,654,241     728,600     $   4,750
  President and Chief                                      1996  $  185,240     203,788          --     $   1,316
  Executive Officer                                        1995  $   37,500(3)         --         --    $   3,918(4)

Richard Korsgaard...................................       1997(5) $  176,500         --         --     $   4,000
  Executive Vice President                                 1996  $       --          --          --     $      --
  Construction Lending                                     1995  $       --          --          --     $      --

Curt A. Christianssen...............................       1997  $  114,167          --      50,000     $   4,750
  Senior Vice President                                    1996(6) $   76,875         --         --     $   2,316
                                                           1995  $       --          --          --     $      --

------------------------

(1) Based upon 187,982 shares issued at an estimated market value of $8.80 per share. See "Price Range of Common Stock and Dividend Policy." If dividends are paid on the Common Stock, Mr. Keller's will receive dividends on his restricted stock. See "-- Keller Employment Agreement -- Restricted Stock Awards" for a discussion of both vesting and transferability restrictions.

(2) Based upon 25,796 shares issued at an estimated market value of $7.90 per share. See "Price Range of Common Stock and Dividend Policy." If dividends are paid on the Common Stock, Mr. Keller's will receive dividends on his restricted stock. See "-- Keller Employment Agreement -- Restricted Stock Awards" for a discussion of both vesting and transferability restrictions.

(3) Period from October 1, 1995 to December 31, 1995.

(4) Includes reimbursement for moving expenses.

(5) Includes base pay of $52,083, commission of $51,500 and $3,270 in other compensation paid prior to or related to services provided to the Bank prior to the acquisition of Eldorado by the Company and excludes bonuses and deferred compensation of $77,542 paid by Eldorado prior to the acquisition.

(6) Period from April 1, 1996 to December 31, 1996. Includes base pay of $51,667 and $2,125 in other compensation paid prior to the acquisition of Eldorado by the Company and excludes bonuses and deferred compensation of $102,398 paid by Eldorado prior to the acquisition.

KELLER EMPLOYMENT AGREEMENT

    CAPACITY AND TERM. In July 1996, the Company entered into an employment agreement with Mr. Keller that was effective retroactive as of October 1, 1995. The Company has agreed to employ Mr. Keller as the Company's senior most executive officer, to nominate Mr. Keller to serve as a director of the Company, and to cause Mr. Keller to be elected as a director of each of the Company's subsidiaries that is a depository institution or otherwise a "significant subsidiary," as defined under SEC regulations. Mr. Keller's employment agreement has a three-year term, ending on September 30, 1999, and will be renewed automatically for successive one-year periods unless either the Company or Mr. Keller gives the other notice at least one year prior to the end of the term or any extension thereof.

    BASE SALARY. Mr. Keller's base salary under the employment agreement will depend upon the Company's consolidated assets. Mr. Keller's base salary currently is $300,000. If the Company's consolidated assets exceed $1.2 billion, Mr. Keller's base salary will become $350,000. For purposes of Mr. Keller's employment agreement, the Company's consolidated assets are calculated as of the end of each of the Company's fiscal quarters and are equal to the Company's average consolidated assets for the 6-month period then ended calculated on a daily basis in accordance with generally accepted accounting principles ("Average Consolidated Assets"), except that if the Company's consolidated assets as of the end of a fiscal quarter vary by more than 20 percent from the Average Consolidated Assets for the two consecutive quarters ended as of that date, the Company's consolidated assets as of that date are used for purposes of determining any adjustment to Mr. Keller's salary. If, subsequent to an increase in Mr. Keller's base salary, the amount of Average Consolidated Assets as of the end of any fiscal quarter is less than the most recently applied asset threshold for determining Mr. Keller's salary, Mr. Keller's base salary will be decreased, effective as of the beginning of the quarter next following the measurement date, in accordance with the salary schedule described above. If the Company's Average Consolidated Assets exceed $1.8 billion, Mr. Keller may request that the Compensation Committee of the Company's Board of Directors (the "Committee") consider and make a recommendation to the Company's Board of Directors whether it is appropriate to increase his annual salary. Mr. Keller's base salary, as so determined, is hereinafter referred to as his "Base Salary."

    RESTRICTED STOCK AWARDS. Mr. Keller's employment agreement generally obligates the Company to issue shares of restricted Common Stock (the "Restricted Stock") to Mr. Keller whenever, during the term of the agreement, the Company issues Common Stock or a Common Stock Equivalent (as defined in the employment agreement), including shares of Common Stock issued in the CSB and Eldorado acquisitions. Pursuant to his employment agreement, Mr. Keller will no longer be eligible to receive additional shares of Restricted Stock at such time as the Company has Tier 1 capital in excess of $125.0 million. See "Supervision and Regulation" for a definition of of Tier 1 capital. In addition, Mr. Keller will not be entitled to receive any Restricted Stock as a consequence of the sale of Common Stock or a Common Stock Equivalent to DCG or director qualifying shares to any director of a subsidiary of the Company or the award of employee stock options or the issuance of Common Stock upon the exercise thereof.

    For so long as he is eligible, the number of shares of Restricted Stock that will be issued to Mr. Keller will be equal to 3.0 percent of the sum of (x) the number of shares of Common Stock then to be issued by the Company or, in the case of the issuance of a Common Stock Equivalent, the number of shares of Common Stock which such Common Stock Equivalent may be converted into or exchanged for, and (y) the number of shares of Restricted Stock to be issued to Mr. Keller at that time. Upon completion of the Offering, Mr. Keller will
receive       additional shares of Restricted Stock.

    Subject only to restrictions on transferability and forfeiture conditions described below, Mr. Keller will have all the rights of a shareholder with respect to the Restricted Stock, including, without limitation, the right to vote the Restricted Stock and to receive any dividend or other distribution with respect thereto. Prior to the end of Restricted Period (described below), Mr. Keller may not sell, assign, transfer, pledge, hypothecate or otherwise encumber or transfer the Restricted Stock, except as permitted by the Committee. If Mr. Keller's employment under the employment agreement is terminated for cause (as defined in the employment agreement) prior to the end of the Restricted Period, or if Mr. Keller resigns from the Company during the Restricted Period without the consent of the Board of Directors of the Company, any Restricted Stock then outstanding will be forfeited to the Company without any payment to Mr. Keller.

    In general, the "Restricted Period" will expire upon the earliest to occur of the following events: (a) a Change in Control (as defined in Mr. Keller's employment agreement) of the Company; (b) Mr. Keller's retirement from the Company after attaining age 62; (c) the effective date of Mr. Keller's resignation from the Company with the consent of the Board of Directors; (d) the effective date of the expiration of Mr. Keller's employment agreement pursuant to notice of non-renewal given by the Company; (e) the effective date of Mr. Keller's termination of his employment agreement for cause (as defined in the agreement); (f) the effective date of the termination of Mr. Keller's employment by the Company due to a "disability" (as defined in the employment agreement); or (g) Mr. Keller's death. In the case of Restricted Stock that is issued to Mr. Keller as a consequence of the Company's issuance of a Common Stock Equivalent, the Restricted Period will terminate on the later of (x) the date on which such Common Stock Equivalent first becomes convertible into or exchangeable for shares of Common Stock and (y) the earliest to occur of the events specified in the immediately preceding sentence. If any Common Stock Equivalent is redeemed in whole or in part by the Company prior to the date such Common Stock Equivalent is convertible into or exchangeable for shares of Common Stock, upon such redemption there shall be forfeited to the Company, without any payment to Mr. Keller, a PRO RATA portion of the shares of Restricted Stock issued as a consequence of the Company's sale of such Common Stock Equivalent.

    STOCK OPTION AWARDS. As provided in Mr. Keller's employment agreement, the Company's Board of Directors has adopted a stock option plan (the "Option Plan") pursuant to which the Board of Directors or the Committee has granted stock options to Mr. Keller and other officers of the Company and the Bank.

    Mr. Keller's employment agreement provides that promptly following the adoption of the Option Plan, the Company will grant to Mr. Keller an option exercisable for a number of shares of Common Stock equal to 50.0% of the shares in the Option Pool, and that if the Company thereafter increases the number of shares in the Option Pool (as defined herein), the Company will promptly grant to Mr. Keller an option exercisable for a number of shares of Common Stock equal to 50.0% of the amount by which the Company increases the Option Pool. Upon the
completion of the Offering, the Option Pool will increase by       shares of
Common Stock and Mr. Keller will receive an additional option to purchase an
aggregate of       shares of Common Stock.

    Mr. Keller's employment agreement also specifies that the exercise price, vesting schedule and other terms of any stock option granted to him under the Option Plan will be substantially similar to the terms of any other contemporaneously granted stock option under the Option Plan, except that any stock option granted to Mr. Keller will (a) not have an exercise price less than the fair market value of the Common Stock at the time of grant; (b) to the extent the stock option has an escalating exercise price or a fixed exercise price with a premium over the then fair market value of the Common Stock, reflect an annual percentage increase of not greater than the then current yield to maturity of the most recently auctioned 5-year U.S. Treasury Notes; (c) vest over a period of not more than four years from the date of grant; (d) provide that if Mr. Keller's employment is terminated by the Company other than for cause (as defined Mr. Keller's employment agreement), the stock option will continue to be exercisable until such date as it would have expired if Mr. Keller had continued to be employed by the Company; and (e) provide that upon a Change in Control of the Company (as defined in Mr. Keller's employment agreement), any stock option then outstanding will become fully exercisable. See "-- Stock Option Plan" for a discussion of the exercise price and vesting schedule structure of Mr. Keller's options.

    SUPPLEMENTAL RETIREMENT PROGRAM. Mr. Keller's employment agreement obligates the Company to provide supplemental retirement benefits through a nonqualified, unfunded arrangement equal up to 35% of Mr. Keller's Average Base Salary after seven years of service. The supplemental retirement benefit accrues and vests annually at the rate of 5% per year. The supplemental retirement benefit will be paid monthly for ten years commencing upon (a) the later of Mr. Keller's retirement date or age 65 or (b) Mr. Keller's death. Any retirement benefits remaining unpaid at Mr. Keller's death will be paid to his designated beneficiary.

    BENEFITS UPON TERMINATION. Mr. Keller's employment agreement provides that if his employment is terminated by the Company without cause or by him due to a material change in the nature or scope of his responsibilities or duties, or a material breach by the Company of the employment agreement, the Company generally will be obligated to pay Mr. Keller his Base Salary for the remainder of the term of his employment agreement or 18 months, whichever is greater. During such period, the Company also would be obligated to continue certain employee benefits, such as life, health, accident and disability insurance coverage, which Mr. Keller was receiving immediately preceding his termination. In addition, upon the events described above, Mr. Keller's supplemental retirement benefits would become fully vested, and upon his attainment of age 65, the Company would be obligated to pay him an amount sufficient to assure that he receives the amount to which he would have been entitled under the Supplemental Retirement Program had he been employed by the Company for three years, and all options granted to Mr. Keller to purchase Common Stock will become fully vested and exercisable.

    If Mr. Keller's employment is terminated by the Company because Mr. Keller becomes disabled (as defined in the employment agreement), Mr. Keller will be entitled to receive not less than 50.0% of his then Base Salary until age 65. In addition, all of his options to purchase the Company Common Stock will immediately become fully vested and exercisable.

    If Mr. Keller's employment agreement expires following a notice of non-renewal given by the Company, Mr. Keller would be entitled to the continuance for a period of six months of his Base Salary and the employee benefits which Mr. Keller was receiving immediately prior to such termination.

    Payments to which Mr. Keller would be entitled upon termination will be reduced by amounts earned by Mr. Keller for services provided to another party after such termination. Mr. Keller would have no duty, however, to mitigate such payments by seeking to provide services to another party. Mr. Keller's employment agreement also provides that under certain circumstances involving a change in control, the amount of benefits provided under his employment agreement would be reduced if, after applying the excise tax provisions to the payments under the Internal Revenue Code of 1986, as amended, the net economic benefit to Mr. Keller would be increased by effecting such a reduction.

    Mr. Keller's employment agreement provides that a "change in control" will include the authorization of certain business combinations by the Company's Board of Directors. In general, a business combination involving the Company will not be deemed to be a change in control if the Company's shareholders own at least one-third of the resulting entity and at least half of the directors of the resulting entity are persons who were directors of the Company at the time the parties entered into the definitive agreement.

OTHER EXECUTIVE EMPLOYMENT AGREEMENTS

    The Company also has entered into employment agreements with Catherine C. Clampitt, Executive Vice President, Larry Johnes, Executive Vice President, Richard Korsgaard, Executive Vice President and William D. Rast, Executive Vice President.

    Ms. Clampitt is employed by the Bank as Executive Vice President pursuant to a one year employment agreement, renewable annually (the "Clampitt Agreement"), that the Company entered into in July 1997. The Clampitt Agreement establishes a monthly base salary of approximately $5,000 per month, plus commissions based upon SBA 7(a) loan origination and fees generated by the sale of portions of SBA 504 loans. See "Business -- Products and Services." In the event Ms. Clampitt either is terminated by the Bank without cause or terminates the Clampitt Agreement for good reason (as defined in the Clampitt Agreement) following a change in control of the Company or the Bank, she will be entitled to receive a termination payment in an amount equal to twelve months pay, inclusive of commissions, for the prior twelve months of her employment. The Clampitt Agreement may not be terminated by an acquisition or dissolution of the Bank or the Company except in the event that proceedings for the liquidation of the Company or the Bank are commenced by regulatory authorities, in which case the Clampitt Agreement, and all rights and benefits thereunder, would be terminated.

    Mr. Johnes is employed by the Bank as Executive Vice President pursuant to a two year employment agreement (the "Johnes Agreement") that the Company entered into in August 1997. The Johnes Agreement establishes a minimum base salary of $130,000. Under the Johnes Agreement, Mr. Johnes is also entitled to variable compensation calculated and paid quarterly based upon the profitability of the

Leasing Division. In the event Mr. Johnes is terminated by the Bank or any successor to the Bank without cause, he is entitled to receive a termination payment in an amount equal to twelve months pay. The Johnes Agreement may not be terminated by an acquisition or dissolution of the Bank or the Company except in the event that proceedings for the liquidation of the Company or the Bank are commenced by regulatory authorities, in which case the Johnes Agreement, and all rights and benefits thereunder, would be terminated.

    Mr. Korsgaard is employed by the Bank as Executive Vice President pursuant to a three-year employment agreement that expires October 20, 1998 (the "Korsgaard Agreement") that the Company assumed upon the consummation of the Eldorado Acquisition. The Korsgaard Agreement establishes a minimum base salary of $125,000. In the event Mr. Korsgaard is terminated by the Bank or any successor to the Bank without cause, he is entitled to receive a termination payment in an amount equal to the greater of the balance payable under the Korsgaard Agreement or twelve months of his then current base salary. The Korsgaard Agreement may not be terminated by an acquisition or dissolution of the Bank or the Company except in the event that proceedings for the liquidation of the Company or the Bank are commenced by regulatory authorities, in which case the Korsgaard Agreement, and all rights and benefits thereunder, would be terminated. A salary continuation program has been established for Mr. Korsgaard, under which Mr. Korsgaard (or, in the event of his death, his heirs) will receive $65,000 per year from the Bank for 15 years commencing upon his reaching age 65 or his death or disability, whichever first occurs.

    Mr. Rast's employment agreement with the Bank provides for an annual salary of $175,000 and bonus payments if the Mortgage Banking Division income is greater than $2.0 million. The bonus payment will be $50,000 if the Division's net income is greater than $2.0 million but not greater than $3.0 million, and the bonus will increase by $50,000 for each $1 million by which the Division exceeds $2.0 million up to a maximum bonus of $250,000.

    The Company or the Bank has entered into Severance Agreements (each a "Severance Agreement") with Messrs. Gordon, Green, Rast and Rodeno concerning the ramifications of a change in control of the Company on the continued employment of each such officer. As used in the Severance Agreement, the term "change in control" has the same definition as in the Option Plan. Pursuant to and as detailed further in each Severance Agreement, if the terms of an officer's employment are significantly altered to the detriment of such officer within two years following a change in control, and the officer provides the requisite notice to the Bank, or alternatively, if the Bank terminates the officer without cause within two years following a change in control, then the officer is entitled to a lump sum payment equal to one year's salary, less applicable taxes and withholdings. A precondition to such payment is the execution by the officer of a general release and confidentiality agreement.

STOCK OPTION PLAN

    GENERAL. The Company has adopted the Option Plan pursuant to which the Company's Board of Directors or the Compensation Committee (the "Committee") may grant stock options to Mr. Keller and other officers of the Company or any of
its subsidiaries. As of the completion of the Offering, there will be [      ]
shares of Common Stock subject to the Option Plan. The Option Plan provides only for the issuance of so-called "nonqualified" stock options (as compared to incentive stock options). As of July 31, 1998, options to purchase 479,300 shares of Common Stock were outstanding with an average exercise price of $8.42 per share.

    OPTION POOL. The maximum number of shares as to which options may be granted is referred to as the "Option Pool." As of July 31, 1998, the Option Pool consisted of 1,457,200 shares of Common Stock. Until such time as the Company has Tier 1 Capital of $125.0 million or more, if the Company issues any additional Common Stock or common stock equivalents, the number of shares in the Option Pool automatically increases such that the number of shares in the Option Pool will be equal to six percent of the sum of (i) the shares of Common Stock (and common stock equivalents) issued and outstanding immediately following such issuance and (ii) the number of shares in the Option Pool.

    EXERCISE PRICE STRUCTURE. The Option Plan authorizes the Committee to set the exercise price for each option grant. In the case of option grants to Mr. Keller, each portion of his award will have a separate, fixed exercise price as such portion vests over time. The exercise price for each separate tranche will increase progressively based upon a semi-annual compounding of a "base rate" using the 5-year U. S. Treasury rate in effect at the date of grant. See, for example, "-- Option Grants in Last Fiscal Year."

    VESTING SCHEDULE AND DURATION. The options granted to Messrs. Keller and Christianssen, and any future grants, unless the Committee otherwise decides, will vest over four years, in half-year increments, with the first portion vesting on the 18-month anniversary of the date of grant. The Option Plan provides that unless the Committee otherwise determines, the options will have a six-year term, expiring on the sixth anniversary of the date of grant.

    ACCELERATION EVENT--EFFECT ON VESTING.

    MR. KELLER. Mr. Keller's options will become fully vested in connection with a change in control, which is defined in the Option Plan consistent with the definition of a change in control contained in Mr. Keller's employment agreement. In addition, Mr. Keller's options would become fully-vested if the Company were to terminate his employment agreement without cause or if he were to terminate the agreement for cause. Mr. Keller's options also would become fully-vested if he dies or becomes permanently disabled.

    OTHER OPTION HOLDERS. For all other option holders, the Option Plan provides for a "double trigger," unless the Committee otherwise specifies at the time it awards the option. Under the double trigger approach, the option would become fully vested if the option holder is actually or constructively terminated without cause during a two-year period following a change in control.

AGGREGATED FISCAL YEAR-END OPTION VALUES

    The following table shows certain information concerning the aggregate number of unexercised options to purchase Common Stock held by the named executive officers as of December 31, 1997. No options were exercised by the named executive officers during 1997.

                                                                                 NUMBER OF          VALUE OF
                                                                                SECURITIES         UNEXERCISED
                                                                                UNDERLYING        IN-THE-MONEY
                                                                                UNEXERCISED        OPTIONS AT
                                                                                OPTIONS AT      DECEMBER 31, 1997
                                                                             DECEMBER 31, 1997  -----------------
                                                                             -----------------    EXERCISABLE/
                                                                               EXERCISABLE/       UNEXERCISABLE
                                                                               UNEXERCISABLE
Robert P. Keller...........................................................      0/364,300 (1)     0/$390,276 (2)
  President and Chief
  Executive Officer

Curt A. Christianssen......................................................       0/25,000 (1 )     0/$17,083 (2 )
  Senior Vice President

------------------------

(1) For information on the vesting schedule and exercise price per share see "Option Grants in Last Fiscal Year"

(2) Because of the lack of an active trading market in the Common Stock, such
    calculation assumes a Common Stock value of $            per share, the
    initial public offering price of the Common Stock offered hereby. See "Price Range of Common Stock and Dividend Policy."

OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains a summary of the grants of stock options made during the fiscal year ended December 31, 1997.

                                                                                                        POTENTIAL REALIZABLE
                                                                                                          VALUE AT ASSUMED
                                                                                                              RATE OF
                                                                                                            STOCK PRICE
                                                                                                          APPRECIATION FOR
                                                                  INDIVIDUAL GRANTS                       OPTION TERM (1)
                                               -------------------------------------------------------  --------------------
                                                             % OF TOTAL
                                                NUMBER OF      OPTIONS
                                               SECURITIES    GRANTED TO
                                               UNDERLYING     EMPLOYEES
                                                 OPTIONS      IN FISCAL    EXERCISE PRICE  EXPIRATION
NAME                                             GRANTED        YEAR         ($/SH)(2)        DATE       5% ($)     10% ($)
---------------------------------------------  -----------  -------------  --------------  -----------  ---------  ---------
Robert P. Keller.............................     154,750          39.7%      9.64/25,791     2/3/2003     83,867    190,919
  President and                                                               9.94/25,791                  76,129    183,182
  Chief Executive Officer                                                    10.24/25,791                  68,392    175,445
                                                                             10.54/25,791                  60,654    167,707
                                                                             10.86/25,791                  52,401    159,454
                                                                             11.20/25,795                  43,634    150,691
                                                  209,550          53.9%     10.52/34,925    7/14/2003     82,832    227,795
                                                                             10.84/34,925                  71,656    216,619
                                                                             11.18/34,925                  59,782    204,745
                                                                             11.50/34,925                  48,606    193,569
                                                                             11.86/34,925                  36,033    180,996
                                                                             12.20/34,925                  24,158    169,121
Curt A. Christianssen........................      25,000           6.4%      10.52/4,166    6/30/2003      9,882     27,176
  Senior Vice President                                                       10.84/4,166                   8,548     25,842
                                                                              11.18/4,166                   7,132     24,426
                                                                              11.50/4,166                   5,799     23,092
                                                                              11.86/4,166                   4,299     21,593
                                                                              12.20/4,170                   2,883     20,181

------------------------

(1) The market price at the date of grant was $9.62, based upon the price at which Common Stock was issued in connection with the Eldorado Acquisition.

(2) Absent a change in control of the Company, as defined in the Option Plan, each tranche of option shares will vest in successive six-month increments. Upon a change in control, the exercisability of the option is accelerated to such date. Following a change in control, the exercise price with respect to any option shares exercised prior to their original vesting date shall equal the exercise price for those option shares that had a scheduled vesting date that was on or next preceding such exercise date.

OTHER BENEFIT PLANS

    The Company's executive officers are also entitled to short term disability, life, medical and dental insurance as well as participation in the Company's 401(k) retirement plan.

                       PRINCIPAL AND SELLING SHAREHOLDERS

    The following table sets forth certain information as of July 31, 1998 regarding (i) persons who are beneficial owners of more than 5% of the outstanding equity securities of the Company, (ii) each director and executive officer of the Company, and (iii) all of the directors and executive officers as a group.

                                                    SHARES OF COMMON STOCK                            SHARES OF COMMON STOCK
                                                      BENEFICIALLY OWNED                             BENEFICIALLY OWNED UPON
                                                   PRIOR TO THE OFFERING(1)                           COMPLETION OF OFFERING
                                                 -----------------------------                   --------------------------------
                                                                                   NUMBER OF
                                                                                 SHARES TO BE
                                                   COMMON                           SOLD IN         COMMON
                                                   STOCK       PERCENTAGE(2)       OFFERING          STOCK        PERCENTAGE(3)
                                                 ----------  -----------------  ---------------  -------------  -----------------
Ernest J. Boch(4)(5)...........................   1,573,164
  Director
Dartmouth Capital Group, L.P.(5)...............   1,900,617
Madison Dearborn Capital.......................   1,678,179
  Partners II, L.P.(6)
Olympus Growth Fund II, L.P.(7)................   1,678,179
  Olympus Executive Fund, L.P.
F.M. Kirby(8)..................................   1,090,029
Robert P. Keller(5)(9)(10).....................     236,634
  Director, President and Chief
  Executive Officer
John J. Byrne..................................     290,447
James A. Conroy(11)............................   1,678,179
  Director
Mitchell Johnson...............................      64,741
  Director
Edward A. Fox(5)(9)(12)........................     297,098
  Director
Jefferson W. Kirby(5)(9)(13)...................     279,400
  Director
Hugel Family Limited Partnership(5)(9)(14).....     214,612
K. Thomas Kemp(5)(9)(15).......................      29,730
  Director
John B. Pettway................................          --
  Director
Henry T. Wilson(5)(9)(16)......................     257,920
  Director
Paul R. Wood(17)...............................   1,678,179
  Director
Curt A. Christianssen..........................       1,000          *                    --              --            *
  Senior Vice President
Catherine C. Clampitt..........................          --          *                    --              --            *
  Executive Vice President
  SBA Lending Division
Gary A. Green..................................          --          *                    --              --            *
  Executive Vice President
  Commercial Lending
Lawrence A. Johnes.............................          --          *                    --              --            *
  Executive Vice President
  Leasing Division

                                                    SHARES OF COMMON STOCK                            SHARES OF COMMON STOCK
                                                      BENEFICIALLY OWNED                             BENEFICIALLY OWNED UPON
                                                   PRIOR TO THE OFFERING(1)                           COMPLETION OF OFFERING
                                                 -----------------------------                   --------------------------------
                                                                                   NUMBER OF
                                                                                 SHARES TO BE
                                                   COMMON                           SOLD IN         COMMON
                                                   STOCK       PERCENTAGE(2)       OFFERING          STOCK        PERCENTAGE(3)
                                                 ----------  -----------------  ---------------  -------------  -----------------
William D. Rast................................          --          *                    --              --            *
  Executive Vice President
  Mortgage Division
Paul F. Rodeno.................................          --          *                    --              --            *
  Executive Vice President
  Operations
All Directors and Executive....................
  Officers as a Group(9)(10)

------------------------

*   Less than 1%

(1) Assumes the conversion of the Special Common Stock, non-voting common stock and warrants exercisable within 60 days from July 31, 1998 into shares of voting Common Stock. See "Certain Transactions" and "Description of Capital Stock."

(2) Based on an aggregate of       shares of Common Stock outstanding as of July
    31, 1998.

(3) Based on an aggregate of       shares of Common Stock outstanding, including
          shares outstanding as of July 31, 1998 and       shares of Common
    Stock to be issued in the Offering.

(4) Such number of shares does not include approximately       shares of voting
    Common Stock owned indirectly by Mr. Boch as an investor in DCG. Mr. Boch's address is Subaru of New England, Inc., 95 Morse Street, Norwood, MA 02062.

(5) Gives effect to a distribution by DCG of shares of Common Stock that will occur immediately prior to the completion of the Offering. As the sole general partner of DCG, the DCG General Partner exercises sole control over the voting and disposition of the shares of Common Stock held of record by DCG. DCG and the DCG General Partner each have a business address c/o Commerce Security Bancorp, Inc., 24012 Calle de la Plata, Suite 150 Laguna Hills, CA 92653.

(6) Includes (i)       shares of voting Common Stock, (ii) 2,000,000 shares of
    Common Stock subject to the terms of a Common Stock warrant and (iii) shares of non-voting Common Stock that is convertible into voting Common Stock. See "Description of Capital Securities." The shares of Common Stock issuable upon exercise of the warrant may only be exercisable into shares of voting Common Stock if the percentage ownership of Madison Dearborn Capital Partners II, L.P. ("Madison Dearborn") of all outstanding voting securities of the Company would not exceed 9.9%. Otherwise, such warrant is exercisable for shares of non-voting Common Stock. Madison Dearborn sole general partner is Madison Dearborn Partners II, L.P., whose sole general partner is Madison Dearborn Partners, Inc. MDP's address is Three First National Plaza, Suite 3900, Chicago, IL 60602.

(7) Includes (i)       shares of voting Common Stock, (ii) 2,000,000 shares of
    Common Stock subject to the terms of a Common Stock warrant and (iii) shares of non-voting Common Stock that is convertible into voting Common Stock. See "Description of Capital Securities." The shares of Common Stock issuable upon exercise of the warrant may only be exercisable into shares of voting Common Stock if Olympus' percentage ownership of all outstanding voting securities of the Company would not exceed 9.9%. Otherwise, such warrant is exercisable for shares of non-voting Common Stock. Presentation has been combined for Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. (collective, "Olympus)", as the general partners of the limited partnerships (OGF II, L.P. and OEF, L.P., respectively) are under common control. Olympus's address is Metro Center, One Station Place, Stamford, CT 06902.

(8) Mr. Kirby's address is 17 DeHart Street, Morristown, NJ 07963.

(9) Excludes shares beneficially owned by the DCG General Partner. Each of Messrs. Keller, Boch, Fox, Hugel, Kemp, Kirby, Pettway and Wilson is a principal shareholder and director of the DCG General Partner, and pursuant to the terms of a shareholder agreement, each has a right to designate a director of DCG General Partner. Messrs. Boch, Keller, Fox, Hugel, Kemp and Kirby disclaim beneficial ownership of shares of Common Stock beneficially owned by the DCG General Partner.

(10) Includes (i) 427,556 shares of restricted stock issued to Mr. Keller pursuant to the terms of his employment agreement, and (ii) [25,791] shares of voting Common Stock subject to employee stock options exercisable within
    60 days. Such number of shares does not include approximately       shares
    of voting Common Stock owned indirectly by Mr. Keller as an investor in DCG.

(11) Includes securities held by Olympus. See Note 7 of this table, above. 1,485,033 shares of voting Special Common Stock and 146,000 shares of voting Common Stock owned in the aggregate by Olympus Growth Fund II, L.P. and Olympus Executive Fund, L.P. (collectively, "Olympus"). Mr. Conroy is a general partner of such entities. Mr. Conroy disclaims beneficial ownership of the shares of voting securities owned by Olympus.

(12) Such number of shares does not include approximately       shares of voting
    Common Stock owned indirectly by Mr. Fox as an investor in DCG.

(13) Jefferson W. Kirby, the adult son of F. M. Kirby, disclaims any beneficial ownership interest in the shares of voting Common Stock owned by his father.
    F. M. Kirby is a principal shareholder of the Company.

(14) Charles E. Hugel, a director of the Company, has sole voting and dispositive power with respect to the shares held of record by the Hugel Family Limited Partnership. Such number of shares does not include
    approximately       shares of voting Common Stock owned indirectly by Mr.
    Hugel as an investor in DCG.

(15) Such number of shares does not include approximately       shares of voting
    Common Stock owned indirectly by Mr. Kemp as an investor in DCG.

(16) Includes 320,412 shares and 80,128 shares of voting Common Stock held by Northwood Ventures LLC and Northwood Capital Partners LLC, respectively, of which Mr. Wilson is a Managing Director. Such number of shares does not
    include approximately       shares and       shares of voting Common Stock
    owned indirectly by Northwood Ventures LLC and Northwood Capital Partners LLC, respectively as investors in DCG.

(17) Includes securities held by Madison Dearborn. See Note 6 of this table, above. Madison Dearborn's sole general partner is Madison Dearborn Capital Partners II, whose sole general partner is Madison Dearborn Partners, Inc. Mr. Wood is an executive officer of Madison Dearborn Partners, Inc.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH CERTAIN SHAREHOLDERS

    LOAN FROM DCG TO THE COMPANY. On March 27, 1998, DCG loaned to the Company $540,000, substantially all of which was used by the Company for the redemption on that date of certain subordinated debentures originally issued by the Company's predecessor, SDN. The promissory note evidencing the loan (the "DCG Note") is repayable in eight quarterly installments commencing June 30, 1998, and bears interest at a fixed rate of 10.5% which was equal to the Bank's prime rate plus 2.0% at the time of the DCG Note. The DCG Note is prepayable at any time without penalty. The Company intends to prepay the DCG Note in full, using proceeds of the Offering, contemporaneously with the closing of the Offering.

    REDEMPTION OF SERIES B PREFERRED STOCK. On June 6, 1997, as part of the financing for the Eldorado Acquisition, the Company issued shares of Series B Preferred Stock having an aggregate liquidation amount of $11,659,300. All of the outstanding Series B Preferred Stock is currently held by two of the Company's principal sharehholders ("Madison Dearborn" and "Olympus") in substantially equal proportions. See "Principal and Selling Shareholders."

    The Series B Preferred Stock is redeemable pursuant to its terms at a redemption price of 103% of its liquidation amount, plus accrued and unpaid dividends, or a total of $12,009,079 plus accrued and unpaid dividends. The Company intends to redeem all of the outstanding Series B Preferred Stock, using proceeds of the Offering, contemporaneously with the closing of the Offering.

    CONVERSION OF SPECIAL COMMON STOCK. Most of the Common Stock held by Madison Dearborn and Olympus prior to the Offering is designated as "Special Common Stock" under the Company's certificate of incorporation and is currently entitled to certain preferential rights over the other Common Stock. See "Descriptions of Capital Stock." Madison Dearborn and Olympus have agreed with the Company to convert all of their Special Common Stock into Common Stock prior to the closing of the Offering.

    AMENDMENT OF SHAREHOLDER AGREEMENT. The Company is a party to a Shareholder Agreement, dated June 6, 1997, among itself, Madison Dearborn, Olympus, DCG and certain shareholders of DCG's general partner (the "Shareholder Agreement"). The Shareholder Agreement creates various rights in favor of, and obligations on, its parties with respect to their direct and indirect investments in the Company.

    Immediately prior to completion of the Offering, the parties to the Shareholder Agreement intend to amend the Agreement, eliminating most of its operative provisions. The material provisions that will remain in effect will provide that (i) unless and until both Madison Dearborn and Olympus hold 9.9% or less of the Common Stock (treating any common stock equivalents that they hold as fully exercised), DCG may not transfer any Common Stock or distribute any Common Stock to DCG's partners if, as a result of that transfer, DCG would hold fewer shares of Common Stock than either Madison Dearborn or Olympus; (ii) neither Madison Dearborn nor Olympus will transfer any of its Common Stock (or warrants exercisable for Common Stock) without the prior approval of the Federal Reserve unless certain exceptions apply (which generally are intended to ensure that the transferee is not acquiring a substantial ownership interest in the Company without the approval of the Federal Reserve); and (iii) DCG will not sell any of its shares of Common Stock during a limited period before or after certain registered offerings of the shares of Common Stock held by Madison Dearborn and Olympus. See "Description of Capital Stock -- Registration Rights."

    AMENDMENT OF SECURITIES AGREEMENT. Pursuant to the agreement providing for the Madison Dearborn and Olympus investment in connection with the Eldorado Acquisition, the Company generally is obligated to nominate designees of Madison Dearborn and Olympus for election to the Company's Board of Directors. Nominees of each of Madison Dearborn and Olympus have been nominated and elected, and currently serve on the Company's Board of Directors. See "Management" and "Principal and Selling Shareholders." Immediately prior to the closing of the Offering, the Securities Purchase Agreement will be amended to terminate the Company's contractual obligation to nominate designees of Madison Dearborn and Olympus.

    FUNDING FOR ELDORADO ACQUISITION. Approximately $94.8 million of cash was necessary to pay the cash consideration to holders of Eldorado Bancorp common stock and stock options and Eldorado Acquisition-related expenses incurred by the Company.

    In conjunction with the Eldorado Acquisition financing, certain directors of the Company and other investors in DCG agreed to purchase up to approximately $15.2 million of Common Stock at a price of $9.62 per share, less a 1% commitment fee, to fund a portion of the Eldorado Acquisition. Approximately $12.4 million of this commitment was invested by such investors with 1,530,964 shares of Common Stock issued at the $9.62 per share price (less a 1% commitment fee). Of those shares, the following numbers of shares were purchased by persons who were then directors of the Company, nominees to become directors, or affiliates of the Company: (i) Ernest J. Boch (550,914 shares), Edward A. Fox (25,048 shares), Charles E. Hugel (8,713 shares), Robert P. Keller (5,957 shares), K. Thomas Kemp (5,730 shares), each of whom was a director of the Company in December 1996; (ii) Byrne & sons, l.p. (55,897 shares); (iii) Northwood Ventures LLC and Northwood Capital Partners LLC (a total of 17,820 shares); and (iv) Mitchell A. Johnson (45,841 shares). John B. Pettway and Henry
T. Wilson are directors of the Company and in December 1996 were directors of the DCG General Partner. Mr. Pettway is the Chief Financial Officer of Byrne & sons, l.p., and Mr. Wilson is a Managing Director of Northwood Ventures LLC and Northwood Capital Partners LLC. Mr. Johnson became a director of the Company in 1997 contemporaneously with the closing of the Eldorado Acquisition. See "Principal and Selling Shareholders."

    DCG purchased 506,122 of those shares of Common Stock for aggregate consideration, net of a 1% commitment fee, of $4,419,793, of which $4.3 million initially was made in the form of a loan to the Company in December 1996 to fund an escrow account that would have been forfeited to Eldorado if the Company were unable to consummate the Acquisition financing. Peter H. Paulsen, then a director of the Company, loaned $200,000 to the Company on the same terms as DCG. That $4.5 million was converted to shares of Common Stock upon the consummation of the Acquisition at a purchase price of $8.80 per share less the 1% commitment fee, and the interest on such loan was converted to Common Stock at a purchase price of $9.62 per share less the 1% commitment fee, which was the same price at which the remaining shares of Common Stock and the Special Common Stock were sold by the Company to fund the Eldorado Acquisition.

    The Company also sold a total of 2,412,859 shares of Common Stock to DCG, Madison Dearborn and Olympus at a gross purchase price of $9.62 per share, representing an aggregate payment, net of a 1% commitment fee, of $22,984,570. Neither Madison Dearborn nor Olympus is an affiliate of the other, and prior to their investment in the Company, neither was an affiliate of the Company or DCG. The Common Stock acquired by DCG, Madison Dearborn and Olympus had a liquidation preference if, in the case of a liquidation or a change in control of the Company, the distribution per share of Common Stock is less than $9.62, which liquidation preference will be eliminated prior to the closing of the Offering.

    CSBI Capital Trust I (the "Trust"), a special purpose trust formed by the Company, issued a total of 27,657 of its 11 3/4% Subordinated Capital Income Securities, Series A, $1,000 initial liquidation value per security (the "Capital Securities"), to DCG, Madison Dearborn and Olympus for an aggregate cash payment, net of a 1% commitment fee, of $27,386,368. The Trust in turn invested the proceeds of the Capital Securities in a Subordinated Debenture issued by the Company.

    The Company issued a total of 116,593 shares of 11% Series B Preferred Stock, $100 par value per share (the "Series B Preferred"), to DCG, Madison Dearborn and Olympus for an aggregate amount of $11,545,210, net of a 1% commitment fee.

    In connection with the purchase of the Series B Preferred, each of Madison Dearborn, Olympus and DCG purchased a common stock warrant (collectively, the "Investor Warrants") that entitles the holder to purchase shares of Common Stock at an exercise price of $9.62 per share. An aggregate of 2,000,000 shares of Common Stock are subject to the Investor Warrants. The Investor Warrants expire on June 6, 2007. The aggregate purchase price of the Investor Warrants was $40,000.

    LIBERTY ACQUISITION. As of March 27, 1996, DCG invested approximately $13.4 million in SDN to fund SDN's acquisition of Liberty. In exchange, SDN issued 1,696,202 shares of common stock at a price of $7.90 per share. In addition, SDN issued a total of 19,850 shares of common stock to accredited investors contemporaneously with the Liberty acquisition in exchange for cash or services at a price of $10.37 per share.

    CSB ACQUISITION. As of August 28, 1996, DCG invested approximately $14.5 million in SDN to fund the Company's acquisition of CSB. In exchange for that investment, SDN issued 1,832,388 at a price per share of $7.90.

    SDN TRANSACTION. As of September 30, 1995, DCG invested $4.9 million in SDN. In exchange, SDN issued 420,870 shares of common stock at a price per share of $11.64 per share. SDN utilized the proceeds on such investment primarily to recapitalize its bank subsidiary, San Dieguito National Bank.

OTHER MATTERS

    Some of the executive officers of the Bank and their immediate families, as well as the companies with which such directors and executive officers are associated, are customers of, and have had banking transactions with the Bank in the ordinary course of the Bank's business and the Bank expects to have such ordinary banking transactions with such persons in the future. In the Company's opinion, all loans and commitments to lend included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and did not involve more than a normal risk of collectibility or present other unfavorable features. Although the Bank does not have any limits on the aggregate amount it would be willing to lend to directors and officers as a group, loans to individual directors and officers must comply with the Bank's lending policies and statutory lending limits. There were no loans to executive officers and directors at June 30, 1998.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of the terms of the Common Stock and the Preferred Stock of the Company does not purport to be complete and is subject to, and is qualified in its entirety by, the provisions of and the Company's Certificate of Incorporation.

COMMON STOCK

    GENERAL. As of the closing of the Offering, the Common Stock of the Company will consist of two classes, each having a par value of $.01 per share: voting Common Stock and non-voting Common Stock (collectively referred to as the
"Common Stock"). Upon completion of the Offering, there will be       shares of
voting Common Stock authorized and       shares outstanding and       shares of
non-voting Common Stock authorized and       shares outstanding. All of the
shares being offered pursuant to this Prospectus are shares of voting Common Stock. With the exception of voting rights, the powers, preferences and rights of each of the classes of Common Stock are identical, as summarized below.

    DIVIDENDS. Except as limited by any series of Preferred Stock that may hereafter be issued, the Company may pay dividends on the voting Common Stock and the non-voting Common Stock as declared from time to time by its Board of Directors out of funds legally available therefor. With certain exceptions, a Delaware corporation (such as the Company) may pay dividends only out of (i) its surplus (as defined under the Delaware General Corporation Law ("DGCL")), or
(ii) if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or the preceding year. The Company's principal source of cash flow for the payment of dividends will be dividends from its banking subsidiary, Eldorado Bank (the "Bank"), which is subject to substantial regulatory restrictions on the payment of dividends. See "Risk Factors -- No Present Intention to Pay Dividends; Prohibition on Dividends by the Bank to the Company Without Prior Regulatory Approval" and "Supervision and Regulation."

    VOTING RIGHTS. Except may be provided with respect to any series of Preferred Stock that may hereafter be issued, the holders of the voting Common Stock possess exclusive voting rights. The non-voting Common Stock is not entitled to vote in any matter, excepting only amendments to the Company's Certificate of Incorporation adversely affecting the rights of the non-voting Common Stock. Each holder of voting Common Stock is entitled to one vote for each share held on all matters voted upon by shareholders. Shareholders are not permitted to cumulate votes in elections of directors.

    LIQUIDATION. Subject to any prior rights that may be granted to the holders of any shares of Preferred Stock that may be outstanding as of the applicable time, in the event of any liquidation, dissolution or winding up of the Company, the holders of the Common Stock would be entitled to receive, after payment of all debts and liabilities of the Company, all assets of the Company that are available for distribution. See "-- Effect of Capital Securities on Common Stock."

    CONVERSION. Non-voting Common Stock is convertible at any time at the election of the holder into voting Common Stock; provided, however, that at no time may a holder of non-voting Common Stock convert such shares into voting Common Stock if such conversion of shares would result in such holder beneficially owning more that 9.9% of the voting Common Stock then outstanding.

    PROPOSED RECLASSIFICATION. As reflected in the Company's consolidated financial statements, as of June 30, 1998 the common stock was divided into several classes consisting of (i) Special Common Stock, having a liquidation preference of $9.62 per share, (ii) voting Common Stock (designated as "Class B Common Stock"), and (iii) non-voting Common Stock (designated as "Class C Common Stock"). Madison Dearborn and Olympus, the holders of the Special Common Stock, and the Company have agreed that immediately prior to the completion of the Offering, the Special Common Stock will be converted into Class B Common Stock, and the Common Stock will then be consolidated into two classes, consisting of the voting Common Stock offered hereby and non-voting Common Stock. See "Certain Transactions" and "Capitalization."

PREFERRED STOCK

    SERIES B PREFERRED STOCK. The Company currently has 116,593 shares of Series B Preferred Stock outstanding, which are held by two of the Company's principal shareholders. See "Principal and Selling Shareholders." The Company has agreed to redeem Series B Preferred Stock upon completion of the Offering. See "Use of Proceeds."

    OTHER SERIES OF PREFERRED STOCK. The Company's Board of Directors has the authority to determine the powers, rights and preferences of any other series of Preferred Stock issued by the Company without the approval of the holders of Common Stock, at the time of the issuance, which may include, among other things, rights in liquidation, rights to participating dividends, voting rights and rights to convert to Common Stock.

    The rights, preferences, privileges, and restrictions or qualifications of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock or could adversely affect the rights and powers, including voting rights, of holders of Common Stock.

    The existence of the Preferred Stock, and the power of the Board of Directors to set its terms and issue a series of Preferred Stock at any time without shareholder approval, could have certain anti-takeover effects. These effects include that of making the Company a less attractive target for a "hostile" takeover bid or discouraging the making of a merger proposal, or rendering it more difficult either to assume control of the Company through the acquisition of a large block of Common Stock or to remove incumbent management, even if such actions could be beneficial to the shareholders of the Company.

EFFECT OF CAPITAL SECURITIES ON COMMON STOCK

    GENERAL. In connection with the Eldorado Acquisition, CSBI Capital Trust I, a subsidiary of the Company (the "Trust"), issued an aggregate principal amount of $28.5 million in 11 3/4% Subordinated Capital Income Securities, Series A (the "Capital Securities"), which represent undivided beneficial ownership interests in the assets of the Trust. The sole asset of the Trust is $27.7 million of 11 3/4% Junior Subordinated Debentures (the "Subordinated Debentures") issued by the Company to the Trust. The terms of the Subordinated Debentures and the Capital Securities are materially the same, and payments to the Trust under the Subordinated Debentures are passed through the Trust to the holders of the Capital Securities. In addition to its obligations under the Subordinated Debentures, the Company has also guaranteed certain payments on the Capital Securities to the extent the Trust has funds available therefor.

    ACCOUNTING AND REGULATORY TREATMENT. For financial reporting purposes, the Trust is treated as a subsidiary of the Company and, accordingly, the accounts of the Trust are included in the consolidated financial statements of the Company. The Capital Securities are presented as a liability in the consolidated balance sheet of the Company as a separate line item under the caption "Subordinated Debentures" and disclosure about the Capital Securities and the Subordinated Debentures are included in the notes to the consolidated financial statements. For financial reporting purposes, the Company records distributions payable on the Capital Securities as an interest expense in its consolidated statements of income.

    Under current Federal Reserve regulations, the Capital Securities are treated as Tier 1 capital of the Company for regulatory capital purposes. See "Supervision and Regulation."

    LIQUIDATION PREFERENCE RELATIVE TO COMMON STOCK. In the event of any liquidation, dissolution or winding up of the Company, the holders of the Capital Securities are entitled to receive payment prior to the holders of the Common Stock.

    DISTRIBUTIONS PAYABLE ON CAPITAL SECURITIES. Interest is payable by the Company on the Subordinated Debentures (and, in turn, distributions are payable by the Trust on the Capital Securities) on a quarterly basis at an annual rate of 11 3/4%. The Company has the right to defer payment of interest on the Subordinated Debentures for a period not to exceed 20 consecutive quarterly periods. As a consequence of any such extension, quarterly distributions on the Capital Securities will be deferred by the Trust for such period. During any such deferral period, the Company may not, among other things, declare or pay any dividend or distribution on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, including, without limitation, the Common Stock.

    REDEMPTION. The Capital Securities will be redeemed upon the redemption of the Subordinated Debentures. The Subordinated Debentures are redeemable at the option of the Company after June 6, 2007 at a redemption premium initially equal to 105.875% of the liquidation amount of the securities (the principal amount plus accrued and unpaid interest) and declining over 10 years ratably to 100% thereof. In addition, upon the occurrence of a Regulatory Capital Event (a regulatory shift impacting the Company's ability to treat the Capital Securities as Tier 1 Capital), a Tax Event (a regulatory shift impacting the Company's ability, among other things, to deduct interest payable on the Subordinated Debentures) or an Investment Company Event (a regulatory shift whereby the Trust would be required to be treated as an investment company under the Investment Company Act), the Company would be required to repurchase the Subordinated Debentures at the greater of their principal amount or the present value of their principal amount plus scheduled interest payments for their remaining life and the premium payable pursuant option redemption thereof.

DELAWARE TAKEOVER STATUTE

    The Company is subject to Section 203 of the DGCL which, with certain exceptions, prohibits a Delaware corporation from engaging in any of a broad range of business combinations with any "interested" shareholder for a period of three years following the date that such shareholder became an interested shareholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder, (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and officers and
(b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (iii) on or after such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders by the affirmative vote of at least
66 2/3% of the outstanding voting stock which is not owned by the interested shareholder. An "interested" shareholder is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or
(b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested shareholder.

REGISTRATION RIGHTS

    The Company has agreed to register under the Securities Act, the resale under certain circumstances, of shares of Common Stock held by DCG, Madison Dearborn, Olympus, certain directors and other shareholders. The various registration rights agreements generally obligate the Company to effect one or more such registrations at the request of either DCG, Madison Dearborn or Olympus or to permit those shareholders and the other beneficiaries of these agreements to include their shares, subject to certain limitations, in one or more registrations initiated by the Company. The Company has generally agreed to bear all fees and expenses incurred by it in connection with any registration, as well as the fees and expenses of one counsel for the selling shareholders. The Company has also agreed to indemnify the selling shareholders against certain liabilities in connection with any registration of the Common Stock, including liabilities under the Securities Act.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of the Offering, the Company will have       shares of
Common Stock outstanding, and       shares of Common Stock issuable upon the
exercise of outstanding options and warrants. Of these shares,       shares sold
pursuant to the Offering ( or       shares if the Underwriters exercise their
over-allotment option in full) will be freely tradeable without restriction under the Securities Act, except for any shares purchased by an "affiliate" (as that term is defined in Rule 144) of the Company, which shares will be subject to the resale limitations of Rule 144 of the Securities Act. The remaining shares outstanding upon the completion of the Offering may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144.

    In addition, the Company has outstanding warrants to purchase     shares of
Common Stock, which shares upon exercise will constitute restricted securities within the meaning of Rule 144 and will be eligible for sale in the open market subject to the applicable requirements of Rule 144 described below.

    Upon completion of the Offering,       , 1998, there will be        shares
of Common Stock issuable upon the exercise of outstanding options under the
Company's 1997 Stock Option Plan and an additional       shares of Common Stock
reserved for future award or grant under such plan. See "Executive Compensation -- Stock Option Plan." The Company has filed a registration statement on Form S-8 to register shares of Common Stock for issuance under the 1997 Stock Option Plan. Common Stock issued pursuant to such registration statement upon exercise of outstanding vested options granted pursuant to the 1997 Stock Option Plan, other than Common Stock issued to affiliates of the Company, is available for immediate resale in the open market.

    In general, under Rule 144, if a period of at least one year has elapsed between the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an affiliate, then the holder of such restricted securities (including an affiliate) is entitled to sell that number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock or (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding such sales. Sales under Rule 144 also are subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Any shares not constituting restricted securities sold by affiliates must be sold in accordance with the foregoing volume limitations and other requirements but without regard to the one year holding period. Under Rule 144(k), if a period of at least two years has elapsed from the later of the date on which restricted securities were acquired from the Company and the date on which they were acquired from an affiliate, a holder of such restricted securities who is not an affiliate at the time of the sale and has not been an affiliate for at least three months prior to the sale would be entitled to sell the shares immediately and without regard to the volume limitations and other conditions described above. As of October 23, 1998, all of the shares of Common Stock that are restricted securities under Rule 144 will have been held for more than one year. See "Risk Factors -- Possible Future Sale of Shares."

    The Company, its directors and executive officers and the principal shareholders have agreed that they will not offer, sell, contract to sell, pledge, grant any option for the sale of, or otherwise dispose or cause the disposition of any shares of Common Stock, or securities convertible into or exchangeable or exercisable for such shares, for a period of 180 days after the date of this Prospectus without the prior written consent of Keefe, Bruyette & Woods, Inc., except for (i) in the case of the Company, the grant of options under the 1997 Stock Option Plan or in connection with acquisitions, and (ii) in the case of directors, executive officers and the Principal Shareholders and certain other shareholders, the exercise of Common Stock warrants and management stock options pursuant to the 1997 Stock Option Plan and shares of Common Stock disposed of as bona fide gifts, subject in each case to any remaining portion of the 180-day period applying to shares so issued or transferred. In evaluating any request for a waiver of the

180-day lock-up period, Keefe, Bruyette & Woods, Inc. will consider, in accordance with their customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance.

    Sales of substantial amounts of Common Stock by existing shareholders could have an adverse effect on the prevailing market price of the Common Stock. No predictions can be made as to the effect, if any, that market sales of shares by existing shareholders or the availability of such shares for future sales will have on the market price of shares of Common Stock prevailing from time to time.

                                  UNDERWRITING

    Subject to the terms and conditions of the Purchase Agreement among the Company, the Selling Shareholders and the Representatives, on behalf of the Underwriters, the Underwriters named below have severally agreed to purchase from the Company and the Selling Shareholders, the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus.

NAME                                                                                             NUMBER OF SHARES
-----------------------------------------------------------------------------------------------  -----------------
Keefe, Bruyette & Woods, Inc...................................................................
Lehman Brothers Inc............................................................................
                                                                                                 -----------------
      Total....................................................................................
                                                                                                 -----------------
                                                                                                 -----------------

    The Purchase Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all such shares of the Common Stock if any of such shares are purchased. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the over-allotment option described below) if any are taken.

    The Company has been advised by the Representatives of the Underwriters that the Underwriters propose to offer such shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus and to
certain dealers at such price less a concession not in excess of $         per
share. The Underwriters may allow, and such dealers may re-allow, a concession
not in excess of $         per share to certain other dealers. After the initial
public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

    Pursuant to the Purchase Agreement, the Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of
this Prospectus, to purchase up to [                ] additional shares of
Common Stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus, solely to cover over-allotments. To the extent that the Underwriters exercise such option, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares in such table, and the Company will be obligated, pursuant to the option, to sell such shares to the Underwriters.

    The Company, each of its directors and executive officers, and the principal shareholders have agreed with the Representatives of the Underwriters not to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives, except for: (i) in the case of the Company, the grant of options or restricted stock under management compensation arrangements or in connection with acquisitions and (ii) in the case of such holders, the exercise of Common Stock warrants and management stock options pursuant to the 1997 Stock Option Plan and shares of Common Stock disposed of as bona fide gifts, subject, in each case, to any remaining portion of the 180-day period applying to any shares so issued or transferred.

    The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

    The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

    Until the distribution of the Common Stock is completed, rules of the Commission (as defined herein) may limit the ability of the Underwriters and certain selling group members to bid for and purchase the Common Stock. As an exception to these rules, the Underwriters are permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

    If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if they sell a greater aggregate number of shares of Common Stock than is set forth on the cover page of this Prospectus, the Underwriters may reduce the short position by purchasing shares of Common Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

    The Underwriters may also impose a penalty bid on certain selling group members. This means that if the Underwriters purchase Common Stock in the open market to reduce the selling group members' short position or to stabilize the price of the Common Stock, they may reclaim the amount of the selling concession from the selling group members who sold those shares of Common Stock as part of the Offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither the Company nor the Representatives make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor the Representatives make any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    The Underwriters and dealers may engage in passive market making transactions in the shares of Common Stock in accordance with Rule 103 of Regulation M promulgated by the Commission. In general, a passive market maker may not bid for, or purchase, shares of Common Stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any
passive market maker generally may not exceed    % of its average daily trading
volume in the Common Stock during a specified   month prior period, or
   shares, whichever is greater. A passive market maker must identify passive market making bids as such on the Nasdaq electronic inter-dealer reporting system. Passive market making may stabilize or maintain the market price of the Common Stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

    Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives of the Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock will be prevailing market and general economic conditions, the market capitalizations, trading histories and stages of development of other traded companies that the Company and the Representatives of the Underwriters believe to be comparable to the Company, the results of operations of the Company in recent periods, the current financial position of the Company, estimates of the business potential of the Company and the present state of the Company's development and the availability for sale in the market of a significant number of shares of Common Stock. Additionally, consideration will be given to the general status of the securities market, the market conditions for new issues of securities and the demand for securities of comparable companies at the time the Offering is made.

    Application will be made for quotation of the Common Stock on the Nasdaq National Market.

                                 LEGAL MATTERS

    Certain legal matters, including the validity of the Common Stock, have been passed upon for the Company by Nutter, McClennen & Fish, LLP, Boston, Massachusetts, and for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Michael K. Krebs, the Secretary of the Company, is a partner of Nutter, McClennen & Fish, LLP.

                                    EXPERTS

    The financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (including any and all amendments thereto, the "Registration Statement") under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus concerning the provisions or contents of any contract, agreement or any other document referred to herein are not necessarily complete with respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, and reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified by such reference.

    The Company is subject to certain of the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance with Section 15(d) thereof files reports and other information with the Commission. Upon completion of the Offering, the Common Stock will be registered under Section 12(g) of the Exchange Act, and the Company and its affiliates will then also be subject to the other informational requirements of the Exchange Act, including the obligation to file proxy statements and other information with the Commission. Such reports, proxy statements and other information, as well as the Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Chicago Regional Office, Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Suite 1300, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from such offices, upon payment of the fees prescribed by the Commission. The Registration Statement and other information filed by the Company with the Commission are also available at the Commission's World Wide Web site at http:// www.sec.gov.

                       REPORT OF INDEPENDENT ACCOUNTANTS

March 27, 1998

To the Board of Directors and Shareholders of

Commerce Security Bancorp, Inc.

In our opinion, the accompanying consolidated statement of condition and the related consolidated statements of operations, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Commerce Security Bancorp, Inc. and its subsidiaries (the "Company") at December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP /s/

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CONDITION

                                                                                           DECEMBER 31,
                                                                    JUNE 30,      ------------------------------
                                                                      1998             1997            1996
                                                                ----------------  --------------  --------------
                                                                  (UNAUDITED)
                                             ASSETS
Cash and due from banks.......................................  $    160,245,000  $   81,030,000  $   32,522,000
Federal funds sold............................................         --             40,000,000      13,700,000
Interest bearing deposits in other financial institutions.....         --               --               338,000
Held-to-maturity investment securities........................         --               --            20,025,000
Available-for-sale investment securities......................        61,054,000      67,295,000      15,175,000
Mortgage loans held for sale..................................       187,603,000      96,230,000      64,917,000
Loans and leases, net.........................................       500,874,000     509,653,000     256,041,000
Servicing sale receivable.....................................         4,655,000       1,247,000       2,870,000
Premises and equipment, net...................................         9,539,000      11,232,000       3,911,000
Real estate acquired through foreclosure, net.................         1,499,000       2,740,000       3,635,000
Intangibles arising from acquisitions, net....................        65,078,000      66,769,000      10,736,000
Accrued interest receivable and other assets..................        32,763,000      26,159,000      13,190,000
                                                                ----------------  --------------  --------------
    Total assets..............................................  $  1,023,310,000  $  902,355,000  $  437,060,000
                                                                ----------------  --------------  --------------
                                                                ----------------  --------------  --------------

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                                                                                           DECEMBER 31,
                                                                    JUNE 30,      ------------------------------
                                                                      1998             1997            1996
                                                                ----------------  --------------  --------------
                                                                  (UNAUDITED)
                              LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Demand:
    Non-interest bearing......................................  $    256,166,000  $  289,344,000  $  126,885,000
    Interest bearing..........................................        99,166,000      97,416,000      38,602,000
  Savings:
    Regular...................................................       190,350,000      98,465,000      42,190,000
    Money market..............................................        87,898,000      98,189,000      25,662,000
  Time:
    Under $100,000............................................       141,751,000      99,713,000     123,789,000
    $100,000 or more                                                 101,271,000      82,076,000      25,903,000
                                                                ----------------  --------------  --------------
      Total deposits..........................................       876,602,000     765,203,000     383,031,000

Federal funds purchased.......................................         3,374,000       2,050,000        --
Due to related parties........................................           473,000        --             4,500,000
Accrued expenses and other liabilities........................        17,510,000      12,172,000       8,220,000
Mandatory convertible debentures..............................         --                537,000         537,000
Subordinated debentures.......................................        27,657,000      27,657,000        --
                                                                ----------------  --------------  --------------
      Total liabilities.......................................       925,616,000     807,619,000     396,288,000

Commitments and contingencies (Note 17)
Shareholders' equity:
  Preferred stock, $.01 par value, 1,500,000 shares
    authorized; 58,296, 58,296 and -0- issued and outstanding
    at June 30, 1998, December 31, 1997 and December 31, 1996,
    respectively..............................................        11,659,000      11,659,000        --
  Special common stock, $.01 par value, 9,651,600 shares
    authorized, 2,412,859, 2,412,859 and -0-issued and
    outstanding at June 30, 1998, December 31, 1997 and
    December 31, 1996, respectively...........................            48,000          48,000        --
  Common stock, $.01 par value, 50,000,000 shares authorized;
    6,760,839, 6,760,839 and 4,848,715 issued and outstanding
    at June 30, 1998, December 31, 1997 and December 31, 1996,
    respectively..............................................           135,000         135,000          97,000
  Additional paid-in capital..................................        83,855,000      83,855,000      42,394,000
  Retained earnings (deficit).................................         3,314,000         524,000      (1,736,000)
  Unearned compensation.......................................        (1,258,000)     (1,509,000)       --
  Unrealized gain on securities available-for-sale............           (59,000)         24,000          17,000
                                                                ----------------  --------------  --------------
      Total shareholders' equity..............................        97,694,000      94,736,000      40,772,000
                                                                ----------------  --------------  --------------
      Total liabilities and shareholders' equity..............  $  1,023,310,000  $  902,355,000  $  437,060,000
                                                                ----------------  --------------  --------------
                                                                ----------------  --------------  --------------

                See notes to consolidated financial statements.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENT OPERATIONS

                                                               FOR THE SIX MONTHS ENDED
                                                                       JUNE 30,              FOR THE YEARS ENDED DECEMBER 31,
                                                              --------------------------  ---------------------------------------
                                                                  1998          1997          1997          1996         1995
                                                              ------------  ------------  ------------  ------------  -----------
                                                                     (UNAUDITED)
Interest income:
  Interest and fees on loans................................  $ 31,253,000  $ 15,463,000  $ 43,103,000  $ 14,782,000  $ 4,086,000
  Income from lease finance receivables.....................     2,582,000     2,168,000     4,127,000     1,601,000      --
  Interest and dividend on securities.......................     1,919,000     1,693,000     4,979,000     1,968,000      311,000
  Interest on Federal funds sold............................       320,000       673,000     1,286,000       934,000      117,000
  Interest on deposits with other financial institutions....       --            --            --             67,000       54,000
                                                              ------------  ------------  ------------  ------------  -----------
    Total interest income...................................    36,074,000    19,997,000    53,495,000    19,352,000    4,568,000
Interest expense:
  Interest bearing demand...................................       833,000       539,000     1,325,000       686,000      149,000
  Money market..............................................     1,740,000       507,000     2,336,000       493,000      --
  Savings...................................................     3,732,000     2,138,000     5,117,000     1,150,000      346,000
  Time......................................................     5,245,000     4,188,000     9,365,000     5,241,000    1,075,000
  Debentures................................................     1,658,000       233,000     1,908,000        74,000      181,000
  Federal funds purchased...................................       662,000       107,000       563,000       --           --
                                                              ------------  ------------  ------------  ------------  -----------
    Total interest expense..................................    13,870,000     7,712,000    20,614,000     7,644,000    1,751,000
                                                              ------------  ------------  ------------  ------------  -----------
    Net interest income.....................................    22,204,000    12,285,000    32,881,000    11,708,000    2,817,000

Provision for loan and lease losses.........................     1,922,000       715,000     1,495,000       515,000      295,000
                                                              ------------  ------------  ------------  ------------  -----------
  Net interest income after provision for loan and lease
    losses..................................................    20,282,000    11,570,000    31,386,000    11,193,000    2,522,000

Non-interest income:
  Service charges on deposit accounts.......................     1,780,000       652,000     2,675,000     2,911,000      464,000
  Gain on sale of mortgage loans............................     6,710,000     3,452,000     6,887,000     1,727,000      --
  Other income..............................................     2,871,000     1,885,000     5,342,000       261,000      232,000
                                                              ------------  ------------  ------------  ------------  -----------

    Total non-interest income...............................    11,361,000     5,989,000    14,904,000     4,899,000      696,000

Non-interest expense:
  Salaries and employee benefits............................    10,457,000     6,650,000    16,172,000     6,816,000    1,811,000
  Occupancy and equipment...................................     3,504,000     2,491,000     5,959,000     2,726,000      861,000
  Professional, regulatory and other services...............       749,000       335,000     1,230,000       733,000      346,000
  Legal.....................................................       603,000       527,000     1,437,000       453,000      113,000
  Insurance.................................................       266,000       287,000       637,000       262,000      114,000
  Losses and carrying cost of OREO..........................       408,000       249,000       382,000       288,000      531,000
  Provision for recourse obligation (Note 6)................       --            905,000     2,021,000       --           --
  Amortization of goodwill and other intangibles............     1,739,000       705,000     2,514,000       268,000      --
  Other.....................................................     6,751,000     3,943,000     9,336,000     3,724,000      515,000
                                                              ------------  ------------  ------------  ------------  -----------

    Total non-interest expense..............................    24,477,000    16,092,000    39,688,000    15,270,000    4,291,000
                                                              ------------  ------------  ------------  ------------  -----------

Income (loss) before taxes and extraordinary item...........     7,166,000     1,467,000     6,602,000       822,000   (1,073,000)
Income tax benefit (provision)..............................    (3,743,000)     (912,000)   (3,612,000)    1,503,000      443,000
                                                              ------------  ------------  ------------  ------------  -----------
Income (loss) before extraordinary item.....................     3,423,000       555,000     2,990,000     2,325,000     (630,000)
Extraordinary item:
  Gain on forgiveness of debt, net of income taxes of
    $443,000................................................       --            --            --            --           625,000
                                                              ------------  ------------  ------------  ------------  -----------
Net income (loss)...........................................  $  3,423,000  $    555,000  $  2,990,000  $  2,325,000  $    (5,000)
                                                              ------------  ------------  ------------  ------------  -----------
                                                              ------------  ------------  ------------  ------------  -----------
Net income available to common shareholders.................     2,787,000       470,000  $  2,260,000  $  2,325,000  $    (5,000)
Earnings per share (basic)..................................  $       0.30  $       0.09  $       0.31  $       0.88  $     (0.04)
Earnings per share (dilutive)...............................  $       0.27  $       0.09  $       0.26  $       0.88  $     (0.04)

                See notes to consolidated financial statements.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                       DECEMBER 31, 1997, 1996, AND 1995

                              PREFERRED STOCK               SPECIAL COMMON STOCK                   CLASS B COMMON STOCK
                          ------------------------  -------------------------------------  ------------------------------------
                                                                              ADDITIONAL                            ADDITIONAL
                           NUMBER OF    PREFERRED    NUMBER OF     COMMON       PAID-IN     NUMBER OF     COMMON      PAID-IN
                            SHARES        STOCK       SHARES        STOCK       CAPITAL      SHARES       STOCK       CAPITAL
                          -----------  -----------  -----------  -----------  -----------  -----------  ----------  -----------
Balance at December 31,
  1994..................      --       $   --           --        $  --       $   --          564,145   $2,951,000  $   --
Merger and reverse stock
  split (1 for 21)(Note
  2)....................      --           --           --           --           --         (537,281)  (2,951,000)   2,951,000
Stock dividend..........      --           --           --           --           --           26,864        1,000      156,000
Issuance of common
  stock.................      --           --           --           --           --          841,739        8,000    4,486,000
Net loss................      --           --           --           --           --           --           --          --
                          -----------  -----------  -----------  -----------  -----------  -----------  ----------  -----------
Balance at December 31,
  1995..................      --           --           --           --           --          895,467        9,000    7,593,000
Fractional share
  adjustment............      --           --           --           --           --               34
Issuance of common
  stock--Liberty........      --           --           --           --           --        3,432,105       34,000   13,373,000
Issuance of common
  stock]Commerce........      --           --           --           --           --        5,369,824       54,000   21,428,000
Unrealized gain on
  securities available
  for sale..............      --           --           --           --           --           --           --          --
Net income..............      --           --           --           --           --           --           --          --
                          -----------  -----------  -----------  -----------  -----------  -----------  ----------  -----------
Balance at December 31,
  1996..................      --           --           --           --           --        9,697,430       97,000   42,394,000
Issuance of preferred
  stock--Eldorado.......     116,593    11,659,000
Issuance of common
  stock--Eldorado.......      --           --        4,825,718       48,000    23,164,000   3,820,875       38,000   17,966,000
Restricted stock
  issuance..............      --           --           --           --           --          427,556        4,000    2,008,000
Compensation expense....
Cancellation of shares
  (Note 12).............      --           --           --           --           --         (424,182)      (4,000)  (1,677,000)
Unrealized gain on
  securities available
  for sale..............      --           --           --           --           --           --           --          --
Net income..............      --           --           --           --           --           --           --          --
Preferred dividends.....      --           --           --           --           --           --           --          --
                          -----------  -----------  -----------  -----------  -----------  -----------  ----------  -----------
Balance at December 31,
  1997..................     116,593   $11,659,000   4,825,718    $  48,000   $23,164,000  13,521,679   $  135,000  $60,691,000
                          -----------  -----------  -----------  -----------  -----------  -----------  ----------  -----------
                          -----------  -----------  -----------  -----------  -----------  -----------  ----------  -----------


                                                        UNREALIZED GAIN
                           RETAINED                      ON SECURITIES
                           EARNINGS       UNEARNED       AVAILABLE FOR
                           (DEFICIT)    COMPENSATION         SALE            TOTAL
                          -----------  --------------  -----------------  -----------
Balance at December 31,
  1994..................  $(3,899,000)  $    --            $  --          $  (948,000)
Merger and reverse stock
  split (1 for 21)(Note
  2)....................      --             --               --                    0
Stock dividend..........     (157,000)       --               --                    0
Issuance of common
  stock.................      --             --               --            4,494,000
Net loss................       (5,000)       --               --               (5,000)
                          -----------  --------------       --------      -----------
Balance at December 31,
  1995..................   (4,061,000)                        --            3,541,000
Fractional share
  adjustment............                     --
Issuance of common
  stock--Liberty........      --             --               --           13,407,000
Issuance of common
  stock]Commerce........      --             --               --           21,482,000
Unrealized gain on
  securities available
  for sale..............      --             --               17,000           17,000
Net income..............    2,325,000        --               --            2,325,000
                          -----------  --------------       --------      -----------
Balance at December 31,
  1996..................   (1,736,000)                        17,000       40,772,000
Issuance of preferred
  stock--Eldorado.......                                                   11,659,000
Issuance of common
  stock--Eldorado.......      --             --               --           41,216,000
Restricted stock
  issuance..............      --          (2,012,000)         --                    0
Compensation expense....                     503,000          --              503,000
Cancellation of shares
  (Note 12).............      --             --               --           (1,681,000)
Unrealized gain on
  securities available
  for sale..............      --             --                7,000            7,000
Net income..............    2,990,000        --               --            2,990,000
Preferred dividends.....     (730,000)       --               --             (730,000)
                          -----------  --------------       --------      -----------
Balance at December 31,
  1997..................  $   524,000   ($ 1,509,000)      $  24,000      $94,736,000
                          -----------  --------------       --------      -----------
                          -----------  --------------       --------      -----------

                 See notes to consolidated financial statement.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                      FOR THE SIX MONTHS ENDED JUNE
                                                                   30,                      FOR THE YEARS ENDED DECEMBER 31,
                                                      ------------------------------  --------------------------------------------
                                                           1998            1997            1997            1996           1995
                                                      --------------  --------------  --------------  --------------  ------------
                                                               (UNAUDITED)
Operating Activities:
  Net income (loss).................................  $    3,423,000  $      555,000  $    2,990,000  $    2,325,000  $     (5,000)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Provision for loan and lease losses.............       1,922,000         715,000       1,495,000         515,000       295,000
    Provision for loss on real estate acquired
      through foreclosure...........................        --               116,000         176,000          72,000       383,000
    Gain on sale of mortgage loans..................      (6,710,000)     (3,452,000)     (6,887,000)     (1,727,000)      --
    Loss on sale of premises and equipment..........        --                16,000          11,000          85,000       --
    (Gain) loss on sale of real estate owned........         284,000          29,000          45,000        (135,000)      --
    Net gain on sale of securities..................        --              --              (221,000)       --             --
    Depreciation and amortization...................       1,359,000         540,000       1,702,000         642,000       201,000
    Amortization of goodwill and other
      intangibles...................................       1,406,000         705,000       2,514,000         178,000       --
    Accretion/amortization related to securities,
      net...........................................        (281,000)          2,000       1,103,000        (252,000)      --
    Amortization of deferred compensation...........         252,000        --               503,000        --             --
    Amortization of deferred loan fees and costs....        (650,000)       (667,000)     (1,209,000)       (109,000)       (6,000)
    Accretion of mortgage servicing asset...........        --              --                32,000        --             --
    Provision (benefit) of deferred taxes...........       2,103,000         412,000       2,087,000      (1,503,000)     (443,000)
    Mortgage loans originated for sale..............    (754,377,000)   (361,127,000)   (889,175,000)   (242,339,000)      --
    Proceeds from sales of loans and servicing......     767,791,000     363,476,000     898,729,000     262,219,000       --
    Mortgage servicing rights purchased and
      originated....................................        --              --              --              (275,000)      --
    Equity in loss of real estate joint venture.....        --               306,000         254,000          56,000       --
    Extraordinary item-gain on forgiveness of
      debt..........................................        --              --              --              --          (1,068,000)
    Decrease in servicing sale receivable...........      (3,408,000)      1,625,000       1,623,000        --             --
    Increase in loans held for sale.................     (91,373,000)        993,000     (31,313,000)    (47,769,000)      --
    Other, net......................................      (3,385,000)       (342,000)      3,963,000      (6,700,000)      469,000
                                                      --------------  --------------  --------------  --------------  ------------
      Net cash used in operating activities.........     (81,644,000)      3,902,000     (11,578,000)    (34,717,000)     (174,000)
                                                      --------------  --------------  --------------  --------------  ------------
Investing Activities:
  Decrease in interest bearing deposits with other
    financial institutions..........................        --               338,000         338,000       1,241,000        89,000
  Purchases of investment securities................     (43,236,000)    (17,016,000)    (44,594,000)    (32,445,000)   (5,890,000)
  Proceeds from maturities of investment
    securities......................................       6,244,000        --            55,253,000      56,627,000     3,416,000
  Proceeds from the sales of investment
    securities......................................      43,434,000      15,707,000      55,150,000        --             --
  Loans/leases originated for portfolio, net of
    principal repayment.............................         139,000      (5,198,000)    (29,149,000)    (29,022,000)    5,807,000
  Purchases of premises and equipment...............        (546,000)       (220,000)     (1,337,000)       (860,000)      (19,000)
  Proceeds from sale of premises and equipment......       1,211,000           9,000          98,000          56,000       --
  Proceeds from sale of real estate acquired through
    foreclosure.....................................       1,591,000       2,139,000       3,901,000       4,188,000       476,000
  Capital expenditures for other real estate
    owned...........................................        --            (1,405,000)        (26,000)     (2,256,000)      --
  Purchase of Liberty National Bank, net of cash
    received........................................        --              --              --             7,283,000       --
  Purchase of Commerce Security Bank, net of cash
    received........................................        --              --              --            53,175,000       --
  Purchase of Eldorado Bank, net of cash received...        --           (61,299,000)    (61,299,000)       --             --
                                                      --------------  --------------  --------------  --------------  ------------
      Net cash (used in) provided by investing
        activities..................................       8,837,000     (66,945,000)    (21,665,000)     57,987,000     3,879,000
                                                      --------------  --------------  --------------  --------------  ------------

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                                                      FOR THE SIX MONTHS ENDED JUNE
                                                                   30,                      FOR THE YEARS ENDED DECEMBER 31,
                                                      ------------------------------  --------------------------------------------
                                                           1998            1997            1997            1996           1995
                                                      --------------  --------------  --------------  --------------  ------------
                                                               (UNAUDITED)
Financing Activities:
  Net increase (decrease) in deposits...............     111,399,000      50,309,000      39,235,000     (22,377,000)   (4,445,000)
  Issuance of subordinated debentures...............        --            27,657,000      27,657,000        --             --
  Issuance of preferred stock.......................        --            11,659,000      11,659,000        --             --
  Issuance of common stock..........................        --            18,004,000      18,004,000      34,889,000     4,494,000
  Issuance of special common stock..................        --            23,212,000      23,212,000        --             --
  Payment of preferred dividends....................        (636,000)        (85,000)       (730,000)       --             --
Redemption of mandatory convertible debentures......        (537,000)     (4,500,000)       --              --             --
  Repayment of notes payable to shareholder.........         (68,000)       --              --              --            (656,000)
  Proceeds from issuance of notes payable to related
    parties.........................................         540,000        --              --             4,500,000       --
  Net decrease in other borrowings..................       1,324,000       8,009,000     (10,986,000)       --             --
                                                      --------------  --------------  --------------  --------------  ------------
      Net cash (used in) provided by financing
        activities..................................     112,022,000     134,265,000     108,051,000      17,012,000      (607,000)
                                                      --------------  --------------  --------------  --------------  ------------
Net increase in cash and cash equivalents...........      39,215,000      71,222,000      74,808,000      40,282,000     3,098,000
Cash and cash equivalents at beginning of period....     121,030,000      46,222,000      46,222,000       5,940,000     2,842,000
                                                      --------------  --------------  --------------  --------------  ------------
Cash and cash equivalents at end of period..........  $  160,245,000  $  117,444,000  $  121,030,000  $   46,222,000  $  5,940,000
                                                      --------------  --------------  --------------  --------------  ------------
                                                      --------------  --------------  --------------  --------------  ------------
Supplemental disclosures of cash flow information:
  Cash paid for interest on deposits................  $   12,432,000  $    7,521,000  $   18,643,000  $    7,670,000  $  1,673,000
  Cash paid for income taxes........................       1,640,000         500,000       1,525,000        --               2,000
Supplemental disclosures of non-cash investing
  activities:
  Loans transferred to foreclosed real estate.......         634,000       1,379,000       3,483,000       2,526,000       982,000
  Loans originated to finance the sale of real
    estate..........................................        --              --              --              --             371,000
  Transfer of securities from held to maturity to
    available for sale (Note 4).....................        --              --            15,004,000        --             --
Supplemental disclosures of non-cash financing
  activities:
  Issuance of restricted stock......................        --             2,012,000       2,012,000        --             --

                See notes to consolidated financial statements.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

    Commerce Security Bancorp, Inc., a Delaware corporation and bank holding company, and its wholly-owned subsidiaries Eldorado Bank and CSBI Capital Trust I are included in the accompanying consolidated financial statements and are collectively referred to as the "Company" or the "Bank". Significant intercompany transactions and accounts have been eliminated.

    Prior to June 1997 and the acquisition of Eldorado Bank, the Company had three subsidiaries, Commerce Security Bank (CSB), Liberty National Bank (LNB), and San Dieguito National Bank (SDNB). On June 30, 1997, the Company merged the then existing three subsidiaries into the newly acquired Eldorado Bank (the "Bank Mergers"), and contemporaneously with the Bank Mergers, the Company merged SDN Bancorp, Inc., an intermediate holding, into the Company. The resultant structure is the Company with one wholly owned banking subsidiary, Eldorado Bank.

BUSINESS

    The Bank offers a broad range of commercial banking services in Northern and Southern California, catering especially to small business. The Bank offers commercial, real estate, consumer, Small Business Administration-guaranteed loans as well as checking and savings deposits, corporate cash management, international banking services, safe deposit boxes, collection, traveler's checks, notary public and other customary non-deposit banking services.

RISKS AND UNCERTAINTIES

    In the normal course of its business, the Company encounters two significant types of risk: economic and regulatory. Economic risk is comprised of three components--interest rate risk, credit risk and market risk. The Company is subject to interest rate risk to the degree that its interest-bearing liabilities mature and reprice at different speeds, or on a different basis, than its interest-bearing assets. Credit risk is the risk of default on the Company's loan portfolio that results from the borrower's inability or unwillingness to make contractually required payments. Market risk results from changes in the value of assets and liabilities which may impact, favorably or unfavorably, the realizability of those assets and liabilities.

    The Company is subject to the regulations of various governmental agencies. These regulations can and do change significantly from period to period. The Company is also subject to periodic examinations by the regulatory agencies, which may subject it to changes in asset valuations, in amounts of required loss allowances and in operating restrictions resulting from the regulators' judgments based on information available to them at the time of their examination.

RECENTLY ISSUED ACCOUNTING STANDARDS

    In June 1996 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS 125). This Statement provides consistent accounting and reporting standards for the transfers and servicing of financial assets and the extinguishment of liabilities. The Company adopted SFAS 125 effective January 1, 1997 and it did not have a material impact on the Company's financial statements.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    In February 1997 the FASB issued SFAS 128, "Earnings per Share." This Statement established new standards for computing and presenting earnings per share and requires all prior period earnings per share data be restated to conform with the provisions of the statement. Basic earnings per share is computed by dividing net income available to common shareholders by the weighted average number of shares outstanding during the period, as restated for shares issued in business combinations accounted for as poolings-of-interests and stock dividends. Diluted earnings per share is computed using the weighted average number of shares determined for the basic computation plus the number of shares of common stock that would be issued assuming all contingently issuable shares having a dilutive effect on earnings per share were outstanding for the period.

    In June 1997 the FASB issued SFAS 130, "Reporting Comprehensive Income." This Statement provides that all enterprises report comprehensive income as a measure of overall performance. Comprehensive income is the change to equity (net assets) of a business during a period. The Statement includes the guidelines for the calculations and required presentations. For the Company, this new standard is effective for fiscal year 1998 and is not expected to have a material impact on the Company's financial statements.

    In June 1997 the FASB issued SFAS 131, "Disclosures About Segments of an Enterprise and Related Information." This statement will change the way public companies report information about segments of their business in their annual financial statements and require them to report selected segment information in their quarterly reports issued to shareholders. Companies will be required to disclose segment data based upon how management makes decisions about allocating resources to segments and measuring performance. For the Company, this new standard is effective for 1998 and the impact, if any, is yet to be determined.

    In February 1998 the FASB issued SFAS 132, "Employer's Disclosures about Pensions and other Post-Retirement Benefits." This Statement standardizes the disclosure requirements for pensions and other post-retirement benefits to the extent practicable. For the Company, this new standard is effective for fiscal year 1998 and is not expected to have a material impact.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds sold are sold for one-day periods.

INVESTMENT SECURITIES

    The Company has classified its investment securities as held-to-maturity and available-for-sale. No trading portfolio is maintained. Investment securities are segregated in accordance with management's intention regarding their retention. Accounting for each group of securities follows the requirement of SFAS 115. "Accounting for Certain Investments in Debt and Equity Securities."

    Investment securities classified as held-to-maturity are carried at cost, adjusted for the amortization of premiums and the accretion of discounts. Premiums and discounts are amortized and accreted to operations using the straight line method, which management believes approximates the interest method. Management has the intent and ability to hold these assets as long-term investments until their expected maturities. Under certain circumstances, including the significant deterioration of the issuer's credit

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) worthiness or a significant change in tax-exempt status or statutory or regulatory requirements, securities classified as held-to-maturity may be sold or transferred to another classification.

    Investment securities classified as available-for-sale may be held for indefinite periods of time and may be sold to implement the Company's asset/liability management strategies and in response to changes in interest rates and/or prepayment risk and similar factors. These securities are recorded at estimated fair value. Unrealized gains and losses are reported as a separate component of shareholders' equity, net of income taxes.

    Gains and losses on investment securities are determined on the specific identification method and are included in other income.

LOANS HELD FOR SALE

    Loans held for sale include mortgage loans carried at lower of cost or fair value on an aggregate basis.

LOANS AND LEASES

    Loans are stated at principal amounts outstanding, net of unearned income, including discounts and fees. Net deferred fees and costs are generally deferred and amortized into interest income over the contractual life of the related loans as a yield adjustment. Direct financing leases, which include estimated residual values of leased equipment, are carried net of unearned income. Income from these leases is recognized on a basis which produces a level yield on the outstanding net investment in the lease. The production of new leases comes exclusively from the wholesale sector through a network of brokers, the Company services these leases and during 1997, began selling blocks of leases to other institutions. Leases held for resale are carried at the lower of cost or estimated fair value on an aggregate basis. Gains and losses on the sale of leases are recognized upon delivery based on the difference between selling price and carrying value.

NON-ACCRUAL / IMPAIRED LOANS

    When payment of principal or interest on a loan is delinquent for 90 days, or earlier in some cases, the loan is placed on nonaccrual status, unless the loan is in the process of collection and the underlying collateral fully supports the carrying value of the loan. When a loan is placed on nonaccrual status, interest accrued during the period prior to the judgment of uncollectibility is charged to operations. Generally, any payment received on nonaccrual loans is applied first to outstanding loan amounts and next to the recovery of charged-off loan amounts. Any excess is treated as recovery of lost interest.

    The Company adopted SFAS 114, "Accounting by Creditors for Impairment of a Loan," and SFAS 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," as of January 1, 1995. SFAS 114 requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. When the measure of the impaired loan is less than the recorded balance of the loan, the impairment is recorded through a valuation allowance included in the allowance for loan and lease losses. The Company had previously measured the allowance for loan and lease losses using methods similar to those prescribed in SFAS 114. As a result, no additional provision was required by the adoption of this pronouncement.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    The Company considers a loan impaired when it is probable that both interest and principal will not be collected in accordance with the contractual terms of the agreement. All loans that are ninety days or more past due, or have been restructured to provide a reduction in the interest rate or a deferral of interest or principal are automatically included in this category.

ALLOWANCE FOR ESTIMATED LOAN AND LEASE LOSSES

    A provision for estimated loan and lease losses is charged to expense when, in the opinion of management, such losses are expected to be incurred or are inherent in the portfolio. The allowance is increased by provisions charged to expense, increased for recoveries of loans previously charged-off, and reduced by charge-offs. Loans and leases are charged-off when management believes that the collectibility of the principal is unlikely. Management's estimates are used to determine the allowance that is considered adequate to absorb losses inherent in the existing loan and lease portfolio. These estimates are inherently uncertain and their accuracy depends on the outcome of future events. Ultimate losses may differ from current estimates. Management's estimates are based on historical loan loss experience, specific problem loans and leases, current economic conditions that may impact the borrower's ability to pay, volume, growth and composition of the loan portfolio, value of the collateral and other relevant factors.

MORTGAGE BANKING ACTIVITIES

    The Company originates and sells residential mortgage loans to a variety of secondary market investors, including the Federal Home Loan Mortgage Corporation (FHLMC), the Federal National Mortgage Association (FNMA) and others. The Company has an arrangement with the Government National Mortgage Association
(GNMA) whereby loans originated by the Company are securitized by GNMA and sold to others. Gains and losses on the sale of mortgage loans are recognized upon delivery based on the difference between the selling price and the carrying value of the related mortgage loans sold. Deferred origination fees and expenses are recognized at the time of sale in the determination of the gain or loss. The Company sells the servicing for such loans to either the purchaser of the loans or to a third party. The Company recognizes the gain or loss on servicing sold when all risks and rewards of ownership have transferred.

    Mortgage loans held for sale are stated at the lower of cost or market as determined by the outstanding commitments from investors or current investor yield requirements calculated on an aggregate loan basis. Valuation adjustments are charged against noninterest income.

    Forward commitments to sell, and put options on mortgage-backed securities are used to reduce interest rate risk on a portion of loans held for sale and anticipated loan fundings. The resulting gains and losses on forward commitments are deferred and included in the carrying values of loans held for sale. Premiums on put options are capitalized and amortized over the option period. Gains and losses on forward commitments and put options deferred against loans held for sale approximately offset equivalent amounts of unrecognized gains and losses on the related loans. Forward commitments to sell and put options on mortgage-backed securities that hedge anticipated loan fundings are not reflected in the consolidated statement of financial condition. Gains and losses on these instruments are not recognized until the actual sale of the loans held for sale. Loans generally fund in 10 to 30 days from the date of commitment.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    In 1996, the Company sold its portfolio of loan servicing and no longer services mortgage loans for others. Previously, the Company capitalized the cost of acquiring mortgage servicing rights through either purchase or origination of mortgage loans if it sold or securitized those loans, and retained the servicing. The Company allocated the cost of the mortgage loans to the mortgage servicing rights and the loans (without the servicing rights) based on observable market prices. Capitalized mortgage servicing rights were amortized in proportion to, and over the period of, estimated net servicing income. Loan servicing income represents fees earned for servicing real estate and construction loan participations owned by investors, net of amortization expense. The fees are generally calculated on the outstanding principal balances of the loans serviced and are recorded as income when collected.

SBA LENDING

    The Company is qualified as a "Preferred Lender" under the SBA programs, allowing it to originate SBA loans based on its own underwriting decisions and without prior approval of the SBA. The Company sells the government guaranteed portion of the SBA loans at a premium, a portion of which is immediately recognized as income. The remaining portion of the premium, representing the estimated normal servicing fee retained by the Company, is capitalized and recognized as income over the estimated life of the loan.

LOAN SERVICING RIGHTS

    Loan servicing rights are accounted for under the provisions of SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," which became effective January 1, 1997. SFAS 125 superseded SFAS 122, "Accounting for Mortgage Servicing Rights," but did not significantly change the methodology used to account for servicing rights. The servicing rights currently capitalized, included in other assets, are the result of servicing rights retained on sold SBA loans and are being amortized in proportion to and over the period of estimated servicing income. Management stratifies servicing rights based on origination period and interest rate and evaluates the recoverability in relation to the impact of actual and anticipated loan portfolio prepayment, foreclosure, and delinquency experience. The Company did not have a valuation allowance associated with the servicing rights portfolio as of December 31, 1997.

PREMISES AND EQUIPMENT

    Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation on furniture, fixtures and equipment is computed using the straight-line method over the estimated useful lives, which range from two to fifteen years. Leasehold improvements are amortized using the straight-line method over the estimated useful lives of the improvements or the remaining lease term, whichever is shorter. Expenditures for betterments or major repairs are capitalized and those for ordinary repairs and maintenance are charged to operations as incurred.

REAL ESTATE ACQUIRED THROUGH FORECLOSURE

    Real estate acquired in settlement of loans is recorded at the lower of the unpaid balance of the loan at settlement date or the fair value less estimated costs to sell. A valuation allowance is established to reflect declines in value subsequent to foreclosure, if any, below the new basis. Required developmental costs associated with foreclosed property under construction are capitalized and considered in determining

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) the fair value of the property. Operating expenses of such properties, net of related income, and gains and losses on their disposition are included in other non-interest expenses.

INTANGIBLES ARISING FROM ACQUISITIONS

    The Company has paid amounts in excess of fair value for CSB's, LNB's, and Eldorado's core deposits and tangible assets. Such amounts are being amortized by systematic charges to income (primarily for periods from 10 to 25 years) over a period which is no greater that the estimated remaining life of the assets acquired or not to exceed the estimated average remaining life of the existing deposit base assumed. The Company periodically reviews intangibles to assess recoverability and an impairment is recognized in operations if a permanent loss of value occurs. The recoverability of intangibles arising from acquisitions is evaluated if events or circumstances indicate a possible inability to realize the carrying amount. Such evaluation is based upon various analyses, including undiscounted cash flow projections.

FEDERAL AND STATE TAXES

    The Company provides for income taxes under the provisions of SFAS 109, "Accounting for Income Taxes." Under the liability method which is prescribed by SFAS 109, a deferred tax asset and/or liability is computed for both the expected future impact of differences between the financial statement and tax bases of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS 109 also requires the establishment of a valuation allowance, if necessary, to reflect the likelihood of the realization of deferred tax assets. The effect of tax rate changes will be reflected in income in the period such changes are enacted.

    Deferred income taxes are provided by applying the statutory tax rates in effect at the balance sheet date to temporary differences between the book basis and the tax basis of assets and liabilities. The resulting deferred tax assets and liabilities are adjusted to reflect changes in tax laws or rates.

STOCK-BASED COMPENSATION

    On January 1, 1997, the Company adopted SFAS 123, "Accounting for Stock-Based Compensation", which permits entities to recognize, as expense over the vesting period, the fair value of all stock-based awards on the date of grant.

    Alternatively, SFAS 123 also allows entities to continue to apply the provisions of Accounting Principles Board (APB) Opinion 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair- value-based method defined in SFAS 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion 25, which requires compensation expense be recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price, and provide the pro forma disclosure provisions of SFAS 123. See Note 13 of the Notes to Consolidated Statements for the pro forma net income and pro forma earnings per share disclosures.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
PER SHARE DATA

    All earnings per share amounts reflect the implementation of SFAS 128, "Earnings per Share." The weighted average number of common shares outstanding for basic and diluted earnings per share computations are as follows:

NUMERATOR:                                                                     1997          1996         1995
-------------------------------------------------------------------------  ------------  ------------  -----------
Net income (loss) before extraordinary item..............................  $  2,990,000  $  2,325,000  $  (630,000)
Less: preferred stock dividend                                                 (730,000)      --           --
                                                                           ------------  ------------  -----------
Net income (loss) before extraordinary item applicable to common shares
  (Basic)................................................................     2,260,000     2,325,000     (630,000)
Extraordinary item.......................................................       --            --           625,000
                                                                           ------------  ------------  -----------
Net income (loss) applicable to common shares............................     2,260,000     2,325,000       (5,000)
Effect of dilutive securities............................................       --            --           --
                                                                           ------------  ------------  -----------
Net income (Dilutive)....................................................  $  2,260,000  $  2,325,000  $    (5,000)
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------

DENOMINATOR:

Weighted average common shares outstanding (Basic).......................     7,406,062     2,650,386      134,099
Dilutive options and warrants............................................     1,228,589       --           --
                                                                           ------------  ------------  -----------
Weighted average common stock outstanding (Dilutive).....................     8,634,651     2,650,386      134,099
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------

EARNINGS (LOSS) PER SHARE:

Basic:
  Net income (loss) before extraordinary item............................  $       0.31  $       0.88  $     (4.70)
  Extraordinary item.....................................................       --            --              4.66
                                                                           ------------  ------------  -----------
  Net income (loss)......................................................  $       0.31  $       0.88  $     (0.04)
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------

Dilutive:
  Net income (loss) before extraordinary item............................  $       0.26  $       0.88  $     (4.70)
  Extraordinary item.....................................................       --            --              4.66
                                                                           ------------  ------------  -----------
  Net income (loss)......................................................  $       0.26  $       0.88  $     (0.04)
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------

RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform with the 1997 presentation.

ESTIMATES

    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures in the consolidated financial statements. Actual results could differ from those estimates.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 2--ACQUISITIONS AND 1996 REORGANIZATION:

    A key element of the Company's strategic plan includes building profitability through acquisitions of community banks principally, but not exclusively, in and around its Southern California base, including bank's which are or recently were in troubled condition, and seeking to increase the earnings of the banks it has acquired through a combination of expense reduction programs, merger synergies, improvements in asset quality and strengthening of capital position. Since September 1995, the Company has completed three acquisitions, increasing the Company's assets by over $840 million, including the acquisition, completed on June 6, 1997, of Eldorado Bancorp ("Eldorado") and its bank subsidiary, Eldorado Bank, a community bank based in Tustin, California with approximately $400 million in total assets (collectively with the financing related thereto, the "Eldorado Acquisition").

    On March 31, 1996, SDN Bancorp, Inc. ("SDN") completed its acquisition of LNB (the "Liberty Acquisition") for approximately $15.1 million in cash. LNB had total assets of approximately $150 million as of the acquisition date.

    As of September 1, 1996, the Company completed the plan of reorganization (the "1996 Reorganization") contemplated by the Agreement and Plan of Reorganization dated April 23, 1996 (the "Agreement") between SDN and CSB. As part of the 1996 Reorganization, SDN became a subsidiary of the Company, effective August 31, 1996, in a transaction in which SDN shareholders received shares of the Company's common stock in exchange for all of the outstanding shares of SDN common stock. As of September 1, 1996, the Company completed the acquisition of CSB (the "Commerce Acquisition") in which the Company acquired all of the outstanding shares of CSB. Pursuant to the Agreement, holders of CSB common stock received approximately $14.1 million in cash and a total of 771,846 shares of the Company. CSB had total assets of approximately $220 million at September 1, 1996.

    Effective June 6, 1997, the Company completed the Eldorado Acquisition. The Eldorado Acquisition was effected pursuant to an Agreement and Plan of Merger entered into between the Company and Eldorado on December 24, 1996 (the "Acquisition Agreement"). Pursuant to the Acquisition Agreement, the Company acquired 100% of the outstanding stock of Eldorado for cash consideration of $23.00 per share. Contemporaneously with the Acquisition, each Eldorado stock option that had not previously been exercised (collectively, the "Eldorado Options") was canceled in return for payment by Eldorado of the difference between the $23.00 price per share and the exercise price thereof. The aggregate consideration paid to holders of Eldorado common stock and Eldorado Options (net of the tax benefit arising out of the Eldorado Options) was approximately $90.3 million. Eldorado had total assets of approximately $400 million at June 6, 1997.

    The Liberty, Commerce, and Eldorado Acquisition's were accounted for using the purchase method of accounting in accordance with APB Opinion 16, "Business Combinations". Under this method of accounting, the purchase price was allocated to the assets acquired and deposits and liabilities assumed based on their fair values as of the acquisition date. The consolidated financial statements include the operations of LNB, CSB, and Eldorado from the date of acquisition. Intangibles arising from the transactions totaled approximately $3.8 million in the Liberty Acquisition, $7.2 million in the Commerce Acquisition and approximately $50.2 million in the Eldorado Acquisition. Certain preacquistion contingency reserves were established as of the acquisition dates that are subject to adjustment during the "allocation period" in accordance with SFAS 38 "Accounting for Preacquisition Contingencies." The fair value of CSB has been adjusted to reflect the resolution of these contingencies established relating to certain litigation, writedowns of real estate owned and a settlement with the principal shareholder of CSB.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 2--ACQUISITIONS AND 1996 REORGANIZATION: (CONTINUED)
    The following table sets forth selected pro forma combined financial information of SDN, LNB, CSB, and Eldorado for the years ended December 31, 1997 and 1996. The pro forma operating data reflects the effect of the Liberty Acquisition, the Commerce Acquisition and the Eldorado Acquisition, for periods prior to acquisition, as if each was consummated at the beginning of the period presented. The pro forma results are not necessarily indicative of the results that would have occurred had such acquisitions actually occurred as of such dates, nor are they necessarily indicative of the results of future operations.

                                                                                        PRO FORMA COMBINED FOR
                                                                                       YEARS ENDED DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1997           1996
                                                                                      (UNAUDITED)    (UNAUDITED)
                                                                                     -------------  -------------
Interest Income....................................................................  $  65,648,000  $  60,876,000
Interest Expense...................................................................     25,182,000     24,483,000
                                                                                     -------------  -------------
Net interest income................................................................     40,466,000     36,393,000
Provision for loan and lease losses................................................      1,495,000      1,158,000
                                                                                     -------------  -------------
Net interest income after provision for loan and lease losses......................     38,971,000     35,235,000
Non-interest income................................................................     16,667,000     14,956,000
Non-interest expense...............................................................     48,407,000     53,508,000
                                                                                     -------------  -------------
Income (loss) before taxes.........................................................      7,231,000     (3,317,000)
Income tax (benefit) provision.....................................................      4,141,000     (2,231,000)
                                                                                     -------------  -------------
Net income (loss)..................................................................  $   3,090,000  $  (1,086,000)
                                                                                     -------------  -------------
                                                                                     -------------  -------------

NOTE 3--CASH AND DUE FROM BANKS:

    The Bank is required to maintain average reserve balances with the Federal Reserve Bank. Included in cash and due from banks in the consolidated statement of financial condition are restricted amounts aggregating $1,779,000 and $1,775,000 at December 31, 1997 and 1996, respectively.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 4--INVESTMENT SECURITIES:

    At December 31, 1997 and 1996, the Company's investment portfolio is as follows:

                                                                                DECEMBER 31, 1997
                                                                --------------------------------------------------
                                                                                 GROSS UNREALIZED      ESTIMATED
                                                                  AMORTIZED    --------------------     MARKET
AVAILABLE FOR SALE:                                                 COST         GAINS     LOSSES        VALUE
--------------------------------------------------------------  -------------  ---------  ---------  -------------
U.S. Treasury.................................................  $  21,415,000  $  51,000  $  --      $  21,466,000
U.S. Government agencies......................................     13,460,000     --         --         13,460,000
State and municipal securities................................        615,000     --         --            615,000
Mortgage-backed securities....................................     30,725,000     --         (9,000)    30,716,000
Corporate bonds...............................................      1,038,000     --         --          1,038,000
                                                                -------------  ---------  ---------  -------------
Total.........................................................  $  67,253,000  $  51,000  $  (9,000) $  67,295,000
                                                                -------------  ---------  ---------  -------------
                                                                -------------  ---------  ---------  -------------

                                                                                DECEMBER 31, 1997
                                                                --------------------------------------------------
                                                                                 GROSS UNREALIZED      ESTIMATED
                                                                  AMORTIZED    --------------------     MARKET
AVAILABLE FOR SALE:                                                 COST         GAINS     LOSSES        VALUE
--------------------------------------------------------------  -------------  ---------  ---------  -------------
U.S. Treasury.................................................  $  14,394,000  $  25,000  $  (9,000) $  14,410,000
State and municipal securities................................        761,000      4,000     --            765,000
                                                                -------------  ---------  ---------  -------------
Total.........................................................  $  15,155,000  $  29,000  $  (9,000) $  15,175,000
                                                                -------------  ---------  ---------  -------------
                                                                -------------  ---------  ---------  -------------

                                                                              DECEMBER 31, 1997
                                                             ----------------------------------------------------
                                                                               GROSS UNREALIZED       ESTIMATED
                                                               AMORTIZED    ----------------------     MARKET
HELD TO MATURITY:                                                COST         GAINS      LOSSES         VALUE
-----------------------------------------------------------  -------------  ---------  -----------  -------------
U.S. Treasury..............................................  $     499,000  $   3,000  $   --       $     502,000
U.S. Government agencies...................................     19,226,000     30,000     (150,000)    19,106,000
State and municipal securities.............................        300,000      3,000       (1,000)       302,000
                                                             -------------  ---------  -----------  -------------
Total......................................................  $  20,025,000  $  36,000  $  (151,000) $  19,910,000
                                                             -------------  ---------  -----------  -------------
                                                             -------------  ---------  -----------  -------------

    In conjunction with the Bank Mergers the Company changed its intent to hold to maturity those securities classified as such. Accordingly, the Company reclassified those securities that had an amortized cost of $15,495,000 and an unrealized gain of $10,000 to available-for-sale and recorded them at estimated fair value.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 4--INVESTMENT SECURITIES: (CONTINUED)
    Amortized cost and estimated market value of debt securities at December 31, 1997, by contractual maturity, are shown below.

                                                                              ESTIMATED
                                                               AMORTIZED       MARKET
                                                                 COST           VALUE
                                                             -------------  -------------
Due in one year or less....................................  $  23,825,000  $  23,875,000
Due after one year through five years......................      8,980,000      8,982,000
Due after five years through ten years.....................     25,867,000     25,861,000
Due after ten years........................................      8,581,000      8,577,000
                                                             -------------  -------------
Subtotal...................................................  $  67,253,000  $  67,295,000
                                                             -------------  -------------
                                                             -------------  -------------

    For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the weighted-average contractual maturities of the underlying collateral. The mortgage-backed securities may mature earlier than their weighted-average contractual maturities because of principal prepayments.

    Investment securities with an amortized cost of $15,019,000 and $8,963,000 and an estimated market value of $15,035,000 and $8,849,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

    Proceeds from sales and maturities of debt securities during 1997, 1996, and 1995 were $110,403,000, $56,627,000, and $3,416,000, respectively. Gross gains of $308,000, $-0-, and $-0- were realized on those transactions. Gross losses on sales totaled $87,000, $4,000, and $-0- for 1997, 1996, and 1995, respectively.

NOTE 5--LOANS AND LEASES:

    The loan and lease portfolio consists of the various types of loans and leases that are classified as held to maturity and available for sale. These loans and leases by major type are as follows:

                                                                    DECEMBER 31,
                                                           ------------------------------
                                                                1997            1996
                                                           --------------  --------------
Commercial real estate...................................  $  235,244,000  $   86,397,000
Residential real estate..................................     128,362,000     106,567,000
Real estate construction.................................      30,651,000      12,352,000
Consumer.................................................      62,323,000      22,512,000
Commercial...............................................     115,919,000      47,772,000
Land.....................................................       4,966,000       6,460,000
Direct financing leases..................................      40,819,000      46,498,000
                                                           --------------  --------------
                                                              618,284,000     328,558,000
Less:
    Allowance for loan and lease losses..................      (9,395,000)     (5,156,000)
    Deferred loan fees and costs.........................      (3,006,000)     (2,444,000)
                                                           --------------  --------------
Loans and leases, net....................................  $  605,883,000  $  320,958,000
                                                           --------------  --------------
                                                           --------------  --------------

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 5--LOANS AND LEASES: (CONTINUED)
    The components of the Bank's leases receivable are summarized below:

                                                               YEARS ENDED DECEMBER 31,
                                                             ----------------------------
                                                                 1997           1996
                                                             -------------  -------------
Furniture minimum lease payments...........................  $  46,797,000  $  53,508,000
Residuals..................................................        796,000        511,000
Initial direct cots........................................      1,363,000      1,018,000
Unearned income............................................     (8,137,000)    (8,539,000)
                                                             -------------  -------------
Total......................................................  $  40,819,000  $  46,498,000
                                                             -------------  -------------
                                                             -------------  -------------

    At December 31, 1997, future minimum lease payments receivable are as follows:

1998.............................................................  $  25,348,000
1999.............................................................     13,730,000
2000.............................................................      5,970,000
2001.............................................................      1,653,000
2002.............................................................         94,000
Thereafter.......................................................          2,000
                                                                   -------------
Total............................................................  $  46,797,000
                                                                   -------------
                                                                   -------------

    An analysis of the activity in the allowance for loan and lease losses is as follows:

                                                                 YEARS ENDED DECEMBER 31,
                                                                --------------------------
                                                                    1997          1996
                                                                ------------  ------------
Balance at beginning of year..................................  $  5,156,000  $    639,000
Balance acquired..............................................     4,076,000     4,382,000
Provision for loan and lease losses...........................     1,495,000       515,000
Loans charged off.............................................    (2,503,000)     (650,000)
Loan recoveries...............................................     1,171,000       270,000
                                                                ------------  ------------
Balance at end of year........................................  $  9,395,000  $  5,156,000
                                                                ------------  ------------
                                                                ------------  ------------

    There are no contingent rental payments included in income for the year ended December 31, 1997.

    As of December 31, 1997 there were no loans outstanding to directors, officers or entities with which each of these individuals are associated, which in aggregate exceed $60,000 per individual, and there were $2,043,000 as of December 31, 1996. In the opinion of management, all transactions entered into between the Bank and such related parties have been and are in the ordinary course of business, and made on the same terms and conditions consistent with the Bank's general lending policies for similar transactions with unaffiliated persons.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 5--LOANS AND LEASES: (CONTINUED)
    The following table represents information relating to nonperforming and past due loans:

                                                                      DECEMBER 31,
                                                               ---------------------------
                                                                   1997           1996
                                                               -------------  ------------
Nonaccrual, not restructured.................................  $  10,589,000  $  5,483,000
90 days or more past due, not on nonaccrual..................      4,638,000     1,314,000
Restructured loans...........................................      2,779,000     2,200,000
                                                               -------------  ------------
Total........................................................  $  18,006,000  $  8,997,000
                                                               -------------  ------------

    At December 31, 1997 and 1996, loans aggregating $13,368,000 and $7,683,000, respectively, have been designated as impaired. The total allowance for loan losses related to these loans was $1,585,000 and $695,000 at December 31, 1997 and 1996, respectively.

    The average balance of impaired loans during 1997 and 1996 was $10,594,000 and $5,193,000, respectively. The Company is not committed to lending additional funds to debtors whose loans have been modified.

    With respect to the above nonperforming loans, the following table presents interest income actually earned and additional interest income that would have been earned under the original terms of the loans:

                                                                     YEARS ENDED DECEMBER
                                                                             31,
                                                                    ----------------------
                                                                       1997        1996
                                                                    ----------  ----------
Nonaccrual loans:
  Income recognized...............................................  $   --      $   --
  Income foregone.................................................     980,000     474,000

Restructured loans:
  Income recognized...............................................     250,000      38,000
  Income foregone.................................................      49,000       5,000

NOTE 6--MORTGAGE BANKING ACTIVITIES:

    The Bank originates and sells residential mortgage loans to secondary market investors subject to certain recourse provisions. At December 31, 1997 and 1996, the Bank had sold loans with recourse with an unpaid principal balance of $61,512,000 and $27,118,000, respectively. The Bank had recorded a reserve of $316,000 and $436,000, in connection with such sales at December 31, 1997 and 1996, respectively.

    As part of its mortgage banking activities, prior to 1997, the Bank sold, subject to recourse, VA No-Bid loans it originated. At December 31, 1997 and 1996, the Bank had limited recourse, on loans previously sold, with unpaid principal balances of approximately $25,106,000 and $31,997,000, respectively. The Bank has recorded reserves of $760,000 and $264,000 relating to these recourse provisions as of December 31, 1997 and 1996, respectively. During 1997, the Bank added to this reserve approximately $2,021,000 and charged off approximately $1,525,000 to this account related to these repurchase obligations. In management's opinion, these reserves are adequate to absorb losses inherent in the outstanding recourse obligations.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 7--REAL ESTATE ACQUIRED THROUGH FORECLOSURE:

    An analysis of the activity in the allowance for credit losses on real estate acquired through foreclosure as of December 31, 1997 and 1996 is as follows:

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------
Balance at the beginning of year......................................  $  485,000  $  320,000
Balance acquired......................................................      --         576,000
Provision charged to expense..........................................     176,000      72,000
Balances related to properties sold...................................    (209,000)   (483,000)
Charge-offs...........................................................      --          --
                                                                        ----------  ----------
Balance at the end of year............................................  $  452,000  $  485,000
                                                                        ----------  ----------
                                                                        ----------  ----------

NOTE 8--PREMISES AND EQUIPMENT:

    Premises and equipment are summarized as follows:

                                                                          DECEMBER 31,
                                                                   ---------------------------
                                                                       1997           1996
                                                                   -------------  ------------
Land.............................................................  $   2,671,000  $    204,000
Buildings........................................................      6,161,000       369,000
Furniture, fixtures and equipment................................     12,822,000     8,606,000
Leasehold improvements...........................................      5,007,000     2,694,000
Leasehold interests..............................................        732,000       --
                                                                   -------------  ------------
                                                                      27,393,000    11,873,000
Less: Accumulated depreciation and amortization..................    (16,161,000)   (7,962,000)
                                                                   -------------  ------------
Premises and equipment, net......................................  $  11,232,000  $  3,911,000
                                                                   -------------  ------------
                                                                   -------------  ------------

    Depreciation and amortization of premises and equipment included in operating expense amounted to $1,702,000, $642,000, and $201,000 in 1997, 1996 and 1995, respectively.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 9--DEPOSITS:

    A summary of deposits is as follows:

                                                                        DECEMBER 31,
                                                               ------------------------------
                                                                    1997            1996
                                                               --------------  --------------
Noninterest bearing:
  Checking...................................................  $  205,998,000  $   63,373,000
  Bank controlled............................................       6,391,000       4,211,000
  Title and escrow...........................................      76,670,000      58,141,000
  Custodial..................................................         285,000       1,160,000
                                                               --------------  --------------
                                                                  289,344,000     126,885,000
Interest bearing:
  Passbook...................................................      98,465,000      42,190,000
  NOW and Super NOW..........................................      97,416,000      38,602,000
  Money market...............................................      98,189,000      25,662,000
  Certificates of deposit $100,000 or greater................      82,076,000      25,903,000
  Other certificates.........................................      99,713,000     123,789,000
                                                               --------------  --------------
                                                                  475,859,000     256,146,000
                                                               --------------  --------------
Total deposits...............................................  $  765,203,000  $  383,031,000
                                                               --------------  --------------
                                                               --------------  --------------

    A summary of certificates of deposit maturities is as follows:

                                                                        DECEMBER 31,
                                                               ------------------------------
                                                                    1997            1996
                                                               --------------  --------------
1998.........................................................  $  171,491,000  $  138,142,000
1999.........................................................      10,134,000      11,400,000
2000.........................................................          99,000          60,000
2001.........................................................          65,000          90,000
2002.........................................................        --              --
Thereafter...................................................        --              --
                                                               --------------  --------------
                                                               $  181,789,000  $  149,692,000
                                                               --------------  --------------
                                                               --------------  --------------

    Interest expense for certificates of deposit in amounts of $100,000 or more was $4,710,000, $677,000, and $218,000 for the years ended December 31, 1997,
1996, and 1995, respectively.

NOTE 10--BORROWINGS:

MANDATORY CONVERTIBLE DEBENTURES

    In conjunction with the mergers on June 30, 1997 of SDN into the Company, the Company assumed the obligations of SDN. Among these obligations were mandatory convertible debentures that total approximately $537,000. The mandatory convertible debentures bear interest at Wall Street Journal prime plus 3.0%, payable quarterly. The debentures are mandatorily convertible at March 30, 1998 into the Company's common stock, at a rate equal to the lower of: (i) $105.00 per share (subject to certain anti-

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 10--BORROWINGS: (CONTINUED)
dilutive adjustments and the power of the Company's Board of Directors to reduce the conversion price), or (ii) the then current fair market value per share of the Company's common stock. Prior to March 30, 1998, the debentures are convertible, at the option of the holder, between April 15 and June 15 of each calendar year, or within 60 days after the date of any Notice of Redemption by the Company, at a price of $52.50 per share (subject to certain anti-dilutive adjustments and the power of the Company's Board of Directors to reduce the conversion price).

    The debentures are not subject to any sinking fund requirements and are subordinated in right of payment to the obligations of the Company under any other indebtedness. At the Company's option, the debentures are redeemable, subject to Federal Reserve Bank approval, at 100% of par. The indenture does not provide for a right of acceleration of the debentures upon a default in payment of interest or principal or in the performance of any covenant in the debentures or the indenture, and no trustee is appointed under the indenture to enforce the rights of the debenture holders. Prior to conversion of the debentures, a debenture holder has none of the rights or privileges of a shareholder of the Company. The Company has provided the debenture holders with a Notice of Redemption, and these debentures will be redeemed as of March 27, 1998.

SUBORDINATED DEBENTURES

    In June 1997, CSBI Capital Trust I (the "subsidiary trust"), issued $27,657,000 of 11 3/4% Trust Originated Preferred Securities (the "preferred securities"). In connection with the subsidiary trust's issuance of the preferred securities, the Company issued to the subsidiary trust $27,657,000 principal amount of its 11 3/4% subordinated debentures, due June 6, 2027 (the "subordinated debentures"). The sole assets of the subsidiary trust are and will be the subordinated debentures. The Company's obligation under the subordinated debentures and related agreements, taken together, constitute a firm and unconditional guarantee by the Company of the subsidiary trust's obligation under the preferred securities.

NOTE 11--INCOME TAXES:

    The components of the income tax provisions (benefits) for the years ended December 31 are as follows:

                                                              YEARS ENDED DECEMBER 31,
                                                      ----------------------------------------
                                                          1997          1996          1995
                                                      ------------  -------------  -----------
Current:
  Federal...........................................  $  1,934,000  $     (38,000) $   --
  State.............................................       819,000          5,000      --
                                                      ------------  -------------  -----------
  Total current provision (benefit).................     2,753,000        (33,000)     --
                                                      ------------  -------------  -----------
Deferred:
  Federal...........................................       835,000     (1,276,000)    (322,000)
  State.............................................        24,000       (194,000)    (121,000)
                                                      ------------  -------------  -----------
  Total deferred provision (benefit)................       859,000     (1,470,000)    (443,000)
                                                      ------------  -------------  -----------
  Total income tax provision (benefit)..............  $  3,612,000  $  (1,503,000) $  (443,000)
                                                      ------------  -------------  -----------
                                                      ------------  -------------  -----------

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 11--INCOME TAXES: (CONTINUED)
    The amount of deferred tax assets (liabilities) resulting from each type of temporary difference are as follows:

                                                                           DECEMBER 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Deferred tax liabilities:
  FHLB stock dividends............................................  $   (216,000) $   (174,000)
  Depreciation....................................................      (575,000)     (172,000)
  Bad debt reserve recapture......................................    (1,860,000)            0
  Deferred loan costs.............................................      (462,000)     (679,000)
  State taxes.....................................................       (17,000)     (223,000)
  Deferred lease acquisition cost.................................      (611,000)            0
  Core deposits...................................................      (525,000)            0
  Other...........................................................       (45,000)            0
                                                                    ------------  ------------
  Total deferred tax liabilities..................................    (4,311,000)   (1,248,000)
                                                                    ------------  ------------
Deferred tax assets:
  Provision for loan losses.......................................  $  4,216,000  $  1,202,000
  Accrued expenses................................................       181,000        51,000
  Other reserves..................................................       248,000       645,000
  Real estate acquired through foreclosure........................       143,000        88,000
  NOL carryforward................................................     1,363,000     1,509,000
  General business credit.........................................        77,000        77,000
  AMT credit......................................................       104,000       104,000
  Salary continuation payable.....................................       375,000             0
  Restricted stock................................................       226,000             0
  Accrued Legal...................................................     1,134,000             0
  Refinance reserve...............................................       341,000             0
  Other...........................................................             0       336,000
                                                                    ------------  ------------
  Total deferred tax assets.......................................     8,408,000     4,012,000
                                                                    ------------  ------------
Net deferred tax asset............................................  $  4,097,000  $  2,764,000
                                                                    ------------  ------------
                                                                    ------------  ------------

    As of December 31, 1997, no valuation allowance has been established against the recorded net deferred tax asset as, in management's opinion, it is more likely than not that such asset will be realized.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 11--INCOME TAXES: (CONTINUED)
    The income tax provisions (benefits) varied from the federal statutory rate of 34% for 1997, 1996 and 1995, for the following reasons:

                                                                    YEARS ENDED DECEMBER 31,
                                                                 -------------------------------
                                                                   1997       1996       1995
                                                                 ---------  ---------  ---------
Statutory federal expected tax rate............................       34.0%      34.0%      34.0%
Increase in income taxes resulting from:
  State franchise tax (net of federal benefit).................        8.4        7.5        7.5
  Goodwill.....................................................       10.5       18.9     --
  Other........................................................        1.8       (0.4)      (0.3)
                                                                       ---  ---------        ---
Effective tax rate.............................................       54.7       60.0       41.2
Release of valuation allowance.................................     --         (242.8)    --
                                                                       ---  ---------        ---
Total effective tax rate.......................................       54.7%    (182.8)%      41.2%
                                                                       ---  ---------        ---
                                                                       ---  ---------        ---

    At December 31, 1997 the Bank had federal net operating loss carryforwards of approximately $3,862,000, which expire in the years 2009 through 2011 and California net operating loss carryforwards of approximately $1,200,000 which will expire in the years 1999 through 2001.

    Use of these NOLs are subject to limitations imposed by the Internal Revenue Code Section 382, which restrict the use of NOLs in the event of a change in ownership. These limitations are not expected to impact the Company's ability to utilize these NOLs.

NOTE 12--STOCKHOLDERS' EQUITY:

LIBERTY ACQUISITION

    As of March 27, 1996, Dartmouth Capital Group, L.P. ("Partnership" or "DCG"), SDN's controlling shareholder, invested approximately $13.4 million in SDN to fund the Liberty Acquisition. In exchange for that investment, SDN issued a total of 1,696,202 additional shares of SDN common stock at a price per share of $7.90, SDN's book value per share as of December 31, 1995. At the Partnership's direction, SDN issued 882,000 of those shares of common stock, in the aggregate, to certain limited partners of the Partnership (the "Direct Holders") and the remaining 814,202 shares of common stock directly to the Partnership. A total of 19,150 shares were issued to investment bankers involved in the Liberty Acquisition and an additional 700 shares were issued to the directors of Liberty at a price of $10.37 per share.

1996 REORGANIZATION

    As of September 1, 1996, the Company completed the 1996 Reorganization contemplated by the Agreement between SDN and CSB. As part of the 1996 Reorganization, SDN became a subsidiary of the Company, effective August 31, 1996, in a transaction in which SDN shareholders received shares of the Company's common stock in exchange for all of the outstanding shares of SDN common stock.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 12--STOCKHOLDERS' EQUITY: (CONTINUED)
COMMERCE ACQUISITION

    Prior to August 31, 1996, the Partnership invested approximately $14.5 million in SDN to fund the Commerce Acquisition. In exchange for that investment, SDN issued a total of 1,832,388 additional shares of SDN common stock at a price per share of $7.90 pursuant to a subscription agreement entered into in March 1996. At the Partnership's direction, SDN issued 540,000 of those shares of common stock, in the aggregate, to certain Direct Holders and the remaining 1,292,388 shares of common stock directly to the Partnership.

    Holders of SDN common stock were issued one share of Company common stock for each share held in SDN. A total of 2,163,803 shares of SDN common stock were outstanding at the time of the 1996 Reorganization. Holders of CSB common stock were issued 763,770 shares of Company common stock and received cash of approximately $14.1 million. An additional 29,106 shares of the Company's common stock and cash of approximately $346,000 were held in escrow pending final resolution of the SAIF recapitalization. As a result of legislation that recapitalized the SAIF, passed on September 30, 1996, the stock and cash escrows were distributed, with approximately $96,000 disbursed in cash and 8,075 shares of common stock distributed. A total of 80,679 shares were issued to other direct investors who invested in conjunction with the 1996 Reorganization and investment bankers involved in the 1996 Reorganization.

ELDORADO ACQUISITION.

    Approximately $94.8 million of cash was necessary to pay the cash consideration to holders of Eldorado common stock and Eldorado stock options and Eldorado Acquisition-related expenses incurred by the Company, of which $14.5 million was funded from Eldorado's excess capital and $80.3 million was raised through the Company's sale, effective June 6, 1997, of Class B Common Stock, Special Common Stock, a Junior Subordinated Debenture (and, indirectly, Series A Capital Securities), Series B Preferred Stock and common stock warrants, as described below.

    CLASS B COMMON STOCK. In conjunction with the Eldorado Acquisition financing, the 4,848,715 shares of Company common stock, $.01 par value per share, outstanding immediately prior to the closing of the Eldorado Acquisition were redesignated as "Class B Common Stock," and the Company issued 2,124,215 additional shares of Class B Common Stock to various accredited investors for consideration of $20,016,000.

    DCG, the Company's largest shareholder, purchased 506,122 of those shares of Class B Common Stock for aggregate consideration of $4,795,000, of which $4.3 million initially was made in the form of a loan to the Company in December 1996 to fund an escrow account that would have been forfeited to Eldorado if the Company were unable to consummate the Acquisition financing. Peter H. Paulsen, a director of the Company, loaned $200,000 to the Company on the same terms as DCG. That $4.5 million was converted to shares of Class B Common Stock upon the consummation of the Acquisition at a purchase price of $8.80 per share less a 1% commitment fee.

    SPECIAL COMMON STOCK. The Company sold a total of 2,412,859 shares of Special Common Stock, $.01 par value per share (the "Special Common"), to DCG, Madison Dearborn Capital Partners II, L.P., ("MDP"), Olympus Growth Fund II, L.P., ("Olympus I"), and Olympus Executive Fund, L.P., ("Olympus II" and collectively with Olympus I, "Olympus") at a gross purchase price of $9.62 per share, representing

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 12--STOCKHOLDERS' EQUITY: (CONTINUED) an aggregate payment of $23,212,000. Neither MDP nor Olympus is an affiliate of the other, and prior to their investment in the Company, neither was an affiliate of the Company or DCG.

    The Special Common Stock will be entitled to a liquidation preference over the Class B Common Stock , in the case of a liquidation or a change in control of the Company the distribution per share of Common Stock is less than $9.62. With the exception of 463,913 shares of Non-Voting Special Common Stock issued to each of MDP and Olympus, the Special Common Stock will have one vote per share and will vote as a class with the Class B Common Stock. The Voting Special Common and the Class B Common Stock are hereinafter sometimes referred to as the "Voting Common Stock."

    SUBORDINATED DEBENTURE AND SERIES A CAPITAL SECURITIES. CSBI Capital Trust I (the "Trust"), a special purpose trust formed by the Company, issued a total of 27,657 shares of 11 3/4% Series A Capital Securities, $1,000 initial liquidation value per share (the "Series A Securities"), to DCG, MDP and Olympus for an aggregate cash payment of $27,657,000. The Trust in turn invested the proceeds of the Series A Securities in a Junior Subordinated Debenture issued by the Company.

    SERIES B PREFERRED STOCK. The Company issued a total of 116,593 shares of 11.0% Series B Preferred Stock, $100 par value per share (the "Series B Preferred"), to DCG, MDP and Olympus for an aggregate amount of $11,545,210, net of a 1% commitment fee.

    COMMON STOCK WARRANTS. In connection with the purchase of the Series B Preferred Stock, each of MDP and Olympus purchased a common stock warrant (collectively, the "Investor Warrants") that entitles the holder to purchase shares of Class B Common Stock at an exercise price of $9.62 per share. An aggregate of 2,000,000 shares of Class B Common Stock are subject to the Investor Warrants. The Investor Warrants expire on June 6, 2007. The aggregate purchase price of the Investor Warrants was $40,000.

    The Company also issued common stock warrants (collectively, the "Shattan Warrants") to affiliates of The Shattan Group, LLC, which acted as the Company's placement agent for the sale of securities to MDP and Olympus. The Shattan Warrants, which were issued as of June 6, 1997 and July 15, 1997, respectively, entitle the holders thereof to purchase an aggregate of 241,217 shares of Class B Common Stock at an exercise price of $9.62 per share and expire on June 6, 2000 and July 15, 2002, respectively. The aggregate purchase price of the Shattan Warrants was $4,824.

CANCELLATION OF COMMON STOCK

    In October 1997, the Company settled litigation that it had brought against the former majority shareholder of CSB, and certain other directors and officers of CSB arising out of the Company's acquisition of CSB in September 1996. As part of that settlement, the Company canceled 212,091 shares of Class B Common Stock that was recorded as a purchase price adjustment.

NOTE 13--EMPLOYEE BENEFIT PLANS:

401(K) RETIREMENT PLAN

    The Company has a retirement plan under Section 40l(k) of the Internal Revenue Code. All employees of the Company are eligible to participate in the 40l(k) plan if they are twenty-one years of age or older and have completed 500 hours of service. Under the plan, eligible employees are able to

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 13--EMPLOYEE BENEFIT PLANS: (CONTINUED) contribute up to 10% of their compensation (some limitations apply to highly compensated employees). Company contributions are discretionary and are determined annually by the Board of Directors. The Company's contribution was approximately $310,000 for 1997 and -0- for 1996.

DEFINED BENEFIT PENSION PLAN

    The Company has employment agreements with two executive officers that provide for a defined benefit pension plan. Under the terms of the employment agreements, a fixed monthly benefit is payable in 180 equal installments upon reaching age 65. These employment agreements were assumed in conjunction with the Eldorado Acquisition, and the Company had no such plans prior to 1997. The defined benefit pension plan includes the following pension costs for the year ended December 31, 1997:

Service cost of benefits earned during the year...................  $  43,342
Interest costs of projected benefit obligation....................     66,815
Net amortization and deferral.....................................     23,000
                                                                    ---------
                                                                    $ 133,157
                                                                    ---------
                                                                    ---------

    The funded status of the plan at December 31, 1997 was as follows:

Actuarial present value of vested benefit obligation........  $ 1,073,749
                                                              -----------
                                                              -----------
Accumulated and projected benefit obligation................  $ 1,073,749
Plan assets at fair value...................................          -0-
                                                              -----------
Projected benefit obligation in excess of plan assets.......    1,073,749
Unrecognized net (loss) gain................................     (114,917)
Unrecognized prior service cost.............................      (11,499)
                                                              -----------
Accrued pension and retirement cost included in accompanying
  consolidated financial statements.........................      947,333
Additional minimum liability................................      126,416
                                                              -----------
Required minimum liability..................................  $ 1,073,749
                                                              -----------
                                                              -----------

    The projected benefit obligation was determined using a weighted-average assumed discount rate of 7.00% for the year ended December 31, 1997. The benefit obligation is expected to be paid using Company assets upon the executive officers reaching age 65.

RESTRICTED STOCK PLAN

    During 1997, the Company's shareholders approved the adoption of a Restricted Stock Plan, providing for the issuance of common stock to the Company's president, subject to restrictions on sale or transfer. The restrictions on sale or transfer expire over a period of four years which coincides with the president's retirement. Under this plan 213,778 restricted shares were issued with a market value of $2,012,000. This amount was recorded as unearned compensation and is shown as a separate component of shareholders' equity. Unearned compensation is being amortized to expense over the four year vesting period with expense of $503,000 recorded for 1997.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 13--EMPLOYEE BENEFIT PLANS: (CONTINUED)
STOCK OPTION PLAN

    In January 1997, the Company adopted the Option Plan pursuant to which the Company's Board of Directors or the Compensation Committee (the "Committee") may grant stock options to the Company's president and other officers of the Company or any of its subsidiaries. There are currently 728,600 shares of Class B Common Stock subject to the Option Plan. The Option Plan provides only for the issuance of so-called "nonqualified" stock options (as compared to incentive stock options). At December 31, 1997 the Company's president and chief financial officer held options to purchase 364,300 and 25,000 shares of Class B Common Stock, respectively. The president had 154,750 options granted on February 4, 1997 and 209,550 options granted on July 15, 1997. The chief financial officer's options were granted on June 6, 1997. In February 1998, the Company granted an additional 105,000 options to purchase Class B Common Stock under the 1997 Plan to certain officers and directors of the Bank. The exercise price for each separate tranche is fixed based upon a semi-annual compounding of a "base rate" using the 5-year U. S. Treasury rate in effect at the date of grant. The options granted will vest over four years, in half-year increments, with the first portion vesting on the 18-month anniversary of the date of grant. The Option Plan provides that unless the Committee otherwise determines, the options will have a six-year term, expiring on the sixth anniversary of the date of grant.

    The president's options will become fully vested in connection with a change in control, termination of his employment agreement by the Company without cause, or if he dies or becomes permanently disabled.

    For all other option holders, the options would become fully vested if the option holder is actually or constructively terminated without cause during a two-year period following a change in control.

    A summary of transactions in the Option Plans for the year ended December 31, 1997 follows:

                                                      AVAILABLE                   WEIGHTED
                                                      FOR GRANT   OUTSTANDING  AVERAGE PRICE
                                                      ----------  -----------  --------------
Shares authorized under the 1997 plan...............     728,600      --             --
Options granted.....................................    (364,300)    364,300   $        10.25
                                                      ----------  -----------  --------------
Balance at December 31, 1997........................     339,300     364,300   $        10.25
                                                      ----------  -----------  --------------
                                                      ----------  -----------  --------------
Exercise Price......................................                           $  9.62-$12.20
                                                                               --------------
                                                                               --------------

    The Company did not have any options outstanding prior to 1997. Additionally, there were no options canceled or exercised during 1997.

    The Company applies APB Opinion 25 in accounting for its Options Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under the methodology prescribed under SFAS 123, the Company's net earnings and earnings per share for 1997 would have been reduced to the pro forma amounts indicated below. The per share weighted-average fair value of the stock options granted during 1997 was $1.23. The fair value of each option grant is

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 13--EMPLOYEE BENEFIT PLANS: (CONTINUED) estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions: expected dividend yield 0.0%, risk-free interest rate of 5.5%, an expected life of 6 years and expected volatility of 20%.

Net earnings:
  As reported.................................................  $2,990,000
  Pro forma...................................................  $2,434,000
Basic earnings per share:
  As reported.................................................  $     0.31
  Pro forma...................................................  $     0.22
Diluted earnings per share:
  As reported.................................................  $     0.26
  Pro forma...................................................  $     0.18

NOTE 14--CAPITAL ADEQUACY:

    The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgment by the regulators about components, risk weighting, and other factors.

    Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

    As of December 31, 1997, the most recent notification from the Department of Financial Institutions (DFI) categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank's category.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 14--CAPITAL ADEQUACY: (CONTINUED)
    The Bank's actual capital amounts and ratios are presented in the table below (dollars in thousands):

                                              DECEMBER 31, 1997                             DECEMBER 31, 1996
                                 --------------------------------------------  --------------------------------------------
                                                          MINIMUM CAPITAL                               MINIMUM CAPITAL
                                        ACTUAL                ADEQUACY                ACTUAL                ADEQUACY
                                 --------------------  ----------------------  --------------------  ----------------------
                                   RATIO     AMOUNT       RATIO      AMOUNT      RATIO     AMOUNT       RATIO      AMOUNT
                                 ---------  ---------     -----     ---------  ---------  ---------     -----     ---------
Tier 1 Capital:
  CSB, Inc. (1)................       8.85% $  55,600         4.0%  $  25,129       9.22% $  29,867         4.0%  $  12,953
  EB...........................       8.91     55,886         4.0      25,089     --         --          --          --
  CSB (1)......................     --         --          --          --           6.90     12,069         4.0       6.999
  LNB..........................     --         --          --          --           8.68      9,131         4.0       4,208
  SDNB.........................     --         --          --          --          14.52      6,174         4.0       1,700
Leverage Capital:
  CSB, Inc. (1)................       6.59% $  55,600         3.0%  $  25,311       6.98% $  29,867         3.0%  $  12,845
  EB...........................       6.64     55,886         3.0      25,250     --         --          --          --
  CSB (1)......................     --         --          --          --           4.99     12,069         3.0       7,251
  LNB..........................     --         --          --          --           6.19      9,131         3.0       4,428
  SDNB.........................     --         --          --          --          11.05      6,174         3.0       1,676
Total Capital:
  CSB, Inc. (1)................      10.18% $  64,014         8.0%  $  50,306      10.64% $  34,466         8.0%  $  25,906
  EB...........................      10.16     63,749         8.0      50,196     --         --          --          --
  CSB (1)......................     --         --          --          --           8.15     14,263         8.0      13,999
  LNB..........................     --         --          --          --           9.97     10,483         8.0       8,416
  SDNB.........................     --         --          --          --          15.78      6,708         8.0       3,401

------------------------

(1) Reflects March 1997 agreements which retroactively released CSB from contingent recourse liability with respect to $206,309,000 of previously sold mortgage servicing rights.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 15--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK:

    In the ordinary course of business, the Company enters into various types of transactions which involve financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit and sell loans, standby letters of credit, forward commitments to sell mortgage-backed securities and put options to sell mortgage-backed securities and are not reflected in the accompanying consolidated statement of financial condition. These financial instruments carry various degrees of credit and market risk. Credit risk is defined as the possibility that a loss may occur from the failure of another party to perform according to the terms of the contract. Market risk is the possibility that future changes in market prices will make a financial instrument less valuable. Management does not anticipate that the settlement of these financial instruments will have a material adverse effect on the Company's financial position or results of operations.

    The contract or notional amounts of those instruments reflect the extent of the Company's involvement in particular classes of financial instruments. The following is a summary of the notional amounts of various off-balance sheet financial instruments entered into by the Company as of December 31, 1997:

Commitments to extend credit................................  $173,801,000
Standby letters of credit...................................     2,028,000
Put options to sell mortgage-backed securities..............    10,000,000
Forward commitments to sell mortgage-backed securities......    26,000,000

    The Company is principally engaged in providing commercial loans and leases with interest rates that fluctuate with the various market indices and variable-rate real estate loans. These loans are primarily funded through short-term demand deposits and certificates of deposit with fixed rates. The contractual amounts of commitment to extend credit, standby and commercial letters of credit represent the amount of credit risk. Since many of the commitments and letters of credit are expected to expire without being drawn, the contractual amounts do not necessarily represent future cash requirements.

    Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any conditions established in the contract. The Company evaluates the creditworthiness of each customer. The amount of collateral obtained, if deemed necessary by the Company upon the extension of credit, is based upon management's evaluation. Collateral varies, but may include securities, accounts receivable, inventory, personal property, equipment, income property, commercial and residential property. Commitments generally have fixed expiration dates or other terminal clauses and may require the payment of fees. The Company experiences interest rate risk on commitments to extend credit which are at fixed rates. There were no fixed rate commitments at December 31, 1997 or 1996.

    Standby letters of credit are written conditional commitments issued by the Company to guarantee the performance of a customer to a third party, generally in the production of goods and services or under contractual commitments in the financial market. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank uses the same underwriting policies as if a loan were made.

    The Bank's policy is to hedge a portion of its loans held for sale and its commitments to originate loans against interest rate risk with forward commitments to sell, or put options on, mortgage-backed securities. Forward commitments are contracts for delayed delivery of securities in which the Bank agrees to make delivery at a specified future date of a specified security, at a specified price or yield. Put options

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 15--FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK: (CONTINUED) convey to the Bank the right, but not the obligation, to sell the securities at a contractually specified price. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from movements in securities' values and interest rates. The Bank tries to minimize these risks by dealing with only primary brokers and maintaining correlation with the asset or commitment being hedged. The Bank monitors its exposure through the use of valuation models provided by a financial advisory service. The unrealized losses on open forward contracts to sell mortgage-backed securities were $44,000 and $4,000 as of December 31, 1997 and 1996, respectively. There were no unrealized losses on open put options to sell mortgage-backed securities as of December 31, 1997 and 1996.

    Commitments to sell loans are agreements to sell loans originated by the Bank to investors. These commitments may be optional or mandatory. Under an optional commitment, a commitment fee is paid and the Bank carries no risk in excess of the loss of such fee in the event that the Bank is unable to deliver the loans into the commitment. Mandatory commitments may entail possible financial risk to the Bank if it is unable to deliver the loans in sufficient quantity or at sufficient rates for commitments which are at a fixed rate. There were commitments of $26,000,000 and $17,161,000 at December 31, 1997 and 1996.
At December 31, 1997 the commitments were a combination of fixed and adjustable rate loans with coupons ranging from 5.5% to 7.50% and with settlement dates ranging from February 12, 1998 to February 24, 1998. The Bank had closed loans at December 31, 1997 of $8,224,000 with which to satisfy those commitments and a pipeline of unclosed loans of $43,507,000 that, in management's opinion, will be sufficient to fulfill the balance of the commitment.

NOTE 16--DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS:

    Fair values for each class of financial instruments are as follows:

                                                       DECEMBER 31, 1997               DECEMBER 31, 1996
                                                 ------------------------------  ------------------------------
                                                 CARRYING VALUE    FAIR VALUE    CARRYING VALUE    FAIR VALUE
                                                 --------------  --------------  --------------  --------------
Financial Assets:
  Cash and federal funds sold..................  $  121,030,000  $  121,030,000  $   46,560,000  $   46,560,000
  Investment securities........................      67,295,000      67,295,000      35,200,000      35,085,000
  Loans and leases receivable..................     522,054,000     527,736,000     263,641,000     265,235,000
  Servicing sale receivable....................       1,247,000       1,247,000       2,870,000       2,870,000
  Mortgage loans held for sale.................      96,230,000      97,192,000      64,917,000      65,025,000
Financial Liabilities:
  Deposits.....................................  $  765,203,000  $  751,799,000  $  383,031,000  $  379,544,000
  Federal funds purchased......................       2,050,000       2,050,000        --              --
  Due to related parties.......................        --              --             4,500,000       4,500,000
  Mandatory convertible debentures.............         537,000         537,000         537,000         537,000
  Guaranteed preferred beneficial interest in
    the Company's junior subordinated
    debentures.................................      27,657,000      27,657,000        --              --

CASH AND FEDERAL FUNDS SOLD

    For cash and Federal funds sold the carrying amount is a reasonable estimate of fair value.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 16--DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS: (CONTINUED) INVESTMENT SECURITIES

    All investment securities are marketable and have an easily determined market value. Market quotes are used in determining the fair value.

LOANS AND LEASES RECEIVABLE

    Loans were broken into fixed and variable rate loans for this analysis. The credit risk component of the fair value analysis is assumed to be approximated by the loan and lease loss reserve. A separate analysis is conducted on the adequacy for the allowance for loan and lease losses and should be a reasonable proxy for this credit risk component.

    Fixed rate commercial and consumer loans are valued using a discounted cash flow model that assumes a prepayment rate of 10% and a discount rate of prime plus 50 basis points. These commercial and consumer loans were grouped into categories and the weighted average maturity and rate were used in computing the future cash flows. Leases are regularly sold into the secondary market and on average have sold at a premium of approximately 3 percent. To determine the fair value of leases, this potential sale premium was discounted to par to account for the delinquent leases that would not garner the same sale premium. Fixed rate residential mortgage loans were valued at par realizing that any premiums attributable to the performing portfolio would be offset by discounts in the delinquent portion of the portfolio.

    Variable rate loans were broken down by loan type and evaluated based upon the current weighted average rate of the loans in comparison to current market conditions. Premiums of up to 2 percent were applied to those groups of loans that had higher than market rates while loans at or below market were discounted.

SERVICING SALE RECEIVABLE

    The amounts recorded are generally collected within 90 days, and as such the carrying amount is a reasonable estimate of the fair value.

MORTGAGE LOANS HELD FOR SALE

    Loans held for sale are valued at a premium of 1%. These loans consist of residential mortgage loans and are largely a fixed rate product. The premium used approximates the gain that would be recognized on the sale of these loans, discounted for hedging and sales costs.

DEPOSITS

    Deposits consist of both non-interest and interest bearing accounts. Each type of account has been valued differently as described below.

    Non-interest bearing demand--Core non-interest bearing deposits are a premium account for commercial banks and as such have been valued with a factor of .95. Non-core type accounts such as title company deposits and custodial accounts have been valued at par due to their temporary and volatile nature.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 16--DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS: (CONTINUED) Interest bearing demand, savings and money market accounts - These accounts are all priced competitively in the marketplace and are low cost funds for the Bank. As such, these deposits have also been ascribed as premium accounts and value with a factor of .99.

    Certificates of deposit--Certificates of deposit accounts ("CD") were marked to market utilizing current CD rates compared to rates being paid. CDS were grouped based upon their remaining maturities and the weighted average maturity and rates were grouped based upon their remaining maturities and the weighted average maturity and rates were utilized in the analysis. Current rates for CD's were determined utilizing the Treasury rates for comparable maturities less 25 basis points.

    Generally, rates currently being paid are higher than current market rates which results in these accounts having a lower fair value.

BORROWINGS

    Federal funds purchased are over-night investments and the carrying value is a reasonable estimate of fair value. For subordinated debentures, having been recently priced at the issuance in 1997, the carrying value is a reasonable estimate of fair value. The mandatory convertible debentures will be redeemed at par in March 1998, and as such the carrying value is also a reasonable estimate of its fair value.

DUE TO RELATED PARTIES

    Notes payable to related parties have a maturity of less than one year and are stated at cost.

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    Commitments to Extend Credit and Standby Letters of Credit--The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The fair value of commitments to extend credit and standby letters of credit is not material.

    Forward Commitments to Sell Mortgage-Backed Securities-- Fair value is based on quoted prices for financial instruments with identical or similar terms. The fair value of forward commitments to sell mortgage-backed securities is not material.

    Put Options to Sell Mortgage-Backed Securities--Fair value is derived from active exchange quotations. The fair value of put options to sell mortgage-backed securities is not material.

NOTE 17--COMMITMENTS AND CONTINGENCIES:

LITIGATION

    As of December 31, 1997, no litigation was pending against Commerce Security Bancorp, Inc.. The Bank is the plaintiff in an action, originally filed by CSB in January 1994, seeking (among other things) to restrain a former CSB loan production office manager from engaging in activities harmful to the Bank and its employees. In June 1994, the former employee filed a cross-complaint against the Bank and certain

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 17--COMMITMENTS AND CONTINGENCIES: (CONTINUED) individual employees alleging wrongful termination, breach of contract, defamation and various other causes of action. Following a jury trial, judgment was entered against the Bank in October 1997, and this matter is now on appeal. In conjunction with this initial judgment, the Bank recorded a reserve for the full amount of the judgment.

    The Company is from time to time subject to various legal actions (in addition to that described above) which are considered to be part of its normal course of business. Management, after consultation with legal counsel, does not believe that the ultimate liability, if any, arising from those other actions will have a materially adverse effect on the financial position or results of operations of the Company.

    A summary of noncancellable future operating lease commitments at December 31, 1997 is as follows:

1998..........................................................  $2,077,000
1999..........................................................   1,780,000
2000..........................................................   1,383,000
2001..........................................................     855,000
2002..........................................................     750,000
Thereafter....................................................   2,918,000
                                                                ----------
                                                                $9,763,000
                                                                ----------
                                                                ----------

    It is expected that in the normal course of business, expiring leases will be renewed or replaced.

    Rent expense under all noncancellable operating lease obligations aggregated $2,302,000, $1,101,000 and $417,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

DIVIDEND RESTRICTIONS

    Federal Reserve policies declare that a bank holding company may not pay cash dividends on its common stock unless its net income is sufficient to fund fully such dividend, and its prospective rate of earnings retention after the payment of such dividend appears consistent with its capital needs, asset quality and overall financial condition. In connection with the Eldorado Acquisition, the Company agreed that it will not pay dividends on common stock without the prior approval of the Federal Reserve.

    The Company is a legal entity separate and distinct from the Bank. Substantially all of the Company's revenues and cash flow, including funds available for the payments of dividends and other operating expenses, consists of dividends paid to the Company by the Bank. There are statutory and regulatory limitations on the amount of dividends which may be paid to the Company by the Bank. Dividends payable by the Bank are restricted under California law to the lesser of the Bank's retained earnings, or the Bank's net income for the latest three fiscal years, less dividends previously declared during that period, or, with the approval of the DFI, to the greater of the retained earnings of the Bank, the net income of the Bank for its last fiscal year or the net income of the Bank for its current fiscal year. In connection with the Eldorado Acquisition, Eldorado Bank paid a dividend of $14 million, which exceeded the Bank's net income for the latest three fiscal years. As a result, the Bank must obtain the approval of the DFI with respect to the payment of any dividend up to the greater of the Bank's retained earnings, the net income of the Bank for its last fiscal year and the net income of the Bank for its current fiscal year. In no event can the Bank pay a dividend in excess of such amounts.

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 17--COMMITMENTS AND CONTINGENCIES: (CONTINUED)

    Federal Reserve regulations also limit the payment of dividends by a state member bank. Under Federal Reserve regulations, dividends may not be paid unless both undivided profits and earnings limitations have been met. First, no dividend may be paid if it would result in a withdrawal of capital or exceed the bank's undivided profits as reported in its most recent Report of Condition and Income, without the prior approval of the Federal Reserve and two-thirds of the shareholders of each class of stock outstanding. Second, a state member bank may not pay a dividend without the prior written approval of the Federal Reserve if the total of all dividends declared in one year exceeds the total of net income for that year plus its retained net income for the preceding two calendar years.

    The payment of dividends on capital stock by the Company and the Bank may also be limited by other factors, including applicable regulatory capital requirements and broad enforcement powers of the federal regulatory agencies.
Both the Federal Reserve and the DFI have broad authority to prohibit the Company and the Bank from engaging in practices which the banking agency considers to be unsafe or unsound. It is possible, depending upon the financial condition of the Bank or the Company and other factors, that the applicable regulator may assert that the payment of dividends or other payments by the Bank or the Company is an unsafe or unsound practice and, therefore, implement corrective action to address such a practice. Among other things, Federal
Reserve policies forbid the payment by bank subsidiaries to their parent companies of management fees which are unreasonable in amount or exceed the fair market value of the services rendered and tax sharing payments which do not reflect the taxes actually due and payable.

    The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be "undercapitalized" for regulatory purposes. Those regulations and restrictions may limit the Company's ability to obtain funds from the Bank for its cash needs, including funds for payment of interest and operating expenses and dividends.

NOTE 18--CONDENSED FINANCIAL INFORMATION PARENT COMPANY:

    The following are condensed unconsolidated financial statements of Commerce
Security Bancorp, Inc.. The Company began operations in 1996, and thus the statements of operations and cash flows are presented only for 1996 and 1997.

                                      F-37

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 18--CONDENSED FINANCIAL INFORMATION PARENT COMPANY: (CONTINUED)

                        CONDENSED STATEMENT OF CONDITION

                                                                 DECEMBER
                                                                   31,
                                                                ----------
                                                                                         1997           1996
                                                                                    --------------  -------------
Assets
  Cash and due from banks.........................................................  $      262,000  $   4,644,000
  Investments.....................................................................          38,000        408,000
  Investment in subsidiary........................................................      73,779,000     39,617,000
  Goodwill and other intangibles..................................................      49,756,000        429,000
  Receivables and other assets....................................................         176,000        210,000
                                                                                    --------------  -------------
Total assets......................................................................  $  124,011,000  $  45,308,000
                                                                                    --------------  -------------
                                                                                    --------------  -------------
Liabilities and Shareholders' Equity
  Guaranteed preferred beneficial interest in the Company's junior subordinated
    debentures....................................................................  $   28,513,000  $    --
  Accrued expenses................................................................         225,000       --
  Mandatory convertible debentures................................................         537,000       --
  Due to subsidiary...............................................................        --               36,000
  Notes payable to shareholders...................................................        --            4,500,000
                                                                                    --------------  -------------
Total liabilities.................................................................      29,275,000      4,536,000
                                                                                    --------------  -------------
Shareholders' equity
  Preferred stock.................................................................      11,659,000       --
  Common stock....................................................................         183,000         97,000
  Additional paid-in-capital......................................................      83,855,000     42,394,000
  Retained earnings (deficit).....................................................         524,000     (1,736,000)
  Unearned compensation...........................................................      (1,509,000)      --
  Unrealized gain on investments, net of tax......................................          24,000         17,000
                                                                                    --------------  -------------
Total shareholders' equity........................................................      94,736,000     40,772,000
                                                                                    --------------  -------------
Total liabilities and shareholders' equity........................................  $  124,011,000  $  45,308,000
                                                                                    --------------  -------------
                                                                                    --------------  -------------

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 18--CONDENSED FINANCIAL INFORMATION PARENT COMPANY: (CONTINUED)
                       CONDENSED STATEMENT OF OPERATIONS

                                                                                           FOR THE YEARS ENDED
                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1997          1996
                                                                                        ------------  ------------
Income:
  Dividend from Bank..................................................................  $  1,700,000  $    --
  Interest income.....................................................................        51,000         8,000
  Non-interest income.................................................................       866,000       154,000
                                                                                        ------------  ------------
  Total Income........................................................................     2,617,000       162,000
Expenses:
  Interest expense....................................................................     1,959,000       --
  Amortization of goodwill and intangibles............................................     1,537,000         6,000
  Non-interest expense................................................................     1,453,000       156,000
                                                                                        ------------  ------------
  Total expense.......................................................................     4,949,000       162,000
Loss before taxes and equity in undistributed earnings of subsidiary..................    (2,332,000)      --
Income tax benefit....................................................................     1,161,000       --
                                                                                        ------------  ------------
Loss before equity in undistributed earnings of subsidiary............................    (1,171,000)      --
Equity in undistributed earnings of subsidiary........................................     4,161,000     2,325,000
                                                                                        ------------  ------------
Net income............................................................................  $  2,990,000  $  2,325,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                COMMERCE SECURITY BANCORP, INC. AND SUBSIDIARIES

                       DECEMBER 31, 1997, 1996, AND 1995

NOTE 18--CONDENSED FINANCIAL INFORMATION PARENT COMPANY: (CONTINUED)
                       CONDENSED STATEMENT OF CASH FLOWS

                                                                                       FOR THE YEARS ENDED
                                                                                           DECEMBER 31,
                                                                                   ----------------------------
                                                                                       1997           1996
                                                                                   -------------  -------------
Operating activities:
  Net income.....................................................................  $   2,990,000  $   2,325,000
  Adjustments to reconcile net income to net cash (used in) provided by operating activities:
    Equity in earnings of subsidiary.............................................     (5,861,000)    (2,325,000)
    Accretion/amortization related to securities.................................       --                1,000
    Dividends from subsidiary....................................................      1,700,000       --
    Loss on sale of securities, net..............................................          7,000       --
    Amortization of goodwill and other intangibles...............................      1,537,000       --
    Amortization of compensation expense.........................................        503,000       --
    Income taxes.................................................................        110,000       --
    (Increase) decrease in other assets..........................................        163,000       (639,000)
    Increase (decrease) in other liabilities.....................................       (443,000)        35,000
                                                                                   -------------  -------------
Net cash (used in) provided by operating activities..............................        706,000       (603,000)
                                                                                   -------------  -------------
Investing activities:
  Purchase of investment securities..............................................       --             (409,000)
  Purchase of CSB................................................................       --          (20,327,000)
  Purchase of SDN Bancorp........................................................       --          (21,008,000)
  Merger of SDN Bancorp, net of cash received....................................         22,000       --
  Purchase of Eldorado, net of cash received.....................................    (80,815,000)      --
  Maturities/Sales of investment securities......................................        404,000       --
                                                                                   -------------  -------------
Net cash used in investing activities............................................    (80,389,000)   (41,744,000)
                                                                                   -------------  -------------
Financing activities:
  Issuance of capital securities.................................................     27,657,000       --
  Issuance of preferred stock....................................................     11,659,000       --
  Issuance of Class B common stock...............................................     18,004,000     42,491,000
  Net proceeds from issuance of notes payable....................................       --            4,500,000
  Issuance of senior common stock................................................     23,212,000       --
  Payment of dividends...........................................................       (730,000)      --
  Other borrowings...............................................................     (4,500,000)      --
                                                                                   -------------  -------------
Net cash provided by financing activities........................................     75,301,000     46,991,000
                                                                                   -------------  -------------
Net increase (decrease) in cash..................................................     (4,382,000)     4,644,000
Cash at beginning of year........................................................      4,644,000       --
                                                                                   -------------  -------------
Cash at end of year..............................................................  $     262,000  $   4,644,000
                                                                                   -------------  -------------
                                                                                   -------------  -------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OF AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Summary........................................           3
Risk Factors...................................           8
The Company....................................          18
Use of Proceeds................................          18
Capitalization.................................          19
Price Range of Common Stock and Dividend
  Policy.......................................          20
Business.......................................          21
Selected Financial Data........................          34
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          36
Supervision and Regulation.....................          69
Management.....................................          81
Executive Compensation.........................          85
Principal and Selling Shareholders.............          92
Certain Transactions...........................          95
Description of Capital Stock...................          98
Shares Eligible for Future Sale................         101
Underwriting...................................         103
Legal Matters..................................         105
Experts........................................         105
Available Information..........................         105

                                         SHARES

                               COMMERCE SECURITY
                                 BANCORP, INC.

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS

                                 --------------

                         KEEFE, BRUYETTE & WOODS, INC.
                                LEHMAN BROTHERS

                                            , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC registration fee...............................................................  $  13,570
NASD filing fee....................................................................      5,100
Blue Sky fees and expenses.........................................................
Nasdaq entry fee...................................................................
Printing and engraving expenses....................................................
Legal fees and expenses............................................................
Accounting fees and expenses.......................................................
Transfer agent and registrar fees..................................................
Premium for directors' and officers' insurance.....................................
Miscellaneous......................................................................
                                                                                     ---------
    Total..........................................................................  $
                                                                                     ---------
                                                                                     ---------

    The Company will bear all of the foregoing fees and expenses.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law, as amended, which provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite an adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    The Company's Certificate of Incorporation provides that the Company's directors shall not be liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law. The provision does not eliminate liability of a director for any act or omission occurring prior to the date on which the provision became effective.

    The Company maintains an indemnification insurance policy covering all directors and officers of the Company and its subsidiaries.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Described below are sales and other issuances of equity securities by the Company during the past three years that were not registered under the Section 5 of the Securities Act of 1933, as amended (the "Securities Act"). The share data presented below have been adjusted to give effect to the 1-for-2 reverse split to be effected prior to the closing of the Offering.

1997

    FUNDING FOR ELDORADO ACQUISITION. Approximately $94.8 million of cash was necessary to pay the cash consideration to holders of Eldorado Bancorp common stock and stock options and Eldorado Acquisition-related expenses incurred by the Company. Of that amount, $14.5 million was funded from Eldorado's excess capital through a dividend by Eldorado Bank and $80.3 million was raised through the Company's sale, effective June 6, 1997, of Common Stock, a Junior Subordinated Debenture (and, indirectly, Series A Capital Securities), Series B Preferred Stock and common stock warrants, as described below. The issuance of such securities was exempt from registration under the Securities Act by virtue of Regulation D thereunder and/or Section 4(2) thereof.

    COMMON STOCK. In conjunction with the Eldorado Acquisition financing, the Company issued 2,124,215 additional shares of Common Stock to various accredited investors for consideration, net of a 1% commitment fee, of $17,733,115. Of those shares, 715,919 were sold to persons who, at the time of issuance, were directors of the Company, affiliates of directors or nominees to become directors. See "Certain Transactions."

    DCG purchased 506,122 of those shares of Common Stock for aggregate consideration, net of a 1% commitment fee, of $4,419,793, of which $4.3 million initially was made in the form of a loan to the Company in December 1996 to fund an escrow account that would have been forfeited to Eldorado Bancorp if the Company were unable to consummate the Eldorado Acquisition financing. Peter H. Paulsen, then a director of the Company, loaned $200,000 to the Company on the same terms as DCG. That $4.5 million was converted to shares of Common Stock upon the consummation of the Eldorado Acquisition at a purchase price of $8.80 per share less the 1% commitment fee, and the interest on such loan was converted to Common Stock at a purchase price of $9.62 per share less the 1% commitment fee, which was the same price at which the remaining shares of Common Stock and the Special Common Stock were sold by the Company to fund the Eldorado Acquisition.

    The Company also sold a total of 2,412,859 shares of Common Stock to DCG, Madison Dearborn and Olympus at a gross purchase price of $9.62 per share, representing an aggregate payment, net of a 1% commitment fee, of $22,984,570. Neither Madison Dearborn nor Olympus is an affiliate of the other, and prior to their investment in the Company, neither was an affiliate of the Company or DCG. The Common Stock acquired by DCG, Madison Dearborn and Olympus had a liquidation preference if, in the case of a liquidation or a change in control of the Company, the distribution per share of Common Stock is less than $9.62, which liquidation preference will be eliminated prior to the closing of the Offering.

    SUBORDINATED DEBENTURE AND CAPITAL SECURITIES. CSBI Capital Trust I (the "Trust"), a special purpose trust formed by the Company, issued a total of 27,657 of its 11 3/4% Subordinated Capital Income Securities, Series A, $1,000 initial liquidation value per security (the "Capital Securities"), to DCG, Madison Dearborn and Olympus for an aggregate cash payment, net of a 1% commitment fee, of $27,386,368. The Trust in turn invested the proceeds of the Capital Securities in a Subordinated Debenture issued by the Company.

    SERIES B PREFERRED STOCK. The Company issued a total of 116,593 shares of 11% Series B Preferred Stock, $100 par value per share (the "Series B Preferred"), to DCG, Madison Dearborn and Olympus for an aggregate amount of $11,545,210, net of a 1% commitment fee.

    COMMON STOCK WARRANTS. In connection with the purchase of the Series B Preferred, each of Madison Dearborn, Olympus and DCG purchased a common stock warrant (collectively, the "Investor Warrants") that entitles the holder to purchase shares of Common Stock at an exercise price of $9.62 per share. An aggregate of 2,000,000 shares of Common Stock are subject to the Investor Warrants. The Investor Warrants expire on June 6, 2007. The aggregate purchase price of the Investor Warrants was $40,000.

    The Company also issued common stock warrants (collectively, the "Shattan Warrants") to The Shattan Group, LLC, which acted as the Company's placement agent for the sale of securities to Madison Dearborn and Olympus. The Shattan Warrants, which were issued as of June 6, 1997 and July 15, 1997, respectively, entitle the holders thereof to purchase an aggregate of 241,216 shares of Common Stock at an exercise price of $9.62 per share and expire on June 6, 2000 and July 15, 2002, respectively. The aggregate purchase price of the Shattan Warrants was $4,824.

    KELLER RESTRICTED STOCK. During the year ended December 31, 1997, the Company issued a total of 187,982 shares of Common Stock to Robert P. Keller, President and Chief Executive Officer of the Company, pursuant to the terms of the Mr. Keller's Employment Agreement with the Company. This issuance is in addition to 25,796 shares under the same agreement related to activity in 1996 and reflected in 1997. The Company issuance of those shares was exempt from registration under the Securities Act by virtue of Regulation D thereunder and/or Section 4(2) thereof.

1996

    As of March 27, 1996, DCG invested approximately $13.4 million in the Company's predecessor, SDN Bancorp, Inc. ("SDN") to fund SDN's acquisition of Liberty National Bank ("Liberty"). In exchange, SDN issued 1,696,202 shares of common stock at a price of $7.90 per share. In addition, SDN issued a total of 19,850 shares of common stock to accredited investors contemporaneously with the Liberty acquisition in exchange for cash or services at a price of $10.37 per share. The issuance of such securities was exempt from registration under the Securities Act by virtue of Regulation D thereunder and Section 4(2) thereof.

    As of August 28, 1996, DCG invested approximately $14.5 million in the Company's predecessor, SDN Bancorp, Inc. ("SDN"), to fund the Company's acquisition of Commerce Security Bank ("CSB"). In exchange for that investment, SDN issued 1,832,388 at a price per share of $7.90. The issuance of such shares was exempt from registration under the Securities Act by virtue of Regulation D thereunder or Section 4(2) thereof.

    As of September 1, 1996, the Company effected a reorganization with SDN and CSB pursuant to which holders of SDN common stock received for no additional consideration one share of Common Stock for each share of SDN common stock then outstanding and CSB shareholders received an aggregate of 771,846 shares of Common Stock. The issuance of such shares was exempt from registration under the Securities Act by virtue of Section 3(a)(10) thereof, as confirmed by a staff no-action letter dated July 12, 1996.

    Contemporaneously with the SDN and CSB reorganization, the Company is a total of 80,670 shares of Common Stock to accredited investors in exchange for cash or services rendered in connection with that reorganization. The price per share of Common Stock ranged from $7.90 to $10.25. The issuance of such shares was exempt from registration under the Securities Act by virtue of Regulation D thereunder or Section 4(2) thereof.

1995

    As of September 30, 1995, DCG invested $4.9 million in SDN. In exchange, SDN issued 420,870 shares of common stock at a price per share of $11.64 per share. SDN utilized the proceeds on such investment primarily to recapitalize its bank subsidiary, San Dieguito, to National Bank. The issuance of such securities was exempt from registration under the Securities Act by virtue of Regulation D thereunder or Section 4(2) thereof.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS

    (A) EXHIBITS.

                                                                                                               SEQUENTIAL
EXHIBIT                                              DESCRIPTION                                                PAGE NO.
---------  -----------------------------------------------------------------------------------------------  -----------------
       *1  Form of Underwriting Agreement
      3.1  Amended and Restated Certificate of Incorporation (incorporated by reference to the Company's
           Current Report on Form 8-K/A filed with the Commission on July 11, 1997)
      3.2  By-laws of the Company (incorporated by reference to the Company's September 30, 1996 Quarterly
           Report on Form 10-Q)
     *4.1  Form of Specimen Stock Certificate
       *5  Opinion of Nutter, McClennen & Fish, LLP
     10.1  1997 Stock Option Plan (incorporated by reference to the Company's Registration Statement on
           Form S-8 (File no. 333-50835))
     10.2  Amended and Restated Declaration of Trust of CSBI Capital Trust I (incorporated by reference to the Company's Current Report on Form 8-K/A filed with the Commission on July 11, 1997)
     10.3  Indenture between the Company and Wilmington Trust Company, dated as of July 15, 1997
           (incorporated by reference to the Company's Current Report on Form 8-K filed with the
           Commission on August 7, 1997)
     10.4  Form of Junior Subordinated Debenture (incorporated by reference to the Company's Registration
           Statement on Form S-4 (File no. 333-51179))
     10.5  Form of Series A Capital Securities Guarantee (incorporated by reference to the Company's
           Registration Statement on Form S-4 (File no. 333-51179))
     10.6  Form of Subordinated Capital Income Security, Series A (incorporated by reference to the
           Company's Registration Statement on Form S-4 (File no. 333-51179))
     10.7  Employment Agreement by and between the Company and Robert P. Keller (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the Quarter Ended September 30, 1996)
    *10.8  Employment Agreement by and between the Bank and Cathy C. Clampitt
    *10.9  Employment Agreement by and between the Bank and Larry Johnes
   *10.10  Employment Agreement by and between the Bank and Richard Korsgaard
   *10.11  Employment Agreement by and between the Bank and William Rast
   *10.12  Form of Severance Agreement between the Company and certain executive officers
   *10.13  Warrant Agreement by and between the Company and Madison Dearborn
   *10.14  Warrant Agreement by and between the Company and Olympus

                                                                                                               SEQUENTIAL
EXHIBIT                                              DESCRIPTION                                                PAGE NO.
---------  -----------------------------------------------------------------------------------------------  -----------------
      *21  Subsidiaries of the Registrant
    +23.1  Consent of PricewaterhouseCoopers LLP
    *23.2  Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5)
      *24  Power of Attorney (contained in the signature page to this Registration Statement)
      *27  Financial Data Schedule

------------------------

*   To be filed by amendment.

+   Filed herewith.

    (B) FINANCIAL STATEMENT SCHEDULES

    None

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A under the Securities Act and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Hills, State of California, on the 14th day of August 1998.

                                COMMERCE SECURITY BANCORP, INC.

                                BY:             /S/ ROBERT P. KELLER
                                     -----------------------------------------
                                                  Robert P. Keller
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints Robert P. Keller and Michael K. Krebs, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-1 of the registrant, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

     /s/ ROBERT P. KELLER       President, Chief Executive
------------------------------    Officer and Director         August 14, 1998
       Robert P. Keller

  /s/ CURT A. CHRISTIANSSEN     Senior Vice President and
------------------------------    Chief Accounting Officer     August 14, 1998
    Curt A. Christianssen

      /s/ ERNEST J. BOCH        Director
------------------------------                                 August 14, 1998
        Ernest J. Boch

     /s/ JAMES A. CONROY        Director
------------------------------                                 August 14, 1998
       James A. Conroy

                                Director
------------------------------
        Edward A. Fox

     /s/ CHARLES E. HUGEL       Director
------------------------------                                 August 14, 1998
       Charles E. Hugel

   /s/ MITCHELL A. JOHNSON      Director
------------------------------                                 August 14, 1998
     Mitchell A. Johnson

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

      /s/ K. THOMAS KEMP        Director
------------------------------                                 August 14, 1998
        K. Thomas Kemp

                                Director
------------------------------
      Jefferson W. Kirby

                                Director
------------------------------
       John B. Pettway

     /s/ HENRY T. WILSON        Director
------------------------------                                 August 14, 1998
       Henry T. Wilson

       /s/ PAUL R. WOOD         Director
------------------------------                                 August 14, 1998
         Paul R. Wood

                                 EXHIBIT INDEX

                                                                                                               SEQUENTIAL
EXHIBIT                                              DESCRIPTION                                                PAGE NO.
---------  -----------------------------------------------------------------------------------------------  -----------------
       *1  Form of Underwriting Agreement
      3.1  Amended and Restated Certificate of Incorporation (incorporated by reference to the Company's
           Current Report on Form 8-K/A filed with the Commission on July 11, 1997)
      3.2  By-laws of the Company (incorporated by reference to the Company's September 30, 1996 Quarterly
           Report on Form 10-Q)
     *4.1  Form of Specimen Stock Certificate
       *5  Opinion of Nutter, McClennen & Fish, LLP
     10.1  1997 Stock Option Plan (incorporated by reference to the Company's Registration Statement on
           Form S-8 (File no. 333-50835))
     10.2  Amended and Restated Declaration of Trust of CSBI Capital Trust I (incorporated by reference to the Company's Current Report on Form 8-K/A filed with the Commission on July 11, 1997)
     10.3  Indenture between the Company and Wilmington Trust Company, dated as of July 15, 1997
           (incorporated by reference to the Company's Current Report on Form 8-K filed with the
           Commission on August 7, 1997)
     10.4  Form of Junior Subordinated Debenture (incorporated by reference to the Company's Registration
           Statement on Form S-4 (File no. 333-51179))
     10.5  Form of Series A Capital Securities Guarantee (incorporated by reference to the Company's
           Registration Statement on Form S-4 (File no. 333-51179))
     10.6  Form of Subordinated Capital Income Security, Series A (incorporated by reference to the
           Company's Registration Statement on Form S-4 (File no. 333-51179))
     10.7  Employment Agreement by and between the Company and Robert P. Keller (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the Quarter Ended September 30, 1996)
    *10.8  Employment Agreement by and between the Bank and Cathy C. Clampitt
    *10.9  Employment Agreement by and between the Bank and Larry Johnes
   *10.10  Employment Agreement by and between the Bank and Richard Korsgaard
   *10.11  Employment Agreement by and between the Bank and William Rast
   *10.12  Form of Severance Agreement between the Company and certain executive officers
   *10.13  Warrant Agreement by and between the Company and Madison Dearborn
   *10.14  Warrant Agreement by and between the Company and Olympus
      *21  Subsidiaries of the Registrant
    +23.1  Consent of PricewaterhouseCoopers LLP
    *23.2  Consent of Nutter, McClennen & Fish, LLP (contained in Exhibit 5)
      *24  Power of Attorney (contained in the signature page to this Registration Statement)
      *27  Financial Data Schedule

------------------------

*   To be filed by amendment.

+   Filed herewith.